 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-227266
PROSPECTUS
(Proposed Holding Company for Rhinebeck Bank)
Up to 4,162,883 Shares of Common Stock
(Subject to increase to up to 4,787,315 Shares)
Rhinebeck Bancorp, Inc., a Maryland corporation, is offering up to 4,162,883 shares of its common stock for sale at $10.00 per share on a best efforts basis as part of the reorganization of Rhinebeck Bank, a New York-chartered savings bank, and Rhinebeck Bancorp, MHC, a New York-chartered mutual holding company, into a “two-tier” mutual holding company structure. In connection with the sale of our common stock, we intend to establish a charitable foundation and contribute 2% of the outstanding shares of common stock of Rhinebeck Bancorp, Inc. to the foundation, plus $200,000 in cash. Rhinebeck Bancorp, Inc. has never offered common stock for sale to the public and, as a result, currently there is no trading market for our common stock. We expect to list our common stock on the Nasdaq Capital Market under the symbol “RBKB.” We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.
The shares of common stock being offered, including shares being issued to the charitable foundation, represent 45% of our shares of common stock that will be outstanding upon completion of the stock offering. After the stock offering, 55% of our outstanding shares of common stock will be owned by our mutual holding company parent, Rhinebeck Bancorp, MHC. These percentages will not be affected by the number of shares we sell in the stock offering. We must sell a minimum of 3,076,913 shares to complete the stock offering, and we will terminate the stock offering if we do not sell the minimum number of shares. We may sell up to 4,787,315 shares because of changes in market conditions without resoliciting subscribers.
The shares of common stock are first being offered in a subscription offering to eligible depositors of Rhinebeck Bank and to Rhinebeck Bank’s tax-qualified employee benefit plans. Shares not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to residents of the communities served by Rhinebeck Bank. Any shares of common stock not purchased in the subscription or community offerings may be offered for sale to the public in a syndicated offering through a syndicate of broker-dealers or in a separate firm commitment offering. The syndicated offering or the firm commitment offering may begin before the subscription and community offerings (including any extensions) have ended. However, shares purchased in the subscription offering or the community offering will not be issued until the completion of any syndicated offering or firm commitment offering. The subscription, community, syndicated community and firm commitment offerings are collectively referred to as the “offering.”
The minimum order is 25 shares of common stock. Generally, no individual may purchase more than 15,000 shares of common stock, and no individual or other person, along with their associates and those with whom they are acting in concert, may purchase more than 25,000 shares of common stock. The subscription and community offerings are expected to expire at 5:00 p.m., Eastern Time, on December 13, 2018. We may extend this expiration time and date, without notice to you, until January 28, 2019. Once submitted, stock orders are irrevocable unless the subscription and community offerings are terminated or extended, with regulatory approval, beyond January 28, 2019, or the number of shares of common stock offered for sale is increased to more than 4,787,315 shares or decreased to less than 3,076,913 shares. If the subscription and community offerings are extended beyond January 28, 2019, we will notify all subscribers and give them an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest or cancel your deposit account withdrawal authorization. If the number of shares to be sold in the offering is increased to more than 4,787,315 shares or decreased to less than 3,076,913 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest. Funds received in the subscription and the community offerings will be held in a segregated account at Rhinebeck Bank and will earn interest at 0.25% per annum until completion or termination of the offering.
Sandler O’Neill & Partners, L.P. is assisting us in selling the shares on a best efforts basis in the subscription and community offerings, and will serve as sole manager for any syndicated community offering or firm commitment offering. Sandler O’Neill & Partners, L.P. is not required to purchase any shares of common stock that are sold in the subscription offering, community offering or syndicated community offering.
OFFERING SUMMARY
Price: $10.00 per Share
	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	3,076,913	3,619,898	4,162,883	4,787,315
Gross offering proceeds	$30,769,130	$36,198,980	$41,628,830	$47,873,150
Estimated offering expenses, excluding selling agent fees and expenses	$1,196,650	$1,196,650	$1,196,650	$1,196,650
Selling agent fees and expenses(1)	$411,361	$460,710	$510,058	$566,809
Estimated net proceeds	$29,161,119	$34,541,620	$39,922,122	$46,109,691
Estimated net proceeds per share	$9.48	$9.54	$9.59	$9.63

(1)
Assumes all shares are sold in the subscription and community offerings and includes reimbursement of selling agent’s expenses. See “Pro Forma Data” and “The Reorganization and Offering — Plan of Distribution; Selling Agent and Underwriting Compensation” for information regarding compensation to be received by Sandler O’Neill & Partners, L.P. in the subscription and community offerings and the compensation to be received by Sandler O’Neill & Partners, L.P. and other participating broker-dealers in the syndicated offering or firm commitment offering. If all shares are sold in the syndicated offering or firm commitment offering, excluding those purchased by our insiders and by our employee stock ownership plan, for which no selling agent fee will be paid, the selling agent fees and expenses would be approximately $1.5 million, $1.7 million, $2.0 million and $2.2 million at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively.

This investment involves a degree of risk, including the possible loss of principal.
See “Risk Factors” beginning on page 16.
Shares of our common stock are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other government agency. Neither the Securities and Exchange Commission, the New York State Department of Financial Services, the Board of Governors of the Federal Reserve System, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
For assistance, please contact the Stock Information Center at (845) 763-4733.
The date of this prospectus is November 9, 2018.

Rhinebeck Bank

▲ **CORPORATE OFFICE**
2 Jefferson Plaza
Poughkeepsie, NY

● **Branch Locations**

Rhinebeck Branch
6414 Montgomery Street
Rhinebeck, NY

Hyde Park Branch
1075 Violet Avenue
Hyde Park, NY

Red Hook Branch
7350 South Broadway
Red Hook, NY

South Road Branch
1898 South Road
Poughkeepsie, NY

Arlington Branch
708 Dutchess Turnpike
Poughkeepsie, NY

Mid Hudson Center Branch
3432 North Road
Poughkeepsie, NY

Kingston Branch
27 Main Street
Kingston, NY

East Fishkill Branch
2523 Route 52
Hopewell Junction, NY

Beacon Area Branch
1476 Route 9D
Wappingers Falls, NY

Fishkill Branch
1022 Main Street
Fishkill, NY

Goshen Branch
252 Main Street
Goshen, NY

■ **Representative Offices**

Montgomery
2134 State Route 208
Montgomery NY

Albany
200 Great Oaks Boulevard
Suite 226
Albany, NY

NEW YORK
Albany
Albany
Greene
Columbia
Ulster
Dutchess
Sullivan
Orange
Putnam
Westchester
Rockland
Hudson River
Red Hook
Kingston
Rhinebeck
Hyde Park
Poughkeepsie
Wappingers Falls
Hopewell Junction
Fishkill
Montgomery
Goshen
88
20
20
90
9W
9
44
87
209
84
84
9W
87
NEW YORK

i

SUMMARY
The following summary provides material information about the contents of this prospectus, but it may not contain all of the information that is important to you. Before making an investment decision, you should read carefully this entire document, including the consolidated financial statements and the notes thereto that appear starting on page F-1 of this prospectus and the section entitled “Risk Factors.” The terms “we,” “our,” and “us” refer to Rhinebeck Bancorp, MHC, Rhinebeck Bancorp, Inc. and Rhinebeck Bank, unless the context indicates another meaning.
Rhinebeck Bancorp, MHC
Rhinebeck Bancorp, MHC was established in October 2004 as a New York-chartered mutual holding company in connection with the reorganization of Rhinebeck Bank’s mutual savings bank predecessor into the mutual holding company form of organization. Rhinebeck Bancorp, MHC is a mutual organization and therefore has no stockholders. To date, Rhinebeck Bancorp, MHC has not engaged in any business activity other than the ownership of the common stock of Rhinebeck Bank and servicing its obligations on its outstanding subordinated debentures. See “Business of Rhinebeck Bank — Subsidiaries.” Following the completion of the reorganization of Rhinebeck Bank into the “two-tier” mutual holding company structure, Rhinebeck Bancorp, MHC will own a majority of the common stock of Rhinebeck Bancorp, Inc. Rhinebeck Bancorp, MHC is regulated by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the New York State Department of Financial Services (the “NYSDFS”).
Rhinebeck Bancorp, Inc.
Rhinebeck Bancorp, Inc., a Maryland corporation, was incorporated in August 2018. The offering of common stock by means of this prospectus is being made by Rhinebeck Bancorp, Inc. in connection with the reorganization of Rhinebeck Bank and Rhinebeck Bancorp, MHC into the “two-tier” mutual holding company form of organization. Upon completion of the reorganization, Rhinebeck Bancorp, Inc. will become the bank holding company for Rhinebeck Bank by owning all the outstanding shares of capital stock of Rhinebeck Bank, and will be regulated by the Federal Reserve Board and the NYSDFS. To date, Rhinebeck Bancorp, Inc. has engaged in organizational activities only. Following the reorganization and offering, Rhinebeck Bancorp, Inc.’s primary business activity will be to own all the outstanding shares of capital stock of Rhinebeck Bank.
Rhinebeck Bank
Rhinebeck Bank is a New York-chartered stock savings bank that was organized in 1860. Rhinebeck Bank reorganized into the mutual holding company form of organization in 2004 by becoming a wholly-owned subsidiary of Rhinebeck Bancorp, MHC and converting to a stock savings bank as part of the reorganization. Rhinebeck Bank conducts business from its executive offices in Poughkeepsie, New York, 11 retail banking offices located in Dutchess, Orange and Ulster Counites, New York and one representative office in each of Albany and Orange Counties, New York. Our primary business activity is accepting deposits from the general public and using those funds, primarily to originate indirect automobile loans (automobile loans referred to us by automobile dealerships), commercial real estate loans (which includes multi-family real estate loans and commercial construction loans), commercial business loans and one- to four-family residential real estate loans, and to purchase investment securities. We are subject to regulation and examination by the NYSDFS and by the Federal Deposit Insurance Corporation.
Rhinebeck Asset Management, a division of Rhinebeck Bank, offers access to brokerage and financial planning services and life insurance and investment products to individuals and businesses throughout Rhinebeck Bank’s market area.
At June 30, 2018, we had consolidated total assets of  $789.9 million, total deposits of  $666.1 million and stockholder’s equity of  $55.6 million. Our executive offices are located at 2 Jefferson Plaza, Poughkeepsie, New York 12601. Our website address is www.rhinebeckbank.com. Information on our website is not and should not be considered a part of this prospectus.
Our Reorganization into a “Two-Tier” Mutual Holding Company and the Stock Offering
We do not have stockholders in our current mutual form of ownership. Our depositors have the right to vote on certain matters pertaining to Rhinebeck Bancorp, MHC, such as the establishment and formation of a charitable foundation or any future conversion of Rhinebeck Bancorp, MHC from mutual to stock form. The reorganization will be conducted pursuant to a plan of reorganization and minority stock issuance, which we refer to as the

“plan of reorganization.” Following the reorganization, Rhinebeck Bank will become a wholly-owned subsidiary of Rhinebeck Bancorp, Inc., and Rhinebeck Bancorp, Inc. will be a majority-owned subsidiary of Rhinebeck Bancorp, MHC. After the reorganization, our depositors will continue to have the same voting rights in Rhinebeck Bancorp, MHC as they had before the reorganization.
In connection with the reorganization, we are offering for sale shares of common stock of Rhinebeck Bancorp, Inc. at a price of  $10.00 per share. See “— Terms of the Offering.”
The primary reason for our decision to reorganize into the “two-tier” mutual holding company form of organization and offer our shares of common stock for sale in the offering is to establish an organizational structure that will enable us to:
•
increase our capital to support future growth and profitability;

•
compete more effectively in the financial services marketplace;

•
expand our banking franchise organically through de novo branching or establishing loan production offices, or through acquisitions of other financial institutions, branch offices, or other financial service businesses; and

•
preserve Rhinebeck Bank’s mutual form of ownership and our ability to remain an independent community savings bank.

The reorganization and the capital raised in the offering are expected to provide an additional cushion against unforeseen risks, and grow our asset and deposit base. The reorganization and offering also will allow us to establish stock benefit plans for management and other employees that we believe will assist us in attracting and retaining qualified personnel.
Unlike a standard mutual-to-stock conversion transaction in which all the common stock of the holding company of the converting savings bank is sold to the public, only a minority interest in the value of the mutual savings institution is sold to the public in a mutual holding company minority stock offering. Federal law and regulations require that a majority of the outstanding common stock of Rhinebeck Bancorp, Inc. must be held by our mutual holding company. Consequently, the shares that we are permitted to sell in the offering represent a minority of the shares of Rhinebeck Bancorp, Inc. that will be outstanding when the offering is completed. As a result, a mutual holding company offering raises less than half the capital that would be raised in a standard conversion offering. Based on these restrictions and an evaluation of our capital needs, our board of directors has decided that 43% of our outstanding shares of common stock will be offered for sale in the offering, 2% of our outstanding shares will be issued to the charitable foundation, and 55% of our shares will be retained by Rhinebeck Bancorp, MHC. Our board of directors has determined that offering 43% of our outstanding shares of common stock for sale in the offering will enable management to effectively invest the capital raised in the offering. See “— Possible Conversion of Rhinebeck Bancorp, MHC to Stock Form.”
The following diagram illustrates our current pre-reorganization organizational structure:

The following diagram illustrates our proposed post-reorganization organizational structure:
Business Strategy
Based on an extensive review of the current opportunities in our primary market area as well as our resources and capabilities, we are pursuing the following business strategies:
•
Continue to grow our indirect automobile loan portfolio.   We originate automobile loans through an active network of approximately 112 automobile dealerships (78 in the Hudson Valley region and 34 in Albany, New York). Our indirect automobile loan portfolio totaled $250.2 million, or 40.3% of our total loan portfolio and 31.7% of total assets at June 30, 2018, as compared to $201.1 million, or 41.4% of our total loan portfolio, at December 31, 2014. In addition, our direct automobile portfolio totaled $8.6 million at June 30, 2018. In March 2018, we hired a team of lenders operating in Albany, New York that focuses on indirect automobile lending. We plan to continue to grow our indirect automobile loan portfolio by increasing loan originations and by further expanding our presence in the Albany, New York area; however, our current policy limits our automobile loan portfolio to 45% of total assets.

•
Focus on commercial real estate, multi-family real estate and commercial business lending.    We believe that commercial real estate, commercial business and multi-family real estate lending offer opportunities to invest in our community, while increasing the overall yield earned on our loan portfolio and assisting in managing interest rate risk. We intend to continue to increase our originations of these types of loans in our primary market area and may consider hiring additional lenders as well as originating loans secured by properties located in areas that are contiguous to our current market area. We also occasionally participate in commercial real estate loans originated in areas in which we do not have a market presence.

•
Increase core deposits, including demand deposits.    Deposits are our primary source of funds for lending and investment. We intend to focus on expanding our core deposits (which we define as all deposits except for certificates of deposit), particularly non-interest-bearing demand deposits, because they are the lowest cost funds and are less sensitive to withdrawal when interest rates fluctuate. Core deposits represented 77.2% of our total deposits at June 30, 2018 compared to 73.0% at December 31, 2015. Going forward, we will focus on increasing our core deposits by increasing our commercial lending activities and enhancing our relationships with our retail customers. We also plan to focus on increasing our market share in Orange County, New York and are considering establishing up to three additional branches in Orange County over the next three years in furtherance of this goal.

•
Continue expense control.    Management continues to focus on controlling our level of non-interest expense and identifying cost savings opportunities, such as monitoring our employee needs, renegotiating key third-party contracts and reducing other operating expenses. Our non-interest expense was $12.8 million, $25.1 million, $24.3 million and $27.5 million for the six months ended June 30, 2018 and the years ended December 31, 2017, 2016 and 2015, respectively.

•
Manage credit risk to maintain a low level of non-performing assets.    We believe that strong asset quality is a key to long-term financial success. Our strategy for credit risk management focuses on an experienced team of credit professionals, well-defined and implemented credit policies and procedures, conservative loan underwriting criteria and active credit monitoring. Our ratio of non-performing assets to total assets was 1.49% at June 30, 2018, which decreased from 2.51% at December 31, 2014.

•
Grow our balance sheet.    Given our attractive market area, we believe we are well-positioned to increase our assets without a proportional increase in overhead expense or operating risk. We believe there is a large customer base in our market that prefers doing business with local institutions and may be dissatisfied with the service they receive from larger regional banks. By providing our customers with quality service, coupled with the underlying characteristics of the counties in which we operate, we expect to continue our strong organic growth. Accordingly, we intend to increase, on a prudent basis, our assets and liabilities, particularly loans and deposits.

Terms of the Offering
We are offering between 3,076,913 and 4,162,883 shares of common stock in a subscription offering to eligible depositors of Rhinebeck Bank and to our tax-qualified employee benefit plans, and, to the extent shares remain available, to the general public in a community offering. If necessary, we will also offer shares to the general public in a syndicated community offering or firm commitment offering. The number of shares of common stock to be sold may be increased to up to 4,787,315 shares as a result of demand for the shares of common stock in the offering or changes in market conditions. Unless the number of shares of common stock to be offered is increased to more than 4,787,315 shares or decreased to fewer than 3,076,913 shares, or the subscription and community offerings are extended beyond January 28, 2019, subscribers will not have the opportunity to change or cancel their stock orders once submitted. If the subscription and community offerings are extended past January 28, 2019, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, your order will be canceled and we will promptly return your funds with interest at 0.25% per annum or cancel your deposit account withdrawal authorization. If the number of shares to be sold is increased to more than 4,787,315 shares or decreased to less than 3,076,913 shares, all subscribers’ stock orders will be canceled, all withdrawal authorizations will be canceled and funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest at the same rate. We will then resolicit subscribers, giving them an opportunity to place new orders for a period of time. No shares purchased in the subscription offering and community offering will be issued until the completion of any syndicated community offering or firm commitment offering.
The purchase price of each share of common stock offered for sale in the offering is $10.00. All investors will pay the same purchase price per share, regardless of whether the shares are purchased in the subscription offering, the community offering, the syndicated community offering or the firm commitment offering. Investors will not be charged a commission to purchase shares of common stock in the offering. Sandler O’Neill & Partners, L.P., our marketing agent in the subscription and community offerings, will use its best efforts to assist us in selling shares of our common stock in the subscription and community offerings but is not obligated to purchase any shares of common stock in the subscription and community offerings.
How We Determined the Offering Range and the $10.00 per Share Offering Price
The amount of common stock we are offering for sale is based on an independent appraisal of the estimated market value of Rhinebeck Bancorp, Inc., assuming the offering has been completed, the charitable foundation has been established and shares of common stock and cash have been contributed to the charitable foundation. RP Financial, LC. (“RP Financial”), our independent appraiser, has estimated that, as of August 3, 2018 and as updated as of October 26, 2018, assuming we were undertaking the offering, this market value, including the shares to be issued to the charitable foundation and Rhinebeck Bancorp, MHC, was $84.2 million. Based on applicable regulations, this market value forms the midpoint of a valuation range with a minimum of  $71.6 million and a maximum of  $96.8 million.
Based on this valuation range and assuming 43% of the shares of Rhinebeck Bancorp, Inc. common stock is being offered for sale in the offering at $10.00 per share, 2% of our outstanding shares is issued to the charitable foundation, and 55% of the shares is retained by Rhinebeck Bancorp, MHC, Rhinebeck Bancorp, Inc. is offering for sale 3,076,913 shares at the minimum of the offering range, 3,619,898 shares at the midpoint of the offering range, and 4,162,883 shares at the maximum of the offering range. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual holding company and standard stock conversion offerings by savings banks. If demand for shares or market conditions warrant, the appraisal can be increased by up to 15%, which would result in an appraised value of $111.3 million, and we may sell up to 4,787,315 shares of common stock in the offering.
RP Financial advised the board of directors that the appraisal was prepared in conformance with the regulatory appraisal methodology, which requires a valuation based on an analysis of the trading prices of comparable public companies whose stock has traded for at least one year prior to the valuation date. RP Financial selected a group of ten comparable public companies for this analysis.
RP Financial considered adjustments to the pro forma market value based on a comparison of Rhinebeck Bancorp, Inc. with the peer group set forth below. RP Financial advised the board of directors that the valuation analysis took into consideration that relative to the peer group slight downward adjustments were applied for: (1) profitability growth and viability of earnings; (2) primary market area; (3) dividends; and (4) liquidity of the shares. RP Financial made no adjustments for: (1) financial condition; (2) asset growth; (3) marketing of the issue; (4) management; and (5) effect of government regulations and regulatory reform.
The appraisal is based in part on Rhinebeck Bank’s financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of ten publicly-traded bank holding companies and savings and loan holding companies that RP Financial considers comparable to Rhinebeck Bancorp, Inc. The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market.
Company Name	Ticker Symbol	Headquarters	Total Assets at June 30, 2018
			(In millions)
Elmira Savings Bank	ESBK	Elmira, NY	$563
ESSA Bancorp, Inc.	ESSA	Stroudsburg, PA	$1,827
MSB Financial Corp.	MSBF	Millington, NJ	$601
PB Bancorp, Inc.	PBBI	Putnam, CT	$530(1)
PCSB Financial Corporation	PCSB	Yorktown Heights, NY	$1,480
Prudential Bancorp, Inc.	PBIP	Philadelphia, PA	$1,029
Severn Bancorp, Inc.	SVBI	Annapolis, MD	$821
SI Financial Group, Inc.	SIFI	Willimantic, CT	$1,596
Standard AVB Financial Corp.	STND	Monroeville, PA	$983
Wellesley Bancorp, Inc.	WEBK	Wellesley, MA	$830

(1)
As of March 31, 2018

The characteristics of publicly-traded shares of a mutual holding company differ from those of publicly-traded shares of fully converted companies (those in which all shares are held by public stockholders) in several ways, including that: (1) publicly-traded shares of a mutual holding company subsidiary tend to have less liquidity because they represent less than 50% of the outstanding shares of the company; (2) the holders of publicly-traded shares of a mutual holding company subsidiary cannot exercise voting control; (3) publicly-traded shares of a mutual holding company subsidiary are affected by the possibility of a second-step transaction; and (4) the publicly-traded shares of a mutual holding company subsidiary are adversely affected by regulatory restrictions on the ability of the mutual holding company to waive the receipt of dividends declared by its subsidiary, thereby precluding or limiting the subsidiary’s ability to pay dividends to public stockholders. To account for the unique characteristics of publicly-traded shares of a mutual holding company, RP Financial includes in its appraisal the pricing ratios of Rhinebeck Bancorp, Inc. on both a non-fully converted basis and a fully converted basis and compares each to the pricing ratios of the peer group. The decision to also provide Rhinebeck Bancorp, Inc.’s pricing ratios on a fully converted basis is meant to: (1) facilitate the comparison of the peer group, which consists of fully converted companies, to Rhinebeck Bancorp, Inc.; and (2) establish the pro forma market value range of 100% of the shares of Rhinebeck Bancorp, Inc., which forms the basis for determining the offering range. Tables presenting select pricing ratios of Rhinebeck Bancorp, Inc. on both a non-fully converted basis and a fully converted basis and comparing such ratios to similar ratios for the peer group follow.

The following table presents a summary of selected pricing ratios for the peer group companies on a fully converted basis and for Rhinebeck Bancorp, Inc. on a non-fully converted basis (i.e., the table assumes that 43% of our outstanding shares of common stock is sold in the offering, as opposed to 100% of our outstanding shares of common stock). These figures are from the RP Financial appraisal report. Compared to the average pricing ratios of the peer group, and based upon the information in the following table, our pro forma pricing ratios at the midpoint of the offering range indicated a premium of 103.7% on a non-fully converted price-to-earnings basis, a discount of 14.5% on a non-fully converted price-to-book value basis, and a discount of 19.9% on a non-fully converted price-to-tangible book value basis.
	Non-Fully Converted Pro Forma Price-to-Earnings Multiple	Non-Fully Converted Pro Forma Price-to-Book Value Ratio	Non-Fully Converted Pro Forma Price-to-Tangible Book Value Ratio
Rhinebeck Bancorp, Inc.
Adjusted Maximum	57.96x	114.81%	116.96%
Maximum	50.50	105.82	107.76
Midpoint	43.98	96.99	98.91
Minimum	37.44	87.18	88.97
	Fully Converted Pro Forma Price-to-Earnings Multiple(1)	Fully Converted Pro Forma Price-to-Book Value Ratio(1)	Fully Converted Pro Forma Price-to-Tangible Book Value Ratio(1)
Valuation of peer group companies as of October 26, 2018
Averages	21.59x	113.41%	123.56%
Medians	23.25	112.70	119.38

(1)
Information for the peer group companies is based upon actual earnings for the twelve months ended September 30, 2018 (or for the latest available date) and information for Rhinebeck Bancorp, Inc. is based upon actual earnings for the twelve months ended September 30, 2018. These ratios are different from the ratios in “Pro Forma Data.”

The following table presents a summary of selected pricing ratios for the peer group companies, and the resulting pricing ratios for Rhinebeck Bancorp, Inc. on a fully converted equivalent basis. Compared to the average fully converted pricing ratios of the peer group, Rhinebeck Bancorp, Inc.’s pro forma fully converted pricing ratios at the midpoint of the offering range indicated a premium of 84.0% on a fully converted price-to-earnings basis, a discount of 41.8% on a fully converted price-to-book value basis and a discount of 45.9% on a fully converted price-to-tangible book value basis.
	Fully Converted Pro Forma Price-to-Earnings Multiple(1)	Fully Converted Pro Forma Price-to-Book Value Ratio(1)	Fully Converted Pro Forma Price-to-Tangible Book Value Ratio(1)
Rhinebeck Bancorp, Inc.
Adjusted Maximum	51.01x	73.96%	74.85%
Maximum	45.05	70.03	70.87
Midpoint	39.72	65.96	66.84
Minimum	34.24	61.12	62.03
Valuation of peer group companies as of October 26, 2018
Averages	21.59x	113.41%	123.56%
Medians	23.25	112.70	119.38

(1)
Information for the peer group companies is based upon actual earnings for the twelve months ended September 30, 2018 (or for the latest available date) and information for Rhinebeck Bancorp, Inc. is based upon actual earnings for the twelve months ended September 30, 2018. These ratios are different from the ratios in “Pro Forma Data.”

The fully converted pro forma calculations for Rhinebeck Bancorp, Inc. are based on the following assumptions:
•
A number of shares equal to 8% of the shares sold in a full conversion and contributed to the charitable foundation are purchased by the employee stock ownership plan, with the expense to be amortized over 20 years;

•
A number of restricted stock awards equal to 4% of the shares sold in the offering and contributed to the charitable foundation are purchased by a stock-based benefit plan, with the expense to be amortized over five years; and

•
A number of options equal to 10% of the shares sold in a full conversion and contributed to the charitable foundation, are granted under a stock-based benefit plan, with option expense of  $2.98 per option amortized over five years.

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the offering the shares of our common stock will trade at or above the $10.00 per share price. Furthermore, RP Financial used the pricing ratios presented in the appraisal to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.
For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Reorganization and Offering — Stock Pricing and Number of Shares to be Issued.”
How We Intend to Use the Proceeds from the Offering
We intend to invest at least 60% of the net proceeds from the offering in Rhinebeck Bank, fund the loan to our employee stock ownership plan to finance its purchase of shares of common stock in the offering, contribute $200,000 to the charitable foundation and retain the remainder of the net proceeds in Rhinebeck Bancorp, Inc.
Assuming we sell 3,619,898 shares of common stock in the offering at the midpoint of the offering range, resulting in estimated net proceeds of  $34.5 million, we intend to invest $20.7 million in Rhinebeck Bank, lend $3.3 million to our employee stock ownership plan to fund its purchase of shares of common stock, use $200,000 of the net proceeds to fund the cash contribution to the charitable foundation, and retain the remaining $10.3 million of the net proceeds in Rhinebeck Bancorp, Inc. Assuming we sell 4,787,315 shares of common stock in the offering at the adjusted maximum of the offering range, resulting in estimated net proceeds of  $46.1 million, we intend to invest $27.7 million in Rhinebeck Bank, lend $4.4 million to our employee stock ownership plan to fund its purchase of shares of common stock, use $200,000 of the net proceeds to fund the cash contribution to the charitable foundation and retain the remaining $13.9 million of the net proceeds in Rhinebeck Bancorp, Inc.
Rhinebeck Bancorp, Inc. may use the funds it retains for investment, to invest in securities, to repurchase shares of common stock when permitted under applicable laws and regulations, to acquire other financial institutions or financial services companies, or for other general corporate purposes. Rhinebeck Bank may use the proceeds it receives to support increased lending and investment, to expand its retail banking franchise by establishing or acquiring new branches or to acquire other financial institutions or financial services companies or for other corporate purposes. We do not currently have any agreement or understanding regarding any acquisition transaction.
See “How We Intend to Use the Proceeds from the Offering” for more information on the proposed use of the proceeds from the offering.
Persons Who May Order Shares of Common Stock in the Offering
We are offering the shares of common stock in a subscription offering in the following descending order of priority:
1.
To depositors with deposit account(s) at Rhinebeck Bank with aggregate balances of at least $100.00 at the close of business on December 31, 2016.

2.
To our tax-qualified employee benefit plans (including Rhinebeck Bank’s employee stock ownership plan and its 401(k) plan), which may subscribe for, in the aggregate, up to 4.90% of the outstanding shares of common stock of Rhinebeck Bancorp, Inc. at the completion of the offering, including shares issued to Rhinebeck Bancorp,

MHC and contributed to the charitable foundation. We expect our employee stock ownership plan to purchase 3.92% of the outstanding shares of common stock of Rhinebeck Bancorp, Inc. at the completion of the offering, including shares issued to Rhinebeck Bancorp, MHC and contributed to the charitable foundation.
3.
To depositors (other than officers, trustees and directors of Rhinebeck Bancorp, MHC and Rhinebeck Bank) with deposit account(s) at Rhinebeck Bank with aggregate balances of at least $100.00 at the close of business on September 30, 2018, who are not eligible in the first priority.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given first to natural persons residing in Columbia, Dutchess, Orange and Ulster Counties in New York. The community offering may begin concurrently with, during or promptly after the subscription offering. We also may offer for sale shares of common stock not purchased in the subscription offering and the community offering through a syndicated community offering or a firm commitment offering. Sandler O’Neill & Partners, L.P. will act as sole manager for the syndicated community offering or firm commitment offering. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering, and our interpretation of the terms and conditions of the plan of reorganization will be final. Any determination to accept or reject stock orders in the community offering or syndicated community offering will be based on the facts and circumstances then available to us.
If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. See “The Reorganization and Offering” for a detailed description of the subscription offering, the community offering, the syndicated community offering and the firm commitment offering, as well as a discussion regarding allocation procedures.
Limits on How Much Common Stock You May Purchase
The minimum number of shares of common stock that may be purchased is 25 shares.
Generally, no individual may purchase more than 15,000 shares ($150,000) of common stock. If any of the following persons purchase shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 25,000 shares ($250,000) of common stock:
•
most companies, trusts or other entities in which you are a senior officer, partner, trustee or have a substantial beneficial interest;

•
your spouse or any relative of you or your spouse living in your house or who is a director, trustee, or officer of Rhinebeck Bancorp, Inc., Rhinebeck Bancorp, MHC or Rhinebeck Bank; or

•
other persons who may be your associates or persons acting in concert with you.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to the overall purchase limitation of 25,000 shares ($250,000).
Subject to regulatory approval, we may increase or decrease the purchase limitations at any time. See “The Reorganization and Offering — Additional Limitations on Common Stock Purchases.”
How You May Purchase Shares of Common Stock in the Subscription Offering and the Community Offering
In the subscription offering and community offering, you may pay for your shares only by:
1.
personal check, bank check or money order made payable to Rhinebeck Bancorp, Inc.; or

2.
authorizing us to withdraw available funds from your deposit account(s) at Rhinebeck Bank.

Rhinebeck Bank is prohibited from lending funds to anyone to purchase shares of common stock in the offering. Additionally, you may not use a line of credit check from Rhinebeck Bank or any type of third party check (such as a check payable to you and endorsed over to Rhinebeck Bancorp, Inc.) to pay for shares of common stock. Do not submit cash. No wire transfer will be accepted without our prior approval. You may not authorize direct withdrawal from an individual retirement account (“IRA”) at Rhinebeck Bank. See “— Using IRA Funds to Purchase Shares of Common Stock.”

You may subscribe for shares of common stock in the subscription and community offerings by delivering a signed and completed original stock order form, together with full payment payable to Rhinebeck Bancorp, Inc. or authorization to withdraw funds from one or more of your deposit accounts at Rhinebeck Bank, provided that we receive your stock order form before 5:00 p.m., Eastern Time, on December 13, 2018, which is the end of the subscription offering period. You may submit your stock order form and payment by mail using the stock order reply envelope provided or by overnight delivery to our Stock Information Center, which is located at 2 Jefferson Plaza, Poughkeepsie, New York 12601. You may also hand-deliver stock order forms to the Stock Information Center. We will accept hand-delivered stock order forms only at this location. We will not accept stock order forms at our banking offices. Do not mail stock order forms to any of Rhinebeck Bank’s banking offices.
See “The Reorganization and Offering — Procedure for Purchasing Shares in Subscription and Community Offerings — Payment for Shares” for a complete description of how to purchase shares in the subscription and community offerings.
Using IRA Funds to Purchase Shares of Common Stock
You may be able to subscribe for shares of common stock using funds in your IRA. If you wish to use some or all of the funds in an IRA at Rhinebeck Bank, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm, and the purchase must be made through that account. If you do not have such an account, you will need to establish one before placing your stock order. A one-time and/or annual administrative fee may be payable to the independent trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the December 13, 2018 offering deadline, for assistance with purchases using your IRA or other retirement account you may have at Rhinebeck Bank or elsewhere. Whether you may use such funds to purchase shares in the offering may depend on timing constraints and, possibly, limitations imposed by the institution holding the funds.
See “The Reorganization and Offering — Procedure for Purchasing Shares in Subscription and Community Offerings — Payment for Shares” and “— Using Individual Retirement Account Funds.”
Market for Common Stock
We expect that our common stock will be traded on the Nasdaq Capital Market under the symbol “RBKB.” Sandler O’Neill & Partners, L.P. has advised us that it intends to make a market in our common stock following the completion of the offering, but is not obligated to do so.
Our Dividend Policy
Following completion of the stock offering, our board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. However, we currently intend to retain all future earnings, if any, for use in our business and do not expect to pay any cash dividends on our common stock for the foreseeable future. Any future determination to pay cash dividends on our common stock will be made by our board of directors and will depend upon our results of operations, financial condition, capital requirements, regulatory restrictions, including the Federal Reserve’s Board’s policy of prohibiting mutual holding companies from waiving the receipt of dividends, our business strategy and other factors that our board of directors deems relevant. See “Our Policy Regarding Dividends” for additional information regarding our dividend policy.
Stock Purchases by Directors and Executive Officers
We expect our directors and executive officers, together with their associates, to subscribe for 182,800 shares of common stock in the offering, representing 5.9% of the shares sold in the offering and 2.6% of shares to be outstanding at the minimum of the offering range, including shares issued to Rhinebeck Bancorp, MHC and contributed to the charitable foundation. They will pay the same $10.00 per share price that will be paid by all other persons who purchase shares of common stock in the offering. See “Subscriptions by Directors and Executive Officers.”
Deadline for Orders of Shares of Common Stock in the Subscription and Community Offerings
The deadline for ordering shares of common stock in the subscription and community offerings is 5:00 p.m., Eastern Time, on December 13, 2018, unless we extend this deadline. If you wish to order shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by this time.

Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 5:00 p.m., Eastern Time, on December 13, 2018, whether or not we have been able to locate each person entitled to subscription rights.
See “The Reorganization and Offering — Procedure for Purchasing Shares in Subscription and Community Offerings — Expiration Date” for a complete description of the deadline for ordering shares in the offering.
You May Not Sell or Transfer Your Subscription Rights
Applicable regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you must sign a written certification that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights or the shares that you are purchasing. We intend to take legal action, including reporting persons to federal or state agencies, against anyone who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. On the order form, you cannot add the names of other individuals for joint stock registration unless they are also named on the qualifying deposit account. Doing so may jeopardize your subscription rights. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation if there is an oversubscription.
Delivery of Shares of Common Stock
All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the offering. We expect trading in the stock to begin on the day of completion of the offering or the next business day. The offering is expected to be completed as soon as practicable following satisfaction of the conditions described below in “— Conditions to Completion of the Reorganization.” Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they purchased, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.
Conditions to Completion of the Reorganization
We cannot complete the reorganization and offering unless:
•
The plan of reorganization is approved by the required vote of the depositors of Rhinebeck Bank at a special meeting of depositors to be held on January 4, 2019;

•
We receive orders for at least the minimum number of shares of common stock offered in the offering; and

•
We receive final regulatory approval from the NYSDFS and the Federal Reserve Board to complete the reorganization and offering.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares
If we do not receive orders for at least 3,076,913 shares of common stock, we may take several steps to sell the minimum number of shares of common stock in the offering range. Specifically, we may:
•
increase the purchase and ownership limitations; and/or

•
seek regulatory approval to extend the offering beyond January 28, 2019, so long as we resolicit subscribers who previously submitted subscriptions in the offering.

If we extend the offering past January 28, 2019, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will cancel your stock order and promptly return your funds with interest at 0.25% per annum for funds received in the subscription and community offering or cancel your deposit account withdrawal authorization. If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount will be given the opportunity to increase their subscriptions up to the then-applicable limit.

Possible Change in the Offering Range
RP Financial will update its appraisal before we complete the offering. If, as a result of demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 4,787,315 shares in the offering without further notice to you. If, however, the updated appraisal indicates our pro forma market value is either below $71.6 million or above $111.3 million, then, after consulting with the NYSDFS and the Federal Reserve Board, we may:
•
terminate the offering and promptly return all funds (with interest paid on funds received in the subscription and community offerings);

•
set a new offering range; or

•
take such other actions as may be permitted by the NYSDFS, the Federal Reserve Board and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.25% per annum for funds received for purchases in the subscription and community offerings, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. We will then resolicit subscribers, allowing them to place new stock orders for a period of time.
Possible Termination of the Offering
We may terminate the offering at any time with regulatory approval. If we terminate the offering, we will promptly return your funds with interest at 0.25% per annum, and we will cancel deposit account withdrawal authorizations.
Our Contribution of Shares of Common Stock to the Charitable Foundation
To further our commitment to our local community, we intend to establish and fund a charitable foundation as part of the reorganization and offering. Assuming we receive regulatory and depositor approvals, we intend to contribute to the charitable foundation a number of shares of our common stock equal to 2.0% of our outstanding shares of common stock as of the completion of the offering (including shares issued to Rhinebeck Bancorp, MHC), and up to $200,000 in cash. At the minimum, midpoint, maximum and adjusted maximum of the offering range, we would contribute to the charitable foundation 143,112, 168,367, 193,622 and 222,665 shares of common stock, respectively. As a result of the contribution, we expect to record an after-tax expense of approximately $1.4 million during the quarter in which the reorganization and offering is completed, assuming the offering closes at the midpoint of the offering range.
The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which we operate. The contribution of common stock and cash to the charitable foundation will:
•
with respect to the contribution of shares of common stock, dilute the voting interests of purchasers of shares of our common stock in the offering; and

•
result in an expense, and a reduction in capital, during the quarter in which the contribution is made, equal to the full amount of the contribution to the charitable foundation, offset in part by a corresponding tax benefit.

The amount of common stock that we would offer for sale in the offering would be greater if the offering were completed without establishing and funding the charitable foundation. For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the offering, see “Risk Factors — The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in 2019,” “Risk Factors — Risks Related to the Charitable Foundation — Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits,” “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation” and “Rhinebeck Bank Community Foundation.”
Our Officers, Directors and Employees Will Receive Additional Benefits and Compensation after the Offering
In connection with the offering, we are establishing an employee stock ownership plan, and, subject to receipt of stockholder approval, we intend to implement one or more stock-based benefit plans that will provide for grants of stock options and restricted stock.

Employee Stock Ownership Plan.   Rhinebeck Bank intends to adopt an employee stock ownership plan, which will grant shares of Rhinebeck Bancorp, Inc. common stock to eligible employees primarily based on their compensation. The board of directors of Rhinebeck Bancorp, Inc. will, at the completion of the offering, ratify the loan to the employee stock ownership plan and the issuance and sale of common stock to the employee stock ownership plan. It is expected that our employee stock ownership plan will purchase in the offering 3.92% of the outstanding shares of common stock of Rhinebeck Bancorp, Inc. at the conclusion of the offering (including shares issued to Rhinebeck Bancorp, MHC and contributed to the charitable foundation).
Stock-Based Benefit Plans.   Following the completion of the offering, we intend to implement one or more stock-based benefit plans that will provide for grants of stock options and awards of shares of restricted common stock. In accordance with applicable regulations, we anticipate the plans will authorize a number of stock options and a number of shares of restricted common stock, not to exceed 4.90% and 1.96%, respectively, of the outstanding shares of common stock of Rhinebeck Bancorp, Inc. at the conclusion of the offering (including shares issued to Rhinebeck Bancorp, MHC and contributed to the charitable foundation). These limitations will not apply if the plans are implemented more than one year after the completion of the reorganization and offering.
The stock-based benefit plans will not be established sooner than six months after the offering and, if implemented within one year after the stock offering, the plans must be approved by a majority of the votes eligible to be cast by our stockholders, as well as a majority of the votes eligible to be cast by our stockholders other than Rhinebeck Bancorp, MHC. If stock-based benefit plans are established more than one year after the offering is completed, they must be approved by a majority of votes cast by our stockholders, as well as a majority of votes cast by our stockholders other than Rhinebeck Bancorp, MHC.
Certain additional restrictions would apply to our stock-based benefit plans if implemented within one year after completion of the offering, including:
•
non-employee directors in the aggregate may not receive more than 30% of the options and shares of restricted common stock authorized under the plans;

•
no non-employee director may receive more than 5% of the options and restricted stock awards authorized under the plans;

•
no individual may receive more than 25% of the options and restricted stock awards authorized under the plans;

•
the options and shares of restricted common stock may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans; and

•
accelerated vesting is not permitted except for death, disability or upon a change in control of Rhinebeck Bancorp, Inc. or Rhinebeck Bank.

We have not yet determined whether we will present stock-based benefit plans for stockholder approval within one year or more than one year following the completion of the offering. If applicable regulations or policies regarding stock-based benefit plans change, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.
We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or by repurchasing our common stock.
Equity Plan Expenses.   The implementation of an employee stock ownership plan and one or more stock-based benefit plans will increase our future compensation costs, thereby reducing our earnings. For example, under our employee stock ownership plan we will be required to expense each year the fair market value of the shares committed to be released for that year to the participating employees. Similarly, if we issue restricted stock awards under a stock-based benefit plan, we would be required to expense as the shares vest, the fair market value of such shares on the grant date. Finally, if we issue stock options, we would be required to expense as the options vest, the estimated value of such options on the grant date. See “Risk Factors — Risks Related to the Offering — Our stock-based benefit plans, if implemented, will increase our expenses and reduce our income” and “Management — Benefits to be Considered Following Completion of the Stock Offering.”
Benefits to Management.   The following table summarizes the stock benefits that our officers, directors and employees may receive following the reorganization and offering, at the adjusted maximum of the offering range and assuming that our employee stock ownership plan purchases 3.92% of our outstanding shares as of the completion of the offering (including shares issued to Rhinebeck Bancorp, MHC and contributed to the charitable foundation) and that we implement one or more stock-based benefit plans that would authorize (1) granting options to purchase up to 4.90% of the outstanding shares of common stock of Rhinebeck Bancorp, Inc. at the completion of the offering (including shares issued to Rhinebeck Bancorp, MHC and contributed to the charitable foundation) and (2) awarding shares of restricted common stock equal to 1.96% of the outstanding shares of common stock of Rhinebeck Bancorp, Inc. at the completion of the offering (including shares issued to Rhinebeck Bancorp, MHC and contributed to the charitable foundation).
Plan	Individuals Eligible to Receive Awards	Percent of Outstanding Shares	Value of Benefits Based on Adjusted Maximum of Offering Range
			(In thousands)
Employee stock ownership plan	All employees	3.92%	$4,364
Stock awards	Directors, officers and employees	1.96	2,182
Stock options	Directors, officers and employees	4.90	1,669(1)
Total		10.78%	$8,216

(1)
The fair value of stock options has been estimated at $3.06 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of  $10.00; no dividend yield; expected option life of 10 years; risk free interest rate of 2.85%; and a volatility rate of 13.79% based on an index of publicly traded thrift institutions.

The actual value of the shares of restricted common stock awarded under stock-based benefit plans will be based on the price of Rhinebeck Bancorp, Inc.’s common stock at the time the shares are awarded. The following table presents the total value of all shares of restricted common stock to be available for award and issuance under the stock-based benefit plans, assuming receipt of stockholder approval and that the shares are awarded when market prices range from $8.00 per share to $14.00 per share.
Share Price	140,250 Shares Awarded at Minimum of Offering Range	165,000 Shares Awarded at Midpoint of Offering Range	189,750 Shares Awarded at Maximum of Offering Range	218,212 Shares Awarded at Adjusted Maximum of Offering Range
(In thousands, except share price data)
$8.00	$1,122	$1,320	$1,518	$1,746
$10.00	$1,403	$1,650	$1,898	$2,182
$12.00	$1,683	$1,980	$2,277	$2,619
$14.00	$1,964	$2,310	$2,657	$3,055
The grant-date fair value of the options granted under the stock-based benefit plans would be based in part on the trading price of Rhinebeck Bancorp, Inc. common stock at the time the options are granted. The value will also depend on the various assumptions used in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plans, assuming receipt of stockholder approval, using a Black-Scholes option pricing model, and assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the options, and the actual value of the options may differ significantly from the value set forth in this table.
Market/Exercise Price	Grant Date Fair Value Per Option	350,625 Options at Minimum of Offering Range	412,500 Options at Midpoint of Offering Range	474,375 Options at Maximum of Offering Range	545,531 Options at Adjusted Maximum of Offering Range
	(In thousands, except market/exercise price and fair value data)
$8.00	$2.45	$859	$1,011	$1,162	$1,337
$10.00	$3.06	$1,073	$1,262	$1,452	$1,669
$12.00	$3.67	$1,287	$1,514	$1,741	$2,002
$14.00	$4.28	$1,501	$1,766	$2,030	$2,335

Restrictions on the Acquisition of Rhinebeck Bancorp, Inc. and Rhinebeck Bank
Federal and state regulations, as well as provisions contained in the governing documents or Rhinebeck Bank and Rhinebeck Bancorp, Inc., restrict the ability of any person, firm or entity to acquire Rhinebeck Bancorp, Inc., Rhinebeck Bank, or their respective capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain prior regulatory approval before acquiring in excess of 10% of the voting stock of Rhinebeck Bancorp, Inc. or Rhinebeck Bank, as well as a provision in Rhinebeck Bancorp, Inc.’s articles of incorporation that generally provides that, no person, other than Rhinebeck Bancorp, MHC, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Rhinebeck Bancorp, Inc. and that any shares acquired in excess of this limit would not be entitled to be voted and would not be counted as voting stock in connection with any matters submitted to the stockholders for a vote.
Because a majority of the shares of outstanding common stock of Rhinebeck Bancorp, Inc. must be owned by Rhinebeck Bancorp, MHC, any acquisition of Rhinebeck Bancorp, Inc. must be approved by Rhinebeck Bancorp, MHC. Furthermore, Rhinebeck Bancorp, MHC would not be required to pursue or approve a sale of Rhinebeck Bancorp, Inc. even if such sale were favored by a majority of Rhinebeck Bancorp, Inc.’s public stockholders. Finally, although a mutual holding company with a subsidiary stock holding company with public stockholders may be acquired by a mutual institution or another mutual holding company in what is known as a “remutualization” transaction, current regulatory policy may make such transactions unlikely because of the heightened regulatory scrutiny given to the structure and pricing of such transactions. Specifically, current regulatory policy views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity, and raising issues concerning the effect on the mutual members of the acquiring entity. As a result, a remutualization transaction for Rhinebeck Bancorp, Inc. is unlikely unless the applicant can clearly demonstrate that the regulatory concerns are not warranted in the particular case.
Possible Conversion of Rhinebeck Bancorp, MHC to Stock Form
In the future, Rhinebeck Bancorp, MHC may convert from the mutual to capital stock form of ownership, in a transaction commonly referred to as a “second-step conversion.” In a second-step conversion, depositors of Rhinebeck Bank would have subscription rights to purchase common stock of Rhinebeck Bancorp, Inc. and the public stockholders of Rhinebeck Bancorp, Inc. would be entitled to exchange their shares of common stock for an equal percentage of shares of the fully-converted Rhinebeck Bancorp, Inc. This percentage may be adjusted to reflect any assets owned by Rhinebeck Bancorp, MHC.
Our board of directors has no current plans to undertake a second-step conversion transaction. Any second-step conversion transaction would require the approval of holders of a majority of the outstanding shares of Rhinebeck Bancorp, Inc. common stock (excluding shares held by Rhinebeck Bancorp, MHC) and the approval of depositors of Rhinebeck Bank. Stockholders who purchase our common stock in the offering will not be able to force a second-step conversion without the consent of Rhinebeck Bancorp, MHC since a second-step conversion also requires the approval of a majority of all of the outstanding voting stock of Rhinebeck Bancorp, Inc., which can only be achieved if Rhinebeck Bancorp, MHC votes to approve the second-step conversion.
Tax Consequences
Rhinebeck Bancorp, Inc. and Rhinebeck Bank have received an opinion of counsel, Luse Gorman, PC, regarding the material federal income tax consequences, and have received the opinion of Baker Tilly Virchow Krause, LLP regarding the material New York State income tax consequences, of the reorganization and offering. As a general matter, the reorganization and offering will not be a taxable transaction for purposes of federal or state income taxes to Rhinebeck Bancorp, Inc., Rhinebeck Bank or persons eligible to subscribe for shares of stock in the subscription offering.
Emerging Growth Company Status
We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012. For as long as we so qualify, we are exempt from various reporting requirements applicable to other public companies but not to emerging growth companies. See “Risk Factors — Risks Related to the Offering — We are an emerging growth company, and if we elect to comply only with the reduced reporting and disclosure requirements applicable to emerging growth companies, our common stock may be less attractive to investors” and “Supervision and Regulation — Federal Securities Laws — Emerging Growth Company Status.”

An emerging growth company may elect to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. We have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.
How You Can Obtain Additional Information — Stock Information Center
Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the reorganization and offering, call our Stock Information Center at (845) 763-4733. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on weekends and bank holidays.
Delivery of Prospectus
To ensure that each purchaser in the offering receives a prospectus at least 48 hours prior to the expiration of the offering, in accordance with federal laws and regulations, we may not mail a prospectus later than five days prior to the expiration date or hand deliver a prospectus any later than two days prior to that date.

RISK FACTORS
You should consider carefully the following risk factors in evaluating an investment in the shares of our common stock.
Risks Related to Our Business
Our automobile lending exposes us to increased credit risks.
At June 30, 2018, $250.2 million, or 40.3% of our total loan portfolio and 31.7% of our total assets, consisted of indirect automobile loans, which represents loans originated through automobile dealers for the purchase of new or used automobiles. We intend to continue to originate indirect automobile loans and to increase this type of lending. At that date, $8.6 million, or 1.39% of our total loan portfolio, consisted of automobile loans that we originate directly. We serve customers that cover a range of creditworthiness and the required terms and rates are reflective of those risk profiles. Automobile loans are inherently risky as they are often secured by assets that may be difficult to locate and can depreciate rapidly. In some cases, repossessed collateral for a defaulted automobile loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency may not warrant further substantial collection efforts against the borrower. Automobile loan collections depend on the borrower’s continuing financial stability, and therefore, are more likely to be adversely affected by job loss, divorce, illness, or personal bankruptcy. Additional risk elements associated with indirect lending include the limited personal contact with the borrower as a result of indirect lending through non-bank channels, namely automobile dealers. See “Business of Rhinebeck Bank — Loan Underwriting Risks.”
Our emphasis on commercial real estate and commercial business lending involves risks that could adversely affect our financial condition and results of operations.
We intend to continue to originate commercial real estate and commercial business loans. At June 30, 2018, our commercial real estate (which includes multi-family real estate loans and commercial construction loans) and commercial business loans totaled $296.3 million, or 47.7% of our loan portfolio. While these types of loans are potentially more profitable than residential mortgage loans due primarily to bearing generally higher interest rates, they are generally more sensitive to regional and local economic conditions, making future losses more difficult to predict. These loans also generally have relatively large balances to single borrowers or related groups of borrowers. Accordingly, any charge-offs may be larger on a per loan basis than those incurred with our residential or consumer loans. See “Business of Rhinebeck Bank — Loan Underwriting Risks.”
Our business strategy involves moderate growth, and our financial condition and results of operations may be adversely affected if we fail to grow or fail to manage our growth effectively.
Our assets increased $121.7 million, or 18.2%, from $668.2 million at December 31, 2015 to $789.9 million at June 30, 2018, primarily due to increases in loans receivable. Over the next several years, we expect to experience moderate growth in our total assets and deposits, and the scale of our operations. Achieving our growth targets requires us to attract customers that currently bank at other financial institutions in our market. Our ability to grow successfully will depend on a variety of factors, including our ability to attract and retain experienced bankers, the availability of attractive business opportunities, competition from other financial institutions in our market area and our ability to manage our growth. While we believe we have the management resources and internal systems in place to successfully manage our future growth, there can be no assurance growth opportunities will be available or that we will successfully manage our growth. If we do not manage our growth effectively, we may not be able to achieve our business plan, which would have an adverse effect on our financial condition and results of operations.
Building market share through de novo branching may cause our expenses to increase faster than revenues.
We plan to continue to build market share by opening three new or de novo branches in Orange County, New York in the next three years. There are considerable costs involved in de novo branching as new branches generally require time to generate sufficient revenues to offset their initial start-up costs, especially in areas in which we do not have an established presence. Accordingly, any new branch can be expected to negatively impact our earnings until the branch attracts a sufficient level of depositors and borrowers to offset expenses. We cannot assure you that our new branches will be successful even after they have been established.
Our allowance for loan losses may not be sufficient to cover actual loan losses.
We maintain an allowance for loan losses, which is established through a provision for loan losses that represents management’s best estimate of probable incurred losses within the existing portfolio of loans. We make various assumptions and judgments about the collectability of loans in our portfolio, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. In determining the adequacy of the allowance for loan losses, we rely on our experience and our evaluation of economic conditions. If our assumptions prove to be incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, and adjustments may be necessary to address different economic conditions or adverse developments in the loan portfolio. Consequently, a problem with one or more loans could require us to significantly increase our provision for loan losses. In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Material additions to the allowance would materially decrease our net income.
The Financial Accounting Standards Board has adopted a new accounting standard that will be effective for Rhinebeck Bancorp, Inc. and Rhinebeck Bank for our first fiscal year beginning after December 15, 2020. This standard, referred to as Current Expected Credit Loss, or CECL, will require financial institutions to determine periodic estimates of lifetime expected credit losses on loans, and recognize the expected credit losses as allowances for loan losses. This will change the current method of establishing allowances for loan losses that are probable, which may require us to increase our allowance for loan losses, and increase the data we would need to collect and review to determine the appropriate level of our allowance for loan losses.
A deterioration in economic conditions could reduce demand for our products and services and/or result in increases in our level of non-performing loans, which could have an adverse effect on our results of operations.
Unlike larger financial institutions that are more geographically diversified, our profitability depends primarily on the general economic conditions in our primary market area. Local economic conditions have a significant impact on our residential real estate, commercial real estate, construction and consumer lending, including, the ability of borrowers to repay these loans and the value of the collateral securing these loans.
While economic conditions in our primary market remain strong, deterioration in economic conditions could result in the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations:
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demand for our products and services may decrease;

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loan delinquencies, problem assets and foreclosures may increase;

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collateral for loans, especially real estate, may decline in value, thereby reducing customers’ future borrowing power, and reducing the value of assets and collateral associated with existing loans;

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the value of our securities portfolio may decrease; and

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the net worth and liquidity of loan guarantors may decrease, thereby impairing their ability to honor commitments to us.

Moreover, a significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment or other factors beyond our control could further impact these local economic conditions and could further negatively affect our financial performance. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.
Changes in interest rates may reduce our profits.
Our profitability, like that of most financial institutions, depends to a large extent upon our net interest income, which is the difference between our interest income on interest-earning assets, such as loans and securities, and our interest expense on interest-bearing liabilities, such as deposits and borrowed funds. Accordingly, our results of operations depend largely on movements in market interest rates and our ability to manage our interest-rate-sensitive assets and liabilities in response to these movements. Factors such as inflation, recession and instability in financial markets, among other factors beyond our control, may affect interest rates.
If interest rates rise, and the interest rates on our deposits increase faster than the interest rates we receive on our loans and investments, our interest rate spread would decrease, which would have a negative effect on our net interest income and profitability. Furthermore, increases in interest rates may adversely affect the ability of borrowers to make loan repayments on adjustable-rate loans, as the interest owed on such loans would increase as interest rates increase. Conversely, decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce their borrowing costs. Under these circumstances, we are subject to reinvestment risk as we may have to reinvest such loan or securities prepayments into lower-yielding assets, which may also negatively impact our income.
If interest rates rise, we expect that our net portfolio value of equity would decrease. Net portfolio value of equity represents the present value of the expected cash flows from our assets less the present value of the expected cash flows arising from our liabilities, adjusted for the value of off-balance sheet contracts. At June 30, 2018, and assuming a 400 basis point increase in market interest rates, we estimate that our net portfolio value would decrease by $3.4 million, or 11%. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Management of Market Risk — Net Portfolio Value Simulation.”
Any substantial, unexpected or prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. While we pursue an asset/liability strategy designed to mitigate our risk from changes in interest rates, changes in interest rates can still have a material adverse effect on our financial condition and results of operations. Changes in interest rates also may negatively affect our ability to originate real estate loans, the value of our assets and our ability to realize gains from the sale of our assets, all of which ultimately affect our earnings. Also, our interest rate risk modeling techniques and assumptions cannot fully predict or capture the impact of actual interest rate changes on our balance sheet or projected operating results. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Management of Market Risk.”
Our cost of operations is high relative to our assets. Our failure to maintain or reduce our operating expenses may reduce our profits.
Our non-interest expenses totaled $12.8 million and $25.1 million for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively. Although we continue to monitor our expenses and have achieved certain efficiencies, we have experienced increased costs. Moreover, our efficiency ratio remains high as a result of our higher operating expenses, even though we have increased our net interest income. Our efficiency ratio totaled 82.99% and 76.10% for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively. Failure to control or maintain our expenses may reduce future profits.
Changes in the valuation of our securities portfolio may reduce our profits and our capital levels.
Our securities portfolio may be affected by fluctuations in market value, potentially reducing accumulated other comprehensive income or earnings. Fluctuations in market value may be caused by changes in market interest rates, lower market prices for securities and limited investor demand. Management evaluates securities for other-than-temporary impairment on a quarterly basis, with more frequent evaluation for selected issues. In analyzing a debt issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, industry analysts’ reports and spread differentials between the effective rates on instruments in the portfolio compared to risk-free rates. If this evaluation shows impairment to the actual or projected cash flows associated with one or more securities, we may take a charge to earnings to reflect such impairment. Changes in interest rates may also have an adverse effect on our financial condition, as our available-for-sale securities are reported at their estimated fair value, and therefore are affected by fluctuations in interest rates. We increase or decrease our stockholders’ equity by the amount of change in the estimated fair value of the available-for-sale securities, net of taxes. Declines in market value may result in other-than-temporary impairments of these assets, which may lead to accounting charges that could have a material adverse effect on our net income and stockholders’ equity. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Securities Portfolio.”
Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.
We are subject to extensive regulation, supervision and examination by our banking regulators. Such regulation and supervision govern the activities in which a financial institution and its holding company may engage and are intended primarily for the protection of insurance funds and the depositors and borrowers of Rhinebeck Bank rather than for the protection of our stockholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the ability to impose restrictions on our operations, classify our assets and determine the level of our allowance for loan losses. These regulations, along with the currently existing tax, accounting, securities, deposit insurance and monetary laws, rules, standards, policies, and interpretations, control the methods by which financial institutions conduct business, implement strategic initiatives, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, new regulations, legislation or supervisory action, may have a material impact on our operations. Further, changes in accounting standards can be both difficult to predict and involve judgment and discretion in their interpretation by us and our independent accounting firms. These changes could materially impact, potentially retroactively, how we report our financial condition and results of operations.
Strong competition within our market area may reduce our profits and slow growth.
We face strong competition in making loans and attracting deposits. Price competition for loans and deposits sometimes requires us to charge lower interest rates on our loans and pay higher interest rates on our deposits, and may reduce our net interest income. Competition also makes it more difficult and costly to attract and retain qualified employees. Many of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. Our competitors often aggressively price loan and deposit products when they enter into new lines of business or new market areas. If we are unable to effectively compete in our market area, our profitability would be negatively affected. The greater resources and broader offering of deposit and loan products of some of our competitors may also limit our ability to increase our interest-earning assets. For more information about our market area and the competition we face, see “Business of Rhinebeck Bank — Market Area” and “— Competition.”
We have become subject to more stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or constrain us from paying dividends or repurchasing shares.
Federal regulations establish minimum capital requirements for insured depository institutions, including minimum risk-based capital and leverage ratios, which were effective for us on January 1, 2015, and define what constitutes “capital” for calculating these ratios. The new minimum capital requirements are: (1) a new common equity Tier 1 capital ratio of 4.5%; (2) a Tier 1 to risk-based assets capital ratio of 6%; (3) a total capital ratio of 8%; and (4) a Tier 1 leverage ratio of 4%. The regulations also require unrealized gains and losses on certain “available-for-sale” securities holdings to be included for calculating regulatory capital requirements unless a one-time opt-out is exercised. We elected to exercise our one-time option to opt-out of the requirement under the final rule to include certain “available-for-sale” securities holdings for calculating our regulatory capital requirements. The regulations also establish a “capital conservation buffer” of 2.5%, and, when fully phased in, will result in the following minimum ratios: (1) a common equity Tier 1 capital ratio of 7.0%, (2) a Tier 1 to risk-based assets capital ratio of 8.5%, and (3) a total capital ratio of 10.5%. The capital conservation buffer requirement began being phased in January 2016 at 0.625% of risk-weighted assets and is increasing each year until fully implemented in January 2019. An institution will be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations will establish a maximum percentage of eligible retained income that can be utilized for such actions.
The application of more stringent capital requirements could, among other things, result in lower returns on equity, require raising additional capital, and result in regulatory actions if we were to be unable to comply with such requirements. Implementation of changes to asset risk weightings for risk-based capital calculations, items included or deducted in calculating regulatory capital and/or additional capital conservation buffers could result in management modifying its business strategy, and could limit our ability to make distributions, including paying dividends or buying back shares. See “Supervision and Regulation — Federal Bank Regulation — Capital Requirements.”
Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.
The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are detected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers that open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on conducting acquisitions or establishing new branches. Several banking institutions have received large fines for non-compliance with these laws and regulations. While we have developed policies and procedures designed to assist in compliance with these laws and regulations, they may not be effective in preventing violations of these laws and regulations.
Our success depends on retaining certain key personnel.
Our performance largely depends on the talents and efforts of highly skilled individuals who comprise our senior management team. We rely on key personnel to manage and operate our business, including major revenue generating functions such as loan and deposit generation and our wealth management business. The loss of key staff may adversely affect our ability to maintain and manage these functions effectively, which could negatively affect our income. In addition, loss of key personnel could result in increased recruiting and hiring expenses, which would reduce our net income. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.
Systems failures or breaches of our network security could subject us to increased operating costs as well as litigation and other liabilities.
Our operations depend upon our ability to protect our computer systems and network infrastructure against damage from physical theft, fire, power loss, telecommunications failure or a similar catastrophic event, as well as from security breaches, denial of service attacks, viruses, worms and other disruptive problems caused by hackers. Any damage or failure that causes an interruption in our operations could have a material adverse effect on our financial condition and results of operations. Computer break-ins, phishing and other disruptions could also jeopardize the security of information stored in and transmitted through our computer systems and network infrastructure, which may result in significant liability to us and may cause existing and potential customers to refrain from doing business with us. Although we, with the help of third-party service providers, intend to continue to implement security technology and establish operational procedures designed to prevent such damage, our security measures may not be successful. In addition, advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the algorithms we and our third-party service providers use to encrypt and protect customer transaction data. A failure of such security measures could have a material adverse effect on our financial condition and results of operations.
It is possible that we could incur significant costs associated with a breach of our computer systems. While we have cyber liability insurance, there are limitations on coverage. Furthermore, cyber incidents carry a greater risk of injury to our reputation. Finally, depending on the type of incident, banking regulators can impose restrictions on our business and consumer laws may require reimbursement of customer losses.
Changes in accounting standards could affect reported earnings.
The bodies responsible for establishing accounting standards, including the Financial Accounting Standards Board, the Securities and Exchange Commission and bank regulators, periodically change the financial accounting and reporting guidance that governs the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.
Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results.
In preparing this prospectus as well as periodic reports we will be required to file under the Securities Exchange Act of 1934, including our consolidated financial statements, our management is and will be required under applicable rules and regulations to make estimates and assumptions as of specified dates. These estimates and assumptions are based on management’s best estimates and experience at such times and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. Areas requiring significant estimates and assumptions by management include our evaluation of the adequacy of our allowance for loan losses, the determination of our deferred income taxes, our fair value measurements, our determination of goodwill impairment, and our evaluation of our defined benefit pension plan obligations.
Our risk management framework may not be effective in mitigating risk and reducing the potential for significant losses.
Our risk management framework is designed to minimize risk and loss to us. We seek to identify, measure, monitor, report and control our exposure to risk, including strategic, market, liquidity, compliance and operational risks. While we use broad and diversified risk monitoring and mitigation techniques, these techniques are inherently limited because they cannot anticipate the existence or future development of currently unanticipated or unknown risks. Recent economic conditions and heightened legislative and regulatory scrutiny of the financial services industry, among other developments, have increased our level of risk. Accordingly, we could suffer losses if we fail to properly anticipate and manage these risks.
We are subject to environmental liability risk associated with lending activities.
A significant portion of our loan portfolio is secured by real estate, and we could become subject to environmental liabilities with respect to one or more of these properties. In the ordinary course of business, we may foreclose on and take title to properties securing defaulted loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous conditions or toxic substances are found on these properties, we may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties regardless of when the hazardous conditions or toxic substances first affected any particular property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Although we have policies and procedures to perform an environmental review before initiating any foreclosure on nonresidential real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on us.
Risks Related to the Offering
The future price of our shares of common stock may be less than the $10.00 offering price per share.
If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $10.00 offering price. In many cases, shares of common stock issued in minority stock offerings by mutual holding company subsidiaries have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including our performance, prevailing interest rates, the overall performance of the economy, changes in federal tax laws, new regulations, investor perceptions of Rhinebeck Bancorp, Inc. and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.
Persons who purchase stock in the offering will own a minority of Rhinebeck Bancorp, Inc.’s common stock and will not be able to exercise voting control over most matters put to a vote of stockholders.
Public stockholders will own a minority of the outstanding shares of Rhinebeck Bancorp, Inc.’s common stock. As a result, stockholders other than Rhinebeck Bancorp, MHC will not be able to exercise voting control over most matters put to a vote of stockholders. Rhinebeck Bancorp, MHC will own a majority of Rhinebeck Bancorp, Inc.’s common stock after the offering and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. Generally, the same directors and officers who manage Rhinebeck Bank will also manage Rhinebeck Bancorp, Inc. and Rhinebeck Bancorp, MHC. Our board of directors, officers or Rhinebeck Bancorp, MHC may take action that the public stockholders believe to be contrary to their interests. The only matters that stockholders other than Rhinebeck Bancorp, MHC will be able to exercise voting control currently include any proposal to implement stock-based benefit plans or a “second-step” conversion of Rhinebeck Bancorp, MHC to stock form. In addition, Rhinebeck Bancorp, MHC may exercise its voting control to prevent a sale or merger transaction in which stockholders could receive a premium for their shares.
Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.
We intend to invest between $17.5 million and $24.0 million of the net proceeds of the offering (or $27.7 million at the adjusted maximum of the offering range) in Rhinebeck Bank. We may use the remaining net proceeds to invest in securities and for general corporate purposes, including, subject to regulatory limitations, repurchasing shares of our common stock. We also expect to use a portion of the net proceeds we retain to fund a loan to Rhinebeck Bank’s employee stock ownership plan to purchase shares of common stock in the offering and to fund the charitable foundation. Rhinebeck Bank may use the net proceeds it receives to fund new loans, expand its retail banking franchise by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies, or for other general corporate purposes. However, except for funding the loan to the employee stock ownership plan and funding the charitable foundation, we have not allocated specific amounts of the net proceeds for any of these purposes. Therefore, we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and when we apply or reinvest such proceeds. Also, certain of these uses, such as opening new branches or acquiring other financial institutions, may require prior regulatory approval. We have not established a timetable for reinvesting the net proceeds, and we cannot predict how long it will take to reinvest the net proceeds. Our failure to utilize these funds effectively and timely would reduce our profitability and may adversely affect the value of our common stock.

Our return on equity may be low following the offering and this could negatively affect the trading price of our shares of common stock.
Net income divided by average stockholders’ equity, known as “return on equity,” is a ratio many investors use to compare the performance of financial institutions. Our return on equity may be low until we are able to leverage the additional capital we receive from the offering. Our return on equity will be negatively affected by added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to implement. Until we can increase our net interest income and non-interest income and deploy the capital raised in the offering, we expect our return on equity to be low, which may reduce the market price of our shares of common stock. At the midpoint of the offering range, Rhinebeck Bancorp, Inc.’s pro forma consolidated return on equity for the six months ended June 30, 2018 would have equaled 2.79% (annualized), compared to Rhinebeck Bancorp, MHC’s return on equity for the six months ended June 30, 2018 of 4.41% (annualized).
We are an emerging growth company, and if we elect to comply only with the reduced reporting and disclosure requirements applicable to emerging growth companies, our common stock may be less attractive to investors.
We are an emerging growth company, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors may find our common stock less attractive if we choose to rely on these exemptions.
As an emerging growth company, we also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors review and attest to the effectiveness of our internal control over financial reporting. We could be an emerging growth company for up to five years following the completion of this offering. We will cease to be an emerging growth company upon the earliest of: (1) the end of the fiscal year following the fifth anniversary of this offering; (2) the first fiscal year after our annual gross revenues are $1.07 billion or more; (3) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (4) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million at the end of the second quarter of that fiscal year.
We will need to implement additional financial and accounting systems, procedures and controls to satisfy our new public company reporting requirements.
Upon completion of the offering, we will become a public reporting company. The federal securities laws and regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports, and that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expenses and could divert management’s attention from our banking operations.
Our stock-based benefit plans, if implemented, will increase our expenses and reduce our income.
We intend to adopt one or more stock-based benefit plans after the offering, subject to stockholder approval, which would increase our annual compensation and benefit expenses related to stock options and stock awards granted to participants under the stock-based benefit plans. The amount of these stock-related compensation and benefit expenses would depend on the number of options and stock awards granted, the fair value of the options and our stock on the date of grant, the vesting period, and other factors that we cannot predict at this time. If we implement stock-based benefit plans within 12 months following the offering, the total shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under such plans would be limited to 1.96% and 4.90%, respectively, of the outstanding shares of common stock of Rhinebeck Bancorp, Inc. at the completion of the offering (including shares issued to Rhinebeck Bancorp, MHC and contributed to the charitable foundation). If we award restricted shares of common stock or grant options in excess of these amounts under stock-based benefit plans implemented more than 12 months after the completion of the offering, our costs would increase further.
We anticipate that our employee stock ownership plan will purchase 3.92% of our outstanding shares (including the shares issued to Rhinebeck Bancorp, MHC and contributed to the charitable foundation). The cost of acquiring the shares of common stock for the employee stock ownership plan will be between $2.8 million at the minimum of the offering range and

$4.4 million at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.
The estimated expense in the first year following the offering for shares purchased in the offering by our employee stock ownership plan and for stock-based benefit plans implemented within one year after the offering, subject to receipt of stockholder approval, is approximately $989,000 ($789,000 after tax) at the adjusted maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share offering price as fair market value. Actual expense may be higher if the price of our common stock at the time the shares are allocated or awarded is greater than $10.00 per share. For further discussion of our proposed stock-based plans, see “Management — Benefits to be Considered Following Completion of the Offering.”
Implementing stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.
We intend to implement one or more new stock-based benefit plans following the offering, subject to stockholder approval. These plans may be funded either through open market purchases or by issuing additional authorized but unissued shares of common stock. Our ability to repurchase shares of common stock to fund these plans will be subject to many factors, including applicable regulatory restrictions on common stock repurchases, the availability of stock in the market, the trading price of our stock, our capital levels, alternative uses for our capital and our financial performance. While we intend to fund the new stock-based benefit plans through open market purchases, stockholders would experience a 6.4% dilution in ownership interest if newly issued shares of our common stock are used to fund stock options and shares of restricted common stock in amounts equal to 4.90% and 1.96%, respectively, of the outstanding shares of common stock of Rhinebeck Bancorp, Inc. at the completion of offering (including shares issued to Rhinebeck Bancorp, MHC and contributed to the charitable foundation). If we implement the plans more than 12 months following the offering, new stock-based benefit plans would not be subject to these limitations and stockholders could experience greater dilution.
Although our stockholders must approve the implementation of any stock-based benefit plans follow the offering, the overwhelming majority of stock-based benefit plans implemented by converting institutions and their holding companies have been approved by stockholders.
Federal Reserve Board regulations and policy effectively prohibit Rhinebeck Bancorp, MHC from waiving the receipt of dividends, which will likely preclude us from paying any dividends on our common stock.
Rhinebeck Bancorp, Inc.’s board of directors will have the authority to declare dividends on our common stock subject to statutory and regulatory requirements. We currently intend to retain all our future earnings, if any, for use in our business and do not expect to pay any cash dividends on our common stock in the foreseeable future. Any future determination to pay cash dividends will be made by our board of directors and will depend upon our financial condition, results of operations, capital requirements, restrictions under Federal Reserve Board regulations and policy, our business strategy and other factors that our board of directors deems relevant.
Under Federal Reserve Board regulations and policy, if Rhinebeck Bancorp, Inc. pays dividends to its public stockholders, it also would be required to pay dividends to Rhinebeck Bancorp, MHC, unless Rhinebeck Bancorp, MHC waives the receipt of such dividends. Current Federal Reserve Board policy has been to prohibit mutual holding companies that are regulated as bank holding companies, such as Rhinebeck Bancorp, MHC, from waiving the receipt of dividends and the Federal Reserve Board ‘s regulations implemented after the enactment of the Dodd-Frank Act effectively prohibit federally-chartered mutual holding companies from waiving dividends declared by their subsidiaries. See “Supervision and Regulation — Holding Company Regulation — Waivers of Dividends by Rhinebeck Bancorp, MHC” for a further discussion of the applicable requirements related to the potential waiver of dividends by a mutual holding company. Moreover, since Rhinebeck Bancorp, Inc. will sell only a minority of its shares to the public and will contribute the remaining shares to Rhinebeck Bancorp, MHC, Rhinebeck Bancorp, Inc. will raise significantly less capital than would have been the case if it sold all its shares to the public. As a result, paying dividends to Rhinebeck Bancorp, MHC — an entity that will not be paying for the shares of Rhinebeck Bancorp, Inc. common stock it receives in connection with the offering, may be inequitable to public stockholders and not in their best financial interests. Therefore, unless Federal Reserve Board regulations and policy change by allowing Rhinebeck Bancorp, MHC to waive the receipt of dividends declared by Rhinebeck Bancorp, Inc. without diluting minority stockholders, it is unlikely that Rhinebeck Bancorp, Inc. will pay any dividends.

Various factors may make takeover attempts more difficult to achieve.
Stock banks and savings banks or holding companies, as well as individuals, may not acquire control of a mutual holding company, such as Rhinebeck Bancorp, Inc. As result, the only persons that may acquire control of a mutual holding company are other mutual savings institutions or mutual holding companies. Accordingly, it is very unlikely, that Rhinebeck Bancorp, Inc. would be subject to any takeover attempt by activist stockholders or other financial institutions. In addition, certain provisions of our articles of incorporation and bylaws and state and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire control of Rhinebeck Bancorp, Inc. without our board of directors’ prior approval.
Under Federal Reserve Board regulations, for a period of three years following completion of the offering, no person may directly or indirectly acquire or offer to acquire beneficial ownership of more than 10% of our common stock without prior approval of the Federal Reserve Board. Under federal law, subject to certain exemptions, a person, entity or group must notify the Federal Reserve Board before acquiring control of a bank holding company. Acquisition of 10% or more of any class of voting stock of a bank holding company creates a rebuttable presumption that the acquirer “controls” the bank holding company. Also, a bank holding company must obtain the prior approval of the Federal Reserve Board and the NYSDFS before, among other things, acquiring direct or indirect ownership or control of more than 5% of any class of voting shares of any bank, including Rhinebeck Bank.
There also are provisions in our articles of organization that may be used to delay or block a takeover attempt, including a provision that prohibits any person, other than Rhinebeck Bancorp, MHC, from voting more than 10% of our outstanding shares of common stock. Taken as a whole, these statutory provisions and provisions in our articles of incorporation could result in our being less attractive to a potential acquirer and thus could adversely affect the market price of our common stock.
For additional information, see “Restrictions on Acquisition of Rhinebeck Bancorp, Inc.,” “Management — Agreements and Benefit Plans — Employment Agreements” and “— Benefits to be Considered Following Completion of the Stock Offering.”
Our stock value may be negatively affected by applicable regulations that restrict stock repurchases.
Applicable regulations restrict us from repurchasing any of our shares of common stock during the first year following the offering and limit us from repurchasing our shares of common stock during the second and third years following the offering to 5% of our outstanding shares, unless we obtain prior approval from the NYSDFS. Stock repurchases are a capital management tool that can enhance the value of a company’s stock, and our inability to repurchase any of our shares of common stock during the first year following the offering and limitations on our ability to repurchase our shares of common stock during the second and third years following the offering may negatively affect our stock price.
We have never issued common stock to the public, and there is no guarantee that a liquid market will develop.
We have never issued common stock to the public and there is no established market for our common stock. We expect that our common stock will be listed for trading on the Nasdaq Capital Market under the symbol “RBKB,” subject to completion of the offering and compliance with certain conditions, including the presence of at least three registered and active market makers. Sandler O’Neill & Partners, L.P. has advised us that it intends to make a market in shares of our common stock following the offering, but it is not obligated to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, we may not be able to obtain such commitments. This would result in our common stock not being listed for trading on the Nasdaq Capital Market, which could reduce the liquidity of our common stock. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by Rhinebeck Bancorp, MHC and our directors and executive officers, is likely to be limited. As a result, an active trading market for the common stock may not develop or, if it does develop, it may not continue. Additionally, if you purchase shares of common stock, you may not be able to sell them at or above $10.00 per share. Purchasers of common stock in this offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the completion of the offering and may have an adverse impact on the price at which the common stock can be sold.

You may not revoke your order to purchase common stock in the subscription or community offerings after you send us your order form.
Funds submitted or automatic withdrawals authorized in connection with the purchase of shares of common stock in the subscription and community offerings will be held by us until the completion or termination of the offering, including any extension of the expiration date and consummation of a syndicated community offering or firm commitment offering. Because completion of the offering will be subject to regulatory approvals and an update of the independent appraisal prepared by RP Financial, among other factors, there may be one or more delays in completing the offering. Orders submitted in the subscription and community offerings are irrevocable, and purchasers will have no access to their funds unless the offering is terminated, or extended beyond January 28, 2019, or the number of shares to be sold in the offering is increased to more than 4,787,315 shares or decreased to fewer than 3,076,913 shares.
The distribution of subscription rights could have adverse income tax consequences.
If the subscription rights granted to eligible current or former depositors of Rhinebeck Bank are deemed to have an ascertainable value, receipt of the rights may be taxable in an amount equal to the ascertained value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. We have received an opinion of counsel, Luse Gorman, PC, that it is more likely than not that subscription rights have no ascertainable value; however, the opinion is not binding on the Internal Revenue Service.
Risks Related to the Charitable Foundation
The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in 2019.
We intend to establish and fund a new charitable foundation in connection with the offering. We intend to contribute shares of our common stock equal to 2.0% of the outstanding shares of common stock of Rhinebeck Bancorp, Inc. at the completion of the offering (including shares issued to Rhinebeck Bancorp, MHC) and up to $200,000 in cash. At the minimum, midpoint, maximum and adjusted maximum of the offering range, we will contribute to the charitable foundation 143,112, 168,367, 193,622 and 222,665 shares of common stock, respectively. The contribution will have an adverse effect on our net income for the quarter and year in which we complete the offering and contribution to the charitable foundation. The after-tax expense of the contribution is expected to reduce net income for the year ended December 31, 2019 by approximately $1.4 million, assuming the offering closes at the midpoint of the offering range. Our net income for the six months ended June 30, 2018 and for the year ended December 31, 2017 was $1.2 million and $3.0 million, respectively. In addition, persons purchasing shares in the offering will have their ownership and voting interests in Rhinebeck Bancorp, Inc. diluted by up to 2.0% due to the contribution of shares of common stock to the charitable foundation.
Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits.
We may not have sufficient profits to be able to fully use the tax deduction from our contribution to the charitable foundation. Under the Internal Revenue Code, an entity is permitted to deduct up to 10% of its taxable income (generally income before federal income taxes and charitable contributions expense) in any one year for charitable contributions. Any contribution in excess of the 10% limit may be deducted for federal income tax purposes over each of the five years following the year in which the charitable contribution is made. Accordingly, a charitable contribution could, if necessary, be deducted over a six-year period and expires thereafter.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
The following tables set forth selected consolidated historical financial and other data for Rhinebeck Bancorp, MHC and Rhinebeck Bank, on a consolidated basis, at the dates and for the periods indicated. It is only a summary and it should be read in conjunction with the business and financial information contained elsewhere in this prospectus, including the consolidated financial statements that appear starting on page F-1 of this prospectus. The information at June 30, 2018 and for the six months ended June 30, 2018 and 2017 is not audited but, in the opinion of management, includes all adjustments necessary for a fair presentation. All adjustments are normal and recurring. The results of operations for the six months ended June 30, 2018 are not necessarily indicative of the results that may be expected for the year ending December 31, 2018 or any other period. The information at December 31, 2017 and 2016 and for the years ended December 31, 2017 and 2016 is derived in part from the audited consolidated financial statements appearing in this prospectus. The information at December 31, 2015, 2014 and 2013 and for the years ended December 31, 2015, 2014 and 2013 is derived in part from audited consolidated financial statements not appearing in this prospectus.
	At June 30, 2018	At December 31,
		2017	2016	2015	2014	2013
	(unaudited)	(In thousands)
Selected Financial Condition Data:
Total assets	$789,853	$742,103	$722,557	$668,151	$650,495	$612,826
Cash and cash equivalents	12,408	10,460	12,976	28,319	30,573	17,433
Securities held-to-maturity	1,652	1,914	1,635	2,780	286	417
Securities available-for-sale	103,256	113,302	140,267	112,650	74,932	63,589
Loans receivable, net	621,227	566,178	512,594	470,382	485,588	468,933
Bank owned life insurance	17,776	17,577	17,076	16,860	16,329	15,797
Goodwill and other intangibles	1,715	1,831	3,508	3,891	5,345	5,518
Total liabilities	734,292	687,126	670,040	617,223	599,995	561,233
Deposits	666,098	650,105	639,675	597,527	573,100	535,021
Federal Home Loan Bank advances	43,000	14,900	9,500	—	7,500	7,500
Subordinated debt	5,155	5,155	5,155	5,155	5,155	5,155
Total equity	55,561	54,977	52,517	50,928	50,500	51,593
	For the Six Months Ended June 30,		For the Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(unaudited)		(In thousands)
Selected Operating Data:
Interest and dividend income	$15,336	$13,553	$27,887	$25,566	$24,163	$25,676	$25,133
Interest expense	2,177	1,611	3,300	3,050	3,077	3,358	2,953
Net interest income	13,159	11,942	24,587	22,516	21,086	22,318	22,180
Provision for loan losses	1,050	450	900	1,200	150	2,400	3,000
Net interest income after provision for loan losses	12,109	11,492	23,687	21,316	20,936	19,918	19,150
Non-interest income	2,132	3,677	8,057	7,038	8,419	8,365	9,953
Non-interest expense	12,767	12,840	25,144	24,344	27,506	27,162	27,479
Income before income tax expense	1,474	2,329	6,600	4,010	1,849	1,120	1,654
Income tax expense	279	717	3,598	1,321	992	197	261
Net income	$1,195	$1,612	$3,002	$2,689	$857	$923	$1,393

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(unaudited)
Performance Ratios(1):
Return on average assets(2)	0.32%	0.45%	0.41%	0.39%	0.13%	0.15%	0.23%
Return on average equity(3)	4.41%	6.07%	5.45%	5.04%	1.67%	1.75%	2.71%
Interest rate spread(4)	3.59%	3.51%	3.54%	3.41%	3.39%	3.79%	4.07%
Net interest margin(5)	3.78%	3.67%	3.69%	3.56%	3.53%	3.93%	4.19%
Efficiency ratio(6)	82.99%	81.15%	76.10%	81.15%	91.78%	87.04%	83.78%
Average interest-earning assets to average interest-bearing liabilities	130.69%	129.89%	131.69%	131.57%	127.39%	122.82%	123.34%
Loans to deposits	93.17%	82.63%	87.12%	80.32%	78.83%	84.74%	87.66%
Equity to assets(7)	7.23%	7.46%	7.60%	7.71%	7.76%	8.30%	8.59%
Capital Ratios(8):
Tier 1 capital (to total average assets)	8.33%	8.27%	8.57%	8.08%	8.20%	8.04%	8.45%
Tier 1 capital (to risk-weighted assets)	9.62%	10.34%	10.54%	10.37%	10.63%	9.80%	9.82%
Total capital (to risk-weighted assets)	10.50%	11.30%	11.45%	11.43%	11.69%	10.90%	10.96%
Common equity Tier 1 capital (to risk-weighted assets)	9.62%	10.34%	10.54%	10.37%	10.63%	9.80%	9.82%
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.96%	1.02%	0.96%	1.14%	1.15%	1.19%	1.25%
Allowance for loan losses as a percent of non-performing loans	59.51%	69.32%	58.28%	75.01%	90.80%	50.69%	55.70%
Net charge-offs to average outstanding loans during the period	0.10%	0.16%	0.24%	0.15%	0.11%	0.50%	0.41%
Non-performing loans as a percent of total loans	1.61%	1.47%	1.65%	1.52%	1.26%	2.35%	2.24%
Non-performing assets as a percent of total assets	1.49%	1.44%	1.56%	1.46%	1.34%	2.51%	2.82%
Other Data:
Number of offices(9)	14	15	13	15	14	15	15
Number of full-time equivalent employees	157	154	153	152	142	140	153

(1)
Performance ratios for the six months ended June 30, 2018 and 2017 are annualized.

(2)
Represents net income divided by average total assets.

(3)
Represents net income divided by average equity.

(4)
Represents the difference between the weighted average yield earned on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27% for 2018 and 40% for the previous periods.

(5)
Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27% for 2018 and 40% for the previous periods.

(6)
Represents non-interest expense divided by the sum of net interest income and non-interest income.

(7)
Represents average equity divided by average total assets.

(8)
Capital ratios are for Rhinebeck Bank only. Rhinebeck Bancorp, MHC is not subject to the minimum consolidated capital requirements as a small bank holding company with assets less than $3.0 billion.

(9)
Includes a representative office opened in Montgomery, New York in March 2017 and a representative office opened in Albany, New York in April 2018.

RECENT DEVELOPMENTS
The following tables set forth selected consolidated historical financial and other data for Rhinebeck Bancorp, MHC and Rhinebeck Bank, on a consolidated basis, at the dates and for the periods indicated. It is only a summary and it should be read in conjunction with the business and financial information contained elsewhere in this prospectus, including the consolidated financial statements that appear starting on page F-1 of this prospectus. The information at September 30, 2018 and for the three and nine months ended September 30, 2018 and 2017 is not audited but, in the opinion of management, includes all adjustments necessary for a fair presentation. All adjustments are normal and recurring. The results of operations for the three and nine months ended September 30, 2018 are not necessarily indicative of the results that may be expected for the year ending December 31, 2018 or any other period.
	At September 30, 2018	At December 31, 2017
	(unaudited)
	(In thousands)
Selected Financial Condition Data:
Total assets	$819,707	$742,103
Cash and cash equivalents	12,596	10,460
Securities held-to-maturity	—	1,914
Securities available-for-sale	102,387	113,302
Loans receivable, net	652,053	566,178
Bank owned life insurance	17,918	17,577
Goodwill and other intangibles	1,704	1,831
Total liabilities	762,694	687,126
Deposits	691,718	650,105
Federal Home Loan Bank advances	53,621	14,900
Subordinated debt	5,155	5,155
Total equity	57,013	54,977
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
	(unaudited)
	(In thousands)
Selected Operating Data:
Interest and dividend income	$9,153	$7,092	$24,489	$20,645
Interest expense	1,423	829	3,600	2,440
Net interest income	7,730	6,263	20,889	18,205
Provision for loan losses	525	225	1,575	675
Net interest income after provision for loan losses	7,205	6,038	19,314	17,530
Non-interest income	1,498	3,348	3,630	7,025
Non-interest expense	6,473	6,010	19,240	18,850
Income before income tax expense	2,230	3,376	3,704	5,705
Income tax expense	266	754	545	1,471
Net income	$1,964	$2,622	$3,159	$4,234

	At or for the Three Months Ended September 30,		At or for the Nine Months Ended September 30,
	2018	2017	2018	2017
	(unaudited)
Performance Ratios(1):
Return on average assets(2)	0.97%	1.42%	0.55%	0.78%
Return on average equity(3)	13.80%	18.56%	7.64%	10.41%
Interest rate spread(4)	3.85%	3.53%	3.68%	3.52%
Net interest margin(5)	4.10%	3.69%	3.90%	3.67%
Efficiency ratio(6)	69.82%	61.91%	78.04%	73.83%
Average interest-earning assets to average interest-bearing liabilities	133.08%	132.87%	131.52%	130.89%
Loans to deposits	94.12%	84.71%	94.12%	84.71%
Equity to assets(7)	7.04%	7.67%	7.16%	7.53%
Capital Ratios(8):
Tier 1 capital (to total average assets)	8.24%	8.61%	8.24%	8.61%
Tier 1 capital (to risk-weighted assets)	9.42%	10.92%	9.42%	10.92%
Total capital (to risk-weighted assets)	10.31%	11.85%	10.31%	11.85%
Common equity Tier 1 capital (to risk-weighted assets)	9.42%	10.92%	9.42%	10.92%
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.97%	0.99%	0.97%	0.99%
Allowance for loan losses as a percent of non-performing loans	74.30%	69.42%	74.30%	69.42%
Net charge-offs to average outstanding loans during the period	0.02%	0.06%	0.12%	0.21%
Non-performing loans as a percent of total loans	1.30%	1.42%	1.30%	1.42%
Non-performing assets as a percent of total assets	1.25%	1.41%	1.25%	1.41%
Other Data:
Number of offices(9)	14	13	14	13
Number of full-time equivalent employees	161	152	161	152

(1)
Performance ratios are annualized.

(2)
Represents net income divided by average total assets.

(3)
Represents net income divided by average equity.

(4)
Represents the difference between the weighted average yield earned on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27% for 2018 and 40% for 2017.

(5)
Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27% for 2018 and 40% for 2017.

(6)
Represents non-interest expense divided by the sum of net interest income and non-interest income.

(7)
Represents average equity divided by average total assets.

(8)
Capital ratios are for Rhinebeck Bank only. Rhinebeck Bancorp, MHC is not subject to the minimum consolidated capital requirements as a small bank holding company with assets less than $3.0 billion.

(9)
Includes a representative office opened in Montgomery, New York in March 2017 and a representative office opened in Albany, New York in April 2018.

Comparison of Financial Condition at September 30, 2018 and December 31, 2017
Total Assets.   Total assets increased $77.6 million, or 10.5%, to $819.7 million at September 30, 2018 from $742.1 million at December 31, 2017. The increase was primarily due to increases of  $85.9 million, or 15.2%, in net loans, $2.1 million, or 20.4%, in cash and cash equivalents and $1.8 million, or 159.4%, in Federal Home Loan Bank stock, offset by a $10.9 million, or 9.6%, decrease in available for sale securities combined with a $1.9 million decrease in held to maturity securities due to the reclassification of these securities to available for sale during the period.
Cash and Cash Equivalents.   Total cash and cash equivalents increased $2.1 million, or 20.4%, to $12.6 million at September 30, 2018 from $10.5 million at December 31, 2017. This increase primarily reflected proceeds from maturing securities and an increase in deposits and Federal Home Loan Bank advances.
Securities Available for Sale.   Total securities available-for-sale decreased $10.9 million, or 9.6%, to $102.4 million at September 30, 2018 from $113.3 million at December 31, 2017. The decrease reflected the strategy of increasing Rhinebeck Bank’s loans-to-assets ratio to increase the overall yield on interest-earning assets and improve profitability.
Net Loans.   Net loans increased $85.9 million, or 15.2%, to $652.1 million at September 30, 2018 from $566.2 million at December 31, 2017. The increase was primarily due to increases of  $58.1 million, or 27.0%, in indirect automobile loans, $11.4 million, or 16.9%, in commercial business loans, $8.7 million, or 4.2%, in commercial real estate loans and $4.8 million, or 85.1%, in commercial construction loans. The increase in indirect automobile loans reflected the hiring in March 2018 of a team of lenders operating in Albany, as well as increased market share in the Hudson Valley market. Commercial real estate loans and commercial business loans increased, reflecting Rhinebeck Bank’s focus on increasing these portfolios. The increase in commercial construction loans reflected $3.5 million in additional extensions on previously originated loans and $4.6 million in loans originated in 2018.
Non-Performing Assets.   Non-performing loans decreased from $9.4 million, or 1.65% of total loans at December 31, 2017, to $8.5 million, or 1.30% of total loans, at September 30, 2018. The decrease was primarily due to the sale of development property at foreclosure resulting in the recapture of  $1.6 million in principal balances. Real estate owned decreased from $2.2 million at December 31, 2017 to $1.7 million at September 30, 2018 due to a $387,000 write down on a residential property and the sale of two lots.
Deposits.   Total deposits increased $41.6 million, or 6.4%, to $691.7 million at September 30, 2018 from $650.1 million at December 31, 2017. The increase in interest-bearing deposits reflected increases of  $10.7 million, or 7.5%, in certificates of deposit, $5.3 million, or 4.3%, in money market accounts and $3.5 million, or 2.8%, in savings accounts, offset by a decrease of $5.3 million, or 5.2% in NOW accounts. The increase in certificates of deposit reflected the effects of promotional offers. The decrease in NOW accounts was primarily due to the discontinuance of a higher-tiered product. Noninterest-bearing deposits increased $27.4 million, or 17.4%, to $185.2 million at September 30, 2018 from $157.8 million at December 31, 2017, primarily due to the typical seasonal increase in tax payments received by Rhinebeck Bank.
Federal Home Loan Bank Advances.   Federal Home Loan Bank advances increased $38.7 million, or 259.9%, to $53.6 million at September 30, 2018 from $14.9 million at December 31, 2017. The increase was due to additional advances taken to fund loan growth.
Total Equity.   Total equity increased $2.0 million, or 3.7%, to $57.0 million at September 30, 2018 from $55.0 million at December 31, 2017. The increase was due to $3.2 million of net income for the nine months ended September 30, 2018, offset by an aggregate increase of  $1.2 million in accumulated other comprehensive loss on our available for sale securities and defined benefit pension plan.
Comparison of Operating Results for the Three Months Ended September 30, 2018 and September 30, 2017
General.   Net income decreased by $658,000, or 25.1%, to $2.0 million for the three months ended September 30, 2018 from $2.6 million for the three months ended September 30, 2017. The decrease was primarily due to a $1.9 million decrease in non-interest income, a $463,000 increase in non-interest expense, and a $300,000 increase in the provision for loan losses, offset by a $1.5 million increase in net interest income and a $488,000 decrease in income tax expense.
Net Interest Income.   Net interest income increased $1.4 million, or 23.4%, to $7.7 million for the three months ended September 30, 2018 compared to $6.3 million for the three months ended September 30, 2017. The increase reflected a $19.0 million increase in the average balance of net interest-earning assets to $186.0 million for the three months ended September 30, 2018 from $167.0 million for the three months ended September 30, 2017, combined with a 33 basis point increase in the interest rate spread to 3.85% for the three months ended September 30, 2018 from 3.52% for the three months ended September 30, 2017. The net interest margin increased 42 basis points to 4.10% for the three months ended September 30, 2018 from 3.68% for the three months ended September 30, 2017.
Interest and Dividend Income.   Interest and dividend income increased $2.1 million, or 29.1%, to $9.2 million for the three months ended September 30, 2018, from $7.1 million for the three months ended September 30, 2017. The increase primarily reflected a $73.0 million increase in the average balance of interest-earning assets and a 68 basis point increase in the average yield to 4.85% for the three months ended September 30, 2018 from 4.17% for the three months ended September 30, 2017. The increased yield reflected an increase in market interest rates.
Interest income on loans increased $2.1 million primarily due to a $93.9 million increase in the average balance of loans to $640.5 million for the three months ended September 30, 2018 from $546.6 million for the three months ended September 30, 2017, and a 61 basis point increase in the average yield to 5.31% for the three months ended September 30, 2018 from 4.70% for the three months ended September 30, 2017. Interest income on loans also increased due to the payoff in the third quarter of 2018 of three commercial loans totaling $2.2 million, which were on non-accrual status, resulting in recognized interest of $603,000.
Interest income on securities decreased $12,000, or 2.0%, to $578,000 primarily due to a $14.0 million decrease in the average balance of securities to $106.3 million for the three months ended September 30, 2018 from $120.3 million for the three months ended September 30, 2017, offset in part by a 21 basis point increase in the average yield to 2.16% for the three months ended September 30, 2018 from 1.95% for the three months ended September 30, 2017. The decrease in the average balance of securities reflects Rhinebeck Bank’s strategy to improve the overall yield on interest-earning assets by decreasing the level of its securities portfolio while simultaneously increasing its loans-to-assets ratio.
Interest Expense.   Interest expense increased $594,000, or 71.7%, to $1.4 million for the three months ended September 30, 2018 from $829,000 for the three months ended September 30, 2017. The increase primarily reflects a $54.1 million increase in the average balance of interest-bearing liabilities and a 35 basis point increase in the average cost to 1.00% for the three months ended September 30, 2018 from 0.65% for the three months ended September 30, 2017. The increase in the cost of funds reflects an increase in market interest rates.
Interest expense on non-escrow interest-bearing deposits increased $328,000, or 41.8%, primarily due to a $15.4 million increase in the average balance of deposits to $507.2 million for the three months ended September 30, 2018 from $491.8 million for the three months ended September 30, 2017, combined with a 23 basis point increase in the average rate paid on interest-bearing deposits to 0.84% for the three months ended September 30, 2018 from 0.61% for the same period in the prior year.
Interest expense on Federal Home Loan Bank advances increased $251,000, primarily due to a $38.1 million increase in the average balance of Federal Home Loan Bank advances to $39.1 million for the three months ended September 30, 2018 from $1.0 million for the three months ended September 30, 2017, and a 101 basis point increase in the average cost of Federal Home Loan Bank advances to 2.57% for the three months ended September 30, 2018 from 1.56% for the three months ended September 30, 2017. Rhinebeck Bank added higher cost borrowings to fund loan growth that exceeded deposit growth.
Provision for Loan Losses.   We recorded a provision for loan losses of  $525,000 for the three months ended September 30, 2018 compared to $225,000 for the three months ended September 30, 2017. The increase in the provision reflected management’s assessment of the loss inherent in our loan portfolio due in part to the growth of the indirect automobile, commercial real estate and commercial business loan portfolios, offset by decreases in charge-offs and non-performing loans. Net charge-offs decreased $146,000 from $300,000 for the three months ended September 30, 2017 to $154,000 for the three months ended September 30, 2018.
Non-Interest Income.   Non-interest income decreased $1.8 million, or 55.3%, to $1.5 million for the three months ended September 30, 2018 from $3.3 million for the three months ended September 30, 2017. The decrease was primarily due to the recognition of a $1.7 million gain on the sale of our insurance subsidiary in August 2017 and a $283,000 decrease in insurance-related income resulting from the sale of the insurance subsidiary. These decreases were offset in part by a $171,000 increase in service charges on deposit accounts and a $43,000 increase in investment advisory income. The increase in service charges on deposit accounts reflected a new deposit fee structure that was implemented in May 2018. The increase in investment advisory income reflected more income from annuities and mutual funds.

Non-Interest Expense.   Non-interest expense increased $463,000, or 7.7%, to $6.5 million for the three months ended September 30, 2018. The increase was due primarily to an increase of  $372,000 in salaries and employee benefits, which reflected the increased number of employees necessary to support Rhinebeck Bank’s growth, a $47,000 increase in insurance mostly due to a higher FDIC assessment rate, a $30,000 increase in accounting and auditing services, a $25,000 increase in OREO expenses due to efforts to sell our properties, and a general increase in net expenses of  $79,000 mainly due to growth-related IT and office supply increases. These expense increases were offset by a $90,000 reduction in consolidated expenses resulting from the sale of our insurance subsidiary in August 2017.
Income Tax Expense.   Income tax expense decreased $488,000, or 64.7%, to $266,000 for the three months ended September 30, 2018 from $754,000 for the three months ended September 30, 2017. The decrease resulted primarily from lower pre-tax income combined with the lower effective federal corporate tax rate under the Tax Cuts and Jobs Act, which reduced the federal corporate income tax rate from 35% to 21%, effective January 1, 2018. Additionally, the decrease in income tax expense for the three months ended September 30, 2018 reflected the benefit of tax planning implemented in 2018. Such strategies, which included additional pension payments made in 2018 and a repairs and maintenance study that allowed Rhinebeck Bancorp, MHC to take tax deductions at a 34% rate for 2017 compared to a 21% rate in 2018 and thereafter. The benefit of such strategies was reflected in the quarter.
Comparison of Operating Results for the Nine Months Ended September 30, 2018 and September 30, 2017
General.   Net income decreased by $1.0 million, or 25.4%, to $3.2 million for the nine months ended September 30, 2018 from $4.2 million for the nine months ended September 30, 2017. The decrease was primarily due to a $3.4 million decrease in non-interest income, a $390,000 increase in non-interest expense and a $900,000 increase in the provision for loan losses, offset by a $2.7 million increase in net interest income and a $926,000 decrease in income tax expense.
Net Interest Income.   Net interest income increased $2.7 million, or 14.7%, to $20.9 million for the nine months ended September 30, 2018 compared to $18.2 million for the nine months ended September 30, 2017. The increase reflected a $15.1 million increase in the average balance of net interest-earning assets to $172.0 million for the nine months ended September 30, 2018 from $156.9 million for the nine months ended September 30, 2017, and a 17 basis point increase in the interest rate spread to 3.68% for the nine months ended September 30, 2018 from 3.51% for the nine months ended September 30, 2017. The net interest margin increased 23 basis points to 3.89% for the nine months ended September 30, 2018 from 3.66% for the nine months ended September 30, 2017.
Interest and Dividend Income.   Interest and dividend income increased $3.9 million, or 18.6%, to $24.5 million for the nine months ended September 30, 2018, from $20.6 million for the nine months ended September 30, 2017. The increase primarily reflected a $52.7 million increase in the average balance of interest-earning assets, and a 41 basis point increase in the average yield to 4.56% for the nine months ended September 30, 2018 from 4.15% for the nine months ended September 30, 2017. The increased yield reflected an increase in market interest rates.
Interest income on loans increased $4.0 million primarily due to a $71.8 million increase in the average balance of loans to $606.6 million for the nine months ended September 30, 2018 from $534.8 million for the nine months ended September 30, 2017 and a 33 basis point increase in the average yield to 5.01% for the nine months ended September 30, 2018 from 4.68% for the nine months ended September 30, 2017. Interest income on loans also increased due to the payoff in the third quarter of 2018 of three commercial loans totaling $2.2 million, which were on non-accrual status, resulting in recognized interest of $603,000.
Interest income on securities decreased $97,000 primarily due to a $14.2 million decrease in the average balance of securities to $109.8 million for the nine months ended September 30, 2018 from $124.0 million for the nine months ended September 30, 2017, offset in part by a 14 basis point increase in the average yield to 2.14% for the nine months ended September 30, 2018 from 2.00% for the nine months ended September 30, 2017. The decrease in the average balance of securities reflects Rhinebeck Bank’s strategy to improve the overall yield on interest-earning assets by decreasing the level of its securities portfolio while simultaneously increasing its loans-to-assets ratio.
Interest Expense.   Interest expense increased $1.2 million, or 47.5%, to $3.6 million for the nine months ended September 30, 2018 from $2.4 million for the nine months ended September 30, 2017. The increase primarily reflected a $37.7 million increase in the average balance of interest-bearing liabilities and a 24 basis point increase in the average cost to 0.88% for the nine months ended September 30, 2018 from 0.64% for the nine months ended September 30, 2017. The increase in the cost of funds reflects an increase in market interest rates.

Interest expense on non-escrow interest-bearing deposits increased $637,000, or 28.8%, primarily due to a $12.2 million increase in the average balance of deposits to $502.3 million for the nine months ended September 30, 2018 from $490.1 million for the nine months ended September 30, 2017, and a 16 basis point increase in the average rate paid on interest-bearing deposits to 0.76% for the nine months ended September 30, 2018 from 0.60% for the same period in the prior year.
Interest expense on Federal Home Loan Bank advances increased $485,000, primarily due to a $25.1 million increase in the average balance of Federal Home Loan Bank advances to $29.9 million for the nine months ended September 30, 2018 from $4.8 million for the nine months ended September 30, 2017, and a 144 basis point increase in the average cost of Federal Home Loan Bank advances to 2.31% for the nine months ended September 30, 2018 from 0.87% for the nine months ended September 30, 2017. Rhinebeck Bank added higher cost borrowings to fund loan growth that exceeded deposit growth.
Provision for Loan Losses.   We recorded a provision for loan losses of  $1.6 million for the nine months ended September 30, 2018 compared to $675,000 for the nine months ended September 30, 2017. The increase in the provision reflected management’s assessment of the loss inherent in our loan portfolio combined with the growth of the indirect automobile, commercial real estate and commercial business loan portfolios, offset by decreases in charge-offs and non-performing assets. Net charge-offs decreased $427,000 to $722,000 for the nine months ended September 30, 2018 from $1.1 million for the nine months ended September 30, 2017.
Non-Interest Income.   Non-interest income decreased $3.4 million, or 48.3%, to $3.6 million for the nine months ended September 30, 2018 from $7.0 million for the nine months ended September 30, 2017. The decrease was due primarily to the recognition of a $1.7 million gain on the sale of our insurance subsidiary in August 2017, a $1.4 million decrease in insurance-related income resulting from the sale of the insurance subsidiary, and to a $387,000 write down of a foreclosed residential real estate property. These decreases were offset in part by a $250,000 increase in service charges on deposit accounts. The increase in service charges on deposit accounts reflected a new deposit fee structure that was implemented in May 2018.
Non-Interest Expense.   Non-interest expense increased $390,000, or 2.1%, to $19.2 million for the nine months ended September 30, 2018. The increase was due primarily to a $253,000 increase in salaries and employee benefits due to the increased number of employees necessary to support Rhinebeck Bank’s growth, a $95,000 impairment charge for goodwill related to the valuation of Rhinebeck Asset Management and a $72,000 increase in advertising expense associated with a greater focus on marketing. These increases were offset by the sale of our insurance subsidiary in August 2017, which resulted in no insurance sales commissions being paid during the nine months ended September 30, 2018 compared to $217,000 in sales commissions paid during the nine months ended September 30, 2017.
Income Tax Expense.   Income tax expense decreased $926,000, or 63.0%, to $545,000 for the nine months ended September 30, 2018 from $1.5 million for the nine months ended September 30, 2017. The decrease resulted from lower pre-tax income combined with the lower effective federal corporate tax rate under the Tax Cuts and Jobs Act. Additionally, the decrease in income tax expense for the nine months ended September 30, 2018 reflected the benefit of tax planning strategies implemented in 2018 as previously described. The benefit of such strategies was reflected in the nine-month period.

FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to:
•
statements of our goals, intentions and expectations;

•
statements regarding our business plans, prospects, growth and operating strategies;

•
statements regarding the quality of our loan and investment portfolios; and

•
estimates of our risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:
•
general economic conditions, either nationally or in our market area, that are worse than expected;

•
changes in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for loan losses;

•
our ability to access cost-effective funding;

•
fluctuations in real estate values and both residential and commercial real estate market conditions;

•
demand for loans and deposits in our market area;

•
our ability to continue to implement our business strategies;

•
competition among depository and other financial institutions;

•
inflation and changes in market interest rates that reduce our margins and yields, reduce the fair value of financial instruments or reduce our volume of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make whether held in portfolio or sold in the secondary market;

•
adverse changes in the securities markets;

•
changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•
our ability to manage market risk, credit risk and operational risk;

•
our ability to enter new markets successfully and capitalize on growth opportunities;

•
the imposition of tariffs or other domestic or international governmental polices impacting the value of the agricultural or other products of our borrowers;

•
our ability to successfully integrate into our operations any assets, liabilities or systems we may acquire, as well as new management personnel or customers, and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto;

•
changes in consumer spending, borrowing and savings habits;

•
changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•
our ability to retain key employees;

•
our compensation expense associated with equity allocated or awarded to our employees; and

•
changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. See “Risk Factors” beginning on page 16.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING
Although we cannot determine what the actual net offering proceeds will be until the offering is completed, we estimate that the net proceeds will be between $29.2 million and $39.9 million, or $46.1 million if the offering range is increased by 15%.
We intend to distribute the net proceeds as follows:
	Based Upon the Sale at $10.00 Per Share of
	3,076,913 Shares		3,619,898 Shares		4,162,883 Shares		4,787,315 Shares(1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Gross offering proceeds	$30,769		$36,199		$41,629		$47,873
Less: offering expenses	(1,608)		(1,657)		(1,707)		(1,763)
Net offering proceeds	29,161	100.0%	34,542	100.0%	39,922	100.0%	46,110	100.0%
Distribution of net proceeds:
Proceeds contributed to Rhinebeck Bank	17,497	60.0%	20,725	60.0%	23,953	60.0%	27,666	60.0%
Cash contribution to the charitable foundation	200	0.7%	200	0.6%	200	0.5%	200	0.4%
Loan to employee stock ownership plan	2,805	9.6%	3,300	9.6%	3,795	9.5%	4,364	9.5%
Proceeds retained by Rhinebeck Bancorp, Inc.	$8,659	29.7%	$10,317	30.0%	$11,974	30.0%	$13,880	30.1%

(1)
As adjusted to give effect to an increase in the number of shares, which increase could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will reduce Rhinebeck Bank’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if fewer shares were sold in the subscription and community offerings and more in the syndicated offering than we have assumed.
Rhinebeck Bancorp, Inc. may use the proceeds it retains from the offering:
•
to invest in securities;

•
to repurchase shares of our common stock, including repurchases to fund stock-based benefit plans;

•
to finance the potential acquisition of financial institutions or financial services companies, although we do not currently have any agreements or understandings regarding any specific acquisition transaction; or

•
for other general corporate purposes.

See “Our Dividend Policy” for a discussion of our expected dividend policy following the completion of the offering. Under NYSDFS regulations, we may not repurchase shares of our common stock during the first year following the completion of the offering and, in the second and third years, we may not repurchase more than 5% of our then-outstanding shares of common stock in each of those years without the prior approval of the NYSDFS.
Rhinebeck Bank may use the net proceeds it receives from the offering:
•
to fund new loans;

•
to invest in securities;

•
to expand its retail banking franchise by establishing or acquiring new branches (including up to three additional branches in Orange County, New York over the next three years) or by acquiring other financial institutions or other financial services companies as opportunities arise, although we do not currently have any understandings or agreements to acquire a financial institution or other entity; or

•
for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in an interest-bearing deposit account in Rhinebeck Bank and in short-term investment securities of the type currently held by Rhinebeck Bank. We have not determined specific amounts of the net proceeds that would be used for the purposes described above. The use of proceeds outlined above may change based on many factors, including changes in interest rates, equity markets, laws and regulations affecting the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions.
We expect our return on equity to be low until we are able to effectively deploy the additional capital raised in the offering. See “Risk Factors — Risks Related to the Offering — Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.”

OUR DIVIDEND POLICY
Following completion of the offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, we currently do not intend to pay cash dividends. The decision to pay a dividend in the future would depend upon a number of factors, including: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; statutory and regulatory limitations, including the Federal Reserve Board’s dividend waiver regulations and policy, which effectively prohibit us from paying any dividends to our public stockholders without also paying the same dividends per share to Rhinebeck Bancorp, MHC; and general economic conditions. We cannot assure you that any dividends will be paid on our common stock as long as we operate in the mutual holding company form, unless there is a change in Federal Reserve Board regulations or policy that would allow mutual holding companies to waive the receipt of dividends. Moreover, even if we pay dividends on our common stock in the future, we cannot assure you that dividends will not be reduced or eliminated. Special cash dividends, stock dividends or returns of capital, to the extent permitted by applicable law, regulations and policy, may be paid in addition to, or in lieu of, regular cash dividends. See “Risk Factors — Risks Related to the Offering — Federal Reserve Board regulations and policy effectively prohibit Rhinebeck Bancorp, MHC from waiving the receipt of dividends, which will likely preclude us from paying any dividends on our common stock.”
We will file a consolidated federal tax return with Rhinebeck Bank. Accordingly, it is anticipated that any cash distributions that we make to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes. Additionally, pursuant to applicable regulations, during the three-year period following the offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.
Pursuant to our articles of incorporation, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock of Rhinebeck Bancorp, Inc. — Common Stock.” Dividends we can declare and pay also will depend, in part, upon receipt of dividends from Rhinebeck Bank, because initially we will have no source of income other than dividend income from Rhinebeck Bank and earnings from the investment of the net proceeds from the sale of shares of common stock retained by us and interest payments received in connection with the loan to the employee stock ownership plan. New York banking law imposes limitations on capital distributions (including dividends) by Rhinebeck Bank. See “Supervision and Regulation —  New York Banking Laws and Supervision — Dividends.”
Any payment of dividends by Rhinebeck Bank to us that would be deemed to be drawn out of Rhinebeck Bank’s bad debt reserves, if any, would require a payment of taxes at the then-current tax rate by Rhinebeck Bank on the amount of earnings deemed to be removed from the reserves for such distribution. Rhinebeck Bank does not intend to make any distribution to us that would create such a federal tax liability.

MARKET FOR THE COMMON STOCK
We have never issued capital stock and there is no established market for our shares of common stock. We expect that our shares of common stock will be listed for trading on the Nasdaq Capital Market under the symbol “RBKB,” subject to completion of the offering and compliance with certain listing conditions, including the presence of at least three registered and active market makers. Sandler O’Neill & Partners, L.P. has advised us that it intends to make a market in shares of our common stock following the offering, but it is not obligated to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, there can be no assurance that we will be successful in obtaining such commitments.
The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness, depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of shares of our common stock at any particular time may be limited, which may have an adverse effect on the price at which shares of our common stock can be sold. There can be no assurance that persons purchasing the shares of common stock will be able to sell their shares at or above the $10.00 offering purchase price per share.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE
At June 30, 2018, Rhinebeck Bank exceeded all applicable regulatory capital requirements and was considered “well capitalized.” The table below sets forth, at June 30, 2018, the historical equity capital and regulatory capital and the pro forma equity capital and regulatory capital of Rhinebeck Bank after giving effect to the sale of shares of common stock at $10.00 per share. The tabular data assumes the receipt by Rhinebeck Bank of 60% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering.”
	Rhinebeck Bank Historical at June 30, 2018(1)		Pro Forma at June 30, 2018 Based Upon the Sale in the Offering of:
			3,076,913 Shares		3,619,898 Shares		4,162,883 Shares		4,787,315 Shares(2)
	Amount	Percent of Assets(3)	Amount	Percent of Assets(3)	Amount	Percent of Assets(3)	Amount	Percent of Assets(3)	Amount	Percent of Assets(3)
	(unaudited)		(Dollars in thousands)
Equity capital	$58,667	7.43%	$71,957	8.91%	$74,442	9.19%	$76,928	9.45%	$79,788	9.76%
Tier 1 leverage capital	$64,518	8.33%	$77,808	9.82%	$80,293	10.10%	$82,779	10.37%	$85,639	10.67%
Tier 1 leverage requirement	38,732	5.00%	39,607	5.00%	39,768	5.00%	39,930	5.00%	40,115	5.00%
Excess	$25,786	3.33%	$38,201	4.82%	$40,525	5.10%	$42,849	5.37%	$45,524	5.67%
Tier 1 risk-based capital(4)	$64,518	9.62%	$77,808	11.54%	$80,293	11.90%	$82,779	12.25%	$85,639	12.66%
Tier 1 risk-based requirement	53,666	8.00%	53,946	8.00%	53,998	8.00%	54,050	8.00%	54,109	8.00%
Excess	$10,852	1.62%	$23,862	3.54%	$26,295	3.90%	$28,729	4.25%	$31,530	4.66%
Total risk-based capital(4)	$70,457	10.50%	$83,747	12.42%	$86,232	12.78%	$88,718	13.13%	$91,578	13.54%
Total risk-based requirement	67,083	10.00%	67,433	10.00%	67,498	10.00%	67,562	10.00%	67,636	10.00%
Excess	$3,374	0.50%	$16,314	2.42%	$18,734	2.78%	$21,156	3.13%	$23,942	3.54%
Common equity Tier 1 capital	$64,518	9.62%	$77,808	11.54%	$80,293	11.90%	$82,779	12.25%	$85,639	12.66%
Common equity Tier 1 requirement	43,604	6.50%	43,831	6.50%	43,873	6.50%	43,915	6.50%	43,964	6.50%
Excess	$20,914	3.12%	$33,977	5.04%	$36,420	5.40%	$38,864	5.75%	$41,675	6.16%
Reconciliation:
Net proceeds infused into Rhinebeck Bank			$17,497		$20,725		$23,953		$27,666
Less: Common stock acquired by employee stock ownership plan			(2,805)		(3,300)		(3,795)		(4,364)
Less: Common stock acquired by stock-based benefit plan			(1,402)		(1,650)		(1,897)		(2,182)
Pro forma increase in Tier 1 and risk-based capital			$13,290		$15,775		$18,261		$21,120

(1)
Excludes $1.75 million in cash held at Rhinebeck Bancorp, MHC that was contributed to Rhinebeck Bank as capital in October 2018.

(2)
As adjusted to give effect to an increase in the number of shares, which increase could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(3)
Equity and Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.

(4)
Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION
The following table presents, at June 30, 2018, the historical consolidated capitalization of Rhinebeck Bancorp, MHC and the pro forma consolidated capitalization of Rhinebeck Bancorp, Inc. after giving effect to the offering based upon the assumptions set forth under “Pro Forma Data.”
	Rhinebeck Bancorp, MHC Historical at June 30, 2018	Rhinebeck Bancorp, Inc. Pro Forma at June 30, 2018 Based upon the Sale in the Offering at $10.00 per Share of:
		3,076,913 Shares	3,619,898 Shares	4,162,883 Shares	4,787,315 Shares(1)
	(unaudited)	(Dollars in thousands)
Deposits(2)	$666,098	$666,098	$666,098	$666,098	$666,098
Borrowings	48,155	48,155	48,155	48,155	48,155
Total deposits and borrowed funds	$714,253	$714,253	$714,253	$714,253	$714,253
Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized	$—	$—	$—	$—	$—
Common stock, $0.01 par value, 25,000,000 shares authorized; shares to be issued as reflected(3)	—	72	84	97	111
Additional paid-in capital	100	30,621	36,242	41,861	48,326
Tax benefit of contribution to the charitable foundation	—	440	509	577	655
Retained earnings(4)	63,027	63,027	63,027	63,027	63,027
Accumulated other comprehensive loss	(7,566)	(7,566)	(7,566)	(7,566)	(7,566)
Less:
Expense of stock contribution to the charitable foundation	—	(1,431)	(1,684)	(1,936)	(2,227)
Expense of cash contribution to the charitable foundation	—	(200)	(200)	(200)	(200)
Capital retained by Rhinebeck Bancorp, MHC	—	(100)	(100)	(100)	(100)
Common stock to be acquired by employee stock ownership plan(5)	—	(2,805)	(3,300)	(3,795)	(4,364)
Common stock to be acquired by stock-based benefit plans(6)	—	(1,402)	(1,650)	(1,897)	(2,182)
Total stockholders’ equity	$55,561	$80,656	$85,362	$90,068	$95,480
Pro Forma Shares Outstanding
Total shares issued	—	7,155,612	8,418,367	9,681,122	11,133,290
Shares issued to charitable foundation	—	143,112	168,367	193,622	222,665
Shares issued to Rhinebeck Bancorp, MHC	—	3,935,587	4,630,102	5,324,617	6,123,310
Shares sold in the offering	—	3,076,913	3,619,898	4,162,883	4,787,315
Total stockholders’ equity as a percentage of total assets	7.03%	9.90%	10.41%	10.93%	11.51%

(1)
As adjusted to give effect to an increase in the number of shares, which increase could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)
Does not reflect withdrawals from deposit accounts at Rhinebeck Bank for the purchase of shares of common stock. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.

(3)
No effect has been given to the issuance of additional shares of common stock pursuant to the exercise of options under one or more stock-based benefit plans. If the plans are implemented within the first year after the closing of the offering, an amount up to 4.90% of the outstanding shares of common stock of Rhinebeck Bancorp, Inc. at the completion of the offering, including shares issued to Rhinebeck Bancorp, MHC and contributed to the charitable foundation, will be reserved for issuance upon the exercise of options under the plans. See “Management.”

(4)
The retained earnings of Rhinebeck Bank will be substantially restricted after the offering. See “Supervision and Regulation — New York Banking Laws and Supervision — Dividends.”

(5)
Assumes that 3.92% of the outstanding shares of common stock of Rhinebeck Bancorp, Inc. at the completion of the offering, including shares issued to Rhinebeck Bancorp, MHC and contributed to the charitable foundation, will be acquired by the employee stock ownership plan financed by a loan from Rhinebeck Bancorp, Inc. The loan will be repaid principally from Rhinebeck Bank’s contributions to the employee stock ownership plan. Since Rhinebeck Bancorp, Inc. will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on Rhinebeck Bancorp, Inc.’s consolidated balance sheet. Accordingly, the number of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.

(6)
Assumes a number of shares of common stock equal to 1.96% of the outstanding shares of common stock of Rhinebeck Bancorp, Inc. at the completion of the offering, including shares issued to Rhinebeck Bancorp, MHC and contributed to the charitable foundation, will be purchased for grant by one or more stock-based benefit plans. The funds to be used by such plans to purchase shares will be provided by Rhinebeck Bancorp, Inc. The dollar amount of common stock to be purchased is based on the $10.00 per share offering price and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the offering price. Rhinebeck Bancorp, Inc. will accrue compensation expense to reflect the vesting of shares pursuant to such stock-based benefit plans and will credit capital in an amount equal to the charge to operations. Implementation of such plans will require stockholder approval.

PRO FORMA DATA
The following tables summarize historical and pro forma data of Rhinebeck Bancorp, Inc. at and for the six months ended June 30, 2018 and at and for the year ended December 31, 2017. This information is based on assumptions set forth below and in the tables, and should not be used as a basis for projections of market value of the shares of common stock following the offering.
The net proceeds in the table are based upon the following assumptions:
1.
all shares of common stock will be sold in the subscription and community offerings;

2.
our directors, executive officers, and their associates will purchase 182,800 shares of common stock;

3.
our employee stock ownership plan will purchase 3.92% of the outstanding shares of common stock of Rhinebeck Bancorp, Inc. at the completion of the offering (including shares of common stock issued to Rhinebeck Bancorp, MHC and contributed to the charitable foundation) with the proceeds of a loan from Rhinebeck Bancorp, Inc. The loan will be repaid in substantially equal payments of principal and interest (at the prime rate of interest, calculated at the date of the loan origination) over a 20-year period. Interest income that we earn on the loan will offset the interest paid by Rhinebeck Bank;

4.
Rhinebeck Bancorp, Inc. will contribute $200,000 in cash to the charitable foundation;

5.
we will pay Sandler O’Neill & Partners, L.P. a fee equal to 1.0% of the aggregate amount of common stock sold in the subscription and community offerings;

6.
no fee will be paid with respect to shares of common stock purchased by our tax-qualified and non-qualified employee stock benefit plans or charitable foundation, or stock purchased by our officers, trustees, directors and employees, and their immediate family members; and

7.
total expenses of the offering, other than the fees and commissions to be paid to Sandler O’Neill & Partners, L.P. and other broker-dealers, will be $1.2 million.

We calculated pro forma consolidated net income for the six months ended June 30, 2018 and the year ended December 31, 2017 as if the estimated net proceeds had been invested at the beginning of the period at an assumed interest rate of 2.73% (1.99% after-tax). This rate represents the yield on the five-year U.S. Treasury Note at June 30, 2018, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by applicable regulations.
We further believe that the reinvestment rate is factually supportable because:
•
the yield on the U.S Treasury Note can be determined and/or estimated from third-party sources; and

•
we believe that U.S. Treasury securities are not subject to credit losses due to a U.S. Government guarantee of payment of principal and interest.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. For purposes of pro forma earnings per share calculations, we adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts as if the shares of common stock were outstanding at the beginning of the period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.
The pro forma tables give effect to the implementation of one or more stock-based benefit plans. Subject to the receipt of stockholder approval, we have assumed that stock-based benefit plans will acquire to fund restricted stock awards a number of shares of common stock equal to 1.96% of the outstanding shares of common stock of Rhinebeck Bancorp, Inc. at the completion of the offering (including shares of common stock issued to Rhinebeck Bancorp, MHC and contributed to the charitable foundation) at the same price for which they were sold in the offering. We have assumed that awards of common stock granted under such plans vest over a five-year period.

We have also assumed that options will be granted under stock-based benefit plans to acquire shares of common stock equal to 4.90% of the outstanding shares of common stock of Rhinebeck Bancorp, Inc. at the completion of the offering (including shares of common stock issued to Rhinebeck Bancorp, MHC and contributed to the charitable foundation). In preparing the tables below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of  $3.06 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 13.79% for the shares of common stock, no dividend yield, an expected option term of 10 years and a risk-free rate of return of 2.85%.
We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 4.90% and 1.96%, respectively, of the outstanding shares of common stock of Rhinebeck Bancorp, Inc. at the completion of the offering (including shares issued to Rhinebeck Bancorp, MHC and contributed to the charitable foundation) and that vest sooner than over a five-year period if the stock-based benefit plans are implemented more than one year following the completion of the offering.
As discussed under “How We Intend to Use the Proceeds from the Offering,” we intend to contribute 60% of the net offering proceeds to Rhinebeck Bank, and we will retain the remainder of the net offering proceeds. We will use a portion of the proceeds we retain to fund a loan to the employee stock ownership plan and retain the rest for future use.
The pro forma tables do not give effect to:
•
withdrawals from deposit accounts at Rhinebeck Bank to purchase shares of common stock in the offering;

•
our results of operations after the offering;

•
increased fees that we would pay Sandler O’Neill & Partners, L.P. and other broker-dealers if we would have to conduct a syndicated offering or firm commitment offering; or

•
changes in the market price of the shares of common stock after the offering.

The following pro forma information may not be representative of the financial effects of the offering at the dates on which the offering actually occurs, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders’ equity represents the difference between the stated amounts of our assets and liabilities. The pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Moreover, pro forma stockholders’ equity per share does not give effect to the liquidation account established by Rhinebeck Bancorp, MHC or, in the unlikely event of a liquidation of Rhinebeck Bank, to the tax effect of the recapture of the bad debt reserve.
	At or for the Six Months Ended June 30, 2018 Based Upon the Sale at $10.00 Per Share of:
	3,076,913 Shares	3,619,898 Shares	4,162,883 Shares	4,787,315 Shares(1)
	(Dollars in thousands, except per share amounts)
Gross proceeds of stock offering	$30,769	$36,199	$41,629	$47,873
Plus: market value of shares issued to Rhinebeck Bancorp, MHC	—	—	—	—
Plus: market value of shares contributed to charitable foundation	1,431	1,684	1,936	2,227
Pro forma market capitalization	$32,200	$37,883	$43,565	$50,100
Gross proceeds of stock offering	$30,769	$36,199	$41,629	$47,873
Less: expenses	1,608	1,657	1,707	1,763
Estimated net proceeds	29,161	34,542	39,922	46,110
Less: Cash contribution to charitable foundation	(200)	(200)	(200)	(200)
Less: Common stock purchased by employee stock ownership plan	(2,805)	(3,300)	(3,795)	(4,364)
Less: Common stock purchased by stock-based benefit plans	(1,402)	(1,650)	(1,897)	(2,182)
Estimated net proceeds, as adjusted	$24,754	$29,392	$34,030	$39,364
For the Six Months Ended June 30, 2018
Consolidated net earnings:
Historical	$1,195	$1,195	$1,195	$1,195
Pro forma income on net proceeds	247	293	339	392
Pro forma capitalization of Rhinebeck Bancorp, MHC	(1)	(1)	(1)	(1)
Pro forma employee stock ownership plan adjustment(2)	(51)	(60)	(70)	(80)
Pro forma stock award adjustment(3)	(103)	(121)	(139)	(160)
Pro forma stock option plan adjustment(4)	(100)	(118)	(136)	(156)
Pro forma net income(5)(6)	$1,187	$1,189	$1,190	$1,192
Per share net income:
Historical	$0.17	$0.14	$0.12	$0.11
Pro forma income on net proceeds	0.04	0.04	0.04	0.04
Pro forma capitalization of Rhinebeck Bancorp, MHC	0.00	0.00	0.00	0.00
Pro forma employee stock ownership plan adjustment(2)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma stock award adjustment(3)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma stock option plan adjustment(4)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma earnings per share(5)(6)	$0.18	$0.15	$0.13	$0.12
Stock price as a multiple of pro forma earnings per share	27.78x	33.33x	38.46x	41.67x
Shares used for calculating pro forma earnings per share	6,882,125	8,096,617	9,311,110	10,707,776

	At or for the Six Months Ended June 30, 2018 Based Upon the Sale at $10.00 Per Share of:
	3,076,913 Shares	3,619,898 Shares	4,162,883 Shares	4,787,315 Shares(1)
	(Dollars in thousands, except per share amounts)
At June 30, 2018
Stockholders’ equity:
Historical	$55,561	$55,561	$55,561	$55,561
Estimated net proceeds	29,161	34,542	39,922	46,110
Less: capitalization of MHC	(100)	(100)	(100)	(100)
Plus: market value of shares contributed to charitable foundation	1,431	1,684	1,936	2,227
Less: expense of contribution to charitable foundation	(1,431)	(1,684)	(1,936)	(2,227)
Plus: tax benefit of contribution to charitable foundation	440	509	577	655
Less: expense of contribution to charitable foundation	(200)	(200)	(200)	(200)
Less: common stock acquired by employee stock ownership plan(2)	(2,805)	(3,300)	(3,795)	(4,364)
Less: common stock acquired by stock-based benefit plans(3)	(1,402)	(1,650)	(1,897)	(2,182)
Pro forma stockholders’ equity(7)	$80,656	$85,362	$90,068	$95,480
Intangible assets	(1,715)	(1,715)	(1,715)	(1,715)
Pro forma tangible stockholders’ equity	78,941	83,647	88,353	93,765
Stockholders’ equity per share:
Historical	$7.76	$6.60	$5.74	$4.99
Estimated net proceeds	4.08	4.10	4.12	4.14
Less: capitalization of MHC	(0.01)	(0.01)	(0.01)	(0.01)
Plus: market value of shares contributed to charitable foundation	0.20	0.20	0.20	0.20
Less: market value of shares contributed to charitable foundation	(0.20)	(0.20)	(0.20)	(0.20)
Less: cash contribution to charitable foundation	(0.03)	(0.02)	(0.02)	(0.02)
Plus: tax benefit of contribution to charitable foundation	0.06	0.06	0.06	0.06
Less: common stock acquired by employee stock ownership plan(2)	(0.39)	(0.39)	(0.39)	(0.39)
Less: common stock acquired by stock-based benefit plans(3)	(0.20)	(0.20)	(0.20)	(0.20)
Pro forma stockholders’ equity per share(7)	11.27	10.14	9.30	8.57
Intangible assets per share	(0.24)	(0.20)	(0.17)	(0.15)
Pro forma tangible stockholders’ equity per share	$11.03	$9.94	$9.13	$8.42
Offering price as percentage of pro forma equity per share	88.73%	98.62%	107.53%	116.69%
Offering price as percentage of pro forma tangible stockholders’ equity per share	90.66%	100.60%	109.53%	118.76%
Number of shares outstanding for pro forma book value per share calculations	7,155,612	8,418,367	9,681,122	11,133,290
(footnotes begin on following page)

(1)
As adjusted to give effect to an increase in the number of shares, which increase could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)
Assumes that 3.92% of the outstanding shares of common stock of Rhinebeck Bancorp, Inc. at the completion of the offering (including shares of common stock of Rhinebeck Bancorp, Inc. issued to Rhinebeck Bancorp, MHC and contributed to the charitable foundation) will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Rhinebeck Bancorp, Inc. Rhinebeck Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Rhinebeck Bank’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. ASC 718-40 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Rhinebeck Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 27.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 7,012, 8,250, 9,487 and 10,911 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and according to ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.

(3)
Assumes that one or more stock-based benefit plans purchase an aggregate number of shares of common stock equal to 1.96% of the outstanding shares of common stock of Rhinebeck Bancorp, Inc. at the completion of the offering (including shares of common stock of Rhinebeck Bancorp, Inc. issued to Rhinebeck Bancorp, MHC and contributed to the charitable foundation). Stockholder approval of the plans and purchases by the plans may not occur earlier than six months after the completion of the offering. The shares may be acquired directly from Rhinebeck Bancorp, Inc. or through open market purchases. Shares in the stock-based benefit plans are assumed to vest over a period of five years. The funds to be used to purchase the shares will be provided by Rhinebeck Bancorp, Inc. The table assumes that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 10.0% of the amount contributed to the plans is amortized as an expense during the six months ended June 30, 2018, and (iii) the plans’ expense reflects an effective combined federal and state tax rate of 27.0%. The issuance of authorized but unissued shares of common stock to fund these awards would dilute stockholders’ ownership and voting interests by approximately 1.9%.

(4)
Assumes that options are granted under one or more stock-based benefit plans to acquire an aggregate number of shares of common stock equal to 4.90% of the outstanding shares of common stock of Rhinebeck Bancorp, Inc. at the completion of the offering (including shares of common stock of Rhinebeck Bancorp, Inc. issued to Rhinebeck Bancorp, MHC and contributed to the charitable foundation). Stockholder approval of the plans may not occur earlier than six months after the completion of the offering. In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $3.06 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 27.0%. The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted. Under the above assumptions, the implementation of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute stockholders’ ownership and voting interests by approximately 4.7%.

(5)
Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and contributed to the charitable foundation and, according to ASC 718-40, subtracting the employee stock ownership plan shares which have not been committed for release during the period. See footnote 1 above. The number of shares of common stock actually sold and the corresponding number of outstanding shares may be more or less than the assumed amounts.

(6)
Does not give effect to the non-recurring expense that will be recognized during fiscal 2019 as a result of the contribution to the charitable foundation. The following table shows the estimated after-tax expense associated with the contribution to the charitable foundation, as well as pro forma net income and pro forma net income per share assuming the contribution to the charitable foundation had been expensed during the six months ended June 30, 2018.

	For the Six Months Ended June 30, 2018 Based upon the Sale at $10.00 Per Share of:
	3,076,913 Shares	3,619,898 Shares	4,162,883 Shares	4,787,315 Shares
	(In thousands, except per share amounts)
After-tax expense of stock and cash contribution to charitable foundation	$(1,191)	$(1,375)	$(1,559)	$(1,772)
Pro forma loss, adjusted for foundation contribution	(4)	(186)	(370)	(580)
Pro forma loss per share	(0.00)	(0.02)	(0.04)	(0.05)
The pro forma data assume that we will realize 100% of the income tax benefit as a result of the contribution to the charitable foundation based on a 27.0% combined federal and state tax rate. The realization of the tax benefit is generally limited annually to 10% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.
(7)
The retained earnings of Rhinebeck Bank will be substantially restricted after the offering. See “Our Dividend Policy,” and “Supervision and Regulation — New York Banking Laws and Supervision — Dividends.”

	At or for the Year Ended December 31, 2017 Based upon the Sale at $10.00 Per Share of:
	3,076,913 Shares	3,619,898 Shares	4,162,883 Shares	4,787,315 Shares(1)
	(Dollars in thousands, except per share amounts)
Gross proceeds of stock offering	$30,769	$36,199	$41,629	$47,873
Plus: market value of shares issued to Rhinebeck Bancorp, MHC	—	—	—	—
Plus: market value of shares contributed to charitable foundation	1,431	1,684	1,936	2,227
Pro forma market capitalization	$32,200	$37,883	$43,565	$50,100
Gross proceeds of stock offering	$30,769	$36,199	$41,629	$47,873
Less: expenses	1,608	1,657	1,707	1,763
Estimated net proceeds	29,161	34,542	39,922	46,110
Less: cash contribution to charitable foundation	(200)	(200)	(200)	(200)
Less: common stock purchased by employee stock ownership plan	(2,805)	(3,300)	(3,795)	(4,364)
Less: common stock purchased by stock-based benefit plans	(1,402)	(1,650)	(1,897)	(2,182)
Estimated net proceeds, as adjusted	$24,754	$29,392	$34,029	$39,364
For the Year Ended December 31, 2017
Consolidated net earnings:
Historical	$3,002	$3,002	$3,002	$3,002
Pro forma income on net proceeds	493	586	678	784
Pro forma capitalization of Rhinebeck Bancorp, MHC	(2)	(2)	(2)	(2)
Pro forma employee stock ownership plan adjustment(2)	(102)	(120)	(139)	(159)
Pro forma stock award adjustment(3)	(205)	(241)	(277)	(319)
Pro forma stock option plan adjustment(4)	(200)	(235)	(271)	(311)
Pro forma net income(5)(6)	$2,986	$2,990	$2,991	$2,995
Per share net income:
Historical	$0.44	$0.37	$0.32	$0.28
Pro forma income on net proceeds	0.07	0.07	0.07	0.07
Pro forma capitalization of Rhinebeck Bancorp, MHC	0.00	0.00	0.00	0.00
Pro forma employee stock ownership plan adjustment(2)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma stock award adjustment(3)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma stock option plan adjustment(4)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma net income per share(5)(6)	$0.44	$0.37	$0.32	$0.28
Stock price as a multiple of pro forma earnings per share	22.73x	27.03x	31.25x	35.71x
Shares used for calculating pro forma earnings per share	6,889,137	8,104,867	9,320,597	10,718,686

	At or for the Year Ended December 31, 2017 Based upon the Sale at $10.00 Per Share of:
	3,076,913 Shares	3,619,898 Shares	4,162,883 Shares	4,787,315 Shares(1)
	(Dollars in thousands, except per share amounts)
At December 31, 2017
Stockholders’ equity:
Historical	$54,977	$54,977	$54,977	$54,977
Estimated net proceeds	29,161	34,542	39,922	46,110
Less: capitalization of Rhinebeck Bancorp, MHC	(100)	(100)	(100)	(100)
Plus: market value of shares contributed to charitable foundation	1,431	1,684	1,936	2,227
Less: expense of contribution to charitable foundation	(1,431)	(1,684)	(1,936)	(2,227)
Less: cash contribution to charitable foundation	(200)	(200)	(200)	(200)
Plus: tax benefit of contribution to charitable foundation	440	509	577	655
Less: common stock acquired by employee stock ownership plan(2)	(2,805)	(3,300)	(3,795)	(4,364)
Less: common stock acquired by stock-based benefit plans(3)	(1,402)	(1,650)	(1,897)	(2,182)
Pro forma stockholders’ equity(7)	$80,071	$84,778	$89,483	$94,896
Intangible assets	(1,831)	(1,831)	(1,831)	(1,831)
Pro forma tangible stockholders’ equity	78,240	82,947	87,652	93,065
Stockholders’ equity per share:
Historical	$7.68	$6.53	$5.68	$4.94
Estimated net proceeds	4.08	4.10	4.12	4.14
Less: capitalization of Rhinebeck Bancorp, MHC	(0.01)	(0.01)	(0.01)	(0.01)
Plus: market value of shares contributed to charitable foundation	0.20	0.20	0.20	0.20
Less: expense of contribution to charitable foundation	(0.20)	(0.20)	(0.20)	(0.20)
Less: cash contribution to charitable foundation	(0.03)	(0.02)	(0.02)	(0.02)
Plus: tax benefit of contribution to charitable foundation	0.06	0.06	0.06	0.06
Less: common stock acquired by employee stock ownership plan(2)	(0.39)	(0.39)	(0.39)	(0.39)
Less: common stock acquired by stock-based benefit plans(3)	(0.20)	(0.20)	(0.20)	(0.20)
Pro forma stockholders’ equity per share(7)	$11.19	$10.07	$9.24	$8.52
Intangible assets	(0.26)	(0.22)	(0.19)	(0.16)
Pro forma tangible stockholders’ equity per share	$10.93	$9.85	$9.05	$8.36
Offering price as percentage of pro forma stockholders’ equity per share	89.37%	99.30%	108.23%	117.37%
Offering price as percentage of pro forma tangible stockholders’ equity per share	91.49%	101.52%	110.50%	119.62%
Number of shares outstanding for pro forma book value per share calculations	7,155,612	8,418,367	9,681,122	11,133,290
(footnotes begin on following page)

(1)
As adjusted to give effect to an increase in the number of shares, which increase could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)
Assumes that 3.92% of the outstanding shares of common stock of Rhinebeck Bancorp, Inc. at the completion of the offering (including shares of Rhinebeck Bancorp, Inc. common stock issued to Rhinebeck Bancorp, MHC and contributed to the charitable foundation) will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Rhinebeck Bancorp, Inc. Rhinebeck Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Rhinebeck Bank’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 718-40, “Compensation — Stock Compensation — Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Rhinebeck Bank, the fair value of the common stock remains equal to the offering price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 27.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 14,025, 16,500, 18,975 and 21,821 shares were committed to be released during the year at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and according to ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.

(3)
Assumes that one or more stock-based benefit plans purchase an aggregate number of shares of common stock equal to 1.96% of the outstanding shares of common stock of Rhinebeck Bancorp, Inc. at the completion of the offering (including shares of common stock of Rhinebeck Bancorp, Inc. issued to Rhinebeck Bancorp, MHC and contributed to the charitable foundation). Stockholder approval of the plans and purchases by the plans may not occur earlier than six months after the completion of the offering. The shares may be acquired directly from Rhinebeck Bancorp, Inc. or through open market purchases. Shares in the stock-based benefit plans are assumed to vest over a period of five years. The funds to be used to purchase the shares will be provided by Rhinebeck Bancorp, Inc. The table assumes that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the plan is amortized as an expense during the year ended December 31, 2017, and (iii) the plans’ expense reflects an effective combined federal and state tax rate of 27.0%. The issuance of authorized but unissued shares of common stock to fund these awards would dilute stockholders’ ownership and voting interests by approximately 1.9%.

(4)
Assumes that options are granted under one or more stock-based benefit plans to acquire an aggregate number of shares of common stock equal to 4.90% of the outstanding shares of common stock of Rhinebeck Bancorp, Inc. at the completion of the offering (including shares of common stock of Rhinebeck Bancorp, Inc. issued to Rhinebeck Bancorp, MHC and contributed to the charitable foundation). Stockholder approval of the plans may not occur earlier than six months after the completion of the offering. In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $3.06 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed combined federal and state tax rate of 27.0%. The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted. Under the above assumptions, the implementation of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute stockholders’ ownership and voting interests by approximately 4.7%.

(5)
Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and contributed to the charitable foundation and, according to ASC 718-40, subtracting the employee stock ownership plan shares which have not been committed for release during the year. See footnote 1 above. The number of shares of common stock actually sold and the corresponding number of outstanding shares may be more or less than the assumed amounts.

(6)
Does not give effect to the non-recurring expense that would be recognized during fiscal 2019 as a result of the contribution to the charitable foundation. The following table shows the estimated after-tax expense associated with the contribution to the charitable foundation, as well as pro forma net income and pro forma net income per share assuming the contribution to the charitable foundation had been expensed during the year ended December 31, 2017.

	For the Year Ended December 31, 2017 Based upon the Sale at $10.00 Per Share of:
	3,076,913 Shares	3,619,898 Shares	4,162,883 Shares	4,787,315 Shares
	(In thousands, except per share amounts)
After-tax expense of stock and cash contribution to charitable foundation	$(1,191)	$(1,375)	$(1,559)	$(1,772)
Pro forma net income, adjusted for foundation contribution	1,795	1,615	1,432	1,123
Pro forma net income per share	0.26	0.20	0.15	0.11
The pro forma data assume that we will realize 100% of the income tax benefit as a result of the contribution to the charitable foundation based on a combined federal and state tax rate of 27.0%. The realization of the tax benefit is generally limited annually to 10% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.
(7)
The retained earnings of Rhinebeck Bank will be substantially restricted after the offering. See “Our Dividend Policy,” and “Supervision and Regulation — New York Banking Laws and Supervision — Dividends.”

COMPARISON OF VALUATION AND PRO FORMA INFORMATION
WITH AND WITHOUT THE CHARITABLE FOUNDATION
As reflected in the table below, if the charitable foundation is not established and funded in connection with the reorganization and offering, RP Financial estimates that our pro forma valuation would be greater and, as a result, a greater number of shares of common stock would be issued in the offering. At the minimum, midpoint, maximum, and adjusted maximum of the valuation range, our pro forma valuation is $71.6 million, $84.2 million, $96.8 million and $111.3 million, respectively, with the charitable foundation, as compared to $73.5 million, $86.5 million, $99.5 million and $114.4 million, respectively, without the charitable foundation. There is no assurance that if the charitable foundation were not formed, the appraisal prepared at that time would conclude that our pro forma market value would be the same as that estimated in the table below. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.
For comparative purposes only, set forth below are certain pricing ratios, financial data and ratios at and for the six months ended June 30, 2018 at the minimum, midpoint, maximum, and adjusted maximum of the offering range, assuming the offering was completed at the beginning of the period, with and without the charitable foundation.
	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		Adjusted Maximum of Offering Range
	With Foundation	Without Foundation	With Foundation	Without Foundation	With Foundation	Without Foundation	With Foundation	Without Foundation
	(Dollars in thousands, except per share amounts)
Estimated offering amount	$30,769	$33,086	$36,199	$38,925	$41,629	$44,764	$47,873	$51,478
Pro forma market capitalization	32,200	33,086	37,883	38,925	43,565	44,764	50,100	51,478
Estimated full value	71,566	73,525	84,184	86,500	96,811	99,475	111,333	114,396
Total assets	814,947	816,886	819,654	821,908	824,359	826,931	829,772	832,707
Total liabilities	734,291	734,291	734,291	734,291	734,291	734,291	734,291	734,291
Pro forma stockholders’ equity	80,656	82,594	85,362	87,616	90,068	92,639	95,480	98,415
Pro forma net income(1)	1,187	1,204	1,189	1,208	1,190	1,212	1,192	1,217
Pro forma stockholders’ equity per share	11.27	11.24	10.14	10.13	9.30	9.32	8.57	8.60
Pro forma net income per share	0.18	0.18	0.15	0.15	0.13	0.13	0.12	0.12
Pro forma pricing ratios:
Offering price as a percentage of pro forma stockholders’ equity per share	88.73%	88.97%	98.62%	98.72%	107.53%	107.30%	116.69%	116.28%
Offering price to pro forma net income per share	27.78x	27.78x	33.33x	33.33x	38.46x	38.46x	41.67x	41.67x
Pro forma financial ratios:
Return on assets (annualized)	0.29%	0.29%	0.29%	0.29%	0.29%	0.29%	0.29%	0.29%
Return on equity (annualized)	2.94%	2.92%	2.79%	2.76%	2.64%	2.62%	2.50%	2.47%
Equity to assets	9.90%	10.11%	10.41%	10.66%	10.93%	11.20%	11.51%	11.82%
Total shares issued	7,155,612	7,352,500	8,418,367	8,650,000	9,681,122	9,947,500	11,133,290	11,439,625
(footnotes begin on following page)

(1)
The following table shows the estimated after-tax expense associated with the contribution to the charitable foundation, as well as pro forma net income, pro forma net income per share, pro forma return on assets and pro forma return on stockholders’ equity assuming the contribution to the charitable foundation was expensed during the six months ended June 30, 2018.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	Adjusted Maximum of Offering Range
	(Dollars in thousands, except per share amounts)
Before-tax expense of stock and cash contribution to foundation	$(1,631)	$(1,884)	$(2,136)	$(2,427)
After-tax expense of stock and cash contribution to foundation	$(1,191)	$(1,375)	$(1,559)	$(1,772)
Pro forma net loss	$(4)	$(186)	$(370)	$(580)
Pro forma net loss per share	$(0.00)	$(0.02)	$(0.04)	$(0.05)
Pro forma tax benefit	$440	$509	$577	$655
Offering price to pro forma net income per share	*	*	*	*
Pro forma loss on assets (annualized)	(0.00)%	(0.05)%	(0.09)%	(0.14)%
Pro forma loss on equity (annualized)	(0.01)%	(0.44)%	(0.82)%	(1.22)%

*
Not meaningful.

BUSINESS OF RHINEBECK BANCORP, MHC
Rhinebeck Bancorp, MHC was formed in October 2004 as a New York-chartered mutual holding company in connection with the reorganization of Rhinebeck Bank into the mutual holding company form of organization. As a mutual holding company, Rhinebeck Bancorp, MHC is a non-stock company. Rhinebeck Bancorp, MHC has not engaged in any business activity other than the ownership of the outstanding shares of capital stock of Rhinebeck Bank and servicing its obligations on its outstanding subordinated debentures. See “Business of Rhinebeck Bank — Subsidiaries.” Following the completion of the reorganization of Rhinebeck Bank into the “two-tier” mutual holding company structure, Rhinebeck Bancorp MHC will own a majority of the voting stock of Rhinebeck Bancorp, Inc. Rhinebeck MHC is subject to comprehensive regulation and examination by the NYSDFS and the Federal Reserve Board.

BUSINESS OF RHINEBECK BANCORP, INC.
Rhinebeck Bancorp, Inc. is a Maryland corporation that was formed in August 2018 and has not engaged in any business to date, other than organizational activities. Upon completion of the reorganization and offering, Rhinebeck Bancorp, Inc. will own all of the issued and outstanding capital stock of Rhinebeck Bank. Rhinebeck Bancorp, Inc. intends to contribute at least 60% of the net offering proceeds to Rhinebeck Bank and retain the remainder of the net offering proceeds. Rhinebeck Bancorp, Inc. intends to use and invest those retained proceeds as discussed under “How We Intend to Use the Proceeds from the Offering.” Rhinebeck Bancorp, Inc.’s executive offices are located at 2 Jefferson Plaza, Poughkeepsie, New York 12601, and its telephone number is (845) 454-8555.
After the reorganization and the offering are completed, Rhinebeck Bancorp, Inc., as the holding company of Rhinebeck Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations, which may include the acquisition of banking and financial services companies. We currently have no understandings or agreements to acquire other financial institutions or financial services companies, although we may determine to do so in the future.
Following the reorganization and offering, our cash flow will depend on earnings from the investment of the net offering proceeds and from any dividends we receive from Rhinebeck Bank. Rhinebeck Bank is subject to regulatory limitations on the amount of dividends that it may pay. Initially, Rhinebeck Bancorp, Inc. will not own or lease any property, but instead will pay a fee to Rhinebeck Bank for the use of its premises, furniture and equipment. Presently, we intend to employ as officers of Rhinebeck Bancorp, Inc. only persons who are officers of Rhinebeck Bank. We will use, however, the support staff of Rhinebeck Bank from time to time. We will pay a fee to Rhinebeck Bank for the time devoted to Rhinebeck Bancorp, Inc. by employees of Rhinebeck Bank; however, these individuals will not be separately compensated by Rhinebeck Bancorp, Inc. Rhinebeck Bancorp, Inc. may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF RHINEBECK BANK
Founded in 1860, Rhinebeck Bank is a New York-chartered savings bank that operates 11 retail banking offices in Dutchess, Orange and Ulster Counties in New York and one representative office in each of Albany and Orange County. We consider these three counties, and the surrounding areas, as our primary market area for our business operations. We attract deposits from the general public and use those funds along with advances from the Federal Home Loan Bank of New York, primarily to originate automobile loans, commercial real estate (which includes multi-family real estate loans and commercial construction loans) and commercial business loans for portfolio, originate one- to four-family residential real estate loans for portfolio and for sale, and to purchase investment securities. At June 30, 2018, we had consolidated total assets of $789.9 million, total deposits of  $666.1 million and stockholder’s equity of  $55.6 million. Rhinebeck Bank is subject to comprehensive regulation and examination by the NYSDFS and the Federal Deposit Insurance Corporation. Our website address is www.rhinebeckbank.com. Information on this website is not and should not be considered a part of this prospectus.
Market Area
Our primary market area encompasses Dutchess, Orange and Ulster Counties (and their contiguous counties), which are located in the Hudson Valley region of New York. Our offices are located in these three counties and surrounding areas. We view Orange County, which has a larger population than Dutchess and Ulster Counties, as a primary area for growth. The Hudson Valley region has a diversified economy and representative industries include education, health, leisure and hospitality and professional business services. According to statistics published by the New York State Department of Labor, for the twelve-month period ended June 30, 2018, the Hudson Valley’s private sector job growth was third among the state’s ten labor market regions. We also consider Albany County, New York to be a primary market area for our indirect automobile lending program.
Based on published statistics, the U.S. unemployment rate and the New York State unemployment rate were both 4.2% as of June 30, 2018. The three counties in our primary market area each had a lower unemployment rate than New York State as a whole (Dutchess County, 3.9%; Orange County, 4.1%; and Ulster County, 4.0%). Likewise, median household income in each county exceeds both the U.S. and the New York State figures. Based on published statistics, median household income for 2017 was $72,471 in Dutchess County, $73,025 in Orange County and $60,393 in Ulster County, compared to $53,482 in the U.S. and $58,687 in New York State as a whole. Based on published statistics, the 2018 population was 295,568 in Dutchess County, 382,226 in Orange County and 179,417 in Ulster County.
Competition
We face significant competition for deposits and loans. Our most direct competition for deposits has historically come from the numerous financial institutions operating in our market area (including other community banks and credit unions), many of which are significantly larger than we are and have greater resources. We also face competition for investors’ funds from other sources such as brokerage firms, money market funds and mutual funds, as well as securities, such as Treasury bills, offered by the Federal Government. Based on Federal Deposit Insurance Corporation data, at June 30, 2018 (the latest date for which information is available), we had 9.67% of the FDIC-insured deposit market share in Dutchess County among the 16 institutions with offices in the county, 1.66% of the FDIC-insured deposit market share in Ulster County among the 19 institutions with offices in the county, and 0.09% of the FDIC-insured deposit market share in Orange County among the 24 institutions with offices in the county. In all three counties, either New York City money center banks (e.g. JP Morgan Chase and Bank of America) or large regional banks (e.g., M&T Bank, Citizens Bank, Key Bank and TD Bank) had a large presence.
Our competition for loans comes primarily from the competitors referenced above and from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from the increasing number of non-depository financial service companies participating in the mortgage market, such as insurance companies, securities companies, financial technology companies, specialty finance firms and technology companies.
We expect competition to remain intense in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the internet and made it possible for non-depository institutions, including financial technology companies, to offer products and services that traditionally have been provided by banks. Competition for deposits and the origination of loans could limit our growth in the future.

Lending Activities
Indirect Automobile Loans.   We have been in the business of providing indirect financing of automobile purchases since 1999. At June 30, 2018, indirect automobile loans totaled $250.2 million, or 40.3% of our total loan portfolio. We acquire our indirect automobile loans from approximately 78 automobile dealerships located in the Hudson Valley region and approximately 34 dealers located in the Albany area, either under an arrangement where the dealer receives a flat fee for referring the loan to us or receives a portion of any amount over the actual interest rate that we charge the borrower, which is known as a dealer reserve. We typically pay 70% of the reserve to the dealer at the time of the closing of the loan and retain the remainder to cover potential future prepayments. Approximately 51.0% of the aggregate principal balance of our indirect automobile loan portfolio as of June 30, 2018 was for the purchase of new vehicles and the remainder (approximately 49.0%) was for used vehicles. The weighted average original term to maturity of our indirect automobile loan portfolio at June 30, 2018 was approximately five years and eight months.
Each dealer that originates automobile loans makes representations and warranties with respect to our security interests in the related financed vehicles in a separate dealer agreement with us. These representations and warranties do not relate to the creditworthiness of the borrowers or the collectability of the loan. The dealers are also responsible for ensuring that our security interest in the financed vehicles is perfected.
Each automobile loan requires the borrower to keep the financed vehicle fully insured against loss or damage by fire, theft and collision. The dealer agreements require the dealers to represent that adequate physical damage insurance (collision and comprehensive) was in effect at the time the related loan was originated and financed by us. In addition, we have the right to “force place” insurance coverage (supplemental insurance taken out by Rhinebeck Bank) if the required physical damage insurance on an automobile is not maintained by the borrower. Nevertheless, there can be no assurance that each borrower will obtain physical damage insurance for a financed vehicle during the entire term of an automobile loan.
Each dealer submits credit applications directly to us, and the borrower’s creditworthiness is the most important criterion we use in determining whether to purchase an automobile loan from a dealer. Each credit application requires that the borrower provide current information regarding the borrower’s employment history, indebtedness, and other factors that bear on creditworthiness. We generally apply uniform underwriting standards when originating automobile loans. We also obtain a credit report from a major credit reporting agency summarizing the borrower’s credit history and paying habits, including such items as open accounts, delinquent payments, bankruptcies, repossessions, lawsuits and judgments.
Each borrower’s credit score is the principal factor we use in determining the appropriate interest rate on a loan. Our underwriting procedures evaluate information relating to the borrower and supplied by the borrower on the credit application, in addition to information provided by credit reporting agencies and the amount to be financed relative to the value of the related financed vehicle. Moreover, our underwriters may also verify a borrower’s employment income and/or residency and where appropriate, verify a borrower’s payment history directly with the borrower’s creditors. Based on these procedures, a credit decision is considered and approved. We generally follow the same underwriting guidelines in originating direct automobile loans.
Our primary consideration when originating an automobile loan is the borrower’s ability to repay the loan and the value of the underlying collateral. We generally finance up to the full sales price of the vehicle plus sales tax, dealer preparation fees, license fees and title fees, plus the cost of service and warranty contracts and premiums for physical damage, and any credit life and disability insurance obtained in connection with the vehicle or the financing (amounts in addition to the sales price are collectively referred to as the “additional vehicle costs”). In addition, we may finance the negative equity related to the vehicle traded in by the borrower in connection with the financing. Accordingly, the amount we finance may exceed, depending on the borrower’s credit score, in the case of new vehicles, the aggregate of the dealer’s invoice price of the financed vehicle and the additional vehicle costs, or in the case of a used vehicle, the aggregate of the vehicle’s value and the additional vehicle costs. The maximum amount that can be borrowed for an automobile loan by borrowers with our lowest risk rating generally may not exceed 135% of the full sales price of a new vehicle, or the vehicle’s “wholesale” value in the case of a used vehicle, including additional vehicle costs. The vehicle’s value is determined by using one of the standard reference sources for dealers of used cars. We regularly review the quality of the loans we purchase from the dealers and periodically conduct quality control audits to ensure compliance with our established policies and procedures.
At June 30, 2018, our automobile loans to borrowers with credit scores of 639 or less at origination totaled $28.7 million, or 11.5% of our total indirect automobile loan portfolio. We typically will not originate these types of loans with loan-to-value ratios greater than 100% of the sales price of the automobile or debt-to-income ratios greater than 40%.

Commercial Real Estate Loans.   At June 30, 2018, commercial real estate loans were $199.5 million, or 32.2%, of our total loan portfolio. Our commercial real estate loans are generally secured by properties used for business purposes, such as office buildings, industrial facilities and retail facilities. At June 30, 2018, $92.0 million of our commercial real estate portfolio was owner-occupied real estate and $107.5 million was secured by income producing, non-owner occupied real estate. At June 30, 2018, substantially all of our commercial real estate loans were secured by properties located in our market area. However, occasionally we will originate commercial real estate loans on properties located outside this area based on an established relationship with a strong borrower. We had $5.1 million of such loans at June 30, 2018.
We originate a variety of commercial real estate loans with terms and amortization periods generally up to 25 years, for large newly constructed commercial developments, including retail plazas and up to 20 years for almost all other commercial properties. The interest rate on commercial real estate loans is generally adjustable and based on a margin over an index, typically The Wall Street Journal Prime Rate or the U.S. Constant Maturity Treasury Rate. Commercial real estate loans are generally originated in amounts up to 75% of the appraised value or the purchase price of the property securing the loan, whichever is lower.
In underwriting commercial real estate loans, we consider a number of factors, including the projected net cash flows to the loan’s debt service requirement (generally requiring a minimum of 1.25x), the age and condition of the collateral, the financial resources and income level of the borrower and the borrower’s experience in owning or managing similar properties. Where appropriate, we also require corporate guarantees or personal guarantees. We monitor borrowers’ and guarantors’ financial information on an ongoing basis by requiring periodic financial statement updates.
At June 30, 2018, our largest commercial real estate loan had an outstanding balance of  $5.2 million and was secured by senior housing facility located in Hawthorne, New York. At June 30, 2018, this loan was performing according to its original terms.
Commercial Business Loans.   We originate commercial business loans and lines of credit to a variety of small- and medium- sized businesses in our market area. Our commercial business borrowers include professional organizations, multi-generational family-owned businesses, and not-for-profit businesses. These loans are generally secured by business assets, and we may support this collateral with liens on real property. At June 30, 2018, commercial business loans were $75.6 million, or 12.2% of our total loan portfolio. We encourage our commercial business borrowers to maintain their primary deposit accounts with us, many of which are non-interest-bearing, which improves our overall interest rate spread and profitability.
Our commercial business loans include term loans and revolving lines of credit. Commercial loans and lines of credit are made with either variable or fixed rates of interest. Variable interest rates are based on a margin over an index we select, typically The Wall Street Journal Prime Rate or the U.S. Constant Maturity Treasury Rate. Commercial business loans typically have shorter terms to maturity and higher interest rates than commercial real estate loans, but may involve more credit risk because of the type of collateral and our reliance primarily on the success of a borrower’s business for the repayment of the loan.
When making commercial business loans, we consider the financial history of the borrower, our lending experience with the borrower, the debt service capabilities and global cash flows of the borrower and other guarantors, and the value of the collateral, such as accounts receivable, inventory and equipment. Depending on the collateral used to secure the loans, commercial business loans are made in amounts up to 90% of the value of the collateral securing the loan. We require commercial business loans extended to closely held businesses to be guaranteed by the principals, as well as other appropriate guarantors, when personal assets are in joint names or a principal’s net worth is not sufficient to support the loan.
Commercial business loans include participations we purchase from a single, board-approved third party in leveraged lending transactions. Leveraged lending transactions are generally used to support a merger- or acquisition-related transaction, to back a recapitalization of a company’s balance sheet or to refinance debt. When considering a participation in the leveraged lending market, we will participate only in first lien senior secured term loans and lines of credit that are more closely aligned to middle market transactions. To further minimize risk, based on our current capital levels and loan portfolio, we have limited the total amount of leveraged loans to $1.0 million with a single obligor while maintaining that the total of all leverage loans cannot exceed more than 15% of our risk-based capital (which limit will increase to 20% by the end of 2019). We also monitor industry and customer concentrations. At June 30, 2018, our leverage loans totaled $5.1 million, all of which were performing in accordance with their contractual terms.
At June 30, 2018, our largest commercial business loan had an outstanding balance of  $2.9 million and was secured by accounts receivable and inventory. At June 30, 2018, this loan was performing according to its original terms.

Residential Mortgage Loans.   Our one- to four-family residential loan portfolio consists of mortgage loans that enable borrowers to purchase or refinance existing homes, most of which serve as the primary residence of the borrower. At June 30, 2018, one- to four-family residential real estate loans totaled $43.7 million, or 7.1% of our total loan portfolio, and consisted of $27.0 million of fixed-rate loans and $16.7 million of adjustable-rate loans. Most of these one- to four-family residential properties are located in our primary market area. We will consider originating one- to four-family residential real estate loans secured by properties located outside our normal lending area on a case by case basis, preferably to preexisting customers with a relationship of one year or longer, and provided the property is located in New York.
We offer fixed-rate and adjustable-rate residential mortgage loans with maturities up to 30 years. The one- to four-family residential mortgage loans that we originate are generally underwritten according to Freddie Mac guidelines, and we refer to loans that conform to such guidelines as “conforming loans.” Loans to be sold to other approved investors or secondary market sources are underwritten to their specific requirements. We generally originate both fixed- and adjustable-rate mortgage loans in amounts up to the maximum conforming loan limits. To a lesser extent, we also originate loans above the conforming limits, which are referred to as “jumbo loans.” We generally underwrite jumbo loans, whether originated or purchased, in a manner similar to conforming loans.
Generally, we sell all fixed-rate residential mortgage loans that we originate to reduce our interest rate risk exposure and generate fee income. The majority of mortgage loans we originate are sold to Freddie Mac on a servicing rights retained basis. We also originate State of New York Mortgage Agency (“SONYMA”) loans, which are sold on a servicing released basis. We may retain in our portfolio certain high quality fixed-rate mortgages with terms up to 30 years if we believe the interest rates on the mortgages are favorable or acceptable relative to market interest rates. We sold $15.8 million and $37.4 million of fixed-rate residential mortgages during the six months ended June 30, 2018 and the year ended December 31, 2017, respectively. At June 30, 2018, we serviced $250.0 million of one- to four-family residential mortgage loans for others. We generated $286,000 and $542,000 in loan servicing fee income during the six months ended June 30, 2018 and the year ended December 31, 2017, respectively.
We will originate one- to four-family residential mortgage loans with loan-to-value ratios of up to 70% to 80% of the appraised value, depending on the size of the loan. Our conforming mortgage loans may be for up to 97% of the appraised value of the property provided the borrower obtains private mortgage insurance. Additionally, mortgage insurance is required for all mortgage loans that have a loan-to-value ratio greater than 80%. The required coverage amount varies based on the loan-to-value ratio and term of the loan. We only permit borrowers to purchase mortgage insurance from companies that have been approved by Freddie Mac or Fannie Mae. We maintain wholesale broker relationships that give us a wider range of products to better serve our existing customers and to attract new customers for our mortgage loan products. These wholesale relationships provide us access to government-backed loan programs such as Federal Housing Administration and Department of Veterans Affairs financing.
We generally do not offer “interest only” mortgage loans on one- to four-family residential properties or loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. Additionally, we do not offer “subprime loans” (loans that are made with low down-payments to borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios) or Alt-A loans (defined as loans having less than full documentation).
We also originate loans to finance the construction of one- to four-family residential properties. We also originate rehabilitation loans, enabling the borrower to partially or totally refurbish an existing structure, which are structured as construction loans and monitored in the same manner. At June 30, 2018, residential construction loans totaled $4.4 million, or 10.0% of our residential mortgage loan portfolio. Most of these loans are secured by properties located in our primary market area.
Our residential land and acquisition loans are generally structured as two-year interest-only balloon loans. The interest rate is generally a fixed rate based on an index rate, plus a margin. Our construction-to-permanent loans are generally structured as interest-only, one-year, fixed-rate loans during the construction phase. Construction loan-to-value ratios for one- to four-family residential properties generally will not exceed 80% of the appraised value on a completed basis or the cost of completion, whichever is less, during the construction phase of the mortgage. Once the construction project is satisfactorily completed, we provide permanent financing or sell the permanent mortgage to an investor like Freddie Mac.

Before making a commitment to fund a construction loan, we generally require an appraisal of the property by an independent licensed appraiser. The construction phase is carefully monitored to minimize our risk. All construction projects must be completed in accordance with approved plans and approved by the municipality in which they are located. Loan proceeds are disbursed periodically in increments as construction progresses and as inspections by our approved inspectors warrant.
Other Consumer Loans.   We offer consumer loans to customers residing in our primary market area. Our consumer loans consist primarily of home equity loans and lines of credit. At June 30, 2018, $20.1 million of our consumer loans were home equity loans and lines of credit, and $8.6 million of our consumer loans were direct automobile loans.
Home equity loans and lines of credit are multi-purpose loans used to finance various home or personal needs, where a one- to four-family primary or secondary residence serves as collateral. We generally originate home equity loans and lines of credit of up to $150,000, with a maximum loan-to-value ratio of 80% (including any first lien position) and terms of up to 20 years. Home equity lines of credit have adjustable rates of interest that are based on the prime interest rate published in The Wall Street Journal, plus a margin, and reset monthly. Home equity lines of credit are secured by residential real estate in a first or second lien position.
The procedures for underwriting consumer loans include assessing the applicant’s payment history on other indebtedness, the applicant’s ability to meet existing obligations and payments on the proposed loan, and the loan-to-value ratio. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount.
Multi-Family Real Estate Loans.   At June 30, 2018, multi-family real estate loans totaled $12.5 million, or 2.0%, of our total loan portfolio. Our multi-family real estate loans are generally secured by properties consisting of five to 100 rental units in our market area.
We generally originate multi-family real estate loans with terms and amortization periods of up to 25 years. The interest rate on our multi-family real estate loans are generally adjustable based on a margin over an index. Multi-family real estate loans are generally originated in amounts up to 75% of the appraised value or the purchase price of the property securing the loan, whichever is lower.
In underwriting multi-family real estate loans, we consider a number of factors including the projected net cash flows to the loan’s debt service requirement (generally requiring a minimum of 1.25x), the age and condition of the collateral, the financial resources and income level of the borrower and the borrower’s experience in owning or managing similar properties. Where appropriate, we also require corporate guarantees or personal guarantees. We monitor borrowers’ and guarantors’ financial information on an ongoing basis by requiring periodic financial statement updates.
At June 30, 2018, our largest multi-family real estate loan had an outstanding balance of  $3.8 million and was secured by an apartment complex located in Pleasant Valley, New York. At June 30, 2018, this loan was performing according to its original terms.
Commercial Construction and Land Development Loans.   We originate loans to finance the construction of commercial properties, multi-family projects (including one- to four-family non-owner occupied residential properties) and professional complexes, or to acquire land for development for these purposes. We also originate rehabilitation loans, enabling the borrower to partially or totally refurbish an existing structure, which are structured as a construction loan and monitored in the same manner. At June 30, 2018, commercial construction and land development loans totaled $8.7 million, or 1.4% of our total loan portfolio. Most of these loans are secured by properties located in our primary market area. We also had undrawn amounts on the commercial construction loans totaling $9.8 million at June 30, 2018.
Our construction and land development loans are generally structured as two-year interest-only balloon loans. The interest rate is generally a variable rate based on an index rate, typically The Wall Street Journal Prime Rate or the U.S. Constant Maturity Treasury Rate plus a margin. We generally offer commercial construction loans with a loan-to-value ratio of up to 75% of the appraised value on a completed basis or the cost of completion, whichever is less. We offer financing to purchase land for development with a maximum loan-to-value ratio of 50%.
Before making a commitment to fund a commercial construction loan, we generally require an appraisal of the property by an independent licensed appraiser. The construction phase is carefully monitored to minimize our risk. All construction projects must be completed in accordance with approved plans and approved by the municipality in which they are located. Loan proceeds are disbursed periodically in increments as construction progresses and as inspections by our approved inspectors warrant.

At June 30, 2018, our largest construction and land development loan was a multi-family construction project located in Saugerties, New York, and had an outstanding balance of  $2.9 million. At June 30, 2018, this loan was performing according to its original terms.
Loan Underwriting Risks
Indirect Automobile and Consumer Loans.   Indirect automobile and consumer loans entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly, such as motor vehicles. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and any small remaining deficiency often does not warrant further substantial collection efforts against a borrower. Indirect automobile and consumer loan collections depend on a borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount we can recover on such loans.
Commercial and Multi-Family Real Estate Loans.   Loans secured by commercial and multi-family real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in commercial and multi-family real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of a project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy. If we foreclose on a commercial or multi-family real estate loan, the marketing and liquidation period to convert the real estate asset to cash can be a lengthy process with substantial holding costs. In addition, vacancies, deferred maintenance, repairs and market stigma can result in prospective buyers expecting sale price concessions to offset their real or perceived economic losses for the time it takes them to return the property to profitability. Depending on the individual circumstances, initial charge-offs and subsequent losses on commercial or multi-family real estate loans can be unpredictable and substantial.
To monitor cash flows on income properties, we require borrowers and loan guarantors, if any, to provide financial statements on the business operations underlying the commercial and multi-family real estate loans on an ongoing basis. In reaching a decision whether to make a commercial or multi-family real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We generally require properties securing these real estate loans to have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.25x. We obtain an environmental Phase 1 report for all loans over $1.0 million or when hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials. We obtain an environment report on all commercial real estate properties. We will obtain a Phase 1 report if the initial environmental reports indicates that there may be an environmental issue on a property. We require indemnification from our commercial real estate borrowers and/or guarantors for potential exposure to environmental issues.
Commercial Business Loans.   Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans have higher risk because they are made typically on the basis of the borrower’s ability to repay a loan from the cash flows of the borrower’s business and the collateral securing these loans may fluctuate in value. Our commercial business loans are underwritten and evaluated primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. Most often, this collateral consists of accounts receivable, inventory or equipment, or real estate. Commercial business loans to closely held businesses are also required to be personally guaranteed by the principal(s), as well as by other appropriate guarantors when personal assets are in joint names or if the principal’s net worth is insufficient by itself to support the loan. The availability of funds to repay commercial business loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.
Our Credit Administration Department is responsible for monitoring industry concentrations among commercial borrowers and for reporting the industries represented by commercial borrowers to senior management on at least an annual basis.

Adjustable Rate Loans.   Rising interest rates may require adjustable-rate loan borrowers to make higher monthly payments that could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate loans make our assets more responsive to changes in market interest rates, the extent of this interest rate sensitivity is somewhat limited by the annual and lifetime interest rate adjustment limits on residential mortgage loans.
Construction Loans.   Construction lending involves additional risks when compared to permanent residential or commercial lending because funds are advanced upon the security of the project, which is of uncertain value before its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. In addition, generally during the term of a construction loan, interest may be funded by the lender or disbursed from an interest reserve set aside from the construction loan budget. These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If the appraised value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss.
Our ability to originate construction loans is dependent on the strength of the housing market and commercial market in our market area. We focus our loan underwriting on the borrowers’ financial strength, credit history and demonstrated ability to produce a quality product and effectively market and manage their operations. Before making a commitment to fund a construction loan, we generally require an appraisal of the property by an independent licensed appraiser. The construction phase is carefully monitored to minimize our risk. All construction projects must be completed in accordance with approved plans and approved by the municipality in which they are located. Loan proceeds are disbursed periodically in increments as construction progresses and as inspections by our approved inspectors warrant.
Loan Approval Procedures and Authority
Our lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by our board of directors and management. The board of directors has granted loan approval authority to certain officers up to prescribed limits, depending on the officer’s experience and the type of loan. Our policies also limit the aggregate loans to one entity that an individual officer may approve, up to prescribed limits, depending on the officer’s experience. Loan officers are not allowed to approve loans they have originated.
Loans in excess of individual officers’ lending limits require approval of our Credit Committee, which is comprised of our President and Chief Executive Officer, Chief Credit Officer, Senior Vice President-Commercial Lending Director, Senior Vice President-Commercial Lending Team Leader, Vice President-Credit Administration, and other lending officers appointed from time to time. The Credit Committee can approve individual loans of up to prescribed limits, depending on the type of loan. Officers that sit on the Credit Committee must abstain from voting on loans they have originated.
Loans in excess of the Credit Committee’s loan approval authority require the approval of the board of directors. Loans in excess of our internal loans-to-one borrower limitation and certain loans that involve policy exceptions also must be authorized by the board of directors.
Loans-to-One Borrower
Under New York banking law, our total loans or extensions of credit to a single borrower or group of related borrowers (“loans-to-one borrower”) cannot exceed, with specified exceptions, 15% of our capital stock, surplus fund and undivided profits. We may lend additional amounts up to 10% of our capital stock, surplus and undivided profits if the loans or extensions of credit are fully secured by readily-marketable collateral.
Pursuant to our internal policies, our internal loans-to-one borrower limitation is set at 25% of Tier 1 capital (excluding the capital attributable to our $5.0 million of outstanding trust preferred securities), of which no more than 10% can be lent on an unsecured basis. This general standard is further restricted as follows:
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Commercial or Multi-Family Real Estate Loans.   We will not lend more than 25% of capital to any one borrower, and no more than 15% of capital to any one project or property. We may consider on a case-by-case basis requests for loans of more than 15% of capital to any one project/property. In no event will we make a commercial or multi-family real estate loan in excess of 17.5% of capital to any one project or property.

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Commercial Business Loans.   We will not lend more than 15% of capital to any one borrower, with only 10% of capital lent on an unsecured basis under normal policy. Our board of directors may make exceptions to the 10% limit for unsecured credit for borrowers with strong credit profiles.

At June 30, 2018, our regulatory limit on loans-to-one borrower and our internal loans-to-one borrower limit were $15.9 million and $14.6 million, respectively. Both our regulatory and internal limits will increase following completion of the offering. We expect to increase our post-reorganization regulatory limit to $20.1 million and our internal limit to $18.8 million.
As of June 30, 2018, we had no loans that equaled or exceeded our internal loans-to-one borrower limit and no loans that equaled or exceeded our individual regulatory loan limit.
At June 30, 2018, our largest lending relationship consisted of 141 loans aggregating $12.4 million, which consisted of $9.5 million secured by multiple commercial properties, including automobile dealerships, and $2.9 million secured by the borrower’s fleet of 132 rental cars. At June 30, 2018, each loan in this relationship was performing according to its original repayment terms.
Investment Activities
We have legal authority to invest in various types of investment securities and liquid assets, including U.S. Treasury obligations, securities of various government-sponsored enterprises, residential mortgage-backed securities and municipal securities, deposits at the Federal Home Loan Bank of New York, certificates of deposit of federally insured institutions, investment grade corporate bonds and Small Business Investment Companies. We also are required to maintain an investment in Federal Home Loan Bank of New York stock, which investment is based on the level of our Federal Home Loan Bank borrowings. Although we have the authority under applicable law to invest in derivative securities, we had no investments in derivative securities at June 30, 2018. At June 30, 2018, our investment portfolio had a fair value of  $103.3 million and consisted primarily of U.S. Government securities, U.S. Government agency securities, including residential and collateralized mortgage-backed securities, and municipal securities.
Our investment objectives are to maximize portfolio yield over the long term and manage our risk profile in a manner consistent with liquidity needs, pledging requirements, asset/liability strategies and safety and soundness concerns. Our board of directors has overall responsibility for the investment portfolio, including reviewing and evaluating our investment policy on an annual basis. The Investment Committee of the board of directors, consisting of four directors, meets at least three times annually to review our portfolio’s performance, quality and composition, and provides reports to the full board of directors at the next monthly meeting of the full board following the meeting of the Investment Committee. The Investment Committee also reviews and discusses policy changes prior to their presentation to the full board. Our management has the overall responsibility for implementing the investment policy and supervising our investment activities and performance. Management is also responsible for providing regular reports to the Investment Committee to allow for a complete consideration of the portfolio’s composition, cash flow characteristics, quality and risk profile. See Note 2 in the consolidated financial statements that appear starting on page F-1 of this prospectus.
Sources of Funds
General.   Deposits have traditionally been our primary source of funds for our lending and investment activities. We also use borrowings, primarily Federal Home Loan Bank of New York advances, to supplement cash flows, as needed. In addition, funds are derived from scheduled loan payments, investment maturities, loan sales, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.
Deposit Accounts.   The substantial majority of our deposits are from depositors who reside in our primary market area. We access deposit customers by offering a broad selection of deposit instruments for both individuals and businesses. We encourage commercial business borrowers to maintain their primary deposit accounts with us. At June 30, 2018, our deposits totaled $666.1 million.
Deposit account terms vary according to the minimum balance required, the time period that funds must remain on deposit, and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, our liquidity needs, profitability, and customer preferences and concerns. We generally review our deposit pricing on a monthly basis and continually review our deposit mix. Our deposit pricing strategy has generally been to offer competitive rates, while generally not providing the highest rates in the market, and to periodically offer special rates to attract deposits of a specific type or term.

Borrowings.   We borrow from the Federal Home Loan Bank of New York primarily to supplement our supply of investable funds. The Federal Home Loan Bank functions as a central reserve bank providing credit for its member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank and are authorized to apply for advances or loans on the security of such stock and first mortgage loans and other assets (principally securities that are obligations of, or guaranteed by, the United States), provided we meet certain creditworthiness standards. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness. At June 30, 2018, we had $54.7 million of available borrowing capacity with the Federal Home Loan Bank of New York and had $43.0 million in advances outstanding. At June 30, 2018, we also had an available line of credit of  $2.8 million with the Federal Reserve Bank of New York’s discount window program, none of which was outstanding at that date. In addition, Rhinebeck Bancorp, MHC had a $10.0 million line of credit with an unaffiliated bank, none of which was outstanding at June 30, 2018.
Rhinebeck Asset Management
Rhinebeck Asset Management is a division of Rhinebeck Bank. The division currently consists of five financial advisors and one sales assistant, who are located throughout the Rhinebeck Bank office network. Rhinebeck Asset Management provides access to a full range of non-FDIC insured products that include stocks, bonds, exchange-traded funds, mutual funds and professionally managed money advisory services, to individuals and businesses throughout Rhinebeck Bank’s market area. These investments and services are offered through Infinex Financial Group, a registered broker-dealer and investment advisor. Rhinebeck Asset Management also offers a full range of life insurance products, including life insurance and fixed and variable annuities, and also provides retirement and financial planning services. Rhinebeck Asset Management receives both commissions and fees based on individual investments and/or advisory services purchased by clients.
Personnel
At June 30, 2018, we had 149 full-time and 17 part-time employees. No employees are represented by a collective bargaining unit. We believe we have a good working relationship with our employees.
Subsidiaries
Rhinebeck Bancorp, MHC currently has one wholly-owned subsidiary, RSB Capital Trust I (the “Trust”). In 2005, the Trust issued $5.0 million of pooled trust preferred securities in a private placement and issued 155 shares of common stock at $1,000 par value per share to Rhinebeck Bancorp, MHC. The Trust has no independent assets or operations and was formed to issue trust preferred securities and invest the proceeds in an equivalent amount of junior subordinated debentures issued by Rhinebeck Bancorp, MHC. All of the cash proceeds from the issuance of the junior subordinated debentures by Rhinebeck Bancorp, MHC were contributed as capital to Rhinebeck Bank. The trust preferred securities mature in 30 years and bear interest at a rate equal to the three-month LIBOR plus 2.00%. The interest rate on these securities at June 30, 2018 was 4.33%. All of the common stock of the Trust and the corresponding subordinated debentures issued by MHC to the Trust are expected to be transferred to Rhinebeck Bancorp, Inc. as part of the reorganization. At that point, the Trust will be a wholly owned subsidiary of Rhinebeck Bancorp, Inc. and the debt represented by the subordinated debentures will become an obligation of Rhinebeck Bancorp, Inc.
Upon completion of the offering, Rhinebeck Bank will be the sole and wholly-owned subsidiary of Rhinebeck Bancorp, Inc. Rhinebeck Bank has one active wholly-owned subsidiary, Pleasant View Subdivision, LLC, and two inactive wholly-owned subsidiaries: Dutchess Golf Club, LLC and New Horizons Asset Management Group, LLC. Pleasant View Subdivision, LLC, a New York limited liability corporation, was formed in 2006 to acquire a branch and subsequently to hold real estate acquired through foreclosure. At June 30, 2018, Pleasant View Subdivision, LLC had $719,000 in assets. Dutchess Golf Club, LLC, a New York limited liability corporation, was formed in 2012 to hold a golf course that was acquired through foreclosure. The majority of the assets held by Dutchess Golf Club, LLC have been sold and, at June 30, 2018, Dutchess Golf Club, LLC had no assets. New Horizons Asset Management Group, LLC was acquired in 2012. All of its business functions have been transferred to Rhinebeck Asset Management.
Legal Proceedings
Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. At June 30, 2018, we were not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Properties
At June 30, 2018, we conducted business through our corporate office in Poughkeepsie and 11 other retail banking offices located in Rhinebeck, Fishkill, Goshen, Hopewell Junction, Hyde Park, Kingston, Poughkeepsie (three branch offices), Red Hook and Wappingers Falls, two representative offices in Montgomery and Albany, as well as an additional stand-alone ATM located in Tivoli, New York. We own six and lease eight properties, and own three other buildings on long-term land leases. At June 30, 2018, the net book value of our land, buildings, furniture, fixtures and equipment was $16.8 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This discussion and analysis reflects our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived in part from the audited consolidated financial statements that appear beginning on page F-1 of this prospectus and other audited consolidated financial statements that are not included herein. Please read the information in this section in conjunction with the business and financial information regarding Rhinebeck Bancorp, MHC and Rhinebeck Bank and the consolidated financial statements that appear starting on page F-1 of this prospectus.
Overview
Net Interest Income.   Our primary source of income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits and borrowings.
Provision for Loan Losses.   The allowance for loan losses is maintained at a level representing management’s best estimate of probable future incurred losses in the loan portfolio, based upon an evaluation of the portfolio’s collectability. The allowance for loan losses is established by making a provision for loan losses, which is charged against income. Loan charge-offs are charged to the allowance. Subsequent recoveries, if any, are credited to the allowance. Allocation of the allowance for loan losses may be made for specific loans or pools of loans, but the full amount of the allowance is available for the entire loan portfolio.
Non-interest Income.   This includes service fees on deposit accounts, net gain on sales of loans, net gain or loss on sales and calls of securities, fees received on serviced mortgages, net changes in cash surrender value of life insurance, rental income, insurance-related income (although our insurance agency subsidiary was sold in August 2017), investment advisory income, other gains and losses, and miscellaneous income. We hope to expand our mortgage banking operations by selling into the secondary market the majority of the fixed-rate residential mortgage loans we originate, while retaining the servicing rights to such loans.
Non-Interest Expenses.   Our non-interest expenses consist of salaries and employee benefits, sales commissions, occupancy and equipment, technology, professional fees, insurance, advertising, foreclosure expenses, amortization and other general and administrative expenses. Following the offering, our non-interest expenses are likely to increase as a result of operating as a public company. These additional expenses will consist primarily of legal and accounting fees, expenses of stockholder communications and meetings, and stock exchange listing fees.
Salaries and employee benefits consist primarily of salaries and wages paid to our employees, payroll taxes, and expenses for worker’s compensation and disability insurance, health insurance, retirement plans and other employee benefits, as well as commissions and other incentives. Following the offering, we will have additional annual employee compensation expenses related to the implementation of new stock-based benefit plans. We cannot determine the actual amount of these new stock related compensation and benefit expenses at this time because applicable accounting practices require that they be based on the fair value of the shares of common stock or stock options at specific points in the future. For an illustration of these expenses, see “Pro Forma Data.”
Sales commissions are compensation we paid to the employees of Brinckerhoff and Neuville, Inc., our former insurance agency that we sold in August 2017, based upon specific compensation and incentive agreements.
Occupancy and equipment expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of depreciation charges, rental expenses, furniture and equipment expenses, maintenance, real estate taxes and costs of utilities. Depreciation of premises and equipment is computed using a straight-line method based on the estimated useful lives of the related assets or the expected lease terms, if shorter.
Technology expenses includes leased data lines, equipment and software service agreements, licenses, consulting, as well as outsourced network and core services purchased from third parties.
Professional fees include legal, accounting, auditing, risk management, pension plan administration, correspondent banking, and payroll processing expenses.
Advertising includes most marketing expenses including multi-media advertising (public and in-store), promotional events and materials, civic and sales focused memberships, and community support.

Federal deposit insurance and other insurance costs include federal deposit insurance premiums, as well as property and casualty, automobile, excess umbrella, financial institution bond, director’s and officer’s liability, cyber liability, and other miscellaneous insurance.
Other real estate owned expenses includes expenses required to maintain, rehabilitate and prepare foreclosed property for sale.
Amortization of intangible assets includes the allocation of costs of identified customer lists. These assets are amortized on a straight-line value basis over the related estimated lives of approximately 13 years. In the presence of certain circumstances, intangible assets may be assessed for impairment. Impairment exists when carrying value exceeds fair value. In such circumstances, a charge for the impairment is recognized and the net book value is reduced.
Other expenses include meeting expenses, director fees and expenses, office expenses, lending operations expenses, collection expenses, and miscellaneous expenses.
Income Tax Expense.   We recognize income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that all or some portion of the deferred tax assets will not be realized.
Business Strategy
Based on an extensive review of the current opportunities in our primary market area as well as our resources and capabilities, we are pursuing the following business strategies:
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Continue to grow our indirect automobile loan portfolio.   We originate automobile loans through an active network of approximately 112 automobile dealerships (78 in the Hudson Valley region and 34 in Albany, New York). Our indirect automobile loan portfolio totaled $250.2 million, or 40.3% of our total loan portfolio and 31.7% of total assets at June 30, 2018, as compared to $201.1 million, or 41.4% of our total loan portfolio, at December 31, 2014. In addition, our direct automobile portfolio totaled $8.6 million at June 30, 2018. In March 2018, we hired a team of lenders operating in Albany, New York that focuses on indirect automobile lending. We plan to continue to grow our indirect automobile loan portfolio by increasing loan originations and by further expanding our presence in the Albany, New York area; however, our current policy limits our automobile loan portfolio to 45% of total assets.

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Focus on commercial real estate, multi-family real estate and commercial business lending.   We believe that commercial real estate, commercial business and multi-family real estate lending offer opportunities to invest in our community, while increasing the overall yield earned on our loan portfolio and assisting in managing interest rate risk. We intend to continue to increase our originations of these types of loans in our primary market area and may consider hiring additional lenders as well as originating loans secured by properties located in areas that are contiguous to our current market area. We also occasionally participate in commercial real estate loans originated in areas in which we do not have a market presence.

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Increase core deposits, including demand deposits.   Deposits are our primary source of funds for lending and investment. We intend to focus on expanding our core deposits (which we define as all deposits except for certificates of deposit), particularly non-interest-bearing demand deposits, because they are the lowest cost funds and are less sensitive to withdrawal when interest rates fluctuate. Core deposits represented 77.2% of our total deposits at June 30, 2018 compared to 73.0% at December 31, 2015. Going forward, we will focus on increasing our core deposits by increasing our commercial lending activities and enhancing our relationships with our retail customers. We also plan to focus on increasing our market share in Orange County, New York and are considering establishing up to three additional branches in Orange County over the next three years in furtherance of this goal.

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Continue expense control.   Management continues to focus on controlling our level of non-interest expense and identifying cost savings opportunities, such as monitoring our employee needs, renegotiating key third-party contracts and reducing other operating expenses. Our non-interest expense was $12.8 million, $25.1 million, $24.3 million and $27.5 million for the six months ended June 30, 2018 and the years ended December 31, 2017, 2016 and 2015, respectively.

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Manage credit risk to maintain a low level of non-performing assets.   We believe that strong asset quality is a key to long-term financial success. Our strategy for credit risk management focuses on an experienced team of credit professionals, well-defined and implemented credit policies and procedures, conservative loan underwriting criteria and active credit monitoring. Our ratio of non-performing assets to total assets was 1.49% at June 30, 2018, which decreased from 2.51% at December 31, 2014.

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Grow our balance sheet.   Given our attractive market area, we believe we are well-positioned to increase our assets without a proportional increase in overhead expense or operating risk. We believe there is a large customer base in our market that prefers doing business with local institutions and may be dissatisfied with the service they receive from larger regional banks. By providing our customers with quality service, coupled with the underlying characteristics of the counties in which we operate, we expect to continue our strong organic growth. Accordingly, we intend to increase, on a prudent basis, our assets and liabilities, particularly loans and deposits.

Critical Accounting Policies
A summary of our accounting policies is described in Note 1 in the consolidated financial statements that appear starting on page F-1 of this prospectus. Critical accounting estimates are necessary in the application of certain accounting policies and procedures and are particularly susceptible to significant change. Critical accounting policies are defined as those involving significant judgments and assumptions by management that could have a material impact on the carrying value of certain assets or on income under different assumptions or conditions. Actual results could differ from these judgments and estimates under different conditions, resulting in a change that could have a material impact on the carrying values of our assets and liabilities and our results of operations. Management believes that the most critical accounting policies, which involve the most complex or subjective decisions or assessments, are as follows:
Allowance for Loan Losses.   The methodology for determining the allowance for loan losses is considered a critical accounting policy by management because of the high degree of judgment involved, the subjectivity of the assumptions used, and the potential for changes in the economic environment that could result in changes to the amount of the recorded allowance for loan losses. The allowance for loan losses is determined by management based upon portfolio segment, past experience, evaluation of estimated loss and impairment in the loan portfolio, current economic conditions and other pertinent factors. Management also considers risk characteristics by portfolio segments. The allowance for loan losses is maintained at a level that management considers adequate to provide for estimated losses and impairment based upon an evaluation of known and inherent risk in the loan portfolio. Loan impairment is evaluated based on the fair value of collateral or cash flows. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations.
The allowance for loan losses is established through a provision for loan losses charged to expense, which is based upon past loan loss experience and an evaluation of estimated losses in the current loan portfolio, including the evaluation of impaired loans. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Among the material estimates required to establish the allowance are: overall economic conditions; value of collateral; strength of guarantors; loss exposure at default; the amount and timing of future cash flows on impaired loans; and determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. Management regularly reviews the level of loss experience, current economic conditions and other factors related to the collectability of the loan portfolio. Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, our banking regulators, as an integral part of their examination process, periodically review our allowance for loan losses. Our banking regulators may require us to recognize adjustments to the allowance based on judgments about information available to them at the time of its examination.
Our financial results are affected by the changes in and the level of the allowance for loan losses. This process involves our analysis of internal and external variables, and it requires that we exercise judgment to estimate an appropriate allowance for loan losses. As a result of the uncertainty associated with this subjectivity, we cannot assure you that our allowance will be adequate if we experience sizeable loan losses in any particular period.
Deferred Income Taxes.   At June 30, 2018, we had net deferred tax assets totaling $3.4 million. In accordance with Accounting Standards Codification (“ASC”) Topic 740 “Income Taxes,” we use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If currently available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax assets and liabilities. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets are inherently subjective and are reviewed on a regular basis as regulatory or business factors change. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. A valuation allowance that results in additional income tax expense in the period in which it is recognized would negatively affect earnings. Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize the federal portion of its deferred tax assets. However, due to changes in New York state tax law, we do not believe we can realize our state deferred tax assets. Accordingly, we established a 100% valuation allowance against such assets. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Comparison of Financial Condition at December 31, 2017 and December 31, 2016 — Deferred Tax Assets” and “— Comparison of Operating Results for the Years Ended December 31, 2017 and December 31, 2016 — Income Tax Expense” for a discussion of the revaluation of the net deferred tax assets and the effect on to income tax expense during the year ended December 31, 2017.
Fair Value Measurements.   The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. We estimate the fair value of a financial instrument and any related asset impairment using a variety of valuation methods. Where financial instruments are actively traded and have quoted market prices, quoted market prices are used for fair value. When the financial instruments are not actively traded, other observable market inputs, such as quoted prices of securities with similar characteristics, may be used, if available, to determine fair value. When observable market prices do not exist, we estimate fair value. These estimates are subjective in nature and imprecision in estimating these factors can impact the amount of revenue or loss recorded. A more detailed description of the fair values measured at each level of the fair value hierarchy and the methodology we utilize can be found in Note 15 to the consolidated financial statements that appear starting on page F-1 of this prospectus.
Investment Securities.   Available for sale and held to maturity securities are reviewed regularly for possible other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as the severity of loss, the length of time the fair value has been below cost, the expectation for that security’s performance, the creditworthiness of the issuer and our intent and ability to hold the security to recovery. A decline in value that is considered to be other-than-temporary is recorded as a loss within non-interest income in the statements of income. At June 30, 2018, we believe the unrealized losses are primarily a result of increases in market interest rates from the time of purchase. In general, as market interest rates rise, the fair value of securities will decrease; as market interest rates fall, the fair value of securities will increase. Management generally views changes in fair value caused by changes in interest rates as temporary; therefore, these securities have not been classified as other-than-temporarily impaired. Management has also concluded that based on current information we expect to continue to receive scheduled interest payments as well as the entire principal balance. Furthermore, management does not intend to sell these securities and does not believe it will be required to sell these securities before they recover in value.
Goodwill.   The assets (including identifiable intangible assets) and liabilities acquired in a business combination are recorded at fair value at the date of acquisition. Goodwill is recognized for the excess of the acquisition cost over the fair values of the net assets acquired and is not subsequently amortized. Identifiable intangible assets include customer lists and are being amortized on a straight-line basis over their estimated lives. Management assesses the recoverability of goodwill at least on an annual basis and all intangible assets whenever events or changes in circumstances indicate that their carrying value may not be recoverable. The impairment test uses a combined qualitative and quantitative approach. The initial qualitative approach assesses whether the existence of events or circumstances led to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after this assessment, we determine that it is more likely than not that the fair value is less than the carrying value, the two step quantitative impairment test is performed. Step one of the quantitative impairment test compares book value to the fair value of the reporting unit. If step one is failed, a more detailed analysis is performed, which involves measuring the excess of the fair value of the reporting unit, as determined in step one, over the aggregate fair value of the individual assets, liabilities, and identifiable intangibles as if the reporting unit was being acquired in a business combination. If the carrying amount exceeds fair value, an impairment charge is recorded through earnings.
Pension Obligations.   We maintain a non-contributory defined benefit pension plan, which was frozen in 2012. We account for benefits under the plan in accordance with ASC Topic 715 “Pension and Other Postretirement Benefits.” The guidance requires an employer to: (1) recognize in its statement of financial position the over funded or underfunded status of a defined benefit postretirement plan measured as the difference between the fair value of plan assets and the benefit obligation;

(2) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year (with limited exceptions); and (3) recognize as a component of other comprehensive income, net of tax, the actuarial gains and losses and the prior service costs and credits that arise during the period.
Loan Portfolio
General.   Loans are our primary interest-earning asset. At June 30, 2018, net loans represented 78.6% of our total assets. The following tables set forth certain information about our loan portfolio.
Loan Portfolio Composition
The following table sets forth the composition of the loan portfolio at the dates indicated.
	At June 30, 2018		At December 31,
			2017		2016		2015		2014		2013
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Residential Real Estate Loans(1)(2)	$43,736	7.05%	$43,300	7.65%	$40,382	7.86%	$35,427	7.52%	$34,937	7.19%	$32,343	6.90%
Commercial Real Estate Loans:
Non-residential	199,516	32.15%	192,469	33.98%	171,563	33.39%	152,036	32.28%	162,440	33.45%	163,712	34.91%
Multi-family	12,459	2.01%	13,103	2.31%	6,788	1.32%	6,939	1.47%	5,380	1.11%	5,447	1.16%
Construction(3)	8,722	1.41%	5,621	0.99%	13,420	2.61%	7,442	1.58%	4,253	0.88%	3,738	0.80%
Total	220,697	35.56%	211,193	37.29%	191,771	37.33%	166,417	35.33%	172,073	35.43%	172,897	36.87%
Commercial Loans	75,612	12.18%	67,650	11.94%	56,871	11.07%	50,305	10.68%	46,082	9.49%	47,428	10.11%
Consumer Loans:
Indirect automobile	250,217	40.32%	214,823	37.93%	195,343	38.02%	188,856	40.09%	201,139	41.41%	184,517	39.34%
Home equity lines of credit	20,132	3.25%	19,452	3.43%	20,798	4.05%	22,600	4.80%	24,310	5.01%	24,851	5.30%
Other consumer	10,197	1.64%	9,929	1.75%	8,615	1.68%	7,442	1.58%	7,129	1.47%	6,939	1.48%
Total	280,456	45.21%	244,204	43.11%	224,756	43.75%	218,898	46.47%	232,578	47.89%	216,307	46.12%
Total loans receivable	620,591	100.00%	566,347	100.00%	513,780	100.00%	471,047	100.00%	485,670	100.00%	468,975	100.00%
Less: net deferred loan origination fees	6,575		5,288		4,690		4,745		5,703		5,799
Less: allowance for loan losses	(5,939)		(5,457)		(5,876)		(5,410)		(5,785)		(5,842)
Loans receivable, net	$621,227		$566,178		$512,594		$470,382		$485,588		$468,932

(1)
Includes in amounts disclosed for residential real estate loans the amount of residential construction loans totaling $4.4 million, $3.0 million, $5.1 million, $4.9 million, $3.2 million and $899,000 at June 30, 2018 and December 31, 2017, 2016, 2015, 2014 and 2013, respectively. The undrawn amounts of residential construction loans totaled $1.3 million, $2.0 million, $2.6 million, $1.7 million, $1.3 million and $421,000 at June 30, 2018 and December 31, 2017, 2016, 2015, 2014 and 2013, respectively.

(2)
Includes loans held for sale totaling $1.1 million, $2.1 million, $482,000, $112,000, $628,000 and $967,000 at June 30, 2018 and December 31, 2017, 2016, 2015, 2014 and 2013, respectively.

(3)
Represents the amounts distributed at the dates indicated. The undrawn amounts on the commercial construction loans totaled $9.8 million, $5.2 million, $3.5 million, $7.8 million, $1.3 million and $2.5 million at June 30, 2018 and December 31, 2017, 2016, 2015, 2014 and 2013, respectively.

Loan Maturity
The following table sets forth certain information at December 31, 2017 regarding the dollar amount of loan principal repayments becoming due during the periods indicated. The tables do not include any estimate of prepayments that significantly shorten the average loan life and may cause actual repayment experience to differ from that shown below. Demand loans, which are loans having no stated repayment schedule or no stated maturity, are reported as due in one year or less.
	At December 31, 2017
	Residential Real Estate Loans	Commercial Real Estate Loans	Commercial Loans	Consumer Loans	Total Loans
	(In thousands)
Amounts due in:
One year or less	$2,983	$12,263	$28,860	$5,140	$49,246
More than one year through two years	13	1,396	4,946	15,670	22,025
More than two years through three years	38	3,238	5,764	27,058	36,098
More than three years through five years	88	7,568	16,561	103,627	127,844
More than five years through ten years	4,256	37,496	9,837	75,058	126,647
More than ten years through fifteen years	7,038	43,470	1,083	5,277	56,868
More than fifteen years	24,884	105,762	599	12,374	147,619
Total	$43,300	$211,193	$67,650	$244,204	$566,347

Fixed vs. Adjustable Rate Loans
The following table sets forth the dollar amount of all loans at December 31, 2017 that are due after December 31, 2018 and have either fixed interest rates or floating or adjustable interest rates. The amounts shown below exclude unearned loan origination fees.
	Fixed Rates	Floating or Adjustable Rates	Total
	(In thousands)
Residential real estate loans	$24,508	$15,809	$40,317
Commercial real estate loans	23,125	178,805	198,930
Commercial loans	26,812	11,978	38,790
Consumer loans	220,770	18,294	239,064
Total	$295,215	$221,886	$517,101

Loan Originations and Sales.   Loan originations come from a variety of sources. The primary sources of loan originations are current customers, business development by our relationship managers, walk-in traffic, automobile dealerships, referrals from customers, and brokers.
Generally, we attempt to sell all of our fixed-rate residential mortgages upon origination, to limit our interest rate risk exposure and generate fee income. Mortgage loans are generally sold to Freddie Mac on a servicing rights retained basis; however, we may sell mortgages on a servicing released basis to maximize profitability and protect us from risk. We sold $15.8 million of fixed-rate residential mortgages during the six months ended June 30, 2018 and $37.4 million at fixed-rate residential mortgage loans during the year ended December 31, 2017. At June 30, 2018, we serviced $250.0 million of one- to four-family residential real estate loans for others and generated $286,000 and $542,000 in loan servicing fee income during the six months ended June 30, 2018 and the year ended December 31, 2017, respectively.
For more information on our loan origination and sale activity, see “— Liquidity and Capital Resources — Liquidity.”
Asset Quality
Credit Risk Management.   Our strategy for credit risk management focuses on having well-defined and implemented credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. Management of asset quality is accomplished by internal controls, monitoring and reporting of key risk indicators, and both internal and independent third-party loan reviews. The primary objective of our loan review process is to measure borrower performance and assess risk for the purpose of identifying loan weakness in order to minimize loan loss exposure. From the time of loan origination through final repayment, commercial real estate, construction and land development and commercial business loans are assigned a risk rating based on pre-determined criteria and levels of risk. The risk rating is monitored annually for most loans; however, it may change during the life of the loan as appropriate.
Internal and independent third-party loan reviews vary by loan type, as well as the nature and complexity of the loan. Depending on the size and complexity of the loan, some loans may warrant detailed individual review, while other loans may have less risk based upon size, or be of a homogeneous nature thereby reducing the need for detailed individual analysis. Assets with these characteristics, such as consumer loans and loans secured by residential real estate, may be reviewed on the basis of risk indicators such as delinquency or credit rating. In cases of significant concern, a total re-evaluation of the loan and associated risks are documented by completing a loan risk assessment and action plan. Some loans may be re-evaluated in terms of their fair market value or net realizable value in order to determine the likelihood of potential loss exposure and, consequently, the adequacy of specific and general loan loss reserves.
When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status, including contacting the borrower by letter and phone at regular intervals. When the borrower is in default, we may commence collection proceedings. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property or other collateral securing the loan generally is sold at foreclosure. Management informs the board of directors monthly of the amount of loans delinquent more than 30 days.
Delinquent Loans.   The following tables set forth our loan delinquencies, including non-accrual loans, by type and amount at the dates indicated.
	At June 30, 2018				At December 31, 2017
	30 – 89 Days		90 Days or More		30 – 89 Days		90 Days or More
	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance
	(Dollars in thousands)
Residential real estate loans	6	$1,183	5	$669	6	$872	5	$439
Commercial real estate loans	5	988	8	5,873	12	3,616	7	5,569
Commercial loans	7	28	6	1,169	6	87	3	1,020
Consumer loans	23	405	3	168	39	987	4	16
Indirect automobile loans	329	3,480	30	299	452	4,830	44	419
Total	370	$6,084	52	$8,178	515	$10,392	63	$7,463

	At December 31,
	2016				2015
	30 – 89 Days		90 Days or More		30 – 89 Days		90 Days or More
	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance
	(Dollars in thousands)
Residential real estate loans	4	$344	4	$1,953	3	$431	6	$2,024
Commercial real estate loans	7	1,601	4	3,345	5	1,494	3	507
Commercial loans	1	50	5	1,296	12	242	2	451
Consumer loans	20	393	4	155	29	192	10	491
Indirect automobile loans	506	4,957	44	493	602	6,539	77	533
Total	538	$7,345	61	$7,242	651	$8,898	98	$4,006

Non-performing Assets.   Non-performing assets include loans that are 90 or more days past due or on non-accrual status, including troubled debt restructurings on non-accrual status, and real estate and other loan collateral acquired through foreclosure and repossession. Troubled debt restructurings include loans for which either a portion of interest or principal has been forgiven, or loans modified at interest rates materially less than current market rates or extended for longer periods than originally agreed. Loans 90 days or greater past due may remain on an accrual basis if adequately collateralized and in the process of collection. For non-accrual loans, interest previously accrued but not collected is reversed and charged against income at the time a loan is placed on non-accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as other real estate owned until it is sold. When a property is acquired, it is initially recorded at the fair value less costs to sell at the date of foreclosure, establishing a new cost basis. Holding costs and declines in fair value after acquisition of the property result in charges against income.
The following table sets forth information regarding our non-performing assets at the dates indicated. We had no loans past due 90 days or more that were accruing interest at the dates indicated.
	At June 30, 2018	At December 31,
		2017	2016	2015	2014	2013
	(Dollars in thousands)
Non-performing loans(1):
Residential real estate loans	$2,402	$2,100	$1,953	$2,024	$1,529	$2,423
Commercial real estate loans	5,874	5,569	3,345	2,175	6,146	3,918
Commercial loans	1,211	1,237	1,854	693	725	1,308
Consumer loans	168	16	183	492	1,614	2,032
Indirect automobile loans	325	442	499	574	1,398	807
Total non-performing loans	9,980	9,364	7,834	5,958	11,412	10,488
Real estate owned	1,792	2,233	2,683	2,996	4,928	6,804
Total non-performing assets	11,772	11,597	10,517	8,954	16,340	17,292
Troubled debt restructurings (accruing):
Residential real estate loans	—	—	—	—	620	635
Commercial real estate loans	—	—	—	—	2,416	2,537
Commercial loans	—	—	—	—	—	—
Consumer loans	98	98	98	98	98	199
Indirect automobile loans	—	—	—	—	—	—
Total troubled debt restructurings (accruing)	98	98	98	98	3,134	3,371
Total troubled debt restructurings (accruing) and total non-performing assets	$11,870	$11,695	$10,615	$9,052	$19,474	$20,663
Total non-performing loans to total loans	1.61%	1.65%	1.52%	1.26%	2.35%	2.24%
Total non-performing loans to total assets	1.26%	1.26%	1.08%	0.89%	1.75%	1.71%
Total non-performing assets to total assets	1.49%	1.56%	1.46%	1.34%	2.51%	2.82%
Total non-performing assets and troubled debt restructurings (accruing) to total assets	1.50%	1.58%	1.47%	1.35%	2.99%	3.37%

(1)
Non-accrual loans include non-accruing troubled debt restructurings, which totaled $1.7 million, $1.7 million, $63,000, $0, $0 and $675,000 at June 30, 2018 and December 31, 2017, 2016, 2015, 2014 and 2013, respectively.

Interest income that would have been recorded for the six months ended June 30, 2018 had non-accruing loans been current according to their original terms, amounted to $298,000. We did not recognize any interest income on these loans for the six months ended June 30, 2018.

Interest income that would have been recorded for the year ended December 31, 2017 had non-accruing loans been current according to their original terms, amounted to $377,000. We did not recognize any interest income on these loans for the year ended December 31, 2017.
Potential Problem Loans.   Certain loans are identified during our loan review process that are currently performing according to their contractual terms, but it is deemed probable that we will be unable to collect all the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. This may result from deteriorating conditions such as cash flows, collateral values or creditworthiness of the borrower. These loans are classified as impaired but are not accounted for on a non-accrual basis.
Classified Assets.   Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the Federal Deposit Insurance Corporation to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention” by our management.
When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover probable accrued losses in the loan portfolio. General allowances represent loss allowances that have been established to cover probable accrued losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or specific loss allowances.
In accordance with our loan policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification in accordance with applicable regulations. Loans are listed as “special mention” initially because of emerging financial weaknesses even though the loan is currently performing as agreed, or if the loan possesses weaknesses although currently performing. If a loan deteriorates in asset quality, the classification is changed to “substandard,” “doubtful” or “loss” depending on the circumstances and the evaluation. Generally, loans 90 days or more past due are placed on non-accrual status and classified “substandard.” Management reviews the status of each impaired loan on our watch list on a quarterly basis.
Other potential problem loans are those loans that are currently performing, but where known information about possible credit problems of the borrowers causes us to have concerns as to the ability of such borrowers to comply with contractual loan repayment terms (which primarily include loans classified as special mention and substandard). At June 30, 2018, other potential problem loans totaled $6.3 million.
The following table sets forth information regarding our classified and criticized assets, as defined under applicable regulatory standards, at the dates indicated.
	At June 30, 2018	At December 31,
		2017	2016	2015
	(In thousands)
Special mention	$1,252	$3,610	$6,088	$9,752
Substandard	11,982	10,546	8,636	6,472
Doubtful	3,089	2,767	3,247	3,730
Loss	—	—	—	—
Total	$16,323	$16,923	$17,971	$19,954

Allowance for Loan Losses.   The allowance for loan losses is maintained at levels considered adequate by management to provide for probable future incurred loan losses inherent in the loan portfolio at the consolidated balance sheet reporting dates. The allowance for loan losses is based on management’s assessment of various factors affecting the loan portfolio, including portfolio composition, delinquent and non-accrual loans, national and local business conditions and loss experience and an overall evaluation of the quality of the underlying collateral.
The following table sets forth activity in our allowance for loan losses for the periods indicated.
	Six Months Ended June 30,		Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(Dollars in thousands)
Allowance for loan losses at beginning of period	$5,457	$5,876	$5,876	$5,410	$5,784	$5,842	$4,712
Provision for loan losses	1,050	450	900	1,200	150	2,400	3,000
Charge-offs:
Residential real estate loans	—	79	78	69	104	70	588
Commercial real estate loans	302	—	16	—	—	238	380
Commercial loans	19	413	596	97	42	28	377
Consumer loans	28	35	87	72	203	1,026	395
Indirect automobile loans	735	902	1,637	1,710	2,617	1,897	1,156
Total charge-offs	1,084	1,429	2,414	1,948	2,966	3,259	2,896
Recoveries:
Residential real estate loans	3	2	9	5	—	—	—
Commercial real estate loans	—	93	92	—	1,428	—	33
Commercial loans	113	2	2	246	10	9	326
Consumer loans	11	13	40	22	55	22	111
Indirect automobile loans	389	471	952	941	949	770	556
Total recoveries	516	581	1,095	1,214	2,442	801	1,026
Net charge-offs	568	848	1,319	734	524	2,458	1,870
Allowance for loan losses at end of period	$5,939	$5,478	$5,457	$5,876	$5,410	$5,784	$5,842
Allowance for loan losses to non-performing loans at end of period	59.51%	69.31%	58.28%	75.01%	90.80%	50.68%	55.70%
Allowance for loan losses to total loans outstanding at end of period	0.96%	1.02%	0.96%	1.14%	1.15%	1.19%	1.25%
Net charge-offs to average loans outstanding during period	0.10%	0.16%	0.25%	0.15%	0.11%	0.51%	0.42%

Allocation of Allowance for Loan Losses.   The following tables set forth the allowance for loan losses allocated by loan category. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.
	At June 30, 2018			At December 31,
				2017			2016
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans
	(Dollars in thousands)
Residential real estate loans	$513	8.64%	7.05%	$455	8.34%	7.65%	$701	11.93%	7.86%
Commercial real estate loans	947	15.94	36.56	1,305	23.91	37.29	1,091	18.57	37.32
Commercial loans	1,082	18.22	12.18	879	16.11	11.94	775	13.19	11.07
Consumer loans	775	13.06	4.89	678	12.42	10.68	988	15.96	5.70
Indirect automobile loans	2,622	44.14	40.32	2,140	39.22	32.44	2,371	40.35	38.05
Total	5,939	100.00%	100.00%	5,457	100.00%	100.00%	5,876	100.00%	100.00%
Unallocated	—			—			—
Total allowance	$5,939			$5,457			$5,876

	At December 31,
	2015			2014			2013
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans
	(Dollars in thousands)
Residential real estate loans	$885	16.36%	7.52%	$1,077	18.62%	7.19%	$490	8.39%	6.90%
Commercial real estate loans	1,267	23.42	35.33	1,402	24.23	35.43	1,269	21.72	36.87
Commercial loans	351	6.49	10.68	390	6.74	9.49	369	6.32	10.11
Consumer loans	237	4.38	6.34	397	3.17	6.44	1,018	17.51	6.75
Indirect automobile loans	2,670	49.35	40.13	2,518	47.24	41.45	2,696	46.06	39.37
Total	5,410	100.00%	100.00%	5,784	100.00%	100.00%	5,842	100.00%	100.00%
Unallocated	—			—			—
Total allowance	$5,410			$5,784			$5,842

See Notes 1 and 4 in the consolidated financial statements that appear starting on page F-1 of this prospectus for a complete discussion of the allowance for loan losses. Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with generally accepted accounting principles in the United States of America, we cannot assure you that regulators, in reviewing our loan portfolio, will not require us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, we cannot assure you that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Securities Portfolio
The following table sets forth the amortized cost and estimated fair value of our available-for-sale securities and securities held-to-maturity portfolios at the dates indicated.
	At June 30, 2018		At December 31,
			2017		2016		2015
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities held-to-maturity:
Municipal securities	$1,329	$1,330	$1,582	$1,596	$1,392	$1,395	$1,559	$1,592
Other	323	323	332	332	243	243	1,221	1,221
Total	1,652	1,653	1,914	1,928	1,635	1,638	2,780	2,813
Securities available-for-sale:
U.S. government and agency obligations	16,927	16,275	16,935	16,526	20,205	19,715	10,029	9,993
U.S. Treasury securities	3,042	2,946	3,048	3,001	12,132	12,056	8,055	8,027
Mortgage-backed securities – residential	86,181	82,217	93,858	91,389	106,705	104,823	92,199	91,306
Municipal securities	1,829	1,818	2,401	2,386	3,673	3,673	3,235	3,323
Total	$107,979	$103,256	$116,242	$113,302	$142,715	$140,267	$113,518	$112,649

At June 30, 2018, we had no investments in a single issuer, other than securities issued by the U.S. government or agencies thereof, or U.S. government-sponsored enterprises, which had an aggregate book value in excess of 10% of our equity.
Securities Portfolio Maturities and Yields.   The following table sets forth the stated maturities and weighted average yields of investment securities at June 30, 2018. Certain mortgage-backed securities have adjustable interest rates and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below. Weighted average yield calculations on investment securities available for sale do not give effect to changes in fair value that are reflected as a component of equity. At June 30, 2018, we did not have any investments in any private-label collateralized mortgage obligations.
	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Securities held-to-maturity:
Municipal securities	$251	3.02%	$324	2.99%	$—	—%	$754	3.50%	$1,329	$1,330	3.29%
Other	—	—	—	—	—	—	323	1.25%	323	323	1.25%
Total	$251	3.02%	$324	2.99%	$—	—%	$1,077	2.83%	$1,652	$1,653	2.89%
Securities available-for-sale:
U.S. government and agency obligations	$—	—	$14,952	1.55%	$1,975	2.55%	$—	—	$16,927	$16,275	1.67%
U.S. Treasury securities	—	—	3,042	2.10%	—	—	—	—	3,042	2,946	2.10%
Mortgage-backed securities – residential	—	—	525	1.50%	9,335	2.31%	76,320	2.46%	86,181	82,217	2.44%
Municipal securities	387	4.25%	1,443	3.05%	—	—	—	—	1,829	1,818	3.31%
Total	$387	4.25%	$19,962	1.74%	$11,310	2.35%	$76,320	2.46%	$107,979	$103,256	2.32%

Each reporting period, we evaluate all securities with a decline in fair value below the amortized cost of the investment to determine whether or not the impairment is deemed to be other-than-temporary. Other-than-temporary impairment (“OTTI”) is required to be recognized if  (1) we intend to sell the security; (2) it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis; or (3) for debt securities, the present value of expected cash flows is not sufficient to recover the entire amortized cost basis. Marketable equity securities are evaluated for OTTI based on the severity and duration of the impairment and, if deemed to be other than temporary, the declines in fair value are reflected in earnings as realized losses. For impaired debt securities that we intend to sell, or more likely than not will be required to sell, the full amount of the depreciation is recognized as OTTI, resulting in a realized loss that is a charged to earnings through a reduction in our non-interest income. For all other impaired debt securities, credit-related OTTI is recognized through earnings and non-credit related OTTI is recognized in other comprehensive income/loss, net of applicable taxes. We did not recognize any OTTI during the six months ended June 30, 2018 and the years ended December 31, 2017 and 2016.
Deposits
Deposits have traditionally been our primary source of funds for our lending and investment activities. The substantial majority of our deposits are from depositors who reside in our primary market area. Deposits are attracted through the offering of a broad selection of deposit instruments for both individuals and businesses. The following table sets forth the distribution of total deposits by account type at the dates indicated.
	At June 30, 2018		At December 31,
			2017		2016		2015
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Non-interest-bearing demand accounts	$158,182	23.75%	$157,828	24.28%	$150,593	23.54%	$141,822	23.74%
NOW accounts	107,289	16.11	101,167	15.56	91,566	14.31	77,805	13.02
Money market accounts	120,863	18.14	123,643	19.02	123,811	19.36	100,778	16.87
Savings accounts	127,561	19.15	125,244	19.26	122,257	19.11	115,586	19.34
Certificates of deposit	152,203	22.85	142,223	21.88	151,448	23.68	161,536	27.03
Total	$666,098	100.00%	$650,105	100.00%	$639,675	100.00%	$597,527	100.00%

The following tables indicate the amount of jumbo certificates of deposit by time remaining until maturity at June 30, 2018. Jumbo certificates of deposit require minimum deposits of  $100,000.
Maturity Period	Dollar Amount
(In thousands)
At June 30, 2018:
Three months or less	$16,332
Over three through six months	9,410
Over six through twelve months	34,209
Over twelve months	20,661
Total	$80,612

The following tables set forth time deposit accounts classified by rate and maturity at June 30, 2018 and December 31, 2017.
	Amount Due					Percent of Total Time Deposit Accounts
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total
	(Dollars in thousands)
0.00 – 1.00%	$30,104	$963	$67	$97	$31,231	20.52%
1.01 – 2.00%	36,626	19,011	5,883	4,265	65,785	43.22
2.01 – 3.00%	39,049	2,218	332	13,441	55,040	36.16
3.01 – 4.00%	147	—	—	—	147	0.10
Total	$105,926	$22,192	$6,282	$17,803	$152,203	100.00%

	Amount Due					Percent of Total Time Deposit Accounts
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total
	(Dollars in thousands)
0.00 – 1.00%	$42,130	$4,914	$130	$14	$47,188	33.18%
1.01 – 2.00%	19,201	12,882	10,632	5,522	48,237	33.92
2.01 – 3.00%	8,159	29,807	226	8,462	46,654	32.80
3.01 – 4.00%	144	—	—	—	144	0.10
Total	$69,634	$47,603	$10,988	$13,998	$142,223	100.00%

Borrowings
We primarily utilize advances from the Federal Home Loan Bank of New York as an additional funding source and source of liquidity. At June 30, 2018, we had $54.7 million of available borrowing capacity with the Federal Home Loan Bank of New York and had $43.0 million in advances outstanding. At June 30, 2018, we also had an available line of credit with the Federal Reserve Bank of New York’s discount window program of  $2.8 million, none of which was outstanding at that date. In addition, Rhinebeck Bancorp, MHC had a $10.0 million line of credit with an unaffiliated bank, none of which was outstanding at June 30, 2018. The following table sets forth information concerning our borrowings at the dates and for the periods indicated.
	Six Months Ended June 30,		Year Ended December 31,
	2018	2017	2017	2016	2015
	(Dollars in thousands)
Maximum balance outstanding at any month-end during period	$48,300	$21,500	$21,500	$15,000	$7,500
Average balance outstanding during period	$25,133	$6,778	$6,816	$1,495	$540
Weighted average interest rate during period	2.10%	0.85%	1.12%	0.60%	3.77%
Balance outstanding at end of period	$43,000	$—	$14,900	$9,500	$—
Weighted average interest rate at end of period	2.54%	—%	1.53%	0.78%	—%
Average Balance Sheets and Related Yields and Rates
The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented.

Average balances have been calculated using daily balances. Nonaccrual loans are included in average balances only. Loan fees are included in interest income on loans and are not material. Tax exempt income on loans and on investment securities has been calculated on a tax equivalent basis using a combined federal and state marginal tax rate of 27% for 2018 and 40% for the previous periods.
	Six Months Ended June 30,
	2018			2017
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
	(Dollars in thousands)
Assets:
Cash and due from banks	$1,226	$9	1.48%	$5,230	$22	0.85%
Loans	589,300	14,147	4.84	528,773	12,272	4.68
Marketable securities	111,609	1,198	2.16	125,823	1,310	2.10
Total interest-earning assets	702,135	15,354	4.41	659,826	13,604	4.16
Non-interest-earning assets	53,828			57,442
Total assets	$755,963			$717,268
Liabilities and equity:
NOW accounts	$102,102	109	0.22	$88,724	77	0.18
Money market accounts	126,267	449	0.72	128,455	412	0.65
Savings accounts	125,028	137	0.22	124,206	81	0.13
Certificates of deposit	146,470	1,076	1.48	147,875	892	1.22
Total interest-bearing deposits	499,867	1,771	0.71	489,260	1,462	0.60
Escrow accounts	7,089	44	1.25	6,800	41	1.22
Federal Home Loan Bank advances	25,133	262	2.10	6,778	29	0.86
Subordinated debt	5,155	100	3.91	5,155	79	3.09
Total interest-bearing liabilities	537,244	2,177	0.82	507,993	1,611	0.64
Non-interest-bearing deposits	154,378			146,876
Other non-interest-bearing liabilities	9,698			8,872
Total liabilities	701,320			663,741
Total stockholder’s equity	54,643			53,527
Total liabilities and stockholder’s equity	$755,963			$717,268
Net interest income		$13,177			$11,993
Interest rate spread			3.59%			3.52%
Net interest margin			3.78%			3.67%
Average interest-earning assets to average Interest-bearing liabilities	130.69%			129.89%

	Year Ended December 31,
	2017			2016			2015
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
	(Dollars in thousands)
Assets:
Cash and due from banks	$4,968	$50	1.01%	$12,165	$62	0.51%	$16,547	$42	0.25%
Loans	540,506	25,385	4.70	488,060	22,929	4.70	482,653	22,379	4.64
Marketable securities	122,836	2,541	2.07	135,882	2,693	1.98	102,415	1,879	1.83
Total interest-earning assets	668,310	27,976	4.19	636,107	25,684	4.04	601,615	24,300	4.04
Non-interest-earning assets	56,553			56,366			61,168
Total assets	$724,863			$692,473			$662,783
Liabilities and equity:
NOW accounts	$90,629	159	0.18	$82,299	140	0.17	$73,443	111	0.15
Money market accounts	127,126	822	0.65	112,071	660	0.59	103,230	582	0.56
Savings accounts	125,685	198	0.16	120,059	136	0.11	110,855	120	0.11
Certificates of deposit	144,674	1,786	1.23	155,613	1,884	1.21	173,090	2,051	1.18
Total interest-bearing deposits	488,114	2,965	0.61	470,042	2,820	0.60	460,618	2,864	0.62
Escrow accounts	7,415	92	1.24	6,764	81	1.20	5,934	72	1.21
Federal Home Loan Bank advances	6,817	77	1.13	1,495	9	0.60	540	20	3.70
Subordinated debt	5,155	166	3.22	5,155	140	2.72	5,155	120	2.33
Total interest-bearing liabilities	507,501	3,300	0.65	483,456	3,050	0.63	472,247	3,076	0.65
Non-interest-bearing deposits	153,167			147,465			129,698
Other non-interest-bearing liabilities	9,084			8,163			9,423
Total liabilities	669,752			639,084			611,368
Total stockholder’s equity	55,111			53,389			51,415
Total liabilities and stockholder’s equity	$724,863			$692,473			$662,783
Net interest income		$24,676			$22,634			$21,224
Interest rate spread			3.54%			3.41%			3.39%
Net interest margin			3.69%			3.56%			3.53%
Average interest-earning assets to average interest-bearingliabilities	131.69%			131.57%			127.39%

Rate/Volume Analysis
The following table sets forth the effects of changing rates and volumes on net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.
	Six Months Ended June 30, 2018 Compared to Six Months Ended June 30, 3017			Year Ended December 31, 2017 Compared to Year Ended December 31, 2016			Year Ended December 31, 2016 Compared to Year Ended December 31, 2015
	Increase (Decrease) Due to			Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Interest income:
Cash and due from banks	$(28)	$15	$(13)	$(65)	$54	$(11)	$(19)	$39	$20
Loans	1,428	453	1,881	2,461	—	2,461	252	304	556
Marketable securities	(147)	62	(85)	(257)	128	(129)	606	221	827
Total interest-earning assets	1,253	530	1,783	2,139	182	2,321	839	564	1,403
Interest expense:
Deposits	(3)	312	309	(18)	163	145	(134)	89	(45)
Escrow accounts	2	1	3	8	3	11	10	(1)	9
Federal Home Loan Bank advances	124	109	233	40	28	68	33	(44)	(11)
Subordinated debt	—	21	21	—	26	26	—	20	20
Total interest-bearing liabilities	123	443	566	30	220	250	(91)	61	(27)
Net increase (decrease) in net interest income	$1,130	$87	$1,217	$2,109	$(38)	$2,071	$930	$500	$1,430

Comparison of Financial Condition at June 30, 2018 and December 31, 2017
Total Assets.   Total assets increased $47.8 million, or 6.4%, to $789.9 million at June 30, 2018 from $742.1 million at December 31, 2017. The increase was primarily due to increases of  $55.0 million, or 9.7%, in net loans and $1.9 million, or 18.6%, in cash and cash equivalents, offset by a $10.0 million, or 8.9%, decrease in available for sale securities.
Cash and Cash Equivalents.   Total cash and cash equivalents increased $1.9 million, or 18.6%, to $12.4 million at June 30, 2018 from $10.5 million at December 31, 2017. This increase primarily reflected proceeds from maturing securities and the increase in deposits and Federal Home Loan Bank advances.
Securities Available for Sale.   Total securities available-for-sale decreased $10.0 million, or 8.9%, to $103.3 million at June 30, 2018 from $113.3 million at December 31, 2017. The decrease reflected the strategy of increasing Rhinebeck Bank’s loans-to-assets ratio to increase the yield and improve profitability.
Net Loans.   Net loans increased $55.0 million, or 9.7%, to $621.2 million at June 30, 2018 from $566.2 million at December 31, 2017. The increase was primarily due to increases of  $35.4 million, or 16.5%, in indirect automobile loans, $8.0 million, or 11.8%, in commercial business loans, $6.9 million, or 3.7%, in commercial real estate loans and $3.1 million, or 55.2%, in construction loans. The increase in indirect automobile loans reflected the hiring of a team of lenders operating in Albany in March 2018, as well as increased market share in the Hudson Valley market. Commercial real estate loans and commercial business loans increased, reflecting Rhinebeck Bank’s focus on increasing these portfolios. The increase in commercial construction loans reflected $2.1 million in additional extensions on previously originated loans and $2.0 million in loans originated in 2018.
Deposits.   Total deposits increased $16.0 million, or 2.5%, to $666.1 million at June 30, 2018 from $650.1 million at December 31, 2017. The increase in deposits reflected increases of  $10.0 million, or 7.0%, in certificates of deposit, $6.1 million, or 6.1%, in NOW accounts and $2.3 million, or 1.8%, in savings accounts, offset by a decrease of  $2.8 million, or 2.2% in money market accounts. The increase in certificates of deposit reflected the effects of promotional offers. The increase in NOW accounts reflected growth in IOLA accounts (funds deposited by attorneys from clients held in trust for future use) and our community checking accounts for non-profits, offset by a decrease due to the discontinuance of a higher-tiered product.
Federal Home Loan Bank Advances.   Federal Home Loan Bank advances increased $28.1 million, or 188.6%, to $43.0 million at June 30, 2018 from $14.9 million at December 31, 2017. The increase was due to additional advances taken to fund loan growth.
Total Equity.   Total equity increased $584,000, or 1.1%, to $55.6 million at June 30, 2018 from $55.0 million at December 31, 2017. The increase was due to $1.2 million of net income for the six months ended June 30, 2018, offset by an increase of  $611,000 in accumulated other comprehensive loss on our available for sale securities and defined benefit pension plan.
Comparison of Financial Condition at December 31, 2017 and December 31, 2016
Total Assets.   Total assets increased $19.5 million, or 2.7%, to $742.1 million at December 31, 2017 from $722.6 million at December 31, 2016. The increase was primarily due to an increase of  $53.6 million, or 10.5%, in net loans, offset by a $27.0 million, or 19.2%, decrease in available for sale securities, a $2.5 million, or 19.4%, decrease in cash and cash equivalents, a $1.6 million, or 35.2%, decrease in deferred tax assets and a $1.7 million, or 47.8%, decrease in goodwill and other intangibles.
Cash and Cash Equivalents.   Total cash and cash equivalents decreased $2.5 million, or 19.4%, to $10.5 million at December 31, 2017 from $13.0 million at December 31, 2016. This decrease primarily reflected Rhinebeck Bank using excess cash to fund its loan growth.
Securities Available for Sale.   Total securities available-for-sale decreased $27.0 million, or 19.2%, to $113.3 million at December 31, 2017 from $140.3 million at December 31, 2016. The decrease reflected the strategy of increasing Rhinebeck Bank’s loans-to-assets ratio to increase the yield and improve profitability.
Net Loans.   Net loans increased $53.6 million, or 10.5%, to $566.2 million at December 31, 2017 from $512.6 million at December 31, 2016. The increase was primarily due to increases of  $20.9 million, or 12.2%, in commercial real estate loans, $19.5 million, or 10.0%, in indirect automobile loans, $10.8 million, or 19.0%, in commercial business loans, $6.3 million, or 93.0%, in multi-family real estate loans and $2.9 million, or 7.2%, in residential loans, offset by a decrease of  $7.8 million, or 58.1%, in commercial construction loans. Commercial real estate loans and commercial business loans increased, reflecting Rhinebeck Bank’s focus on growing these portfolios. The increase in indirect automobile loans reflected increased market share in the Hudson Valley region. The increase in residential mortgage loans reflected Rhinebeck Bank’s decision to maintain a greater portion of its production in portfolio to increase the size of the portfolio. The decrease in construction loans was indicative of a lack of local construction.
Deferred Tax Assets.   Deferred tax assets decreased $1.6 million, or 35.2%, to $3.0 million at December 31, 2017 from $4.7 million at December 31, 2016. Rhinebeck Bancorp, MHC recognized a charge of  $1.9 million because of the revaluation of its net deferred tax asset due to the passage of the Tax Cuts and Jobs Act on December 22, 2017, which reduced the top corporate federal income tax rate from 35% to 21%, effective January 1, 2018. This charge was recorded as additional income tax expense in Rhinebeck Bancorp, MHC’s statement of income for the quarter ended December 31, 2017.
Goodwill and Other Intangibles.   Goodwill and other intangibles decreased $1.7 million, or 47.8%, to $1.8 million at December 31, 2017 from $3.5 million at December 31, 2016. In August 2017, Rhinebeck Bank sold its interest in its insurance subsidiary Brinckerhoff and Neuville, Inc. As a result of the sale, $1.6 million in goodwill and other intangible assets related to the acquisition of Brinckerhoff and Neuville, Inc. by Rhinebeck Bancorp was eliminated.
Deposits.   Total deposits increased $10.4 million, or 1.6%, to $650.1 million at December 31, 2017 from $639.7 million at December 31, 2016. The growth in deposits reflected increases of  $9.6 million, or 10.5%, in NOW accounts and $7.2 million, or 4.8%, in non-interest-bearing demand deposits, offset by a decrease of  $9.2 million, or 6.1%, in certificates of deposit. The increase in deposits reflected strong overall business growth, as well as increases in certain larger accounts, which receive more competitive pricing.
Federal Home Loan Bank Advances.   Federal Home Loan Bank advances increased $5.4 million, or 56.8%, to $14.9 million at December 31, 2017 from $9.5 million at December 31, 2016. The increase was due to additional advances taken to compensate for seasonal fluctuations in cash flows.

Total Equity.   Total equity increased $2.5 million, or 4.7%, to $55.0 million at December 31, 2017 from $52.5 million at December 31, 2016. The increase was due to $3.0 million of net income for the year ended December 31, 2017, offset by an increase of  $542,000 in accumulated other comprehensive loss on our available for sale securities and defined benefit pension plan.
Comparison of Operating Results for the Six Months Ended June 30, 2018 and June 30, 2017
General.   Net income decreased by $417,000, or 25.9%, to $1.2 million for the six months ended June 30, 2018 from $1.6 million for the six months ended June 30, 2017. The decrease was primarily due to a $1.5 million decrease in non-interest income and a $600,000 increase in the provision for loan losses, offset by a $1.2 million increase in net interest income and a $438,000 decrease in income tax expense.
Net Interest Income.   Net interest income increased $1.2 million, or 10.2%, to $13.1 million for the six months ended June 30, 2018 compared to $11.9 million for the six months ended June 30, 2017. The increase reflected a $13.1 million increase in the average balance of net interest-earning assets to $164.9 million for the six months ended June 30, 2018 from $151.8 million for the six months ended June 30, 2017, combined with a nine basis point increase in the interest rate spread to 3.59% for the six months ended June 30, 2018 from 3.50% for the six months ended June 30, 2017. The net interest margin increased 13 basis points from 3.65% for the six months ended June 30, 2017 to 3.78% for the six months ended June 30, 2018.
Interest and Dividend Income.   Interest and dividend income increased $1.8 million, or 13.2%, to $15.3 million for the six months ended June 30, 2018, from $13.5 million for the six months ended June 30, 2017. The increase primarily reflected a $42.3 million increase in the average balance of interest-earning assets and a 26 basis points increase in the average yield to 4.40% for the six months ended June 30, 2018, from 4.14% for the six months ended June 30, 2017.
Interest income on loans increased $1.9 million primarily due to a $60.5 million increase in the average balance of loans to $589.3 million for the six months ended June 30, 2018 from $528.8 million for the six months ended June 30, 2017, and a 16 basis point increase in the average yield to 4.84% for the six months ended June 30, 2018 from 4.68% for the six months ended June 30, 2017.
Interest income on securities decreased $85,000 primarily due to a $14.2 million decrease in the average balance of securities to $111.6 million for the six months ended June 30, 2018 from $125.8 million for the six months ended June 30, 2017, offset in part by a 11 basis point increase in the average yield to 2.14% for the six months ended June 30, 2018 from 2.03% for the six months ended June 30, 2017. The decrease in the average balance of securities reflects Rhinebeck Bank’s strategy to decrease securities and increase its loans-to-assets ratio.
Interest Expense.   Interest expense increased $566,000, or 35.1%, to $2.2 million for the six months ended June 30, 2018 from $1.6 million for the six months ended June 30, 2017. The increase primarily reflects a $29.3 million increase in the average balance on interest-bearing liabilities and an 18 basis point increase in the average cost to 0.82% for the six months ended June 30, 2018 from 0.64% for the six months ended June 30, 2017.
Interest expense on non-escrow interest-bearing deposits increased $309,000, or 21.1%, primarily due to a $10.6 million increase in the average balance of deposits to $499.9 million for the six months ended June 30, 2018 from $489.3 million for the six months ended June 30, 2017, and an 11 basis point increase in the average rate paid on interest-bearing deposits to 0.71% for the six months ended June 30, 2018 from 0.60% for the same period in the prior year.
Interest expense on Federal Home Loan Bank advances increased $233,000, primarily due to a $18.3 million increase in the average balance of Federal Home Loan Bank advances to $25.1 million for the six months ended June 30, 2018 from $6.8 million for the six months ended June 30, 2017, and a 124 basis point increase in the average cost of Federal Home Loan Bank advances to 2.10% for the six months ended June 30, 2018 from 0.86% for the six months ended June 30, 2017. Rhinebeck Bank added higher cost borrowings to fund loan growth.
Provision for Loan Losses.   We recorded a provision for loan losses of  $1.1 million for the six months ended June 30, 2018 compared to $450,000 for the six months ended June 30, 2017. The increase in the provision reflected management’s assessment of the loss inherent in our loan portfolio and the growth of the indirect automobile, commercial real estate and commercial business loan portfolios, offset by decreases in charge-offs and non-performing assets.
Non-Interest Income.   Non-interest income decreased $1.6 million, or 42.0%, to $2.1 million for the six months ended June 30, 2018 from $3.7 million for the six months ended June 30, 2017. The decrease was primarily due to a $1.1 million decrease in insurance-related income due to the sale of our insurance subsidiary in August 2017, a $387,000 write down on a foreclosed residential real estate property, and a $50,000 decrease in investment advisory income, offset in part by a $59,000 increase in service charges on deposit accounts. The decrease in investment advisory income reflected less income from annuities and mutual funds. The increase in service charges on deposit accounts reflected a new deposit fee structure that was implemented in May 2018.
Non-Interest Expense.   Non-interest expense decreased $73,000, or 0.6%, to $12.8 million for the six months ended June 30, 2018. The decrease was primarily due to the sale of our insurance subsidiary in August 2017 which resulted in no insurance sales commissions paid during the six months ended June 30, 2018 compared to $188,000 in sales commissions for the six months ended June 30, 2017. The decrease was also due to a $51,000 decrease in federal deposit insurance and other insurance due to a lower Federal Deposit Insurance Corporation assessment rate. The decrease was offset in part by a $95,000 impairment loss on goodwill related to the valuation of Rhinebeck Asset Management and a $91,000 increase in advertising expense associated with a greater focus on marketing.
Income Tax Expense.   Income tax expense decreased $438,000, or 61.1%, to $279,000 for the six months ended June 30, 2018 from $717,000 for the six months ended June 30, 2017. The decrease resulted from lower pre-tax income combined with the lower effective federal corporate tax rate under the Tax Cuts and Jobs Act, which was enacted on December 22, 2017 and reduced the federal corporate income tax rate from 35% to 21%, effective January 1, 2018.
Comparison of Operating Results for the Years Ended December 31, 2017 and December 31, 2016
General.   Net income increased by $313,000, or 11.6%, to $3.0 million for the year ended December 31, 2017 from $2.7 million for the year ended December 31, 2016. The increase was primarily due to a $2.1 million increase in net interest income, a $1.0 million increase in non-interest income and a $300,000 decrease in the provision for loan losses, offset in part by a $800,000 increase in non-interest expense and a $2.3 million increase in income tax expense.
Net Interest Income.   Net interest income increased $2.1 million, or 9.2%, to $24.6 million for the year ended December 31, 2017 from $22.5 million for the year ended December 31, 2016. The increase reflected the effects of an $8.1 million increase in average net interest-earning assets to $160.8 million for the year ended December 31, 2017 from $152.7 million for the year ended December 31, 2016, and a 14 basis point increase in the interest rate spread to 3.52% for the year ended December 31, 2017 from 3.39% for the year ended December 31, 2016. The net interest margin increased 13 basis points to 3.68% for 2017 from 3.54% for 2016.
Interest and Dividend Income.   Interest and dividend income increased $2.3 million, or 9.1%, to $27.9 million for the year ended December 31, 2017, from $25.6 million for the year ended December 31, 2016. The increase primarily reflected a $32.2 million increase in the average balance of interest-earning assets and a 15 basis point increase in the average yield to 4.17% for the year ended December 31, 2017 from 4.02% for the year ended December 31, 2016.
Interest income on loans increased $2.5 million primarily due to a $52.4 million increase in the average balance of loans to $540.5 million for the year ended December 31, 2017 from $488.1 million for the year ended December 31, 2016.
Interest income on securities decreased $128,000 primarily due to a $13.1 million decrease in the average balance of securities to $122.8 million for 2017 from $135.9 million for 2016, offset in part by a 10 basis point increase in the average yield on securities to 2.01% for the year ended December 31, 2017 from 1.91% for the year ended December 31, 2016.
Interest Expense.   Interest expense increased $250,000, or 8.2%, to $3.3 million for the year ended December 31, 2017 from $3.1 million for the year ended December 31, 2016. The increase primarily reflected a $24.0 million increase in the average balance of interest-bearing liabilities and a two basis point increase in the average cost to 0.65% for the year ended December 31, 2017 from 0.63% for the year ended December 31, 2016.
Interest expense on interest-bearing deposits increased $145,000, or 5.1%, primarily due to an $18.1 million increase in the average balance of deposits to $488.1 million for the year ended December 31, 2017 from $470.0 million for the year ended December 31, 2016, and a one basis point increase in the average rate paid on interest-bearing deposits to 0.61% for 2017 from 0.60% for 2016.
Interest expense on Federal Home Loan Bank advances increased $68,000 primarily due to a $5.3 million increase in the average balance of Federal Home Loan Bank advances to $6.8 million for the year ended December 31, 2017 from $1.5 million for the year ended December 31, 2016, and a 53 basis point increase in the average cost of Federal Home Loan Bank advances to 1.13% for the year ended December 31, 2017 from 0.60% for the year ended December 31, 2016.

Provision for Loan Losses.   We recorded a provision for loan losses of  $900,000 for the year ended December 31, 2017 compared to $1.2 million for the year ended December 31, 2016. The decrease in the provision reflected management’s assessment of the losses inherent in our loan portfolio and decreases in classified assets, offset in part by increases in charge-offs and non-performing assets and growth in the indirect automobile portfolio.
Non-Interest Income.   Non-interest income increased $1.0 million, or 14.5%, to $8.0 million for the year ended December 31, 2017 from $7.0 million for the year ended December 31, 2016. The increase was caused by a $1.8 million gain on the sale of Rhinebeck Bank’s insurance subsidiary in August 2017 and a $72,000 increase in service charges on deposit accounts, offset in part by a decrease of  $342,000 in insurance-related income, a $306,000 write-down in real estate owned and a $106,000 loss associated with the sale of the insurance subsidiary building in Fishkill. The increase in service charges on deposit accounts was due to the increase in the aggregate amount of deposits. The decrease in insurance-related income reflected the effect of the sale of Rhinebeck Bank’s insurance subsidiary in August 2017. The write-down in real estate owned reflected an updated independent appraisal of one single family residential real estate property.
Non-Interest Expense.   Non-interest expense increased $800,000, or 3.3%, to $25.1 million for the year ended December 31, 2017 from $24.3 million for the year ended December 31, 2016. The increase was due primarily to a $527,000 increase in other non-interest expense, a $447,000 increase in salaries and employee benefits, a $161,000 increase in advertising and a $98,000 increase in occupancy costs, offset in part by a $155,000 decrease in sales commissions paid, a $140,000 decrease in data processing costs, a $76,000 decrease in professional fees and a $55,000 decrease in the amortization of intangible assets due to the sale of the insurance subsidiary. The increase in other non-interest expense related to higher foreclosure costs. The increase in salaries and benefits reflected the costs associated with hiring additional personnel in connection with opening a new representative office in Montgomery, New York in 2017 and increased incentive payments for 2017 due to attainment of performance goals during the year. The increase in advertising reflected a greater focus on marketing. The decrease in sales commissions paid was due to the sale of Rhinebeck Bank’s insurance subsidiary in August 2017. The decrease in professional fees reflected the negotiation of a new correspondent banking relationship.
Income Tax Expense.   Income tax expense increased $2.3 million, or 172.4%, to $3.6 million for the year ended December 31, 2017 from $1.3 million for the year ended December 31, 2016. The increase was caused primarily by a $1.9 million charge related to the revaluation of Rhinebeck Bancorp, MHC’s net deferred tax asset following the enactment of the Tax Cuts and Jobs Act on December 22, 2017, which reduced the top corporate federal income tax rate from 35% to 21%. The remainder of the increase was due to increased pre-tax income for the year.
Management of Market Risk
General.   The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage our exposure to changes in market interest rates. Accordingly, the board of directors established a management-level Asset/Liability Management Committee (the “ALCO”), which takes initial responsibility for reviewing the asset/liability management process and related procedures, establishing and monitoring reporting systems and ascertaining that established asset/liability strategies are being maintained. On at least a quarterly basis, the ALCO reviews and reports asset/liability management outcomes with the ALCO. This committee also implements any changes in strategies and reviews the performance of any specific asset/liability management actions that have been implemented.
We try to manage our interest rate risk to minimize the exposure of our earnings and capital to changes in market interest rates. We have implemented the following strategies to manage our interest rate risk: originating loans with adjustable interest rates; promoting core deposit products; and adjusting the interest rates and maturities of funding sources, as necessary. By following these strategies, we believe that we are better positioned to react to changes in market interest rates.
Net Portfolio Value Simulation.   We analyze our sensitivity to changes in interest rates through a net portfolio value of equity (“NPV”) model. NPV represents the present value of the expected cash flows from our assets less the present value of the expected cash flows arising from our liabilities adjusted for the value of off-balance sheet contracts. The NPV ratio represents the dollar amount of our NPV divided by the present value of our total assets for a given interest rate scenario. NPV attempts to quantify our economic value using a discounted cash flow methodology while the NPV ratio reflects that value as a form of capital ratio. We estimate what our NPV would be at a specific date. We then calculate what the NPV would be at the same date throughout a series of interest rate scenarios representing immediate and permanent, parallel shifts in the yield curve. We currently calculate NPV under the assumptions that interest rates increase 100, 200, 300 and 400 basis points from current market rates and that interest rates decrease 100 basis points from current market rates.

The following table presents the estimated changes in our NPV that would result from changes in market interest rates at June 30, 2018. All estimated changes presented in the table are within the policy limits approved by our board of directors.
	Net Portfolio Value			Net Portfolio Value as Percent of Portfolio Value of Assets
Basis Point (“bp”) Change in Interest Rates	Dollar Amount	Dollar Change	Percent Change	NPV Ratio	Change
	(Dollars in thousands)
400	$26,155	$(3,366)	(11)%	11.19%	(11)%
300	27,096	(2,425)	(8)%	11.59%	(8)%
200	28,022	(1,499)	(5)%	11.95%	(5)%
100	28,866	(655)	(2)%	12.34%	(2)%
0	29,521	—	—%	12.56%	—
-100	28,618	(903)	(3)%	11.40%	(9)%
Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurements. Modeling changes require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. The above table assumes that the composition of our interest-sensitive assets and liabilities existing at the date indicated remains constant uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our NPV and will differ from actual results.
Liquidity and Capital Resources
Liquidity.   Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments and sales and maturities of securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments and loan sales are greatly influenced by general interest rates, economic conditions and competition.
We regularly review the need to adjust our investments in liquid assets based upon our assessment of: (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, and (4) the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits and short- and intermediate-term securities.
Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At June 30, 2018, cash and cash equivalents totaled $12.4 million. Securities classified as available-for-sale, which provide an additional source of liquidity, totaled $103.3 million at June 30, 2018.
At June 30, 2018, we had the ability to borrow up to $54.7 million from the Federal Home Loan Bank of New York, $43.0 million of which was outstanding. At June 30, 2018, we also had an available line of credit with the Federal Reserve Bank of New York’s discount window program of  $2.8 million, none of which was outstanding at that date. Rhinebeck Bank, MHC has a $10.0 million line of credit with an unaffiliated bank, none of which was outstanding at June 30, 2018.
We have no material commitments or demands that are likely to affect our liquidity other than as set forth below. If loan demand increases faster than expected, or any unforeseen demand or commitment occurs, we could access borrowings from the Federal Home Loan Bank of New York or the Federal Reserve Bank of New York.
At June 30, 2018, we had $4.1 million of loan commitments outstanding and $85.3 million of approved, but unadvanced, funds to borrowers. We also had $2.8 million in outstanding letters of credit at June 30, 2018.

Certificates of deposit due within one year of June 30, 2018 totaled $105.9 million. If these deposits do not remain with us, we will be required to access other sources of funds, including other certificates of deposit and Federal Home Loan Bank of New York advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit. We believe, however, based on past experience that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.
Liquidity is needed for operating, financing and investing activities. The following table sets forth select operating, investing and financing activities for the periods presented. For a comprehensive list of our operating, financial and investing activities, see the consolidated statement of cash flows contained in the consolidated financial statements that appear starting on page F-1 of this prospectus.
	Six Months Ended June 30,		Year Ended December 31,
	2018	2017	2017	2016
	(In thousands)
Operating activities:
Loans originated for sale	$(14,846)	$(17,723)	$(38,968)	$(40,876)
Proceeds from sales of loans	16,066	17,726	37,962	41,095
Net gain on sale of mortgage loans	(268)	(268)	(571)	(589)
Investing activities:
Net increase in loans	$(57,051)	$(24,659)	$(53,045)	$(43,042)
Proceeds from sales and calls of available-for-sale securities	375	24,510	30,786	15,910
Proceeds from maturities and principal repayments of securities	7,968	9,761	18,693	27,019
Purchases of securities	—	(8,045)	(23,696)	(71,480)
Financing activities:
Net increase in deposits	$18,823	$13,558	$10,657	$43,125
Increase (decrease) in Federal Home Loan Bank advances	28,100	(9,500)	5,400	9,500
Capital Resources.   Rhinebeck Bank is subject to various regulatory capital requirements administered by NYSDFS and the Federal Deposit Insurance Corporation. At June 30, 2018, Rhinebeck Bank exceeded all applicable regulatory capital requirements, and was considered “well capitalized” under regulatory guidelines. See “Historical and Pro Forma Regulatory Capital Compliance” and Note 14 in the Notes to the consolidated financial statements that appear starting on page F-1 of this prospectus.
The net offering proceeds will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net offering proceeds are used for general corporate purposes, including funding loans. Our financial condition and results of operations will be enhanced by the net offering proceeds, resulting in increased net interest-earning assets and net interest income. However, due to the increase in equity resulting from the net offering proceeds, as well as other factors associated with the offering, our return on equity will be lower immediately following the offering. See “Risk Factors — Risks Related to the Offering — Our return on equity may be low following the offering and this could negatively affect the trading price of our shares of common stock.”

Contractual Obligations and Off-Balance Sheet Arrangements
Contractual Obligations.   In the ordinary course of our operations, we enter into certain contractual obligations. The following tables present our contractual obligations at December 31, 2017.
	Total	Payments Due by Period
Contractual Obligations		Less Than One Year	One to Three Years	More than Three to Five Years	More Than Five Years
	(In thousands)
At December 31, 2017:
Structured debt obligations	$—	$—	$—	$—	$—
Operating lease obligations	3,879	643	1,260	1,018	958
Post-retirement benefit obligations	3,338	63	142	157	2,976
Deferred trustee compensation plans	1,648	—	1,161	—	487
Deferred executive compensation	813	—	—	—	813
Subordinated debt	5,155	—	—	—	5,155
Defined benefit plan liability	5,865	538	1,197	1,374	2,756
Total	$20,698	$1,244	$3,760	$2,549	$13,145

Off-Balance Sheet Arrangements.   We are a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments include commitments to originate loans, unused lines of credit and standby letters of credit, which involve elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. Our exposure to credit loss is represented by the contractual amount of the instruments. We use the same credit policies in making commitments that we do for on-balance sheet instruments. See Note 13 in the Notes to the consolidated financial statements that appear starting on page F-1 of this prospectus.
Recent Accounting Pronouncements
For a discussion of recent accounting pronouncements and their impact on us, see Note 1 in the consolidated financial statements that appear starting on page F-1 of this prospectus.
Effect of Inflation and Changing Prices
The consolidated financial statements that appear starting on page F-1 of this prospectus and related financial data included in this prospectus have been prepared according to generally accepted accounting principles in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a greater impact on a financial institution’s performance than inflation rates. Interest rates do not necessarily move in the same direction or to the same extent as prices of goods and services.

SUPERVISION AND REGULATION
General
As a New York-chartered savings bank, Rhinebeck Bank is subject to comprehensive regulation the NYSDFS, as its chartering agency, and by the Federal Deposit Insurance Corporation, as its deposit insurer. Rhinebeck Bank is a member of the Federal Home Loan Bank of New York and its deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. Rhinebeck Bank is required to file reports with, and is periodically examined by, the Federal Deposit Insurance Corporation and the NYSDFS concerning its activities and financial condition and must obtain regulatory approvals before entering into certain transactions, including mergers with or acquisitions of other financial institutions. This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with regarding classifying of assets and establishing an adequate allowance for loan losses for regulatory purposes.
As a New York-chartered mutual holding company, Rhinebeck Bancorp, MHC is regulated and subject to examination by the NYSDFS and the Federal Reserve Board. As a bank holding company, Rhinebeck Bancorp, Inc. also will be required to comply with the rules and regulations of the Federal Reserve Board and the NYSDFS. It will be required to file certain reports with the Federal Reserve Board and will be subject to examination by and the enforcement authority of the Federal Reserve Board and the NYSDFS. Rhinebeck Bancorp, Inc. also will be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.
Set forth below is a brief description of material regulatory requirements that are or will be applicable to Rhinebeck Bank, Rhinebeck Bancorp, Inc. and Rhinebeck Bancorp, MHC. The description is limited to certain material aspects of certain statutes and regulations that are addressed, and is not intended to be a complete list or description of such statutes and regulations and their effects on Rhinebeck Bank, Rhinebeck Bancorp, Inc. and Rhinebeck Bancorp, MHC.
New York Banking Laws and Supervision
Supervision and Enforcement Authority.   Rhinebeck Bank, as a New York savings bank, is regulated and supervised by the NYSDFS. The NYSDFS is required to regularly examine each state-chartered bank. The approval of the NYSDFS is required to establish or close branches, to merge with another bank, to issue stock and to undertake many other activities. Any New York savings bank that does not operate according to the regulations, policies and directives of the NYSDFS may be subject to sanctions for non-compliance, including seizure of the property and business of the savings bank and suspension or revocation of its charter. The NYSDFS may, under certain circumstances, suspend or remove officers or directors who have violated the law, conducted the savings bank’s business in an unsafe or unsound manner or contrary to the depositors’ interests, or have been negligent in the performance of their duties. In addition, upon finding that a savings bank has engaged in an unfair or deceptive act or practice, the NYSDFS may issue an order to cease and desist and impose a fine on the savings bank. The NYSDFS also has the authority to appoint a receiver or conservator if it determines that the savings bank is conducting its business in an unsafe or unauthorized manner, and under certain other circumstances. New York consumer protection and civil rights statutes applicable to Rhinebeck Bank permit private individual and class action law suits, and provide for the rescission of consumer transactions, including loans, and the recovery of statutory and punitive damage and attorney’s fees in the case of certain violations of those statutes.
The powers that New York-chartered savings banks can exercise under these laws include the following:
Lending Activities.   A New York-chartered savings bank may make a wide variety of mortgage loans including fixed-rate loans, adjustable-rate loans, participation loans, construction and development loans, condominium and co-operative loans, second mortgage loans and other types of loans that may be made according to applicable regulations. Commercial loans may be made to corporations and other commercial enterprises with or without security. Consumer and personal loans may also be made with or without security.
Investment Activities.   In general, Rhinebeck Bank may invest in certain types of debt securities (including certain corporate debt securities, and obligations of federal, state, and local governments and agencies thereof), certain types of corporate equity securities, and certain other assets. However, this investment authority is subject to restrictions under federal law. See “— Federal Bank Regulation — Investment Activities” for such federal restrictions.

Dividends.   Under New York banking law, Rhinebeck Bank may declare and pay dividends from its net profits, unless there is an impairment of capital. Additionally, the approval of the NYSDFS is required if the total of all dividends declared in a calendar year would exceed the total of its net profits for that year combined with its retained net profits of the preceding two years, subject to certain adjustments provided for under applicable law.
Loans to Trustees and Executive Officers.   Under applicable NYSDFS regulations (which are substantially similar to applicable federal banking regulations), Rhinebeck Bank generally may not make a loan or other extension of credit to any of its executive officers or trustees unless the loan or other extension of credit (1) is made on terms, including interest rate and collateral, that are not more favorable to the executive officer or trustee than those customarily offered by Rhinebeck Bank to persons who are not executive officers or trustees and who are not employed by Rhinebeck Bank, and (2) does not involve more than the normal risk of repayment or present other unfavorable features. Depending on the size of the loan or other extension of credit, prior approval of Rhinebeck Bank’s board of trustees (with the interested party, if a trustee, abstaining from participating directly or indirectly in the voting) may be required.
Federal Bank Regulation
Supervision and Enforcement Authority.   Rhinebeck Bank is subject to extensive regulation, examination and supervision by the Federal Deposit Insurance Corporation as the insurer of its deposits. This regulatory structure is intended primarily for the protection of the insurance fund and depositors.
Rhinebeck Bank must file reports with the Federal Deposit Insurance Corporation concerning its activities and financial condition in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Federal Deposit Insurance Corporation to evaluate Rhinebeck Bank’s safety and soundness and compliance with various regulatory requirements.
The regulatory structure also gives the Federal Deposit Insurance Corporation extensive discretion in connection with its supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of an adequate allowance for loan losses for regulatory purposes. The enforcement authority includes, among other things, the ability to assess civil money penalties, issue cease and desist orders and remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations, breaches of fiduciary duty and unsafe or unsound practices. The Federal Deposit Insurance Corporation may also appoint itself as conservator or receiver for an insured bank under specified circumstances, including: (1) insolvency; (2) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (3) existence of an unsafe or unsound condition to transact business; (4) insufficient capital; or (5) the incurrence of losses that will deplete substantially all of the institution’s capital with no reasonable prospect of replenishment without federal assistance.
Capital Requirements.   Under Federal Deposit Insurance Corporation regulations, Rhinebeck Bank is subject to a comprehensive capital framework for U.S. banking organizations that was established in July 2013 (the Basel III capital rules), subject to phase-in periods for certain components and other provisions.
The capital standards require the maintenance of common equity Tier 1 capital, Tier 1 capital and total capital to risk-weighted assets of at least 4.5%, 6% and 8%, respectively, and a leverage ratio of at least 4% Tier 1 capital. Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and Additional Tier 1 capital. Additional Tier 1 capital generally includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus Additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of Accumulated Other Comprehensive Income (“AOCI”), up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Institutions that have not exercised the AOCI opt-out have AOCI incorporated into common equity Tier 1 capital (including unrealized gains and losses on available-for-sale-securities). Rhinebeck Bank exercised the opt-out election regarding the treatment of AOCI. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.
In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, a bank’s assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests), are multiplied by a risk weight factor assigned by the regulations based on perceived risks inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50% is generally assigned to prudently underwritten first lien one- to four-family residential mortgages, a risk weight of 100% is assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans and a risk weight of between 0% to 600% is assigned to permissible equity interests, depending on certain specified factors.
In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements. The capital conservation buffer requirement has been phasing in since January 1, 2016 and will be fully implemented at 2.5% on January 1, 2019.
Regulatory relief legislation enacted in May 2018 requires the federal banking agencies, including the Federal Deposit Insurance Corporation, to establish for institutions with assets of less than $10 billion of assets a “community bank leverage ratio” (the ratio of a bank’s tangible equity capital to average total consolidated assets) of between 8 to 10%. A “qualifying community bank” with capital exceeding the specified requirement will be considered compliant with all applicable regulatory capital and leverage requirements, including the requirement to be “well capitalized.” The establishment of the community bank leverage ratio is subject to notice and comment rulemaking by the federal regulators. A financial institution can elect to be subject to this new simplified capital requirement.
The Federal Deposit Insurance Corporation also has authority to establish individual minimum capital requirements in appropriate cases upon determination that an institution’s capital level is, or is likely to become, inadequate in light of the particular circumstances. At June 30, 2018, Rhinebeck Bank exceeded each of its capital requirements.
Standards for Safety and Soundness.   As required by statute, the federal banking agencies have adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. The agencies have also established standards for safeguarding customer information. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard.
Investment Activities.   All state-chartered savings banks insured by the Federal Deposit Insurance Corporation are generally limited in their investment activities to principal and equity investments of the type and in the amount authorized for national banks, notwithstanding state law, subject to certain exceptions. For example, state-chartered banks may, with Federal Deposit Insurance Corporation approval, continue to exercise state authority to invest in common or preferred stocks listed on a national securities exchange or the Nasdaq Global Market and to invest in the shares of an investment company registered under the Investment Company Act of 1940. The maximum permissible investment is 100% of Tier 1 Capital, as specified by the Federal Deposit Insurance Corporation’s regulations, or the maximum amount permitted by New York law, whichever is less.
In addition, the Federal Deposit Insurance Corporation is authorized to permit state-chartered banks and savings banks to engage in state-authorized activities or investments not permissible for national banks (other than non-subsidiary equity investments) if they meet all applicable capital requirements and it is determined that such activities or investments do not pose a significant risk to the Deposit Insurance Fund. The Federal Deposit Insurance Corporation has adopted procedures for institutions seeking approval to engage in such activities or investments. In addition, a nonmember bank may control a subsidiary that engages in activities as principal that would only be permitted for a national bank to conduct in a “financial subsidiary” if a bank meets specified conditions and deducts its investment in the subsidiary for regulatory capital purposes.
Interstate Banking and Branching.   Federal law permits well capitalized and well managed bank holding companies to acquire banks in any state, subject to Federal Reserve Board approval, certain concentration limits and other specified conditions. Interstate mergers of banks are also authorized, subject to regulatory approval and other specified conditions. In addition, banks may establish de novo branches on an interstate basis provided that interstate branching is authorized by the law of the host state for the banks chartered by that state.
Prompt Corrective Regulatory Action.   Federal law requires, among other things, that federal bank regulatory authorities take “prompt corrective action” with respect to banks that do not meet minimum capital requirements. For these purposes, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

The Federal Deposit Insurance Corporation has adopted regulations to implement the prompt corrective action legislation. An institution is considered “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a leverage ratio of 5.0% or greater and a common equity Tier 1 ratio of 6.5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a leverage ratio of 4.0% or greater and a common equity Tier 1 ratio of 4.5% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a leverage ratio of less than 4.0% or a common equity Tier 1 ratio of less than 4.5%. An institution is “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a leverage ratio of less than 3.0% or a common equity Tier 1 ratio of less than 3.0%. An institution is “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%. At June 30, 2018, Rhinebeck Bank was classified as a “well capitalized” institution.
At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, interest rates paid on deposits, payment of dividends, and acceptance of brokered deposits. Furthermore, if an insured depository institution is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the appropriate federal banking agency, and the holding company must guarantee the performance of that plan. Based upon its capital levels, a bank that is classified as well-capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment. An undercapitalized bank’s compliance with a capital restoration plan is required to be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5.0% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of additional restrictions, including an order by the Federal Deposit Insurance Corporation to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, cease receipt of deposits from correspondent banks or dismiss directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.
Transaction with Affiliates and Regulation W of the Federal Reserve Regulations.   Transactions between banks and their affiliates are governed by federal law. Generally, Section 23A of the Federal Reserve Act and the Federal Reserve Board’s Regulation W limit the extent to which a bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10.0% of the bank’s capital stock and surplus, and with all transactions with all affiliates to an amount equal to 20.0% of the bank’s capital stock and surplus. Section 23B applies to “covered transactions” as well as to certain other transactions and requires that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term “covered transaction” includes making loans to, purchasing assets from, and issuing guarantees to, an affiliate, and other similar transactions. Section 23B transactions also include the bank’s providing services and selling assets to an affiliate. In addition, loans or other extensions of credit by a bank to an affiliate are required to be collateralized according to the requirements set forth in Section 23A of the Federal Reserve Act.
Sections 22(h) and (g) of the Federal Reserve Act place restrictions on loans to a bank’s insiders, i.e., executive officers, directors and principal stockholders. Under Section 22(h) of the Federal Reserve Act, loans to a director, an executive officer and to a greater than 10.0% stockholder of a financial institution, and certain affiliated interests of these, together with all other outstanding loans to such person and affiliated interests, may not exceed specified limits. Section 22(h) of the Federal Reserve Act also requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons and also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a financial institution to insiders cannot exceed the institution’s unimpaired capital and surplus. Section 22(g) of the Federal Reserve Act places additional restrictions on loans to executive officers.
Federal Insurance of Deposit Accounts.   Rhinebeck Bank is a member of the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation. Deposit accounts in Rhinebeck Bank are insured up to a maximum of  $250,000 for each separately insured depositor. Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule order or regulatory condition imposed in writing. We do not know of any practice, condition or violation that might lead to termination of Rhinebeck Bank’s deposit insurance.

Privacy Regulations.   Federal Deposit Insurance Corporation regulations generally require that Rhinebeck Bank disclose its privacy policy, including identifying with whom it shares a customer’s “non-public personal information,” to customers at the time of establishing the customer relationship and annually thereafter. In addition, Rhinebeck Bank is required to provide its customers with the ability to “opt-out” of having their personal information shared with unaffiliated third parties and to not disclose account numbers or access codes to non-affiliated third parties for marketing purposes.
Community Reinvestment Act.   Under the Community Reinvestment Act, or CRA, as implemented by Federal Deposit Insurance Corporation, a state non-member bank has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the Federal Deposit Insurance Corporation, in connection with its examination of each state non-member bank, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications to acquire branches and other financial institutions. The CRA requires the Federal Deposit Insurance Corporation to provide a written evaluation of an institution’s CRA performance utilizing a four-tiered descriptive rating system. Rhinebeck Bank’s latest Federal Deposit Insurance Corporation CRA rating was “Satisfactory.” New York has its own statutory counterpart to the CRA, which is applicable to Rhinebeck Bank. New York law requires the NYSDFS to consider a bank’s record of performance under New York law in considering any application by the bank to establish a branch or other deposit-taking facility, to relocate an office or to merge or consolidate with or acquire the assets and assume the liabilities of any other banking institution. Rhinebeck Bank’s most recent rating under New York law was “Satisfactory.”
Consumer Protection and Fair Lending Regulations.   Rhinebeck Bank is subject to a variety of federal and New York statutes and regulations that are intended to protect consumers and prohibit discrimination in the granting of credit. These statutes and regulations provide for a range of sanctions for non-compliance with their terms, including imposition of administrative fines and remedial orders, and referral to the Attorney General for prosecution of a civil action for actual and punitive damages and injunctive relief. Certain of these statutes, including Section 5 of the Federal Trade Commission Act, which prohibits unfair and deceptive acts and practices against consumers, authorize private individual and class action lawsuits and the award of actual, statutory and punitive damages and attorneys’ fees for certain types of violations. New York’s Attorney General has vigorously enforced fair lending and other consumer protection laws. Federal laws also prohibit unfair, deceptive or abusive acts practices against consumers, which can be enforced by the Consumer Financial Protection Bureau, the Federal Deposit Insurance Corporation and state Attorneys General.
Federal Reserve System
Federal Reserve Board regulations require depository institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for that portion of transaction accounts aggregating $122.3 million or less (which may be adjusted by the Federal Reserve Board) the reserve requirement is 3.0% and the amounts greater than $122.3 million require a 10.0% reserve (which may be adjusted annually by the Federal Reserve Board between 8.0% and 14.0%). The first $16.0 million of otherwise reservable balances (which may be adjusted by the Federal Reserve Board) are exempted from the reserve requirements. Rhinebeck Bank is in compliance with these requirements.
Federal Home Loan Bank System
Rhinebeck Bank is a member of the Federal Home Loan Bank System, which consists of 11 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Rhinebeck Bank, as a member of the Federal Home Loan Bank of New York, is required to acquire and hold shares of capital stock in the Federal Home Loan Bank of New York. Rhinebeck Bank was in compliance with this requirement at June 30, 2018.
Holding Company Regulation
Federal Holding Company Regulation.   Rhinebeck Bancorp, MHC is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. Upon completion of the reorganization, Rhinebeck Bancorp, Inc. also will be a bank holding company and will be registered with the Federal Reserve Board and be subject to regulations, examinations, supervision and reporting requirements applicable to bank holding companies. In addition, the Federal Reserve Board has enforcement authority over Rhinebeck Bancorp, Inc. and its non-savings bank subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings bank.

A bank holding company is generally prohibited from engaging in non-banking activities, or acquiring direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities the Federal Reserve Board determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking are: (1) making or servicing loans; (2) performing certain data processing services; (3) providing discount brokerage services; (4) acting as fiduciary, investment or financial advisor; (5) leasing personal or real property; (6) making investments in corporations or projects designed primarily to promote community welfare; and (7) acquiring a savings and loan association whose direct and indirect activities are limited to those permitted for bank holding companies.
Capital.   The Federal Reserve Board must establish for all bank and savings and loan holding companies minimum consolidated capital requirements that are as stringent as those required for the insured depository subsidiaries. Pursuant to recent federal regulatory relief legislation, bank holding companies with less than $3.0 billion in consolidated assets generally are not subject to the capital requirements unless otherwise advised by the Federal Reserve Board.
Dividends and Stock Repurchases.   A bank holding company is generally required to give the Federal Reserve Board prior written notice of any purchase or redemption of then outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. There is an exception to this approval requirement for well-capitalized bank holding companies that meet certain other conditions.
The Federal Reserve Board has issued a policy statement regarding capital distributions, including dividends, by bank holding companies. In general, the policies provide that dividends should be paid only from current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. The policies also require that a bank holding company serve as a source of financial strength to its subsidiary banks by standing ready to use available resources to provide adequate capital funds to those banks during periods of financial stress or adversity, and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks where necessary. Additionally, under the prompt corrective action laws, the ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. These regulatory policies could affect the ability of Rhinebeck Bancorp, Inc. to pay dividends or otherwise engage in capital distributions.
Waivers of Dividends by Rhinebeck Bancorp, MHC.   Rhinebeck Bancorp, Inc. may pay dividends on its common stock to public stockholders. If it does, it is also required to pay the same dividends per share to Rhinebeck Bancorp, MHC, unless Rhinebeck Bancorp, MHC elects to waive the receipt of dividends. Rhinebeck Bancorp, MHC must receive the prior approval of the Federal Reserve Board before it may waive the receipt of any dividends from Rhinebeck Bancorp, Inc., and current Federal Reserve Board policy prohibits any mutual holding company that is regulated as a bank holding company, such as Rhinebeck Bancorp, MHC, from waiving the receipt of dividends paid by its subsidiary holding company. Moreover, the Federal Reserve Board has issued an interim final rule applicable to federally-chartered mutual holding companies, stating that it will not object to dividend waivers under certain circumstances, provided (1) the mutual holding company’s members have approved the dividend waivers by a majority of eligible votes, (2) each officer or director of the mutual holding company and mid-tier stock holding company, and any tax-qualified or non-tax qualified stock benefit plan in which such individual participates that holds any shares of stock to which the waiver would apply waives the right to receive any dividends declared, or the dividend waivers are approved by a majority of the entire board of directors of the mutual holding company with any officer or director of the mutual holding company having any direct or indirect ownership interest in the common stock of the subsidiary mid-tier holding company abstaining from the board vote, and (3) any dividends waived by the mutual holding company are considered in determining an appropriate exchange ratio in the event of a conversion of the mutual holding company to stock form.
Because of the foregoing Federal Reserve Board restrictions on the ability of a mutual holding company, such as Rhinebeck Bancorp, MHC, to waive the receipt of dividends declared by its subsidiary mid-tier stock holding company, it is unlikely that Rhinebeck Bancorp, MHC will waive the receipt of any dividends declared by Rhinebeck Bancorp, Inc. Moreover, since Rhinebeck Bancorp, Inc. will sell only a minority of its shares to the public and will contribute the remaining shares to Rhinebeck Bancorp, MHC, Rhinebeck Bancorp, Inc. will raise significantly less capital than would have been the case if it sold all its shares to the public. As a result, paying dividends to Rhinebeck Bancorp, MHC — an entity that will not be paying for the shares of Rhinebeck Bancorp, Inc. common stock it receives in connection with the offering, may be inequitable to public stockholders and not in their best financial interests. Therefore, unless Federal Reserve Board regulations and policy change by allowing Rhinebeck Bancorp, MHC to waive the receipt of dividends declared by Rhinebeck Bancorp, Inc. without diluting minority stockholders, it is unlikely that Rhinebeck Bancorp, Inc. will pay any dividends.
Possible Conversion of Rhinebeck Bancorp, MHC to Stock Form.   In the future, Rhinebeck Bancorp, MHC may convert from the mutual to capital stock form of ownership, in a transaction commonly referred to as a “second-step conversion.” Any second-step conversion of Rhinebeck Bancorp, MHC would require the approval of the NYSDFS and the Federal Reserve Board. See “Summary — Possible Conversion of Rhinebeck Bancorp, MHC to Stock Form.”
Acquisition.   Federal laws and regulations provide that no company may acquire control of a bank holding company, such as Rhinebeck Bancorp, Inc., without the prior non-objection or approval of the Federal Reserve Board. Control, as defined under the applicable regulations, means the power, directly or indirectly, to direct the management or policies of the company or to vote 25% or more of any class of voting securities of the company. Acquisition of more than 10% of any class of a bank holding company’s voting securities constitutes a rebuttable presumption of control under certain circumstances, including where, as will be the case with Rhinebeck Bancorp, Inc., the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934. Any company that acquires such control becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board.
New York Holding Company Regulation.   Rhinebeck Bancorp, MHC is subject to regulation under New York banking law and, upon completion of the reorganization, Rhinebeck Bancorp, Inc. also will be subject to regulation under New York banking law. Among other requirements, Rhinebeck Bancorp, MHC and Rhinebeck Bancorp, Inc. must receive the approval of the NYSDFS before acquiring 10% or more of the voting stock of another banking institution, or to otherwise acquire a banking institution by merger or purchase.
Federal Securities Laws
Rhinebeck Bancorp, Inc.’s common stock will be registered with the Securities and Exchange Commission after the offering. Rhinebeck Bancorp, Inc. will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.
The registration under the Securities Act of 1933 of shares of common stock issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Rhinebeck Bancorp, Inc. may be resold without registration. Shares purchased by an affiliate of Rhinebeck Bancorp, Inc. will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Rhinebeck Bancorp, Inc. meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Rhinebeck Bancorp, Inc., or the average weekly volume of trading in the shares during the preceding four calendar weeks.
Emerging Growth Company Status.   Under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), a company with total annual gross revenues of less than $1.07 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” Rhinebeck Bancorp, Inc. qualifies as an emerging growth company under the JOBS Act.
An “emerging growth company” may choose not to hold stockholder votes to approve annual executive compensation (more frequently referred to as “say-on-pay” votes) or executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes). An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of the company’s internal control over financial reporting, and can provide scaled disclosure regarding executive compensation. Finally, an emerging growth company may elect to comply with new or amended accounting pronouncements in the same manner as a private company, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. Rhinebeck Bancorp, Inc. has elected to comply with new or amended accounting pronouncements in the same manner as a private company.

A company loses emerging growth company status on the earlier of: (1) the last day of the fiscal year of the company during which it had total annual gross revenues of  $1.07 billion or more; (2) the last day of the fiscal year of the company following the fifth anniversary of the date of the first sale of common equity securities of the company pursuant to an effective registration statement under the Securities Act of 1933; (3) the date on which such company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (4) the date on which such company is deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, a “large accelerated filer” is defined as a corporation with at least $700 million of voting and non-voting equity held by non-affiliates).
Sarbanes-Oxley Act of 2002
The Sarbanes-Oxley Act of 2002 is intended to improve corporate responsibility, provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. Upon completion of the reorganization, Rhinebeck Bancorp, Inc. will have in place policies, procedures and systems designed to comply with these regulations, and Rhinebeck Bancorp, Inc. will review and document such policies, procedures and systems to ensure continued compliance with these regulations.

TAXATION
Federal Taxation
General.   Rhinebeck Bancorp, Inc. and Rhinebeck Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to Rhinebeck Bancorp, Inc. and Rhinebeck Bank.
Method of Accounting.   For federal income tax purposes, Rhinebeck Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal income tax returns.
Net Operating Loss Carryovers.   A financial institution may carry net operating losses forward to the succeeding 20 taxable years. See Note 10 in the Notes to consolidated financial statements that appear starting on page F-1 of this prospectus for additional information.
Capital Loss Carryovers.   Generally, a financial institution may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which carried and is used to offset any capital gains. Any loss remaining after the five year carryover period that has not been deducted is no longer deductible. At June 30, 2018, Rhinebeck Bank had no capital loss carryovers.
Corporate Dividends.   We may generally exclude from our income 100% of dividends received from Rhinebeck Bank as a member of the same affiliated group of corporations.
Audit of Tax Returns.   Rhinebeck Bank’s federal income tax returns and New York State income tax returns have not been audited in the last three years.
State Taxation
In March 2014, tax legislation was enacted that changed the manner in which financial institutions and their affiliates are taxed in New York State. Taxable income is apportioned to New York State based on the location of the taxpayer’s customers, with special rules for income from certain financial transactions. The location of the taxpayer’s offices and branches are not relevant to the determination of income apportioned to New York State. The statutory tax rate is currently 6.5%. An alternative tax of 0.15% on apportioned capital is imposed to the extent that it exceeds the tax on apportioned income. The New York State alternative tax is capped at $5 million for a tax year and is gradually phased out over a six-year period. Thrift institutions that maintain a qualified residential loan portfolio are entitled to a specially computed modification that reduces the income taxable to New York State.

MANAGEMENT
Our Directors
The board of directors of Rhinebeck Bancorp, Inc. initially consists of eight members. However, if Rhinebeck Bank does not add an additional director before the closing of the reorganization, it is expected that, concurrently with the closing of the reorganization, a non-employee director will resign as a trustee of Rhinebeck Bancorp, MHC and as a director of Rhinebeck Bancorp, Inc. to ensure that one bank director is considered “unaffiliated” under New York law. Directors will serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. Because Rhinebeck Bancorp, MHC will own a majority of our outstanding common stock, we will be a “controlled company” within the meaning of the Nasdaq corporate governance guidelines. As a “controlled company,” we will be exempt from certain requirements, including that a majority of our board of directors be independent under those standards, and that executive compensation and director nominations be overseen by independent directors. However, at the present time, each of our directors, other than Mr. Quinn, our President and Chief Executive Officer, would be considered independent under the Nasdaq Stock Market corporate governance listing standards. See “— Board Independence.”
Name(1)	Position(s)	Age(2)	Director Since	Current Term Expires
Frederick L. Battenfeld	Director	70	1995	2021
Christopher W. Chestney	Director	54	2015	2021
Freddimir Garcia	Director	31	2017	2019
William C. Irwin	Director	59	1996	2020
Shannon Martin LaFrance	Director	52	2007	2021
Suzanne Rhulen Loughlin	Director	56	2011	2019
Michael J. Quinn	Director and President and Chief Executive Officer	56	2001	2020
Louis Tumolo, Jr.	Chairman of the Board	74	1983	2019

(1)
The mailing address for each individual is 2 Jefferson Plaza, Poughkeepsie, NY 12601.

(2)
As of June 30, 2018.

The business experience for the past five years of each or our directors is set forth below. Each individual’s biography also contains information regarding his experience, qualifications, attributes or skills that caused the board of directors to determine that he or she should serve as a director. Unless otherwise indicated, each individual has held his position for the past five years.
Frederick L. Battenfeld is the owner and chief executive officer of F.W. Battenfeld & Sons, a wholesale cut flower and tree grower located in Red Hook, New York. Mr. Battenfeld’s career as a small business executive provides us with knowledge of the challenges facing small business in our market area. Further, Mr. Battenfeld, both through his business and as an active member of the community, is knowledgeable of the local consumer environment.
Christopher W. Chestney is a funeral director for Dapson Chestney Funeral Home, Inc., located in Rhinebeck, New York, and Peck and Peck Funeral Home, Inc., located in Pine Plains, New York. Mr. Chestney’s business experience gives us insights into the local community.
Freddimir Garcia is the special assistant to the President for Diversity, Inclusion and Community Engagement at Marist College in Poughkeepsie, New York. Both through the college and through service on several non-profit boards, Mr. Garcia’s extensive community involvement provides us with valuable insight into the needs of our local community.
William C. Irwin R.Ph. is a graduate of Union University, Albany College of Pharmacy and Health Services. Mr. Irwin is currently a principal for Schectman Pharmacy Brokers, a business specializing in the sale of independent pharmacies and drug stores, concentrating in the New York tri-state area. Mr. Irwin was the owner of Molloy Pharmacy in Hyde Park and President of Molloy’s Medical Arts Pharmacy in Poughkeepsie for over 30 years. Mr. Irwin has also served as President of Northern Dutchess Hospital, President of the Hudson Valley Pharmacists Society, served on the Hyde Park Chamber of Commerce Economic Development Committee and served on the McKesson Corporation National Independent Advisory Board. He currently serves as a volunteer for the Dutchess County Medical Reserve Corp and other local volunteer organizations. Mr. Irwin’s experience as a small business owner brings valuable business ownership and leadership skills to the board along with extensive insight into the customers who live in our market area and economic developments affecting our market area.

Shannon Martin LaFrance is a practicing lawyer and owner of law firms in Florida and New York. Her practice includes civil litigation and administrative law with a focus on land use, municipal and environmental matters, in addition to dependency and family law. She also served as town attorney, and zoning board of appeals and planning board attorney in New York from 1994 through 2012 for the towns of Dover, Rosendale and Marbletown, New York. Ms. LaFrance was a Dutchess County Legislator from 2002 through 2007 for Fishkill and served as Chair of the Legislature’s Environment Committee as well as the Groundwater Protection Subcommittee. Ms. LaFrance also served as the Legislature’s liaison to the Dutchess County Water and Wastewater Authority prior to her election. Ms. LaFrance’s general legal knowledge as well as her expertise in land, municipal and environmental issues is a significant resource for us.
Suzanne Rhulen Loughlin has been the Chief Administrative Officer and General Counsel of Novume (Nasdaq: NVMM) since January 2017, which provides support services for companies contracting with the government. In 2005, she founded Firestorm Solutions, LLC, a crisis management consultancy, which was acquired by Novume in January 2017. Prior to founding Firestorm, Ms. Loughlin worked at Frontier Insurance Group for 15 years, where she was responsible for human resources, IT, corporate communications, facilities, government relations and internal audit. Ms. Loughlin also serves as a board member of Hudson Valley Pattern for Progress, Sullivan County Industrial Development Agency and the Sullivan County Partnership for Economic Development. She serves as President of the Trevor Loughlin Foundation, Inc., which issues grants to individuals battling acute catastrophic illnesses and all blood cancers. Ms. Loughlin’s crisis management experience, combined with her training and practice in many of the areas in which Rhinebeck Bank may have legal exposure, provides critical decision support and skills to the Board.
Michael J. Quinn has served as our President and Chief Executive Officer since 1994 and has been employed by Rhinebeck Bank in various capacities including Treasurer, Senior Lending Officer and Chief Operating Officer since 1984. Mr. Quinn’s extensive experience in the local banking industry and involvement in business and civic organizations in the communities in which we serve affords the Board valuable insight regarding our business and operations. Mr. Quinn’s knowledge of our business and history position him well to continue to serve as President and Chief Executive Officer.
Louis Tumolo, Jr. is the owner and hospital administrator of Rhinebeck Animal Hospital, where Dr. Tumolo has cared for pets as a general practitioner since 1970. Dr. Tumolo served as a board member of the Northern Dutchess Hospital Board for 14 years, is a past member of the Rotary Club and a current member of the Frost Memorial Fund. Dr. Tomolo’s 45 years of experience as owner and administrator of a locally operated business brings valuable business and leadership skills to the Board.
Executive Officers Who Are Not Directors
The following sets forth information regarding our executive officers who are not directors. Age information is as of June 30, 2018. The executive officers of Rhinebeck Bancorp, Inc. and Rhinebeck Bank are elected annually.
Jamie J. Bloom, age 52, has served as our Chief Operating Officer since March 2015. Prior to the appointment, Ms. Bloom served as a senior vice president, retail banking of Rhinebeck Bank from January 2012 until March 2015 and vice president, sales director of Rhinebeck Bank from November 2010 until January 2012.
Francis X. Dwyer, age 57, has served as President of Rhinebeck Asset Management, a division of Rhinebeck Bank, since 2015. Mr. Dwyer was a vice president and financial advisor of Walden Investment Services, Montgomery, New York from 2012 until 2015.
James T. McCardle, III, age 52, has served as our Chief Credit Officer since January 2018 after having previously served as our Chief Lending Officer from December 2010 until January 2018.
Michael J. McDermott, age 66, has served as our Chief Financial Officer since 2001.
Karen E. Morgan-D’Amelio, age 48, has served as our General Counsel, Chief Risk Officer and Corporate Secretary since March 2014. Prior to joining Rhinebeck Bank, Ms. Morgan-D’Amelio worked in both private practice and for financial institutions for over eight years, culminating as a Senior Counsel at J.P. Morgan Chase.
Board Independence
The board of directors has determined that each of our directors, except Mr. Quinn, is “independent” as defined in, and for purposes of satisfying the listing standards of, the Nasdaq Stock Market. Mr. Quinn is not considered independent because he is an executive officer of Rhinebeck Bancorp, Inc. and Rhinebeck Bank.

In determining the independence of our directors, the board of directors considered the following relationships between Rhinebeck Bank and our directors and officers, which is not required to be reported under “Transactions With Certain Related Persons” below. Ms. Loughlin’s spouse’s law firm periodically is engaged to assist with collection work on behalf of Rhinebeck Bank. Mr. Chestney’s brother-in-law is a landscaper that periodically is hired by Rhinebeck Bank to assist with projects.
Transactions With Certain Related Persons
Federal law generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from the prohibition for loans made by federally insured financial institutions, such as Rhinebeck Bank, to their executive officers and directors in compliance with federal banking regulations. At June 30, 2018, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Rhinebeck Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at June 30, 2018, and were made in compliance with federal banking regulations.
Committees of the Board of Directors
We conduct business through meetings of our board of directors and its committees. The board of directors of Rhinebeck Bancorp, Inc. has established standing committees, including a Compensation Committee, an Audit Committee and a Governance and Nominating Committee. Each of these committees operates under a written charter, which governs its composition, responsibilities and operations. Rhinebeck Bank also has standing committees of its Board of Directors.
The table below sets forth the directors of each of the listed standing committees. The board of directors has determined that the Audit Committee does not have a member who is an “audit committee financial expert” as such term is defined by the rules and regulations of the Securities and Exchange Commission. The current board members possess all of the criteria the Nominating and Governance Committee has determined is appropriate for board membership of a holding company of a community-based financial institution. While the board recognizes that no individual board member meets the qualifications required of an “audit committee financial expert,” the board believes that appointment of a new director to the board and to the Audit Committee at this time is not necessary as the level of financial knowledge and experience of the current members of the Audit Committee, including the ability to read and understand fundamental financial statements, is cumulatively sufficient to discharge adequately the Audit Committee’s responsibilities.
Audit Committee	Compensation Committee	Governance and Nominating Committee
Frederick L. Battenfeld (Chair) Christopher W. Chestney William C. Irwin Louis Tumolo, Jr.	Freddimir Garcia Christopher W. Chestney Shannon Martin LaFrance Suzanne Rhulen Loughlin (Chair)	Freddimir Garcia Shannon Martin LaFrance (Chair) Suzanne Rhulen Loughlin Louis Tumolo, Jr.
Executive Compensation — Summary Compensation Table
The table below summarizes the total compensation paid to or earned by our President and Chief Executive Officer and our two other most highly compensated executive officers for the year ended December 31, 2017. Each individual listed in the table below is referred to as a “Named Executive Officer.”
	Year Ended December 31, 2017
Name and principal position	Salary	Non-equity incentive plan compensation(1)	All other compensation(2)	Total
Michael J. Quinn President and Chief Executive Officer	$418,000	$33,440	$37,669	$489,109
Jamie J. Bloom Chief Operating Officer	245,000	31,850	17,758	294,608
James T. McCardle Chief Credit Officer	212,500	13,325	15,765	241,590

(1)
Payments were earned pursuant to the Rhinebeck Bank Executive Short-Term Incentive and Retention Plan, which includes any deferred bonus credited to the Rhinebeck Bank Executive Long-Term Incentive and Retention Plan.

(2)
Consists of the following payments:

Officer	Perquisites	401(k) Plan	Split Dollar(c)	Total
Michael J. Quinn	$17,751(a)	$18,900	$1,018	$37,669
Jamie J. Bloom	—(b)	17,440	318	17,758
James T. McCardle	—(b)	15,397	368	15,765

(a)
Includes the value of the executive’s use of a bank-owned automobile and club membership dues.

(b)
Did not exceed $10,000.

(c)
Represents the taxable income associated with the named executive officer’s split dollar life insurance benefit as described below.

Agreements and Benefit Plans
Employment Agreements.   On September 6, 2018, Rhinebeck Bank entered into a new employment agreement with Mr. Quinn, which superseded his prior employment agreement. Rhinebeck Bank also entered in a new employment agreement with Ms. Bloom. The agreements have a term that initially ends on December 31, 2020 for Mr. Quinn and Ms. Bloom. Each agreement will extend automatically for one additional year on January 1 of each year beginning January 1, 2019 unless either Rhinebeck Bank or the applicable executive gives notice no later than 90 days before such anniversary date that an agreement will not be renewed.
Each agreement specifies the executive’s base salary, which initially is $418,000 for Mr. Quinn and $245,000 for Ms. Bloom. The base salary will be reviewed not less frequently than once every twelve months and may be adjusted in the board’s discretion. In addition to the base salary, the agreements provide that the executives will be eligible to participate in short-term and long-term incentive compensation programs of Rhinebeck Bank and Rhinebeck Bancorp, Inc., which includes the Rhinebeck Bank Executive Short-Term Incentive and Retention Plan (“STIP”). Each agreement specifies the executive’s target bonus opportunity under the STIP, which is 25% of base salary for Mr. Quinn and 20% of base salary for Ms. Bloom. The executives are also entitled to participate in all employee benefit plans, arrangements and perquisites offered to employees and officers of Rhinebeck Bank and the reimbursement of reasonable travel and other business expenses incurred in the performance of their duties with Rhinebeck Bank, including memberships in organizations as the executives and the board mutually agree are necessary and appropriate. Mr. Quinn is reimbursed for the full cost of the use of an automobile that is mutually agreeable to Rhinebeck Bank and Mr. Quinn. Ms. Bloom is entitled to be reimbursed for use of an automobile, up to a dollar amount that is mutually agreeable to Rhinebeck Bank and Ms. Bloom.
Rhinebeck may terminate the executive’s employment, and the executive may resign, at any time with or without good reason. In the event of the executive’s termination without cause other than due to death or disability or voluntary resignation for good reason (a “qualifying termination event”), Rhinebeck Bank would pay a monthly severance payment equal to the sum of executive’s base salary and average annual cash incentive compensation awarded under the STIP (or any other comparable cash incentive plan), which would include any portion of the award that is tax-deferred and payable pursuant to the Rhinebeck Executive Long-Term Incentive and Retention Plan (the “LTIP”), for the three most recent annual performance periods, immediately prior to the executive’s date of termination, divided by 12. Such monthly severance payment would be paid for 36 months for Mr. Quinn and 24 months for Ms. Bloom. In addition, the executives would receive non-taxable medical and dental insurance coverage under Rhinebeck Bank’s group health plan at the same cost-sharing arrangement in effect as of the date of determination for 36 months for Mr. Quinn or 24 months for Ms. Bloom or, if earlier, until the executive receives substantially comparable coverage from another employer. The executives would also be reimbursed for the reasonable cost of outplacement services, up to a maximum of  $5,000. A “good reason” condition for purposes of the employment agreements would include a material reduction in base salary and/or incentive compensation opportunities, a material reduction in authority, duties or responsibilities associated with the executive’s position with Rhinebeck Bank, a relocation of executive’s principal place of employment by more than 35 miles from Rhinebeck Bank’s main office or a material breach of the agreements by Rhinebeck Bank.
In the event of the executive’s qualifying termination event on or within two years after a change in control of Rhinebeck Bancorp, Inc. or Rhinebeck Bank, the executives would be entitled to (in lieu of the payments and benefits described in the previous paragraph) a severance payment equal to three times the sum of Mr. Quinn’s and two times the sum of Ms. Bloom’s: (1) base salary in effect immediately before to the change in control; and (2) average bonus awarded under the STIP (or any other comparable cash incentive plan), which would include any portion of the award that is tax-deferred and payable pursuant to the LTIP, for the three most recent annual performance periods immediately prior to the change in control. Such payment will be payable in a lump sum within 30 days following the executive’s date of termination. The reorganization of Rhinebeck Bank and Rhinebeck Bancorp, MHC into the “two-tier” mutual holding company structure is not considered a change in control for purposes of the agreements.
In addition, Rhinebeck Bank (or its successor) will continue to provide the executive with life insurance and non-taxable medical and dental insurance coverage substantially comparable to the coverage provided to the executive immediately before his or her date of termination at no cost to the executive. Such continued coverage will cease upon the earlier of: (1) three years for Mr. Quinn or two years for Ms. Bloom after the executive’s date of termination; (2) the date on which the executive becomes a full-time employee of another employer and receives comparable health and welfare benefits; or (3) the executive’s death.
The employment agreements would immediately terminate upon the executive’s death or disability. In the event of death, Rhinebeck Bank has no obligation to pay any additional severance benefits to the executives under the employment agreement. In the event of the executive’s disability, Rhinebeck Bank would provide continued base salary payments to Mr. Quinn and Ms. Bloom for 36 months and 24 months, respectively, provided that such payment would be reduced by the amount of any disability insurance benefits payable to the executive during such period under Rhinebeck Bank’s disability insurance plan or program.
Upon termination of employment (other than a termination in connection with a change in control), each executive will be required to adhere to one-year non-competition and non-solicitation restrictions set forth in his or her employment agreement.
Change in Control Agreement.   On August 28, 2018, Rhinebeck Bank entered into a change in control agreement with Mr. McCardle. The agreement has a term that initially ends on December 31, 2019. The agreement will extend automatically for one additional year on January 1 of each year beginning January 1, 2019 so that the remaining term is two years unless either Rhinebeck Bank or the executive gives notice no later than 90 days before such anniversary date that an agreement will not be renewed.
In the event of Mr. McCardle’s involuntary termination of employment other than for cause, disability or death, or voluntary resignation for “good reason” on or after the effective date of a change in control of Rhinebeck Bancorp, Inc. or Rhinebeck Bank, he would be entitled to a severance payment equal to two times the sum of the executive’s: (1) base salary in effect immediately before to the change in control; and (2) average bonus awarded under the STIP (or any other comparable cash incentive plan), which would include any portion the award that is tax-deferred and payable pursuant to the LTIP, for the three most recent annual performance periods immediately prior to the change in control. Such payment will be payable in a lump sum within 30 days following Mr. McCardle’s date of termination. In addition, he would receive, at no cost, continuing medical and dental coverage under Rhinebeck Bank’s group health plan pursuant to COBRA for 18 months following his date of termination, to the extent he elects COBRA continuation coverage for such period. A “good reason” condition for purposes of the change in control agreement would include a material reduction in base salary and/or incentive compensation opportunities, a material reduction in authority, duties or responsibilities associated with the executive’s position with Rhinebeck Bank, a relocation of executive’s principal place of employment by more than 35 miles from Rhinebeck Bank’s main office or a material breach of the agreements by Rhinebeck Bank. The reorganization of Rhinebeck Bank and Rhinebeck Bancorp, MHC into the “two-tier” mutual holding company structure is not considered a change in control for purposes of the agreements.
Notwithstanding the foregoing, the payments required under Mr. McCardle’s agreement would be reduced to the extent necessary to avoid penalties under Section 280G of the Internal Revenue Code.
Executive Short-Term Incentive and Retention Plan (STIP).   Rhinebeck Bank adopted the STIP for its executive officers, including the named executive officers. The plan is designed to: (1) support a business change to community-based banking; (2) support a culture change to pay-for-performance; (3) focus the executive team on annual goals to meet long-term goals; (4) reward executives for their contributions; and (5) align compensation with the goals of the organization and marketplace practices. The plan provides annual incentive awards to participants based on overall bank-wide, department and/or individual performance goals as established annually by the compensation committee, with input from the Chief Executive Officer, which is determined by using performance history, peer data, market data and the compensation committee’s judgment based on previous experience and projected market conditions.
The named executive officers can achieve annual incentive awards based on a percentage of salary, depending on whether the performance goals are achieved at minimum, target or maximum levels, and each goal is weighted between bank-level goals and individual goals. The annual performance period under the STIP is a 12-month period ending on December 31 (the “plan year”). For the 2017 plan year, the performance goals established were based on Rhinebeck Bank’s one-year and three-year average return on equity relative to the performance of a selected peer group of community banks, as determined by the compensation committee. For Ms. Bloom, achievement of her annual incentive award was also related to the performance of Brinkerhoff  & Neuville. Furthermore, any annual incentive award payable under the STIP was contingent upon Rhinebeck Bank achieving certain minimum performance goals. The named executive officer’s annual incentive award opportunities for the 2017 plan year, as a percentage of base salary, were as follows:
Officer	Minimum	Target	Maximum
Michael Quinn	15%	25%	45%
Jamie Bloom	10%	20%	30%
James McCardle	10%	20%	30%
Unless otherwise deferred as described below, the executive’s annual incentive award is payable in a cash lump sum as soon as practicable following the completion of the plan year, provided, however, that such payment will be made no later than two and one-half months following the end of the plan year.
The STIP provides that the compensation committee may elect for a percentage of the executive’s annual incentive award to be deferred and paid on a later date (the “deferred bonus”), provided that such election is made prior to the applicable plan year associated with the annual incentive award. Any deferred bonus amount would be credited to an incentive benefit account established for the executive under the LTIP, and the time and manner of payment of the deferred bonus would be determined in accordance with the LTIP. For 2017, 40% of the annual incentive awards payable to Messrs. Quinn and McCardle were designated as deferred bonuses and were credited to their incentive benefit accounts. For Ms. Bloom, 15.4% of her annual incentive award was designated as a deferred bonus and was credited to her incentive benefit account. Based on the foregoing, Mr. Quinn, Ms. Bloom and Mr. McCardle earned the following annual incentive awards under the STIP for 2017:
Officer	Annual Incentive Award Paid Immediately	Deferred Bonus Credited to LTIP	Total Annual Incentive Award Earned
Michael Quinn	$20,064	$13,376	$33,440
Jamie Bloom	26,950	4,900	31,850
James McCardle	9,075	4,250	13,325
Executive Long-Term Incentive and Retention Plan (LTIP).   Rhinebeck Bank adopted the LTIP as a companion benefit plan with the STIP. Any executive participating in the STIP who receives a deferred bonus is eligible to participate in the LTIP. The plan year for purposes of the LTIP is the 12-month period ending on the last day of Rhinebeck Bank’s fiscal year (which is currently December 31st). Rhinebeck Bank maintains an incentive benefit account, which is a bookkeeping account established on behalf of each participant in the LTIP. Each participant’s deferred bonus payable pursuant to the STIP is credited to his or her incentive benefit account as of the date on which the participant’s annual incentive award is payable under the STIP. As of the last day of each plan year, Rhinebeck Bank will credit to each participant’s incentive benefit account interest earned on the account balance, based on a percentage equal to Rhinebeck Bancorp, Inc.’s return on equity (on a consolidated basis) for its fiscal year immediately preceding the applicable plan year.
The participant will vest in each deferred bonus credited to his or her incentive benefit account at a rate of 20% per year for each year of service with Rhinebeck Bank, commencing on January 1st of the year immediately following the plan year. Notwithstanding the foregoing, the participant becomes 100% vested in the deferred bonus upon the earlier of: (1) the participant’s death, disability or involuntary termination without “cause”; (2) the participant’s attainment of either age 65 or age 55 with 15 years of service while employed with Rhinebeck Bank; or (3) a change in control of Rhinebeck Bancorp, Inc. or Rhinebeck Bank.
Upon the participant’s termination of employment for any reason other than for cause, the participant’s incentive benefit account balance would be payable in a cash lump sum within 30 days following the participant’s date of termination.
Supplemental Executive Retirement Agreement for Mr. Quinn.   Rhinebeck Bank entered into a supplemental executive retirement agreement with Mr. Quinn on January 1, 2008 (the “SERP”). The SERP is designed to provide non-qualified supplemental retirement income to Mr. Quinn as an incentive and reward for his continued service with Rhinebeck Bank. Upon the earlier of Mr. Quinn’s: (1) attainment of age 65 (the “normal retirement age”); (2) termination of employment for any reason other than for cause; or (3) disability, he would be entitled to an annual benefit of  $108,000, payable in monthly installments for 20 years (the “normal retirement benefit”). Payment of the normal retirement benefit would commence on the last day of the month following Mr. Quinn’s attaining age 65. If Mr. Quinn’s separation from service occurs within 24 months of a change in control of Rhinebeck Bank, he would be entitled to the actuarial equivalent of the normal retirement benefit payable at age 65, determined as of the end of the year immediately prior to the date of separation from service (the “change in control benefit”). The change in control benefit would commence on the last day of the month following Mr. Quinn’s separation from service, and would be payable in equal monthly installments for 20 years.
If Mr. Quinn dies while employed with Rhinebeck Bank, his beneficiary would be entitled to a lump sum payment equal to $2.16 million, which would be paid in lieu of the benefits described above.
Split Dollar Insurance Plan.   Rhinebeck Bank adopted the Rhinebeck Bank Split Dollar Insurance Plan on January 1, 2008. Employees selected by the Board of Directors of Rhinebeck Bank are eligible to participate in the plan. Each named executive officer is participating in the plan. The plan provides that each participant is entitled to share in the proceeds under a life insurance policy owned by Rhinebeck Bank in the event of the participant’s death while employed with Rhinebeck Bank. The death benefit payable to the participant’s designated beneficiary is equal to the lesser of: (1) two times executive’s base salary less any benefits paid to the participant pursuant to Rhinebeck Bank’s group life insurance plan; or (2) the net death proceeds, which is the total death proceeds of the participant’s life insurance policy under the plan minus the greater of: (x) the cash surrender value or (y) aggregate premiums paid with respect to the policy. Upon the participant’s termination of employment, the participant’s designated beneficiary will not be entitled to any death benefit under the plan.
Tax-Qualified Retirement Plans
Pension Plan.   Rhinebeck Bank maintains The Retirement Plan of Rhinebeck Bank, a tax-qualified non-contributory defined benefit plan (the “pension plan”) for employees, including Messrs. Quinn and McCardle and Ms. Bloom. Rhinebeck Bank froze all future benefit accruals under the pension plan as of June 30, 2012. Employees of Rhinebeck Bank before June 30, 2012, who completed one year of service, attained age 21, and were not in one of the excluded classifications were eligible to participate in the pension plan. No new participants were added to the pension plan after June 30, 2012. Contributions to the pension plan are made to satisfy the actuarially determined minimum funding requirements according to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). A participant becomes 100% vested in his or her accrued benefit under the pension plan after five years of service with Rhinebeck Bank.
Upon attainment of normal retirement date (the later of age 65 or the fifth anniversary of participation in the plan) or the early retirement date (attainment of age 60 with 30 years of service), the participant is entitled to a normal retirement benefit, which is an annual benefit equal to 2% of the participant’s average annual earnings, multiplied by the participant’s years of service (up to a maximum of 30 years), payable for the life of the participant. Alternative forms of payments include the actuarial equivalent of the normal retirement benefit paid in the form of a lifetime benefit, with a guaranteed minimum of 5, 10 or 15 years, and a 50%, 75% or 100% survivor lifetime benefit for the participant and his or her joint annuitant. The participant’s average annual earnings and years of service are determined as of June 30, 2012. If the participant has attained his or her early retirement date and elects the normal retirement benefit to commence prior to the normal retirement date, the participant would receive an early retirement benefit equal to the greater of the participant’s (1) accrued pension benefit (determined as of June 30, 2012), reduced by 0.4166% for each calendar month prior to the normal retirement date; or (2) accrued pension benefit, reduced by an appropriate actuarial adjustment reduction factor.
If a participant terminates employment prior to the normal retirement date or early retirement date, the participant would be entitled to the vested portion of his or her accrued benefit, determined as of June 30, 2012, which would be payable at age 65, payable for the life of the participant or any other alternative forms of payment available under the pension plan as described above. If a participant dies while the participant is still employed by Rhinebeck Bank or if the participant dies after he or she retires or terminates employment but before benefit payments start, the surviving spouse will be entitled to a survivor benefit, based on the value of the participant’s vested accrued benefit as of June 30, 2012.
401(k) Plan.   Rhinebeck Bank maintains the Rhinebeck Bank 401(k) Plan, which is a qualified, tax-exempt profit sharing plan with a salary deferral feature under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). All employees except for union employees, leased employees, and employees considered independent contractors who are later determined by the Internal Revenue Service to be employees, are eligible to participate in the plan upon reaching age 21 and working for at least 90 days with respect to making elective salary deferrals and receiving all other employer contributions, provided, however, that eligibility for matching contributions requires that the participant has reached age 21 and has completed one year of service. Employees are permitted to make elective salary deferrals in an amount no less than 1% of compensation and up to $18,500 (as indexed annually). An employee may also contribute rollover contributions to the plan from another eligible retirement plan. Employees who have attained age 50 before the end of a plan year are also eligible to make catch-up contributions during the year in an amount not to exceed $6,000 (as indexed annually). All employee elective salary deferrals, catch-up contributions and “rollover” contributions are fully and immediately vested.
In addition, Rhinebeck Bank will make an employer matching contribution equal to 50% of up to 6% of a participant’s elective deferral contribution, and a qualified non-elective contribution equal to 3% of the participant’s annual compensation for the plan year. Rhinebeck Bank may also make a discretionary profit-sharing contribution each plan year. Employer matching contributions are subject to a five-year vesting schedule, such that the participant vests in 20% of his or her account attributable to employer matching and profit sharing contributions each year until fully vested after five years. The qualified non-elective contributions and discretionary profit-sharing contributions are fully and immediately vested. Generally, a participant is not entitled to an in-service distribution of his or her account balance until the participant attains age 59 1∕2. In addition, the 401(k) Plan permits loans to participants within the limits set forth in the Internal Revenue Code and according to loan procedures established by Rhinebeck Bank. Participants are entitled to benefit payments upon termination of employment, disability or death. Benefits will be distributed in the form of a lump sum. Rhinebeck Bank has established an employer stock fund in the 401(k) Plan so that participants can acquire an interest in the common stock of Rhinebeck Bancorp, Inc. through their accounts in the 401(k) Plan.
Employee Stock Ownership Plan.   Rhinebeck Bank expects to adopt an employee stock ownership plan for eligible employees, effective as of January 1, 2019, in connection with the stock offering. Eligible employees, which include the named executive officers, who have attained age 21 and have completed one year of service on or before the closing date of the offering, will begin participation in the employee stock ownership plan, retroactively, as of January 1, 2019, the plan’s effective date. All employees except for union employees, leased employees, nonresident aliens and employees compensated on an hourly basis or commission basis are eligible to participate in the employee stock ownership plan. Employees who do not satisfy the eligibility requirements on the closing date of the offering will become eligible to enter the plan on the first entry date commencing on or after both reaching age 21 and completing one year of service.
The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 3.92% of the outstanding shares of common stock of Rhinebeck Bancorp, Inc. at the completion of the offering (including shares contributed to the charitable foundation and issued to Rhinebeck Bancorp, MHC). We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from Rhinebeck Bancorp, Inc. equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Rhinebeck Bank’s contributions to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 20-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be an adjustable-rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. Thereafter the interest rate will adjust annually and will be based on the prime rate as of the first business day of the calendar year, retroactive to January 1 of such year.
The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account. Shares will be released from the suspense account on a pro-rata basis as the employee stock ownership plan repays the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. Participants will vest 20% per each year of credited service and will become 100% vested in their benefit after five years of credited service. Participants who were employed by Rhinebeck Bank immediately before the offering will receive credit for vesting purposes for years of service before adoption of the employee stock ownership plan. Participants also will become fully vested upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan after severance from employment. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.
The employee stock ownership plan permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The plan provides that the trustee will vote unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.
Under applicable accounting requirements, Rhinebeck Bank will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in Rhinebeck Bancorp, Inc.’s earnings.

Directors’ Compensation
The following table sets forth for the year ended December 31, 2017 certain information as to the total remuneration paid by Rhinebeck Bank to directors other than Mr. Quinn, who receives no compensation for being a director. No additional fees are earned for service to Rhinebeck Bancorp, MHC.
	Year Ended December 31, 2017
Name	Fees earned or paid in cash ($)	All Other Compensation ($)	Total ($)
Joseph A. Bahnatka(1)	$39,850	—	$39,850
Frederick L. Battenfeld	34,650	—	34,650
Christopher W. Chestney	37,050	—	37,050
Freddimir Garcia	18,584	—	18,584
William C. Irwin	31,550	—	31,550
Shannon Martin LaFrance	41,450	—	41,450
Suzanne Rhulen Loughlin	36,550	—	36,550
Louis Tumolo, Jr.	45,050	—	45,050

(1)
Mr. Bahnatka retired at the end of 2017.

Director Fees
Directors earn an annual fee of  $24,000. Our chairman receives an additional fee of  $14,000 per year and the audit committee chairman receives an annual fee of  $2,500 per year. Directors currently receive fees of  $800 per committee meeting and the chairman of each committee receives an additional fee of  $300 per meeting.
Each person who will also serve as a director of Rhinebeck Bancorp, Inc. or Rhinebeck Bancorp, MHC will also serve as a director of Rhinebeck Bank and will initially earn director fees only in his or her capacity as a board or committee member of Rhinebeck Bank. Upon completion of the reorganization, additional director fees may be paid for Rhinebeck Bancorp, Inc. director meetings, although no such determination has been made at this time.
Director Fee Continuation Plan Agreements
Rhinebeck Bank entered into individual director fee continuation plan agreements with each of Joseph A. Bahnatka, Frederick L. Battenfeld, William Irwin and Louis Tumolo, Jr. on January 1, 2008 (the “director agreements”). The director agreements are designed to provide non-qualified supplemental retirement income as an incentive and reward for their continued service with Rhinebeck Bank. The agreements provide that upon the director’s termination of service from the board on or after attaining age 70, each director would be entitled to receive an annual benefit of  $13,777 for Mr. Bahnatka, $17,941 for Mr. Battenfeld, $27,861 for Mr. Irwin and $15,044 for Mr. Tumolo, payable for the life of the director, with a guarantee payment term of 15 years (the “normal retirement benefit”). Mr. Bahnatka’s normal retirement commenced following his retirement from the board. Messrs. Battenfeld and Tumolo have attained age 70 and therefore are eligible to receive the normal retirement benefit following their termination of service from the board for any reason. For Mr. Irwin, if his termination from the board occurs for any reason prior to attaining age 70 other than for cause or due to death, he would be entitled to the actuarial equivalent of the normal retirement benefit payable at age 70, determined as of the end of the calendar year immediately prior to the date of termination. Such benefit would commence on the first day of the month following Mr. Irwin’s date of termination, and would be payable in equal monthly installments for 15 years.
Upon death while serving as a director, the director’s beneficiary would be entitled to a death benefit of  $275,540 for Mr. Bahnatka, $358,820 for Mr. Battenfeld, $557,220 for Mr. Irwin and $300,880 for Mr. Tumolo, payable in a lump sum and in lieu of the retirement benefits described above.
Benefits to be Considered Following Completion of the Stock Offering
Following the stock offering, we intend to implement one or more stock-based benefit plans that will provide for grants of stock options and restricted common stock awards. According to applicable regulations, if implemented within the first year after the offering, we anticipate that the plan will authorize a number of stock options and a number of shares of restricted stock, not to exceed 4.90% and 1.96%, respectively, of the outstanding shares of common stock of Rhinebeck Bancorp, Inc. at the completion of the offering, including shares issued to Rhinebeck Bancorp, MHC and shares contributed to the charitable foundation. These limitations will not apply if the plan is implemented more than one year after the consummation date of the reorganization.
The stock-based benefit plans will not be implemented sooner than six months after the offering and, if implemented within one year after the stock offering, the plans must be approved by a majority of the votes eligible to be cast by our stockholders, as well as a majority of the votes eligible to be cast by our stockholders other than Rhinebeck Bancorp, MHC. If stock-based benefit plans are established more than one year after the offering is completed, they must be approved by a majority of votes cast by our stockholders, as well as a majority of votes cast by our stockholders other than Rhinebeck Bancorp, MHC.
Certain additional restrictions would apply to our stock-based benefit plans if implemented within one year after completion of the offering, including:
•
non-employee directors in the aggregate may not receive more than 30% of the options and shares of restricted common stock authorized under the plans;

•
no non-employee director may receive more than 5% of the options and restricted stock awards authorized under the plans;

•
no individual may receive more than 25% of the options and restricted stock awards authorized under the plans;

•
the options and shares of restricted common stock may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans; and

•
accelerated vesting is not permitted except for death, disability or upon a change in control of Rhinebeck Bancorp, Inc. or Rhinebeck Bank.

We have not yet determined whether we will present stock-based benefit plans for stockholder approval within one year or more than one year following the completion of the offering. If applicable regulations or policies regarding stock-based benefit plans change, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.
We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or by repurchasing our common stock.
These restrictions do not apply to plans adopted after one year following the completion of the stock offering.
The actual value of the shares of restricted common stock awarded under stock-based benefit plans would be based on the price of Rhinebeck Bancorp, Inc.’s common stock at the time the shares are awarded. The following table presents the total value of all shares of restricted common stock to be available for award and issuance under the stock-based benefit plans, assuming receipt of stockholder approval and that the shares are awarded when market prices range from $8.00 per share to $14.00 per share.
Share Price	140,250 Shares Awarded at Minimum of Offering Range	165,000 Shares Awarded at Midpoint of Offering Range	189,750 Shares Awarded at Maximum of Offering Range	218,212 Shares Awarded at Adjusted Maximum of Offering Range
(In thousands, except share price data)
$8.00	$1,122	$1,320	$1,518	$1,746
$10.00	$1,403	$1,650	$1,898	$2,182
$12.00	$1,683	$1,980	$2,277	$2,619
$14.00	$1,964	$2,310	$2,657	$3,055
The grant-date fair value of the options granted under the stock-based benefit plans would be based in part on the trading price of Rhinebeck Bancorp, Inc. common stock at the time the options are granted. The value will also depend on the various assumptions used in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plans, assuming receipt of stockholder approval, using a

Black-Scholes option pricing model, and assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the options, and the actual value of the options may differ significantly from the value set forth in this table.
Market/Exercise Price	Grant Date Fair Value Per Option	350,625 Options at Minimum of Offering Range	412,500 Options at Midpoint of Offering Range	474,375 Options at Maximum of Offering Range	545,531 Options at Adjusted Maximum of Offering Range
(In thousands, except market/exercise price and fair value data)
$8.00	$2.45	$859	$1,011	$1,162	$1,337
$10.00	$3.06	$1,073	$1,262	$1,452	$1,669
$12.00	$3.67	$1,287	$1,514	$1,741	$2,002
$14.00	$4.28	$1,501	$1,766	$2,030	$2,335
The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below the offering price of  $10.00 per share.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS
The table below sets forth, for each of Rhinebeck Bank’s directors and executive officers, including their associates, and for all of these individuals as a group, the proposed purchases of subscription shares. There can be no assurance that any listed individual, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. If the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. See “The Reorganization and Offering — Additional Limitations on Common Stock Purchases.” Directors and officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. Federal and state regulations prohibit our directors and officers from selling the shares they purchase in the offering for one year after the closing of the offering. Subscriptions by management through our 401(k) plan are included in the proposed purchases set forth below and will be counted as part of the maximum number of shares such individuals may subscribe for in the offering and as part of the maximum number of shares directors and officers may purchase in the offering.
Name of Beneficial Owner	Number of Shares	Aggregate Purchase Price
Directors:
Frederick L. Battenfeld	15,000	$150,000
Christopher W. Chestney	17,000	170,000
Freddimir Garcia	300	3,000
William C. Irwin	25,000	250,000
Shannon Martin LaFrance	13,000	130,000
Suzanne Rhulen Loughlin	15,000	150,000
Louis Tumolo, Jr.	25,000	250,000
Executive Officers:
Jamie J. Bloom	2,500	25,000
Francis X. Dwyer	15,000	150,000
James T. McCardle III	10,000	100,000
Michael J. McDermott	15,000	150,000
Karen Morgan-D’Amelio	5,000	50,000
Michael J. Quinn	25,000	250,000
Total for Directors and Executive Officers	182,800(1)	$1,828,000

(1)
At the minimum and adjusted maximum of the offering range, directors and executive officers would beneficially own 2.6% and 1.6% of our outstanding shares of common stock, respectively.

THE REORGANIZATION AND OFFERING
Rhinebeck Bancorp MHC’s board of trustees and Rhinebeck Bank’s board of directors have unanimously approved the plan of reorganization and minority stock issuance, which we refer to as the plan of reorganization. We have filed applications with each of the NYSDFS and the Federal Reserve Board to reorganize into a two-tier mutual holding company structure and authorize Rhinebeck Bancorp, Inc. to own 100% of the common stock of Rhinebeck Bank, and to issue and sell Rhinebeck Bancorp, Inc. common stock in a minority stock offering. These regulatory agencies have granted Rhinebeck Bancorp, Inc. conditional approval to commence the offering. However, the final approval of the NYSDFS and the Federal Reserve Board is required before we can consummate the reorganization and the offering. Any approval by the NYSDFS or the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of reorganization.
General
The board of trustees of Rhinebeck Bancorp MHC and the board of directors and Rhinebeck Bank unanimously adopted the plan of reorganization on June 12, 2018. Pursuant to the plan of reorganization, Rhinebeck Bank will reorganize into the “two-tier” mutual holding company form of organization. In connection with the reorganization, Rhinebeck Bank has organized Rhinebeck Bancorp, Inc., a new Maryland stock holding company, which is offering for sale shares of its common stock to the public in this offering. When the reorganization and offering are completed, all of the outstanding capital stock of Rhinebeck Bank will be owned by Rhinebeck Bancorp, Inc. Rhinebeck Bank also intends to form a charitable foundation, Rhinebeck Bank Community Foundation, and fund it with 2.0% of the outstanding shares of Rhinebeck Bancorp, Inc. common stock at the completion of the offering, including shares issued to Rhinebeck Bancorp, MHC, and $200,000 in cash. The purchasers in the offering and the charitable foundation will own 45% of the common stock of Rhinebeck Bancorp, Inc. and Rhinebeck Bancorp, MHC will own 55% of the outstanding shares of Rhinebeck Bancorp, Inc.
Pursuant to the plan of reorganization, we will offer shares of common stock for sale in the subscription offering to our eligible account holders, our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, and to our supplemental eligible account holders. If shares remain available for sale, we may offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons residing in Columbia, Dutchess, Orange and Ulster Counties in New York.
We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering may begin concurrently with, during or promptly after the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended with the permission of the NYSDFS and the Federal Reserve Board. See “— Community Offering.”
We also may offer for sale shares of common stock not purchased in the subscription or community offerings through a syndicated community offering or firm commitment offering for which Sandler O’Neill & Partners, L.P. will be sole manager. See “— Syndicated Community Offering and Firm Commitment Offering.”
We intend to retain between $8.7 million and $12.0 million of the net proceeds of the offering (or $13.9 million at the adjusted maximum of the offering range) and to invest between $17.5 million and $24.0 million of the net proceeds in Rhinebeck Bank (or $27.7 million at the adjusted maximum of the offering range). The offering will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of reorganization.
We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated pro forma market value of Rhinebeck Bancorp, Inc. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of shares of common stock to be issued in the offering will be determined at the completion of the offering. See “— Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.
The following is a brief summary of the plan of reorganization and is qualified in its entirety by reference to the plan of reorganization, which should be consulted for further information about the reorganization and offering. A copy of the plan of reorganization is available for inspection at each office of Rhinebeck Bank. The plan of reorganization is also filed as an exhibit to Rhinebeck Bank’s change in control application, of which this prospectus is a part, copies of which may be obtained from the NYSDFS, and as an exhibit to Rhinebeck Bank’s holding company application, of which this prospectus is a part, copies of which may be obtained from the Federal Reserve Board. The plan of reorganization is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website, www.sec.gov. See “Where You Can Find Additional Information.” A copy of the plan of reorganization is also included as an appendix to the proxy statement for Rhinebeck Bancorp, MHC’s special meeting of depositors of Rhinebeck Bank.
Reasons for the Reorganization
The primary purpose of the reorganization is to establish a stock holding company, which will enable Rhinebeck Bank to compete more effectively in the financial services marketplace. The stock form of ownership is the corporate form used by commercial banks, most major businesses and a large number of savings institutions. The reorganization also will enable customers, employees, management and directors to have an equity ownership interest in our company.
The reorganization will permit Rhinebeck Bancorp, Inc., the new holding company for Rhinebeck Bank, to issue capital stock, which is a source of capital not available to mutual institutions. The reorganization and the capital raised in the offering are expected to increase our lending capacity by providing us with additional capital to support loan growth, provide an additional cushion against unforeseen risk and grow our asset base. The “two-tier” mutual holding company structure will also provide Rhinebeck Bank with greater flexibility to structure and finance the expansion of its operations, including expansion through acquisitions of other financial institutions, branch offices, or other financial service businesses. Although there are no current arrangements, understandings or agreements regarding any expansion opportunities, we will be in a position after the reorganization, subject to regulatory limitations and our financial condition, to take advantage of any such opportunities that may arise.
Since Rhinebeck Bancorp, Inc. will not offer all of its common stock for sale in the stock offering, the reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. However, the mutual holding company structure will preserve Rhinebeck Bank’s mutual form of ownership and its ability to remain an independent community savings bank. Additionally, in the future, and with the approval of its regulators and the depositors of Rhinebeck Bank, Rhinebeck Bancorp, Inc. may raise additional capital by selling the shares of Rhinebeck Bancorp, Inc.’s common stock held by Rhinebeck Bancorp, MHC.
Approvals Required
The affirmative vote of 75% of the votes cast by the depositors of Rhinebeck Bank at a special meeting of depositors, either in person or by proxy, is required to approve the plan of reorganization and a majority of total votes eligible to be cast by depositors is required to approve the establishment and funding of the charitable foundation. A special meeting of depositors to consider and vote upon the plan of reorganization has been called for January 4, 2019. The reorganization also must be approved by the NYSDFS. Additionally, the Federal Reserve Board must approve the offering and our holding company application. We cannot consummate the reorganization without obtaining these approvals.
Effects of Reorganization on Depositors and Borrowers
Continuity.   While the reorganization is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. After the reorganization, we will continue to offer existing services to depositors, borrowers and other customers. The directors serving Rhinebeck Bank and the trustees serving Rhinebeck Bancorp, MHC at the time of the reorganization will be the directors of Rhinebeck Bank and of Rhinebeck Bancorp, Inc. after the reorganization, except that pursuant to New York law, one trustee of Rhinebeck Bancorp, MHC and one director of Rhinebeck Bancorp, Inc. cannot also serve on the board of Rhinebeck Bank to ensure that one bank director is considered “unaffiliated” under New York law. The officers of Rhinebeck Bank at the time of the reorganization will retain their positions after the reorganization.
Effect on Deposit Accounts.   Pursuant to the plan of reorganization, each depositor of Rhinebeck Bank at the time of the reorganization will automatically continue as a depositor after the reorganization, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the reorganization. Each such account will be insured by the Federal Deposit Insurance Corporation, without interruption, to the same extent as before the reorganization. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.
Effect on Loans.   No loan outstanding from Rhinebeck Bank will be affected by the reorganization, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed before the reorganization.
Effect on Voting Rights of Depositors.   After the reorganization, the stockholders of Rhinebeck Bancorp, Inc. will possess exclusive voting rights with respect to Rhinebeck Bancorp, Inc. common stock and Rhinebeck Bank depositors will continue to have the same voting rights in Rhinebeck Bancorp, MHC as they had before the reorganization, which primarily relate to the right to vote on certain transactions, such as any future conversion of Rhinebeck Bancorp, MHC to stock form.

Tax Effects.   We have received opinions of counsel and our tax advisors with regard to the federal and state income tax consequences of the reorganization to the effect that the reorganization will not be taxable for federal or state income tax purposes to Rhinebeck Bank or its depositors. See “— Material Income Tax Consequences.”
Effect on Liquidation Rights.   As part of the reorganization into the mutual holding company form of organization in in 2004, Rhinebeck Bancorp, MHC established a liquidation account equal to the net worth of Rhinebeck Bank at the time of the mutual holding company reorganization for the benefit of depositors of Rhinebeck Bank. The liquidation account is not a fixed amount and can increase or decrease depending on changes in the net worth of Rhinebeck Bancorp, MHC. In the unlikely event of a complete liquidation of Rhinebeck Bancorp, MHC, the net worth of Rhinebeck Bancorp, MHC, after satisfaction of all claims of creditors, would be distributed pro rata among the depositors of Rhinebeck Bank as of the date of liquidation. The designation of Rhinebeck Bancorp, MHC’s net worth as a liquidation account does not operate to restrict Rhinebeck Bancorp, MHC’s net worth account.
No new liquidation account will be established in connection with the reorganization and stock offering. In the event Rhinebeck Bancorp, MHC converts to stock form in the future, the net worth of Rhinebeck Bancorp, MHC will no longer be designated as the liquidation account. Instead, Rhinebeck Bank will at the time of the mutual-to-stock conversion establish a liquidation account equal to Rhinebeck Bancorp, MHC’s liquidation account as of its last periodic report of condition immediately preceding its conversion to a stock holding company. Any liquidation account established by Rhinebeck Bank upon the conversion of Rhinebeck Bancorp, MHC to stock form will comply the applicable provisions of the New York Banking Law and federal laws.
In the unlikely event that Rhinebeck Bank were to liquidate after the reorganization, all claims of creditors, including those of depositors, would be paid first, followed by a distribution of the liquidation account to eligible depositors as of the formation of Rhinebeck Bancorp, MHC in 2004, who continue to maintain their deposit accounts at the date of liquidation, with any assets remaining thereafter distributed to Rhinebeck Bancorp, Inc. as the sole stockholder of Rhinebeck Bank’s capital stock. See “— Liquidation Rights.”
Stock Pricing and Number of Shares to be Issued
The plan of reorganization and applicable regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial to prepare an independent valuation. For its services in preparing the initial valuation, RP Financial will receive a fee of  $65,000, as well as payment for reimbursable expenses and an additional $10,000 for each updated valuation prepared. We have paid RP Financial no other fees during the previous three years. We have agreed to indemnify RP Financial and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from RP Financial’s bad faith or negligence.
The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including the consolidated financial statements of Rhinebeck Bank that appear starting on page F-1 of this prospectus. RP Financial also considered the following factors, among others:
•
the present results and financial condition of Rhinebeck Bank and the projected consolidated results and financial condition of Rhinebeck Bancorp, Inc.;

•
the economic and demographic conditions in Rhinebeck Bank’s existing market area;

•
certain historical, financial and other information relating to Rhinebeck Bank;

•
a comparative evaluation of the operating and financial characteristics of Rhinebeck Bank with those of other publicly traded savings institutions;

•
the effect of the offering on Rhinebeck Bancorp, Inc.’s stockholders’ equity and earnings potential;

•
the proposed dividend policy of Rhinebeck Bancorp, Inc.; and

•
the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation is also based on an analysis of a peer group of publicly traded bank holding companies and savings and loan holding companies that RP Financial considered comparable to Rhinebeck Bancorp, Inc. under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly-traded financial institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as Nasdaq or the New York Stock Exchange). The peer group companies selected for Rhinebeck Bancorp, Inc. also consisted of fully-converted stock institutions that were not subject to an actual or rumored acquisition and that had been in fully-converted form for at least one year. In addition, RP Financial limited the peer group companies to the following two selection criteria: (1) institutions located in the Mid-Atlantic with assets between $500 million and $2 billion, tangible equity-to-assets ratios of greater than 7.0% and positive core and reported earnings; and (2) institutions located in the Northeast with assets between $500 million and $2 billion, tangible equity-to-assets ratios of greater than 7.0% and positive core and reported earnings.
The independent valuation considered the pro forma effect of the offering. Consistent with regulatory appraisal guidelines, the appraisal applied three primary methodologies: (1) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (2) the pro forma price-to-earnings approach applied to reported and core earnings; and (3) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based on the current market valuations of the peer group companies. RP Financial placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value. RP Financial did not consider a pro forma price-to-assets approach to be as meaningful in preparing the appraisal, as this approach is more meaningful when a company has low equity or earnings. The price-to-assets approach is less meaningful for a company like Rhinebeck Bancorp, Inc., as Rhinebeck Bancorp, Inc. has equity in excess of regulatory capital requirements and positive reported and core earnings.
In applying each of the valuation methods, RP Financial considered adjustments to the pro forma market value based on a comparison of Rhinebeck Bancorp, Inc. with the peer group. RP Financial made slight downward adjustments for: (1) profitability, growth and viability of earnings; (2) primary market area; (3) dividends; and (4) liquidity of the shares. RP Financial made no adjustments for: (1) financial condition; (2) asset growth; (3) marketing of the issue; (4) management; and (5) effect of government regulations and regulatory reform. The slight downward adjustment applied for profitability, growth and viability of earnings took into consideration Rhinebeck Bancorp, Inc.’s less favorable efficiency ratio, slightly higher implied credit risk exposure, and lower pro forma returns as a percent of assets and equity relative to the comparable peer group measures. The slight downward adjustment applied for primary market area took into consideration Dutchess County’s relatively less favorable demographic measures with respect to population growth and income levels compared to the peer group’s primary market area counties. The slight downward adjustment applied for dividends took into consideration the mutual holding company structure and dividend waiver regulations and restrictions in place for mutual holding companies under Federal Reserve Board regulations and policy that impact the ability of Rhinebeck Bancorp, Inc. to pay dividends to minority stockholders, in comparison to the fully-converted peer group companies. The slight downward adjustment applied for liquidity of the shares took into consideration Rhinebeck Bancorp, Inc.’s comparatively lower pro forma capitalization and shares outstanding relative to the peer group companies in general.
Included in RP Financial’s independent valuation were certain assumptions as to the pro forma earnings of Rhinebeck Bancorp, Inc. after the offering used in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return of 1.99% at June 30, 2018 on the net offering proceeds and purchases in the open market of common stock by the stock-based benefit plan at the $10.00 per share purchase price. See “Pro Forma Data” for additional information concerning assumptions included in the independent valuation and used in preparing pro forma data. The use of different assumptions may yield different results.
The independent valuation states that as of August 3, 2018, as updated as of October 26, 2018, the estimated pro forma market value of Rhinebeck Bancorp, Inc. was $84.2 million (inclusive of the shares to be contributed to Rhinebeck Bank Community Foundation). Based on applicable regulations and on a minority offering percentage of 43% established by Rhinebeck Bank’s board of directors, this market value forms the midpoint of a range with a minimum of  $71.6 million and a maximum of  $96.8 million. The aggregate offering price of the shares will be equal to the valuation range multiplied by offering price of  $10.00 per share. The number of shares offered will be equal to the aggregate offering price of the shares divided by the $10.00 price per share. Based on the valuation range and the $10.00 offering price per share, the minimum of the offering range is 3,076,913 shares, the midpoint of the offering range is 3,619,898 shares and the maximum of the offering range is 4,162,883 shares.
Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $111.3 million, without resoliciting subscribers, which will result in a corresponding increase of up to 15% in the maximum of the offering range, to up to 4,787,315 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The offering price of  $10.00 per share will remain fixed. See “— Additional Limitations on Common Stock Purchases” as to the method of distribution of additional shares to be issued upon an increase in the offering range to up to 4,787,315 shares.

The board of trustees of Rhinebeck Bank reviewed the independent valuation and, in particular, considered the following:
•
Rhinebeck Bank’s financial condition and results of operations;

•
a comparison of financial performance ratios of Rhinebeck Bank to those of other financial institutions of similar size; and

•
market conditions generally and in particular for financial institutions.

All of these factors are set forth in the independent valuation. The board of directors also reviewed the methodology and the assumptions used by RP Financial to prepare the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the NYSDFS and the Federal Reserve Board as a result of subsequent developments in the financial condition of Rhinebeck Bank or market conditions generally. If the independent valuation is updated to amend the pro forma market value of Rhinebeck Bancorp, Inc. to less than $71.6 million or to more than $111.3 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to Rhinebeck Bancorp, Inc.’s registration statement.
The characteristics of publicly-traded shares of a mutual holding company subsidiary differ from those of publicly-traded shares of fully converted companies (those in which all shares are held by public stockholders) in several ways, including that: (1) publicly-traded shares of a mutual holding company subsidiary tend to have less liquidity because they represent less than 50% of the outstanding shares of the company; (2) the holders of publicly-traded shares of a mutual holding company subsidiary cannot exercise voting control; (3) publicly-traded shares of a mutual holding company subsidiary are affected by the possibility of a conversion of the mutual holding company to stock form; and (4) the publicly-traded shares of a mutual holding company subsidiary are adversely affected by regulatory restrictions on the ability of the mutual holding company to waive the receipt of dividends declared by its subsidiary, thereby precluding or limiting the subsidiary’s ability to pay dividends to public stockholders. To account for the unique characteristics of publicly-traded shares of a mutual holding company, RP Financial includes in its appraisal the pricing ratios of Rhinebeck Bancorp, Inc. on both a non-fully converted basis and a fully converted basis and compares each to the pricing ratios of the peer group. The decision to also provide Rhinebeck Bancorp, Inc.’s pricing ratios on a fully converted basis is meant to: (1) facilitate the comparison of the peer group, which consists of fully converted companies, to Rhinebeck Bancorp, Inc.; and (2) establish the pro forma market value range of 100% of the shares of Rhinebeck Bancorp, Inc., which forms the basis for determining the offering range. Tables presenting select pricing ratios of Rhinebeck Bancorp, Inc. on both a non-fully converted basis and a fully converted basis and comparing such ratio to similar ratios for the peer group follow.
The following table presents a summary of selected pricing ratios for the peer group companies and for us on a non-fully converted basis (i.e., the table assumes that 43% of our outstanding shares of common stock is sold in the offering, as opposed to 100% of our outstanding shares of common stock). These figures are from the appraisal report prepared by RP Financial, LC. Compared to the average pricing ratios of the peer group, and based upon the information in the following table, our pro forma pricing ratios at the midpoint of the offering range indicated a premium of 103.7% on a non-fully converted price-to-earnings basis, a discount of 14.5% on a non-fully converted price-to-book value basis, and a discount of 19.9% on a non-fully converted price-to-tangible book value basis.
	Non-Fully Converted Pro Forma Price-to- Earnings Multiple	Non-Fully Converted Pro Forma Price-to- Book Value Ratio	Non-Fully Converted Pro Forma Price-to-Tangible Book Value Ratio
Rhinebeck Bancorp, Inc.
Adjusted Maximum	57.96x	114.81%	116.96%
Maximum	50.50	105.82	107.76
Midpoint	43.98	96.99	98.91
Minimum	37.44	87.18	88.97

	Fully Converted Pro Forma Price-to- Earnings Multiple(1)	Fully Converted Pro Forma Price-to-Book Value Ratio(1)	Fully Converted Pro Forma Price-to-Tangible Book Value Ratio(1)
Valuation of peer group companies as of October 26, 2018
Averages	21.59x	113.41%	123.56%
Medians	23.25	112.70	119.38

(1)
Information for the peer group companies is based upon actual earnings for the twelve months ended September 30, 2018 (or for the latest available date) and information for Rhinebeck Bancorp, Inc. is based upon actual earnings for the twelve months ended September 30, 2018. These ratios are different from the ratios in “Pro Forma Data.”

The following table presents a summary of selected pricing ratios for the peer group companies and the resulting pricing ratios for Rhinebeck Bancorp, Inc. on a fully converted equivalent basis. Compared to the average fully converted pricing ratios of the peer group, Rhinebeck Bancorp, Inc.’s pro forma fully converted pricing ratios at the midpoint of the offering range indicated a premium of 84.0% on a fully converted price-to-earnings basis, a discount of 41.8% on a fully converted price-to-book value basis, and a discount of 45.9% on a fully converted price-to-tangible book value basis.
	Fully Converted Pro Forma Price-to-Earnings Multiple(1)	Fully Converted Pro Forma Price-to-Book Value Ratio(1)	Fully Converted Pro Forma Price-to-Tangible Book Value Ratio(1)
Rhinebeck Bancorp, Inc.
Adjusted Maximum	51.01x	73.96%	74.85%
Maximum	45.05	70.03	70.87
Midpoint	39.72	65.96	66.84
Minimum	34.24	61.12	62.03
Valuation of peer group companies as of October 26, 2018
Averages	21.59x	113.41%	123.56%
Medians	23.25	112.70	119.38

(1)
Information for the peer group companies is based upon actual earnings for the twelve months ended September 30, 2018 (or for the latest available date) and information for Rhinebeck Bancorp, Inc. is based upon actual earnings for the twelve months ended September 30, 2018. These ratios are different from the ratios in “Pro Forma Data.”

The fully converted pro forma calculations for Rhinebeck Bancorp, Inc. include the following assumptions:
•
8% of the shares sold in a full conversion offering are purchased by an employee stock ownership plan, with the expense to be amortized over 20 years;

•
4% of the shares sold in a full conversion offering are purchased by a stock-based benefit plan, with the expense to be amortized over five years; and

•
options equal to 10% of the shares sold in a full conversion offering are granted under a stock-based benefit plan, with option expense of  $2.98 per option, and with the expense to be amortized over five years.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock. RP Financial did not independently verify our consolidated financial statements that appear starting on page F-1 of this prospectus and other information that we provided to them, nor did RP Financial independently value our assets or liabilities. The independent valuation considers Rhinebeck Bank as a going concern and should not be considered as an indication of the liquidation value of Rhinebeck Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 price per share.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $111.3 million and a corresponding increase in the offering range to more than 4,787,315 shares, or a decrease in the minimum of the valuation range to less than $71.6 million and a corresponding decrease in the offering range to less than 3,076,913 shares, then we will promptly return with interest at 0.25% per annum all funds previously delivered to us to purchase shares of common stock in the subscription and community offerings and cancel deposit account withdrawal authorizations and, after receiving the approval of the NYSDFS, we may terminate the plan of reorganization. Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of purchasers or take other actions as permitted by the NYSDFS to complete the offering. If we extend the offering and conduct a resolicitation due to a change in the independent valuation, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Any single offering extension will not exceed 60 days and aggregate extensions may not conclude beyond November 7, 2020, which is two years after the date on which the NYSDFS approved the plan of reorganization.
An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and Rhinebeck Bancorp, Inc.’s pro forma earnings and stockholders’ equity on a per share basis while increasing stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and Rhinebeck Bancorp, Inc.’s pro forma earnings and stockholders’ equity on a per share basis, while decreasing stockholders’ equity on an aggregate basis.
A copy of the independent valuation report of RP Financial, together with the detailed memorandum setting forth the method and assumptions used in the appraisal report, is filed as an exhibit to each of the documents specified under “Where You Can Find Additional Information.”
Subscription Offering and Subscription Rights
According to the plan of reorganization, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and on the purchase and ownership limitations set forth in the plan of reorganization and as described below under “— Additional Limitations on Common Stock Purchases.”
Priority 1: Eligible Account Holders.   Each depositor of Rhinebeck Bank with aggregate deposit account balances of $100.00 or more (a “Qualifying Deposit”) at the close of business on December 31, 2016 (an “Eligible Account Holder”) will receive, without payment, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of  $150,000 (15,000 shares) of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the product of the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders. The balance of qualifying deposits of all Eligible Account Holders was approximately $616.5 million. See “— Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, any remaining unallocated shares will be allocated to each remaining Eligible Account Holder whose subscription remains unfilled in same the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.
To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on December 31, 2016. If there is an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. If there is an oversubscription, the subscription rights of Eligible Account Holders who are also trustees, directors or officers of Rhinebeck Bank or Rhinebeck Bancorp, MHC or who are associates of such persons will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to their increased deposits in the 12 months preceding December 31, 2016.
Priority 2: Tax-Qualified Plans.   Our tax-qualified employee plans, including Rhinebeck Bank’s employee stock ownership plan and 401(k) plan, will receive, without payment, nontransferable subscription rights to purchase in the aggregate up to 4.90% of the outstanding shares of common stock of Rhinebeck Bancorp, Inc. at the completion of the offering, including shares issued to Rhinebeck Bancorp, MHC and contributed to the charitable foundation, although our employee stock ownership plan intends to purchase 3.92% of the outstanding shares of common stock of Rhinebeck Bancorp, Inc. at the completion of the offering, including shares issued to Rhinebeck Bancorp, MHC and contributed to the charitable foundation. If the number of shares in the offering is increased above the maximum of the valuation range, tax-qualified employee plans will have a priority right to purchase any shares exceeding that amount up to 4.90% of the outstanding shares of common stock of Rhinebeck Bancorp, Inc. at the completion of the offering, including shares issued to Rhinebeck Bancorp, MHC and contributed to the charitable foundation. If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan may instead elect to purchase shares in the open market following the completion of the offering, subject to the approval of the NYSDFS. The amount of the subscription requests by the 401(k) plan will be determined by its participants, who will have the right to invest up to 50% of the balance of their 401(k) plan accounts in our common stock, subject to the maximum purchase limitations.
Priority 3: Supplemental Eligible Account Holders.   To the extent there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and by tax-qualified plans, each depositor of Rhinebeck Bank (other than trustees, directors and officers of Rhinebeck Bank or Rhinebeck Bancorp, MHC) with a Qualifying Deposit at the close of business on September 30, 2018, who is not an Eligible Account Holder (a “Supplemental Eligible Account Holder”) will receive, without payment, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of  $150,000 (15,000 shares) of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the product of the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Supplemental Eligible Account Holders. The balance of qualifying deposits of all Supplemental Eligible Account Holders was approximately $672.2 million. See “— Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, any remaining unallocated shares will be allocated to each remaining Supplemental Eligible Account Holder whose subscription remains unfilled in same the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.
To ensure proper allocation of our shares of common stock, each Supplemental Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on September 30, 2018. If there is an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.
Expiration Date.   The subscription offering will expire at 5:00 p.m., Eastern Time, on December 13, 2018, unless extended by us for up to 45 days or such additional periods with the approval of the NYSDFS and the Federal Reserve Board. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint, maximum or adjusted maximum of the offering range. Subscription rights which have not been exercised before the expiration date will become void.
We will not execute orders until at least the minimum number of shares of common stock has been sold in the offering. If at least 3,076,913 shares have not been sold in the offering by January 28, 2019 and the NYSDFS and the Federal Reserve Board, have not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly, with interest at 0.25% per annum for funds received in the subscription and community offerings, and all deposit account withdrawal authorizations will be canceled. If an extension beyond January 28, 2019 is necessary and granted by the NYSDFS and the Federal Reserve Board, we will resolicit purchasers in the offering as described under “— Procedure for Purchasing Shares in Subscription and Community Offerings — Expiration Date.”
Community Offering
To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions by Eligible Account Holders, by our tax-qualified employee stock benefit plans and by Supplemental Eligible Account Holders, we will offer shares pursuant to the plan of reorganization to members of the general public in a community offering. Shares will be offered in the community offering with the following preferences:

1.
Natural persons (including trusts of natural persons) residing in Columbia, Dutchess, Orange and Ulster Counties in New York; and

2.
Other members of the general public.

Subscribers in the community offering may purchase up to $150,000 (15,000 shares) of common stock, subject to the overall purchase limitations. See “— Additional Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion and reasonably consistent with achieving a reasonably wide distribution of the common stock, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.
If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in Columbia, Dutchess, Orange and Ulster Counties in New York, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons residing in that geographical area whose orders remain unsatisfied on an equal number of shares basis per order. In connection with the allocation process, orders received for shares of common stock in the community offering will first be filled up to a maximum of 2% of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.
The term “residing” or “resident” as used in this prospectus with respect to Columbia, Dutchess, Orange and Ulster Counties in New York means any Person who occupies a dwelling within the local community, has a present intent to remain within the local community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the local community together with an indication that such presence within the local community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to determine whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.
Expiration Date.   The community offering may begin concurrently with, during or promptly after the subscription offering, and is currently expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering, unless extended with the approval of the NYSDFS and the Federal Reserve Board. We may decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond January 28, 2019, in which event we will resolicit purchasers.
Syndicated Community Offering and Firm Commitment Offering
If feasible, our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated offering or a firm commitment offering, subject to such terms, conditions and procedures as we may determine, subject to any approvals required from the NYSDFS and the Federal Reserve Board, in a manner that will achieve a wide distribution of our shares of common stock.
If a syndicated offering or firm commitment offering is held, Sandler O’Neill & Partners, L.P. will serve as sole manager. If shares of common stock are sold in a syndicated offering or firm commitment offering, we will pay fees of 5.0% of the aggregate amount of common stock sold in the syndicated offering or firm commitment offering to Sandler O’Neill & Partners, L.P. and any other broker-dealers included in the syndicated offering or firm commitment offering. The shares of common stock will be sold at the same price per share ($10.00 per share) that the shares are sold in the subscription offering and the community offering.
If there is a syndicated offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of order forms and the submission of funds directly to Rhinebeck Bancorp, Inc. for the payment of the purchase price of the shares ordered) except that payment must be in immediately available funds (bank checks, money orders, deposit account withdrawals from accounts at Rhinebeck Bank or wire transfers). See “— Procedure for Purchasing Shares in Subscription and Community Offerings.”
If there is a firm commitment offering, the proposed underwriting agreement will not be entered into with Sandler O’Neill & Partners, L.P. and any other underwriters named in the underwriting agreement and Rhinebeck Bancorp, Inc. until immediately before the completion of the firm commitment offering. At that time, Sandler O’Neill & Partners, L.P. and any other underwriters included in the firm commitment offering will represent that they have received sufficient indications of interest to complete the firm commitment offering. Pursuant to the terms of the underwriting agreement, and subject to certain customary provisions and conditions to closing, upon execution of the underwriting agreement, Sandler O’Neill & Partners, L.P. and any other underwriters named in the underwriting agreement will be obligated to purchase all the shares subject to the firm commitment offering.

If for any reason we cannot undertake a syndicated offering or firm commitment offering of shares of common stock not purchased in the subscription and community offerings, or if there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares. The NYSDFS, the Federal Reserve Board and the Financial Industry Regulatory Authority must approve any such arrangements.
Additional Limitations on Common Stock Purchases
The plan of reorganization includes the following additional limitations on the number of shares of common stock that may be purchased in the offering:
•
No individual, or group of individuals exercising subscription rights through a single qualifying deposit account held jointly, may purchase more than $150,000 (15,000 shares) in the offering;

•
Except for the employee stock ownership plan and the 401(k) plan, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $250,000 (25,000 shares) of common stock in all categories of the offering combined;

•
Tax qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, may purchase in the aggregate up to 4.90% of the outstanding shares of common stock of Rhinebeck Bancorp, Inc. at the completion of the offering, including shares issued to Rhinebeck Bancorp, MHC and contributed to the charitable foundation;

•
No person may purchase fewer than 25 shares of common stock, to the extent those shares are available for purchase; and

•
The aggregate amount of common stock acquired in the stock offering by officers, directors and trustees of Rhinebeck Bancorp, Inc. and Rhinebeck Bank and their associates, excluding any shares acquired through a tax-qualified employee plan, may not exceed 25% of the outstanding shares of common stock of Rhinebeck Bancorp, Inc. held by persons other than Rhinebeck Bancorp, MHC upon the completion of the stock offering, and may not exceed 25% of the stockholders’ equity of Rhinebeck Bancorp, Inc. at the conclusion of the stock offering.

Depending upon market or financial conditions, our board of directors, with regulatory approval and without further approval of the depositors of Rhinebeck Bank, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be given the opportunity to increase their orders up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by persons who choose to increase their orders.
The term “associate” of a person means:
1.
any corporation or organization (other than Rhinebeck Bank, Rhinebeck Bancorp, Inc., Rhinebeck Bancorp, MHC or a majority-owned subsidiary of any of these entities) of which the person is a senior officer, partner or, directly or indirectly, 10% beneficial stockholder;

2.
any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; or

3.
any relative or spouse of such person, or any relative of such spouse, who either has the same home as the person or who is a director, trustee or officer of Rhinebeck Bank, Rhinebeck Bancorp, MHC or Rhinebeck Bancorp, Inc.

The term “acting in concert” means persons seeking to combine or pool their voting or other interests in the securities of an issuer for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. When persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is acting in concert shall be made solely by us and may be based on any evidence upon which we choose to rely, including, without limitation, joint account relationships or the fact that such persons have filed joint Schedules 13D with the Securities and Exchange Commission with respect to other companies; provided, however, that the determination of whether a group is acting in concert remains subject to review by the NYSDFS and the Federal Reserve Board. Persons with the same address, whether or not related, and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be deemed to be acting in concert unless we determine otherwise. Our directors and trustees are not treated as associates of each other solely because of their membership on the boards of directors or trustees.

Common stock purchased in the offering will be freely transferable except for shares purchased by directors and certain officers of Rhinebeck Bancorp, Inc. or Rhinebeck Bank and except as described below. Any purchases made by any associate of Rhinebeck Bancorp, Inc. or Rhinebeck Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased according to subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of offering and thereafter, see “— Certain Restrictions on Purchase or Transfer of Our Shares After the Offering” and “Restrictions on Acquisition of Rhinebeck Bancorp, Inc.”
Plan of Distribution; Selling Agent and Underwriting Compensation
Subscription and Community Offerings.   To assist in the marketing of our shares of common stock in the subscription and community offerings, we have retained Sandler O’Neill & Partners, L.P., which is a broker-dealer registered with the Financial Industry Regulatory Authority. Sandler O’Neill & Partners, L.P. will assist us on a best efforts basis in the subscription and community offerings by:
•
consulting as to the securities marketing implications of the plan of reorganization, including the percentage of common stock to be sold in the offering;

•
reviewing with the boards the financial impact of the offering on us, based upon the independent appraiser’s appraisal of the common stock;

•
reviewing all offering documents, including the prospectus, stock order forms and related marketing materials;

•
assisting us in the design and implementation of a marketing strategy for the offering;

•
assisting our management in scheduling and preparing for discussions and meetings with potential investors and/or other broker-dealers in connection with the offering; and

•
providing such other general advice and assistance as may be requested to promote the successful completion of the offering.

For these services, Sandler O’Neill & Partners, L.P. will receive a fee of 1.0% of the aggregate dollar amount of all shares of common stock sold in the subscription and community offerings. No fee will be payable to Sandler O’Neill & Partners, L.P. with respect to shares purchased by directors, trustees, officers, employees or their immediate family members and their personal trusts, shares purchased by our employee benefit plans or trusts established for the benefit of our directors, officers and employees, and shares issued to the charitable foundation.
Syndicated Community Offering or Firm Commitment Offering.   If shares of common stock are sold in a syndicated community offering or firm commitment offering, we will pay fees of 5.0% of the aggregate dollar amount of shares of common stock sold in the syndicated community offering or firm commitment offering to Sandler O’Neill & Partners, L.P. and any other broker-dealers included in the syndicated community offering or firm commitment offering.
Expenses.   Sandler O’Neill & Partners, L.P. also will be reimbursed for reasonable out-of-pocket accountable expenses, including legal fees, in an amount not to exceed $150,000. Sandler O’Neill & Partners, L.P. will reimburse any amounts paid or advanced by us in excess of their actual reasonable out-of-pocket accountable expenses. If the plan of reorganization is terminated or if Sandler O’Neill & Partners, L.P.’s engagement is terminated according to the provisions of the agency agreement, Sandler O’Neill & Partners, L.P. will only receive reimbursement of its reasonable out-of-pocket expenses. We have separately agreed to pay Sandler O’Neill & Partners, L.P. up to $25,000 in fees and expenses for serving as records agent, as described below.
Records Management
We have also engaged Sandler O’Neill & Partners, L.P. as records agent in connection with the subscription and community offerings. In its role as records agent, Sandler O’Neill & Partners, L.P., will assist us in the offering by:
•
consolidating deposit accounts and depositor vote calculation;

•
assisting in designing and preparing stock order forms and depositor proxy forms;

•
organizing and supervising our Stock Information Center;

•
coordinating proxy solicitation and vote tabulation; and

•
providing subscription services.

Sandler O’Neill & Partners, L.P. will receive fees of  $25,000 for these services, half of which was paid at the time of Sandler’s engagement and half of which will be paid upon closing of the offering.
Indemnity
We will indemnify Sandler O’Neill & Partners, L.P. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as well as certain other claims and litigation arising out of Sandler O’Neill & Partners, L.P.’s engagement with respect to the offering.
Sandler O’Neill & Partners, L.P. has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor have they prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold in the offering. Sandler O’Neill & Partners, L.P. does not express any opinion as to the prices at which common stock to be issued may trade.
Solicitation of Offers by Officers and Directors
Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock in the subscription and community offerings. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation, which out-of-pocket expenses, if any, are expected to be insignificant. Other regular employees of Rhinebeck Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Sandler O’Neill & Partners, L.P. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.
Procedure for Purchasing Shares in Subscription and Community Offerings
Expiration Date.   The subscription and community offerings will expire at 5:00 p.m., Eastern Time, on December 13, 2018, unless we extend one or both for up to 45 days, with the approval of the NYSDFS and the Federal Reserve Board. This extension may be approved by us, in our sole discretion, without notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond January 28, 2019 would require the NYSDFS’s and the Federal Reserve Board’s approval. If the offering is so extended, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest at 0.25% per annum or cancel your deposit account withdrawal authorization. If the offering range is decreased below the minimum of the offering range or is increased above the adjusted maximum of the offering range, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled, and funds submitted to us will be returned promptly, with interest at 0.25% per annum for funds received in the subscription and community offerings. We will then resolicit the subscribers, giving them an opportunity to place a new stock order for a period of time.
We reserve the right in our sole discretion to terminate the offering at any time and for any reason (subject to any required regulatory approvals), in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.25% per annum from the date of receipt as described above.
Use of Order Forms in the Subscription and Community Offerings.   In order to purchase shares of common stock in the subscription and community offerings, you must properly complete an original stock order form and remit full payment. We are not required to accept orders submitted on photocopied or facsimiled order forms. All order forms must be received (not postmarked) before 5:00 p.m., Eastern Time, on December 13, 2018. We are not required to accept order forms that are not received by that time, are not signed or are otherwise executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms, and we have the right to waive or permit the correction of incomplete or improperly executed order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the stock order return envelope provided, or by overnight delivery to our Stock Information Center, which will be located at 2 Jefferson Plaza, Poughkeepsie, New York 12601. You may also hand-deliver stock order forms to the Stock Information Center. Hand-delivered stock order forms will only be accepted at this location. We will not accept stock order forms at our other banking offices. Please do not mail stock order forms to Rhinebeck Bank’s other offices.
Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion and reasonably consistent with achieving a reasonably wide distribution of the common stock, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time before completion of the offering. If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of reorganization. Our interpretation of the terms and conditions of the plan of reorganization and of the acceptability of the order forms will be final.
By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Rhinebeck Bank, the Federal Deposit Insurance Corporation or any other government agency, and that you received a copy of this prospectus. However, signing the order form will not result in waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.
Payment for Shares.   Payment for all shares of common stock must accompany all completed order forms for the purchase to be valid. Payment for shares in the subscription and community offerings may be made by:
1.
personal check, bank check or money order, made payable to Rhinebeck Bancorp, Inc.; or

2.
authorization of withdrawal of available funds from your Rhinebeck Bank deposit accounts.

Appropriate means for designating withdrawals from deposit accounts at Rhinebeck Bank are provided on the order form. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate after the withdrawal. In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders received in the subscription and community offerings will be immediately cashed and placed in a segregated account at Rhinebeck Bank and will earn interest at 0.25% per annum from the date payment is processed until the offering is completed or terminated.
You may not remit cash, Rhinebeck Bank line of credit checks or any type of third-party checks (including those payable to you and endorsed over to Rhinebeck Bancorp, Inc.). You may not designate on your stock order form direct withdrawal from a retirement account held at Rhinebeck Bank. See “— Using Individual Retirement Account Funds.” If permitted by the NYSDFS and the Federal Reserve Board, if we resolicit large purchasers, as described above in “— Additional Limitations on Common Stock Purchases,” such purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but instead must pay for the additional shares using immediately available funds. We may accept wire transfers at our sole discretion.
Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by January 28, 2019. If the subscription and community offerings are extended past January 28, 2019, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest at 0.25% per annum or cancel your deposit account withdrawal authorization. We may resolicit purchasers for a specified period of time.
NYSDFS and federal regulations prohibit Rhinebeck Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

We shall have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time before 48 hours before the completion of the offering. This payment may be made by wire transfer.
If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering, provided that there is a loan commitment from an unrelated financial institution or Rhinebeck Bancorp, Inc. to lend to the employee stock ownership plan the necessary amount to fund the purchase. In addition, if our 401(k) plan purchases shares in the offering on behalf of participants, it will not be required to pay for such shares until completion of the offering.
Using Individual Retirement Account Funds.   If you are interested in using funds in your individual retirement account or other retirement account to purchase shares of common stock, you must do so through a self-directed retirement account. By regulation, Rhinebeck Bank’s retirement accounts are not self-directed, so they cannot be invested in our shares of common stock. Therefore, if you wish to use funds that are currently in a retirement account held at Rhinebeck Bank, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, offering self-directed retirement accounts. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. A one-time and/or annual administrative fee may be payable to the independent trustee or custodian. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at Rhinebeck Bank or elsewhere, to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks before the December 13, 2018 offering deadline. Processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.
Delivery of Shares of Common Stock.   All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the offering. We expect trading in the stock to begin on the day of completion of the offering or the next business day. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the shares of common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.
Other Restrictions.   Notwithstanding any other provision of the plan of reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a State of the United States with respect to which any of the following apply:
1.
a small number of persons otherwise eligible to subscribe for shares under the plan of reorganization reside in such state;

2.
the offer or sale of shares of common stock to such persons would require us or our employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify our securities for sale in such state; or

3.
such registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares
Applicable banking regulations prohibit any person with subscription rights, including Eligible Account Holders and Supplemental Eligible Account Holders, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account.

When registering your stock purchase on the order form, you cannot add the name(s) of others for joint stock registration unless they are also named on the qualifying deposit account. Doing so may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise before completion of the offering.
We will pursue any and all legal and equitable remedies if we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.
Stock Information Center
Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the offering, please call our Stock Information Center. The telephone number is (845) 763-4733. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on weekends and bank holidays.
Liquidation Rights
As part of Rhinebeck Bank’s reorganization into the mutual holding company form of organization in in 2004, Rhinebeck Bancorp, MHC established a liquidation account equal to the net worth of Rhinebeck Bank at the time of the mutual holding company reorganization for the benefit of depositors of Rhinebeck Bank. The liquidation account is not a fixed amount and can increase or decrease depending on changes in the net worth of Rhinebeck Bancorp, MHC. In the unlikely event of a complete liquidation of Rhinebeck Bancorp, MHC, the net worth of Rhinebeck Bancorp, MHC, after satisfaction of all claims of creditors, would be distributed pro rata among the depositors of Rhinebeck Bank as of the date of liquidation. The designation of Rhinebeck Bancorp, MHC’s net worth as a liquidation account does not operate to restrict Rhinebeck Bancorp, MHC’s net worth account.
No new liquidation account will be established in connection with this reorganization and stock offering. In the event Rhinebeck Bancorp, MHC converts to stock form in the future, the net worth of Rhinebeck Bancorp, MHC will no longer be designated as the liquidation account. Instead, Rhinebeck Bank will at the time of the mutual-to-stock conversion establish a liquidation account equal to Rhinebeck Bancorp, MHC’s liquidation account as of its last periodic report of condition immediately preceding its conversion to a stock holding company. The liquidation account to be established by Rhinebeck Bank upon conversion to stock form will comply the applicable provisions of the New York banking law and federal laws and regulations.
Material Income Tax Consequences
Consummation of the reorganization is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the reorganization will not be a taxable transaction to Rhinebeck Bank, Rhinebeck Bancorp, Inc., Eligible Account Holders and Supplemental Eligible Account Holders. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. If there is such disagreement, there can be no assurance that Rhinebeck Bank or Rhinebeck Bancorp, Inc. would prevail in a judicial proceeding.
Rhinebeck Bancorp, MHC, Rhinebeck Bancorp, Inc. and Rhinebeck Bank have received an opinion of counsel, Luse Gorman, PC, regarding all of the material federal income tax consequences of the reorganization, which includes the following:
1.
Rhinebeck Bancorp, MHC and the persons who purchased common stock of Rhinebeck Bancorp, Inc. in the subscription and community offering (“minority stockholders”) will recognize no gain or loss upon the transfer of Rhinebeck Bank common stock, RSB Capital Trust I common stock and cash, respectively, to Rhinebeck Bancorp, Inc. in exchange for common stock in Rhinebeck Bancorp, Inc.

2.
Rhinebeck Bancorp, Inc. will recognize no gain or loss on its receipt of Rhinebeck Bank common stock and cash in exchange for Rhinebeck Bancorp, Inc. common stock.

3.
Rhinebeck Bancorp, MHC’s basis in the Rhinebeck Bancorp, Inc. common stock received will be the same as its basis in the Rhinebeck Bank stock transferred.

4.
Rhinebeck Bancorp, MHC’s holding period in Rhinebeck Bancorp, Inc. common stock received will include the period during which it held the Rhinebeck Bank common stock, provided that the property was a capital asset on the date of the exchange.

5.
Rhinebeck Bancorp, Inc.’s basis in the Rhinebeck Bank common stock received from Rhinebeck Bancorp, MHC will be the same as the basis of such property in the hands of Rhinebeck Bancorp, MHC.

6.
Rhinebeck Bancorp, Inc.’s holding period for the Rhinebeck Bank common stock received from Rhinebeck Bancorp, MHC will include the period during which the property was held by Rhinebeck Bancorp, MHC.

7.
It is more likely than not that the basis of Rhinebeck Bancorp, Inc. common stock to its stockholders will be the purchase price thereof. The holding period of the common stock purchased pursuant to the exercise of subscription rights will commence on the date on which the right to acquire the stock was exercised.

8.
It is more likely than not that the nontransferable subscription rights have no value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the shares of common stock in the offering. Accordingly, no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon distribution to them of nontransferable subscription rights to purchase shares of Rhinebeck Bancorp, Inc. common stock, provided that the amount to be paid for Rhinebeck Bancorp, Inc. common stock is equal to the fair market value of Rhinebeck Bancorp, Inc. common stock.

9.
No gain or loss will be recognized by Rhinebeck Bancorp, Inc. on the receipt of money in exchange for shares of Rhinebeck Bancorp, Inc. common stock sold in the offering.

We believe that the tax opinions summarized above address all material federal income tax consequences that are generally applicable to Rhinebeck Bancorp, MHC, Rhinebeck Bancorp, Inc., Rhinebeck Bank and persons receiving subscription rights. The tax opinions as to items 7 and 8 are above are based on the position that subscription rights to be received by Eligible Account Holders and Supplemental Eligible Account Holders do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, Luse Gorman, PC noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. In addition, in the view of RP Financial (which is acting as independent appraiser of the value of the shares of Rhinebeck Bancorp, Inc. common stock in connection with the reorganization), the subscription rights do not have any value for the reasons set forth above. RP Financial’s view is not binding on the Internal Revenue Service. Based on the foregoing, Luse Gorman, PC believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted are deemed to have an ascertainable value, receipt of these rights could result in taxable gain in an amount equal to the ascertainable value to those Eligible Account Holders and Supplemental Eligible Account Holders who exercise the subscription rights, and we could recognize gain on a distribution. Eligible account holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.
The opinion of Luse Gorman, PC, unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed reorganization and offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.
An opinion regarding the New York State income tax consequences of the reorganization, consistent with the federal tax opinion, has been issued by Baker Tilly Virchow Krause, LLP.
The federal and state tax opinions have been filed with the Securities and Exchange Commission as exhibits to Rhinebeck Bancorp, Inc.’s registration statement.
Certain Restrictions on Purchase or Transfer of Our Shares After the Offering
All shares of common stock purchased in the offering by a director, trustee or officer of Rhinebeck Bancorp, Inc. or Rhinebeck Bank, as well as their associates, generally may not be sold for a period of one year following the closing of the offering, except upon death or judicial declaration of incompetency of the individual. Each statement of ownership for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to Rhinebeck Bancorp, Inc.’s transfer agent to the effect that any transfer within this time period of any record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of Rhinebeck Bancorp, Inc. also will be restricted by the insider trading rules under the Securities Exchange Act of 1934.
Purchases of shares of our common stock by any of our directors, trustees, certain officers and their associates during the three-year period following the closing of the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the NYSDFS and the Federal Reserve Board. This restriction does not apply, however, to purchases of our common stock by our stock option plan or any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans, including any restricted stock plans.
NYSDFS regulations prohibit Rhinebeck Bancorp, Inc. from repurchasing its shares of common stock during the first year following the offering and from repurchasing more than 5% of its outstanding shares of common stock in each of the second and third years following the offering, unless, in each case, Rhinebeck Bancorp, Inc. receives the prior approval of the NYSDFS. Additionally, federal regulations prohibit Rhinebeck Bancorp, Inc. from repurchasing its shares of common stock during the first year following the reorganization unless compelling business reasons exist for such repurchases, or to fund management recognition plans that have been ratified by stockholders (with regulatory approval) or tax-qualified employee stock benefit plans. In addition, the repurchase of shares of common stock is subject to Federal Reserve Board policy related to repurchases of shares by bank holding companies.

RHINEBECK BANK COMMUNITY FOUNDATION
General
In furtherance of our commitment to the communities in our market area, the plan of reorganization provides that we will establish a new charitable foundation, Rhinebeck Bank Community Foundation, as a non-stock, nonprofit Delaware corporation in connection with the reorganization and offering. The charitable foundation will be funded with cash and shares of our common stock, as further described below. By further enhancing our visibility and reputation in the communities within our market area, we believe that the charitable foundation will enhance the long-term value of Rhinebeck Bank’s community banking franchise. The reorganization and offering presents us with a unique opportunity to provide a substantial and continuing benefit to our community through the charitable foundation.
Purpose of the Charitable Foundation
In connection with the reorganization and offering, Rhinebeck Bank intends to contribute to the charitable foundation 2.0% of the outstanding shares of common stock of Rhinebeck Bancorp, Inc. as of the completion of the offering (including shares of common stock issued to Rhinebeck Bancorp, MHC) and up to $200,000 in cash. At the minimum, midpoint, maximum and adjusted maximum of the offering range, we would contribute to the charitable foundation 143,112, 168,367, 193,622 and 222,665 shares of common stock, respectively.
The purpose of the charitable foundation is to provide financial support to charitable organizations in our market area and to enable the communities that we serve to share in our long-term growth. The charitable foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us. It will also support our ongoing obligations to the community under the Community Reinvestment Act. Rhinebeck Bank received a “Satisfactory” rating in its most recent Community Reinvestment Act examination.
Funding the charitable foundation with shares of our common stock is also intended to allow our communities to share in our potential growth and success after the offering is completed because the charitable foundation will benefit directly from any increases in the value of our common stock. In addition, the charitable foundation will maintain close ties with Rhinebeck Bank, thereby forming a partnership within the communities in which Rhinebeck Bank operates.
Structure of the Charitable Foundation
The charitable foundation will be incorporated under Delaware law as a non-stock, nonprofit corporation. The certificate of incorporation of the charitable foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The certificate of incorporation will further provide that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its members, directors or officers or to private individuals.
The charitable foundation will be governed by a board of directors, initially consisting of Mr. Quinn, Ms. Bloom and at least one other individual. We are required to select one person to serve on the initial board of directors who is not one of our officers or directors and who has experience with local charitable organizations and grant making. As of the date of this prospectus, we have not selected the individual to serve as the director to satisfy these requirements. For five years after the reorganization and offering, one seat on the charitable foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and at least one seat on the charitable foundation’s board of directors will be reserved for one of Rhinebeck Bank’s directors.
The board of directors of the charitable foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, the directors of the charitable foundation will at all times be bound by their fiduciary duty to advance the charitable foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the charitable foundation is established. The directors also will be responsible for directing the activities of the charitable foundation, including the management and voting of the shares of our common stock held by the charitable foundation. However, as required by applicable regulations, all shares of our common stock held by the charitable foundation must be voted in the same ratio as all other shares of our common stock on all proposals considered by our stockholders.

The charitable foundation’s place of business will be located at our administrative offices. The board of directors of the charitable foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and applicable NYSDFS regulations governing transactions between Rhinebeck Bank and the charitable foundation.
The charitable foundation will receive working capital from the initial cash contribution and:
(1)
any dividends that may be paid on our shares of common stock in the future;

(2)
within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; and

(3)
the proceeds of the sale of any of the shares of common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the charitable foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets.
Tax Considerations
We believe that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. As long as the charitable foundation files an application for tax-exempt status within 27 months of the last day of the month in which it was organized, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. We have not received a tax opinion as to whether the charitable foundation’s tax exempt status will be affected by the regulatory requirement that all shares of our common stock held by it must be voted in the same ratio as all other outstanding shares of our common stock on all proposals considered by our stockholders.
We believe that our contribution of shares of our common stock to the charitable foundation should not constitute an act of self-dealing and that we should be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal amount that the charitable foundation is required to pay us for such stock. We are permitted to deduct for charitable purposes only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to the charitable foundation. We estimate that all of the contribution should be deductible over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period). However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. In such event, our contribution to the charitable foundation would be expensed without a tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any such decision to continue to make additional contributions to the charitable foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.
As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 1%. The charitable foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. The charitable foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant. The charitable foundation will also be required to file an annual report with the Office of the New York Attorney General.
Regulatory Requirements Imposed on the Charitable Foundation
NYSDFS and Federal Reserve Board regulations require that, before our board of directors adopted the plan of reorganization, the board of directors had to identify its members that will serve on the charitable foundation’s board, and these directors could not participate in our board’s discussions concerning contributions to the charitable foundation, and could not vote on the matter. Our board of directors complied with this regulation in adopting the plan of reorganization.
The NYSDFS and the Federal Reserve Board will generally not object if a well-capitalized savings bank contributes to a charitable foundation an aggregate amount of 8% or less of the shares or proceeds issued in an offering. Rhinebeck Bank qualifies as a well-capitalized savings bank for purposes of this limitation, and the contribution to the charitable foundation will not exceed this limitation.

NYSDFS and Federal Reserve Board regulations impose the following additional requirements on the establishment of the charitable foundation:
•
the charitable foundation’s primary purpose must be to serve and make grants in our local community;

•
the NYSDFS or Federal Reserve Board may examine the charitable foundation at the foundation’s expense;

•
the charitable foundation must comply with all supervisory directives imposed by the NYSDFS or the Federal Reserve Board;

•
the charitable foundation must provide annually to the NYSDFS and the Federal Reserve Board a copy of the annual report that the charitable foundation submits to the Internal Revenue Service;

•
the charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•
the charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•
the charitable foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our stockholders.

RESTRICTIONS ON ACQUISITION OF RHINEBECK BANCORP, INC.
Although the board of directors of Rhinebeck Bancorp, Inc. is not aware of any effort that might be made to obtain control of Rhinebeck Bancorp, Inc. after the reorganization, the board of directors believes that it is appropriate to include certain provisions in Rhinebeck Bancorp, Inc.’s articles of incorporation and bylaws to protect the interests of Rhinebeck Bancorp, Inc. and its stockholders from takeovers which our board of directors might conclude are not in the best interests of Rhinebeck Bancorp, Inc., its stockholders or Rhinebeck Bank.
The following discussion is a general summary of the material provisions of Rhinebeck Bancorp, Inc.’s articles of incorporation and bylaws, Rhinebeck Bank’s stock organization certificate, Maryland corporation law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Rhinebeck Bancorp, Inc.’s articles of incorporation and bylaws, reference should be made in each case to the document in question, each of which is part of Rhinebeck Bank’s application filed with the NYSDFS, Rhinebeck Bancorp, Inc.’s registration statement filed with the Securities and Exchange Commission and Rhinebeck Bancorp, Inc.’s bank holding company application filed with the Federal Reserve Board. See “Where You Can Find Additional Information.”
Rhinebeck Bancorp, Inc.’s Articles of Incorporation and Bylaws
Rhinebeck Bancorp, Inc.’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who may desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of Rhinebeck Bancorp, Inc.’s board of directors or management more difficult.
Directors.   The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Therefore, it would take at least two annual elections to replace a majority of our directors. The bylaws establish qualifications for board members, including:
•
a prohibition on service as a director by a person who is a director, trustee, officer, employee or a 10% stockholder of a competitor of Rhinebeck Bank or any other subsidiary of Rhinebeck Bancorp, Inc.;

•
a prohibition on service as a director by a person (1) who has been convicted of a crime involving dishonesty or breach of trust that is punishable by imprisonment for a term exceeding one year under state or federal law, (2) who is currently charged in an information, indictment or other complaint with the commission of or participation in a crime described in clause (1), or (3) who has been the subject of a supervisory or enforcement action by a financial or securities regulatory agency that resulted in a cease and desist or other formal order or an agreement or other written statement which is subject to public disclosure by such agency;

•
a prohibition on any director who does not confirm in writing that he or she is not party to any agreement or understanding with respect to how he or she would act or vote on any issue or question before the board of directors or that would otherwise impact his or her ability to discharge his or her fiduciary duties as a director;

•
a prohibition on any director who does not agree in writing to comply with all Rhinebeck Bancorp, Inc. policies applicable to directors, in addition to written confirmation that such director is qualified to serve; and

•
a prohibition on service by nominees or representatives (as defined in applicable Federal Reserve Board regulations) of another person who would not be eligible for service or of an entity the partners or controlling persons of which would not be eligible for service.

No person who is 65 years of age or more shall be eligible for initial election as director, and no director shall continue to serve as a director beyond the year in which they reach age 75. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the submission of proposals by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.
Evaluation of Offers.   The articles of incorporation of Rhinebeck Bancorp, Inc. provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Rhinebeck Bancorp, Inc. (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Rhinebeck Bancorp, Inc. and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:
•
the economic effect, both immediate and long-term, upon Rhinebeck Bancorp, Inc.’s stockholders, including stockholders, if any, who do not participate in the transaction;

•
the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Rhinebeck Bancorp, Inc. and its subsidiaries and on the communities in which Rhinebeck Bancorp, Inc. and its subsidiaries operate or are located;

•
whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Rhinebeck Bancorp, Inc.;

•
whether a more favorable price could be obtained for Rhinebeck Bancorp, Inc.’s stock or other securities in the future;

•
the reputation and business practices of the other entity to be involved in the transaction, including its management and affiliates, and how they would affect the employees of Rhinebeck Bancorp, Inc. and its subsidiaries;

•
the future value of the stock or any other securities of Rhinebeck Bancorp, Inc. or the other entity to be involved in the proposed transaction;

•
any antitrust or other legal and regulatory issues that are raised by the proposal;

•
the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•
the ability of Rhinebeck Bancorp, Inc. to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.
Restrictions on Calling Special Meetings.   The bylaws provide that special meetings of stockholders can be called by only the Chairperson of the Board or a majority of the total number of directors that Rhinebeck Bancorp, Inc. would have if there were no vacancies on the board of directors, or the Secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.
Prohibition of Cumulative Voting.   The articles of incorporation prohibit cumulative voting for the election of directors.
Limitation of Voting Rights.   The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit. The 10% limit shall not apply if, before the stockholder acquires shares in excess of the 10% limit, the acquisition is approved by a majority of the directors who are not affiliated with the holder and who were members of the board of directors before the time of the acquisition (or who were chosen to fill any vacancy of an otherwise unaffiliated director by a majority of the unaffiliated directors).
Restrictions on Removing Directors from Office.   The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “— Limitation of Voting Rights”), voting together as a single class.
Stockholder Nominations and Proposals.   The bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at an annual meeting of stockholders must submit written notice to Rhinebeck Bancorp, Inc. at least 90 days prior and not earlier than 120 days before the anniversary date of the proxy statement relating to the previous year’s annual meeting. However, if less than 90 days’ prior public disclosure of the date of the meeting is given to stockholders and the date of the annual meeting is advanced by more than 30 days, or delayed by more than 30 days from the anniversary date of the preceding year’s annual meeting, then stockholders must submit written notice to Rhinebeck Bancorp, Inc. no later than 10 days following the day on which public disclosure of the date of the meeting is first made. Stockholder submissions regarding nominations or business proposals must contain certain information, as set forth in the bylaws.
Authorized but Unissued Shares.   After the reorganization, Rhinebeck Bancorp, Inc. will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of Rhinebeck Bancorp, Inc.” The articles of incorporation authorize 25,000,000 shares of common stock and 5,000,000 shares of serial preferred stock. Rhinebeck Bancorp, Inc. is authorized to issue preferred stock from time to time in one or more series, subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, reorganization and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. In addition, the articles of incorporation provide that a majority of the total number of directors that Rhinebeck Bancorp, Inc. would have if there were no vacancies on the board of directors may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that Rhinebeck Bancorp, Inc. has the authority to issue. If there is a proposed merger, tender offer or other attempt to gain control of Rhinebeck Bancorp, Inc. that the board of directors does not approve, it would be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Rhinebeck Bancorp, Inc. The board of directors has no present plan or understanding to issue any preferred stock.
Amendments to Articles of Incorporation and Bylaws.   Except as provided under “—  Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the board of directors to increase or decrease the number of shares authorized for issuance, or as otherwise allowed by law, any amendment to the articles of incorporation must be approved by our board of directors and also by two-thirds of the outstanding shares of our voting stock (or a majority of the outstanding shares of our voting stock if the amendment is approved by two-thirds of our board of directors); provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:
1.
The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

2.
The management of Rhinebeck Bancorp, Inc. by the board of directors and division of the board of directors into three staggered classes;

3.
The ability of the board of directors to fill vacancies on the board;

4.
The prohibition of cumulative voting;

5.
The requirement that at least a majority of the voting power of the stockholders must vote to remove directors, and can only remove directors for cause;

6.
The ability of the board of directors to amend and repeal the bylaws and the required stockholder vote to amend or repeal the bylaws;

7.
The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Rhinebeck Bancorp, Inc.;

8.
The authority of the board of directors to provide for the issuance of preferred stock;

9.
The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

10.
The number of stockholders constituting a quorum or required for stockholder consent;

11.
The provision regarding stockholder proposals and nominations;

12.
The indemnification of current and former directors and officers, as well as employees and other agents, by Rhinebeck Bancorp, Inc.;

13.
The limitation of liability of officers and directors to Rhinebeck Bancorp, Inc. for money damages; and

14.
The provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation set forth in (1) through (13) of this list and the provisions related to amendment of the articles of incorporation and bylaws.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of the total number of directors that Rhinebeck Bancorp, Inc. would have if there were no vacancies on the board of directors or by the stockholders by the affirmative vote of at least 80% of the votes entitled to be cast in the election of directors (after giving effect to the limitation on voting rights discussed above in “— Limitation of Voting Rights”).
Maryland Corporate Law
Business Combinations.   Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (1) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (2) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board.
After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
Control Share Acquisitions.   The Maryland General Corporation Law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the shares entitled to be voted on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:
1.
one-tenth or more but less than one-third;

2.
one-third or more but less than a majority; or

3.
a majority of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions for shares acquired through descent or distribution, in satisfaction of a pledge or in a merger, consolidation or share exchange to which the corporation is a party. The control share acquisition statute applies to any Maryland corporation with 100 or more beneficial owners of its stock other than a close corporation or an investment company.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an “acquiring person statement”), may compel the corporation’s Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within 10 days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except for those which voting rights have previously been approved) for fair value, determined without regard to the absence of voting rights for the control shares, at the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, if voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The foregoing provisions may be modified by a Maryland corporation’s articles of incorporation or bylaws. Although Rhinebeck Bancorp, Inc.’s bylaws provide that the Maryland Control Share Acquisition law will be inapplicable to acquisitions of the Company’s common stock, this bylaw provision may be repealed, in whole or in part, at any time by a majority vote of the whole board of directors whether before or after a control share acquisition and may be applied to any prior or subsequent control share acquisition.
Reorganization Regulations
NYSDFS regulations provide that, before the completion of the reorganization, no person shall make any offer, or any announcement of an offer, to purchase or acquire Rhinebeck Bancorp, Inc. stock in excess of the maximum purchase limitations contained in the plan of reorganization. The NYSDFS has defined “person” to include any corporation, partnership, trust, unincorporated association, any other entity or natural person. In addition, Federal Reserve Board regulations provide that, except with the prior approval of the Federal Reserve Board, no person for a period of three years following the date the completion of the stock offering shall directly or indirectly acquire or offer to acquire the beneficial ownership of more than 10% of any class of capital stock of Rhinebeck Bancorp, Inc.
Change in Control Regulations
Under the Change in Bank Control Act, no person, or group of persons acting in concert, may acquire control of a bank holding company such as Rhinebeck Bancorp, Inc. unless the Federal Reserve Board has been given 60 days’ prior written notice and not disapproved the proposed acquisition. The Federal Reserve Board considers several factors in evaluating a notice, including the financial and managerial resources of the acquirer and competitive effects. Control, as defined under the applicable regulations, means the power, directly or indirectly, to direct the management or policies of the company or to vote 25% or more of any class of voting securities of the company. Acquisition of more than 10% of any class of a bank holding company’s voting securities constitutes a rebuttable presumption of control under certain circumstances, including where, as will be the case with Rhinebeck Bancorp, Inc., the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.
In addition, federal regulations provide that no company may acquire control (as defined in the Bank Holding Company Act) of a bank holding company without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board.

DESCRIPTION OF CAPITAL STOCK OF RHINEBECK BANCORP, INC.
General
Rhinebeck Bancorp, Inc. is authorized to issue 25,000,000 shares of common stock, par value of  $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. Rhinebeck Bancorp, Inc. currently expects to issue up to 9,681,122 shares of common stock (which number includes 193,622 shares expected to be contributed to the charitable foundation and 5,324,617 shares to be issued to Rhinebeck Bancorp, MHC) in the reorganization and offering. It will not issue shares of preferred stock in the reorganization and offering. Each share of common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock according to the plan of reorganization all of the shares of common stock will be duly authorized, fully paid and non-assessable.
The shares of common stock will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.
Common Stock
Dividends.   Rhinebeck Bancorp, Inc. can pay dividends on its common stock if, after giving effect to such distribution, (1) it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and (2) its total assets exceed the sum of its liabilities and the amount needed, if it were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference upon dissolution. The holders of common stock will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If Rhinebeck Bancorp, Inc. issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.
Voting Rights.   Upon consummation of the reorganization, the holders of common stock will have exclusive voting rights in Rhinebeck Bancorp, Inc. They will elect its board of directors and act on other matters required to be presented to them under Maryland law or otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit absent certain exceptions discussed under “Restrictions on Acquisition of Rhinebeck Bancorp, Inc.” If Rhinebeck Bancorp, Inc. issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Amendments to the articles of incorporation generally require, in addition to majority approval by the board of directors, a two-thirds approval of the outstanding shares eligible to vote, and certain amendments require the approval of 80% of the outstanding shares eligible to vote.
As a New York stock savings bank, corporate powers and control of Rhinebeck Bank will be vested in its board of directors, who elect the officers of Rhinebeck Bank and who fill any vacancies on the board of directors. Voting rights in Rhinebeck Bank will be vested exclusively in the sole owner of the shares of capital stock of Rhinebeck Bank, which will be Rhinebeck Bancorp, Inc., and voted at the direction of Rhinebeck Bancorp, Inc.’s board of directors. Consequently, the holders of the common stock of Rhinebeck Bancorp, Inc. will not have direct control of Rhinebeck Bank.
Liquidation.   Upon any liquidation, dissolution or winding up of Rhinebeck Bank, Rhinebeck Bancorp, Inc., as the holder of 100% of Rhinebeck Bank’s capital stock, would be entitled to receive all assets of Rhinebeck Bank available for distribution, after payment or provision for payment of all debts and liabilities of Rhinebeck Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. Upon any liquidation, dissolution or winding up of Rhinebeck Bancorp, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Rhinebeck Bancorp, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock upon any liquidation or dissolution.
Preemptive Rights; Redemption.   Holders of the common stock of Rhinebeck Bancorp, Inc. will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the board of directors. The common stock is not subject to redemption.
Dissenters’ Rights of Appraisal.   Rhinebeck Bancorp, Inc.’s articles of incorporation provide that Rhinebeck Bancorp, Inc.’s stockholders will not be entitled to dissenters’ rights of appraisal with respect to a merger or consolidation of Rhinebeck Bancorp, Inc. with another corporation unless the board of directors determines by a resolution approved by a majority of directors then in office that dissenters’ rights shall apply to all or any classes of stock.

Preferred Stock
None of Rhinebeck Bancorp, Inc.’s authorized shares of preferred stock will be issued as part of the offering or the reorganization. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. The board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and reorganization rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT
The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, New York, New York.
EXPERTS
The consolidated financial statements that appear starting on page F-1 of this prospectus of Rhinebeck Bancorp, MHC and Subsidiary at December 31, 2017 and 2016 and for the years then ended have been included in this prospectus and in the registration statement of which this prospectus is a part, in reliance on the report of Baker Tilly Virchow Krause, LLP, independent registered public accounting firm, which is included herein, upon the authority of said firm as experts in accounting and auditing.
RP Financial, LC. has consented to the publication herein of the summary of its report setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the reorganization and offering and its letter with respect to subscription rights.
LEGAL MATTERS
Luse Gorman, PC, Washington, D.C., counsel to Rhinebeck Bancorp, Inc. and Rhinebeck Bank, has issued to Rhinebeck Bancorp, Inc. its opinion regarding the legality of the common stock and the federal income tax consequences of the reorganization and offering. Baker Tilly Virchow Krause, LLP has provided its opinion to us regarding the New York income tax consequences of the reorganization and offering. Certain legal matters will be passed upon for Sandler O’Neill & Partners, L.P. by Silver, Freedman, Taff  & Tiernan LLP, Washington, D.C.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
Rhinebeck Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission’s telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Rhinebeck Bancorp, Inc. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.
Rhinebeck Bank has filed with the NYSDFS an application with respect to the reorganization. This prospectus omits certain information contained in such application. The reorganization application may be inspected, without charge, at the offices of the NYSDFS, One State Street, New York, New York 10004. The plan of reorganization is available, upon request, at each of Rhinebeck Bank’s offices.
Rhinebeck Financial, Inc. has filed an application to become a bank holding company with the Federal Reserve Board. This prospectus omits certain information contained in the application. The application may be inspected, without charge, at the offices of the Board of Governors of the Federal Reserve System, 20th Street and Constitution Avenue, NW, Washington, DC 20551 and at the Federal Reserve Bank of New York, 33 Liberty Street, New York, New York 10045.
In connection with the offering, Rhinebeck Bancorp, Inc. will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, Rhinebeck Bancorp, Inc. and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of reorganization, Rhinebeck Bancorp, Inc. has undertaken that it will not terminate such registration for a period of at least three years following the reorganization and offering.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF RHINEBECK BANCORP, MHC
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Statements of Financial Condition at June 30, 2018 (unaudited), December 31, 2017 and 2016	F-2
Consolidated Statements of Income for the six months ended June 30, 2018 and 2017 (unaudited) and the years ended December 31, 2017 and 2016	F-3
Consolidated Statements of Comprehensive Income for the six months ended June 30, 2018 and 2017 (unaudited) and the years ended December 31, 2017 and 2016	F-4
Consolidated Statements of Changes in Stockholders’ Equity for the six months ended June 30, 2018 (unaudited) and the years ended December 31, 2017 and 2016	F-5
Consolidated Statements of Cash Flows for the six months ended June 30, 2018 and 2017 (unaudited) and the years ended December 31, 2017 and 2016	F-6
Notes to consolidated financial statements	F-8
This prospectus does not include separate financial statements for Rhinebeck Bancorp, Inc. because it has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenues or expenses.
All financial statement schedules are omitted because the required information either is inapplicable or is included in the financial statements or related notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Trustees
Rhinebeck Bancorp, MHC and Subsidiary
Opinion on the Financial Statements
We have audited the accompanying consolidated statement of financial condition of Rhinebeck Bancorp, MHC and Subsidiary (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also include evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Baker Tilly Virchow Krause, LLP
We have served as the Company’s auditor since 2011
New York, New York
September 10, 2018

Rhinebeck Bancorp, MHC and Subsidiary
Consolidated Statement of Financial Condition
(dollars in thousands)
	June 30, 2018	December 31,
		2017	2016
	(unaudited)
Assets
Cash and due from banks	$12,408	$10,460	$12,976
Available for sale securities (at fair value)	103,256	113,302	140,267
Held to maturity securities (fair value of $1,653, $1,928, and $1,638, respectively)	1,652	1,914	1,635
Loans receivable (net of allowance for loan losses of $5,939, $5,457, and $5,876, respectively)	621,227	566,178	512,594
Federal Home Loan Bank stock	2,396	1,108	897
Accrued interest receivable	1,796	2,149	1,978
Cash surrender value of life insurance	17,776	17,577	17,076
Deferred tax assets (net of valuation allowance of $1,037, $982, and $859, respectively)	3,378	3,021	4,661
Premises and equipment, net	16,796	17,025	18,218
Other real estate owned	1,792	2,233	2,683
Goodwill	1,410	1,505	2,781
Intangible assets, net	305	326	727
Other assets	5,661	5,305	6,064
Total assets	$789,853	$742,103	$722,557
Liabilities and Capital
Liabilities
Deposits
Noninterest bearing	$158,182	$157,828	$150,593
Interest bearing	507,916	492,277	489,082
Total deposits	666,098	650,105	639,675
Mortgagors’ escrow accounts	10,114	7,284	7,056
Advances from the Federal Home Loan Bank	43,000	14,900	9,500
Subordinated debt	5,155	5,155	5,155
Accrued expenses and other liabilities	9,925	9,682	8,654
Total liabilities	734,292	687,126	670,040
Stockholders’ Equity
Common stock (par value $0.01 per share; 100 shares)	—	—	—
Additional paid-in capital	100	100	100
Retained earnings	63,027	61,832	57,686
Accumulated other comprehensive loss:
Net unrealized loss on available for sale securities, net of taxes	(3,731)	(2,322)	(1,616)
Defined benefit pension plan, net of taxes	(3,835)	(4,633)	(3,653)
Total accumulated other comprehensive loss	(7,566)	(6,955)	(5,269)
Total stockholders’ equity	55,561	54,977	52,517
Total liabilities and stockholders’ equity	$789,853	$742,103	$722,557

See accompanying notes to consolidated financial statements.

Rhinebeck Bancorp, MHC and Subsidiary
Consolidated Statement of Income
(dollars in thousands)
	Six Months Ended June 30,		Years Ended December 31,
	2018	2017	2017	2016
	(unaudited)
Interest and Dividend Income
Interest and fees on loans	$14,143	$12,262	$25,366	$22,905
Interest and dividends on securities	1,184	1,269	2,471	2,599
Other income	9	22	50	62
Total interest and dividend income	15,336	13,553	27,887	25,566
Interest expense on deposits	1,815	1,504	3,057	2,901
Interest expense on borrowings	362	107	243	149
Total interest expense	2,177	1,611	3,300	3,050
Net interest income	13,159	11,942	24,587	22,516
Provision for loan losses	1,050	450	900	1,200
Net interest income after provision for loan losses	12,109	11,492	23,687	21,316
Noninterest Income
Service charges on deposit accounts	1,245	1,187	2,406	2,334
Net realized (loss) gain on sales and calls of securities	(1)	(12)	(27)	1
Net gain on sales of loans	268	268	571	589
Increase in cash surrender value of life insurance	199	229	460	490
Net gain (loss) from sale of other real estate owned	—	—	1	(44)
Write-downs of other real estate owned	(387)	—	(306)	—
Other real estate owned income	21	21	42	41
Gain on sale of subsidiary	—	—	1,834	—
(Loss) gain on disposal of premises and equipment	—	—	(106)	10
Insurance related income	—	1,120	1,518	1,860
Investment advisory income	332	382	749	786
Other	455	482	915	971
Total noninterest income	2,132	3,677	8,057	7,038
Noninterest Expenses
Salaries and employee benefits	6,919	6,980	13,536	13,089
Sales commissions	—	188	260	415
Occupancy	1,754	1,745	3,397	3,298
Data processing	568	607	1,159	1,299
Professional fees	418	402	798	874
Advertising	384	293	625	464
FDIC deposit insurance and other insurance	379	430	794	761
Other real estate owned expense	83	63	111	152
Amortization of intangible assets	21	42	67	122
Impairment loss on goodwill	95	—	—	—
Other	2,146	2,090	4,397	3,870
Total noninterest expenses	12,767	12,840	25,144	24,344
Income before income taxes	1,474	2,329	6,600	4,010
Provision for income taxes	279	717	3,598	1,321
Net income	$1,195	$1,612	$3,002	$2,689

See accompanying notes to consolidated financial statements.

Rhinebeck Bancorp, MHC and Subsidiary
Consolidated Statement of Comprehensive Income
(dollars in thousands)
	Six Months Ended June 30,		Years Ended December 31,
	2018	2017	2017	2016
	(unaudited)
Net Income	$1,195	$1,612	$3,002	$2,689
Other Comprehensive Loss:
Unrealized (losses) gains on available for sale securities:
Unrealized holding (losses) gains arising during the period	(1,785)	644	(518)	(1,579)
Reclassification adjustment for losses (gains) included in net realized gain on sales and calls of securities on the consolidated statement of income	1	12	27	(1)
Net unrealized (losses) gains on available for sale securities	(1,784)	656	(491)	(1,580)
Tax effect(a)	375	(223)	167	537
Unrealized (losses) gains on available for sale securities, net of tax	(1,409)	433	(324)	(1,043)
Defined benefit pension plan:
Actuarial gain (loss) arising during the period	823	(339)	(677)	(419)
Reclassification adjustment for amortization of net actuarial loss(b)	187	174	347	332
Total	1,010	(165)	(330)	(87)
Tax effect(c)	(212)	56	112	30
Defined benefit pension plan gain (loss), net of tax	798	(109)	(218)	(57)
Other comprehensive (loss) income	(611)	324	(542)	(1,100)
Total Comprehensive Income	$584	$1,936	$2,460	$1,589

(a) —
Includes $0 and $4 for tax effect of realized losses for the six months ended June 30, 2018 and 2017, respectively, and $9 for the year ended 2017 for tax effect of realized losses and $0 for the year ended 2016 for tax effect of realized gains which are included in the provision for income taxes on the consolidated statement of income.

(b) —
Included in salaries and benefits on the consolidated statement of income.

(c) —
Includes $39 and $59 for the six months ended June 30, 2018 and 2017, respectively, and includes $118 in 2017 and $113 in 2016 for tax effect of amortization of net actuarial loss included in the provision for income taxes on the consolidated statement of income.

See accompanying notes to consolidated financial statements.

Rhinebeck Bancorp, MHC and Subsidiary
Consolidated Statement of Changes in Stockholders’ Equity
(dollars in thousands)
	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance at December 31, 2015	$—	$100	$54,997	$(4,169)	$50,928
Net income	—	—	2,689	—	$2,689
Other comprehensive loss	—	—	—	(1,100)	$(1,100)
Balance at December 31, 2016	—	100	57,686	(5,269)	52,517
Net income	—	—	3,002	—	3,002
Other comprehensive loss	—	—	—	(542)	(542)
Reclassification due to adoption of ASU 2018-02 – Note 1	—	—	1,144	(1,144)	—
Balance at December 31, 2017	$—	$100	$61,832	$(6,955)	54,977
Net income	—	—	1,195	—	1,195
Other comprehensive loss	—	—	—	(611)	(611)
Balance at June 30, 2018 (unaudited)	$—	$100	$63,027	$(7,566)	$55,561

See accompanying notes to consolidated financial statements.

Rhinebeck Bancorp, MHC and Subsidiary
Consolidated Statement of Cash Flows
(dollars in thousands)
	Six Months Ended June 30,		Years Ended December 31,
	2018	2017	2017	2016
	(unaudited)
Cash Flows From Operating Activities
Net income	$1,195	$1,612	$3,002	$2,689
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and accretion of premiums and discounts on investments, net	179	191	385	500
Net realized loss (gain) on sales and calls of securities	1	12	27	(1)
Provision for loan losses	1,050	450	900	1,200
Loans originated for sale	(14,846)	(17,723)	(38,968)	(40,876)
Proceeds from sale of loans	16,066	17,726	37,962	41,095
Net gain on sale of mortgage loans	(268)	(268)	(571)	(589)
Net (gain) loss on sale of other real estate owned	—	—	(1)	44
Amortization of intangible assets	21	42	67	122
Gain on sale of subsidiary	—	—	(1,834)	—
Impairment loss on goodwill	95	—	—	—
Depreciation and amortization	573	588	1,142	1,193
Write-down of other real estate owned	387	—	306	—
Loss (gain) from disposal of premises and equipment	—	—	106	(10)
Deferred income tax (benefit) expense	(195)	122	1,919	(19)
Increase in cash surrender value of insurance	(199)	(229)	(460)	(490)
Increase (decrease) in accrued interest receivable	353	462	(171)	(228)
(Decrease) increase in other assets	(355)	945	877	165
Increase in accrued expenses and other liabilities	1,253	954	699	105
Net cash provided by operating activities	5,310	4,884	5,387	4,900
Cash Flows from Investing Activities
Proceeds from sales and calls of available for sale securities	375	24,510	30,786	15,910
Proceeds from maturities and principal repayments of securities	7,968	9,761	18,693	27,019
Purchases of securities	—	(8,045)	(23,696)	(71,480)
Net (purchases) sales of FHLB Stock	(1,288)	372	(211)	(468)
Net increase in loans	(57,051)	(24,659)	(53,045)	(43,042)
Purchases of bank owned life insurance policies	—	—	(41)	(41)
Purchases of bank premises and equipment	(343)	(285)	(697)	(1,060)
Proceeds from disposal of premises and equipment	—	—	525	25
Net (increase) decrease of other real estate owned	—	(4)	2	(12)
Proceeds from sale of other real estate owned	54	110	281	281
Proceeds from sale of subsidiary	—	—	3,443	—
Net cash (used in) provided by investing activities	(50,285)	1,760	(23,960)	(72,868)

See accompanying notes to consolidated financial statements.

Rhinebeck Bancorp, MHC and Subsidiary
Consolidated Statement of Cash Flows – (continued)
(dollars in thousands)
	Six Months Ended June 30,		Years Ended December 31,
	2018	2017	2017	2016
	(unaudited)
Cash Flows from Financing Activities
Net increase in demand deposits, NOW, money market and savings accounts	6,013	17,567	19,654	52,237
Net increase (decrease) in time deposits	9,980	(6,750)	(9,225)	(10,088)
Increase in mortgagors’ escrow accounts	2,830	2,741	228	976
Net increase (decrease) in short-term debt	8,100	(9,500)	5,400	9,500
Proceeds from long-term debt	20,000	—	—	—
Net cash provided by financing activities	46,923	4,058	16,057	52,625
Net increase (decrease) in cash and due from banks	1,948	10,702	(2,516)	(15,343)
Cash and Due from Banks
Beginning balance	10,460	12,976	12,976	28,319
Ending balance	$12,408	$23,678	$10,460	$12,976
Supplemental Disclosures of Cash Flow Information
Cash paid for:
Interest	$2,081	$1,610	$3,299	$3,039
Income taxes	$368	$—	$1,406	$869
Noncash Investing and Financing Activities
Unrealized holding (loss) gain on available for sale securities arising during the period	$(1,784)	$656	$(491)	$(1,580)
Transfer of loans to other real estate owned	$—	$—	$139	$—
Decrease (increase) in defined benefit plan liability included in other comprehensive loss	$1,010	$(165)	$(330)	$(87)

See accompanying notes to consolidated financial statements.

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)
1.
Nature of Business and Significant Accounting Policies

Rhinebeck Bancorp, MHC (“Company”) is a mutual holding company whose subsidiary is Rhinebeck Bank (“Bank”), a New York chartered stock savings bank. The Company provides a full range of banking and financial services to consumer and commercial customers through its eleven branches and two representative offices located in Dutchess, Ulster, Orange, and Albany counties. Financial services including investment advisory and financial product sales are offered through a division of the Bank doing business as Rhinebeck Asset Management (“RAM”).
A description of the Company’s significant accounting policies are presented below.
Basis of Financial Statement Presentation
The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and general practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities, as of the date of the consolidated statement of financial condition and reported amounts of revenues and expenses for the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of securities and other real estate owned, the evaluation of investment securities for other-than-temporary impairment, the evaluation of goodwill for impairment, the valuation of deferred tax assets and the determination of pension obligations.
The interim financial statements at June 30, 2018 and for the six months ended June 30, 2018 and 2017, respectively, are unaudited and reflect all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the six months ended June 30, 2018 are not necessarily indicative of the results to be achieved for the remainder of 2018 or any other period.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.
Significant Group Concentrations of Credit Risk
Most of the Company’s activities are with customers located in the New York State counties of Dutchess, Ulster, Orange, Columbia, Putnam, and Albany. Although the Company has a diversified loan portfolio, a substantial portion of its customers’ abilities to repay their loans is dependent on the economic conditions in the territories in which the Company operates.
Cash and Cash Equivalents
Cash and due from banks and federal funds sold are recognized as cash equivalents in the consolidated statements of financial condition and cash flows. Federal funds sold generally mature in one day. The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.
Investment in Debt and Marketable Equity Securities
Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and are recorded at amortized cost. “Trading” securities, if any, are carried at fair value, with unrealized gains and losses recognized in earnings. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and are recorded at fair value, with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income (loss), net of taxes. Purchase premiums and discounts are recognized in interest income using the interest method over the maturity terms of the securities. Realized gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

The Company evaluates securities for other-than temporary impairment on a regular basis. The evaluation considers several factors including the amount of the unrealized loss, the period of time the security has been in a loss position and the credit standing of the issuer. When the Company does not intend to sell the security and it is likely that the Company will not be required to sell the security before recovery of its cost basis, the credit loss determined due to a permanent impairment will be recognized in earnings. The credit loss component recognized is identified as the amount of future principal cash flows not expected to be received over the remaining term of the security as projected based on cash flow estimates discounted at the applicable original yield of the security.
Loans Receivable
Loans that the Company has the intent and ability to hold for the foreseeable future or until maturity or payoff generally are reported at their outstanding unpaid principal balances adjusted for unearned income, including any allowance for loan losses and any unamortized deferred fees or costs.
Interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and amortized as a level yield adjustment over the respective term of the loan.
The accrual of interest on loans is discontinued at the time the loan is 90 days past due. Consumer automobile and installment loans are typically charged off no later than 180 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual status or charged-off at an earlier date if collection of principal or interest is considered doubtful.
All interest accrued, but not collected, for loans that are placed on nonaccrual status or charged off, is reversed against interest income. The interest on these loans is accounted for on the cash-basis method until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Allowance for Loan Losses
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management determines all or part of the loan balance is uncollectible. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
The allowance calculation methodology involves segregation of the total loan portfolio into segments. The Company’s loans receivable portfolio is comprised of the following segments: commercial real estate, residential real estate, commercial and industrial and consumer. The segments of the Company’s loans receivable portfolio are further disaggregated into classes based on identified associated risks within those segments. This allows management to better monitor risk and performance.
Commercial real estate loans are separated into the two classes: non-residential and multi-family. Non-residential and multi-family loans include long-term loans financing commercial properties and include both owner and non-owner occupied properties. Construction loans, which include land loans, are comprised mostly of non-owner occupied projects, whereby the property is generally under development and tends to have more risk than the owner occupied loans. The Company grants loans for the construction of residential homes, residential developments and land development projects. Repayment of these loans is mostly dependent upon either the ongoing cash flow of the borrowing entity or the resale or lease of the subject property.
Residential real estate loans are secured by the borrower’s residential real estate generally in a first lien position. Residential mortgages have varying loan interest rates depending on the financial condition of the borrower, the loan to value ratio and the term of the loan.

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

The commercial and industrial loan segment consists of loans made for purposes of financing the activities of commercial customers. The assets financed through commercial and industrial loans are used within the business for its ongoing operations. Repayment of commercial and industrial loans predominately comes from the cash flow of the business or the ongoing operations of assets.
Consumer loans are classified into the following three classes: indirect automobile loans, home equity loans and other consumer loans. Indirect automobile loans are secured by the borrowers’ automobiles and originated through the Company’s relationships with the automobile dealers in the various counties in the Company’s service area. Home equity loans are secured by the borrower’s residential real estate in a first or second lien position. Other direct consumer loans may be unsecured.
The Company has established credit policies applicable to each type of lending activity in which it engages. The Company evaluates the creditworthiness of each customer and, in most cases, extends credit of up to 80% of the market value of the collateral at the date of the credit extension, depending on the borrowers’ creditworthiness and the type of collateral. The Company’s credit policies determine advance rates against the different forms of collateral that can be pledged against commercial and industrial and commercial real estate loans. Typically, the majority of loans will be limited to a percentage of their underlying collateral values such as real estate values, automobiles, equipment, eligible accounts receivable and inventory. Individual loan advance rates may be higher or lower depending upon the financial strength of the borrower, past experience with the borrower, the nature of the collateral, competitive offerings and/or term of the loan.
The market value of collateral is monitored on an ongoing basis and additional collateral may be obtained when warranted. While collateral provides some assurance as a secondary source of repayment, the Company ordinarily requires the primary source of repayment to be based on the borrower’s ability to generate continuing sufficient cash flows. The Company’s policy for collateral requires that, generally, the amount of the loan may not exceed 90% of the original appraised value of the property. Private mortgage insurance is usually required for that portion of the loan in excess of 80% of the appraised value of the property.
The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated at least quarterly or when credit deficiencies arise, such as when loan payments are delinquent. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans classified as special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass.
The allowance consists of specific and general components. The specific component relates to loans that are considered impaired. For such impaired loans, an allowance is established when the discounted cash flows (or observable market price or collateral value if the loan is collateral dependent) of the impaired loan is lower than the carrying value of that loan. The general component covers all other loans, segregated generally by loan type and is based on historical loss experience with adjustments for qualitative factors which are made after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss data.
These qualitative risk factors generally include:
1.
Lending policies and procedures, including underwriting standards and collection, charge-off and recovery practices.

2.
National, regional and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans.

3.
Nature and volume of the portfolio and terms of loans.

4.
Volume and severity of past due, classified and nonaccrual loans as well as loan modifications.

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

5.
Existence and effect of any concentrations of credit and changes in the level of such concentrations.

6.
Effect of external factors, such as competition and legal and regulatory requirements.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The estimated fair values of substantially all of the Company’s impaired loans are measured based on the estimated fair value of the loans’ collateral.
For loans secured by real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the size of the loan, age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values are discounted for expected sales costs to arrive at the estimated recognizable value of the collateral, which is considered to be the estimated fair value. The recorded investment in consumer mortgages and loans secured by residential real estate properties for which formal foreclosure proceedings are in process was $539, $97 and $1,789, on June 30, 2018 and December 31, 2017 and 2016, respectively.
For loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable aging or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.
The evaluation of the need and amount of the allowance for impaired loans and whether a loan can be removed from impairment status is made on a quarterly basis. The Company’s policy for recognizing interest income on impaired loans does not differ from its overall policy for interest recognition.
The Company may grant a concession or modification for economic or legal reasons related to a borrower’s financial condition that it would not otherwise consider resulting in a modified loan which is then identified as a troubled debt restructuring (“TDR”). These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. TDRs are considered impaired loans for purposes of calculating the Company’s allowance for loan losses.
The Company identifies loans for potential restructure primarily through direct communication with the borrower and evaluation of the borrower’s financial statements, revenue projections, tax returns and credit reports. Even if the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions, negative trends, or specific conditions that may result in a payment default in the near future.
Regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

Loans Held for Sale
Loans held for sale are those mortgage loans the Company has the intent to sell in the foreseeable future and are carried at the lower of aggregate cost or market value, with valuation changes recorded in noninterest income. Gains and losses on sales of loans are recognized at the trade dates and are determined by the difference between the sales proceeds and the carrying value of the loans.
Mortgage loans held for sale are generally sold with the mortgage servicing rights retained by the Company. Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold. Mortgage service rights are recorded and amortized over the life of the loan.
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company – put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the transferor does not maintain effective control over the transferred assets through either (a) an agreement that both entitles and obligates the transferor to repurchase or redeem the assets before maturity or (b) the ability to unilaterally cause the holder to return specific assets, other than through a cleanup call.
Servicing
Servicing assets are recognized as separate assets developed through the sale of residential mortgages. Servicing rights are initially recorded at fair value with the income statement effect recorded in gain or loss on sales of loans. Fair value is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to and over the period of the estimated future net servicing income of the underlying financial assets.
Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is recognized through a valuation allowance and charge to noninterest income, to the extent that fair value is less than the capitalized amount. If the Company later determines that all or a portion of the impairment no longer exists, a reduction of the allowance may be recorded as an increase to income.
Other Real Estate Owned
Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in operations. Costs relating to the development and improvement of the property are capitalized, subject to the resulting limit of fair value of the collateral. Gains or losses are included in operations upon disposal. Other real estate owned included $935, $1,322 and $1,323 of residential real estate and $857, $911 and $1,360 of commercial property, on June 30, 2018 and December 31, 2017 and 2016, respectively.
Premises and Equipment
Premises and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is charged to operations using the straight-line method over the estimated useful lives of the related assets. Rent expense is charged to operations over the expected lease term using the straight-line method. Leasehold improvements are amortized over the shorter of the improvements’ estimated economic lives or the related lease terms. Gains and losses on dispositions are recognized upon realization. Maintenance and repairs are expensed as incurred and improvements are capitalized.

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

Bank-Owned Life Insurance
The Company purchased bank owned life insurance (“BOLI”) on a chosen group of employees and trustees. The Company is the owner and sole beneficiary of the policies. Earnings from BOLI are recognized as part of noninterest income. BOLI is carried at cash surrender value. Death benefit proceeds received in excess of the policies cash surrender values are recognized in income upon receipt. The Company does not intend to surrender these policies and, accordingly, no deferred taxes have been provided.
Significant One-Time Business Transactions
At the close of business on August 15, 2017, the Bank sold all of its interest in its subsidiary Brinckerhoff and Neuville, Inc. (“B&N”) in a stock transaction for net proceeds of  $3,443. The Bank sold B&N resulting in a significant gain and reduction of associated business risk. As a result, the Company realized a $1,834 net gain on the sale, which is separately reported on the consolidated statement of income. B&N had pre-tax profit of  $437 in 2017 and $222 in 2016.
Goodwill and Amortizable Intangible Assets
The excess of the purchase price of an acquisition over the net fair value of the identifiable tangible and intangible assets and liabilities is assigned to goodwill. Goodwill is not amortizable, but is subject to at least an annual assessment, or more frequently in the presence of certain circumstances, for impairment.
Other intangible assets are stated at cost, less accumulated amortization and consist of purchased customer accounts. Purchased customer accounts primarily consist of records and files that contain information about investment holdings. These assets are amortized on a straight line basis over the related estimated lives of approximately 13 years. In the presence of certain circumstances, intangible assets may be assessed for impairment as well. Impairment exists when carrying value exceeds its fair value. In such circumstances a charge for the relevant impairment is recognized and the net book value is reduced to the appropriate value.
Income Taxes
The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that all or some portion of the deferred tax assets will not be realized.
When tax returns are filed, it is highly expected that most positions taken would be sustained upon examination by the taxing authorities, while others may be subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the consolidated financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company has no liabilities for uncertain tax positions at June 30, 2018 and December 31, 2017 or 2016.
Interest and penalties associated with unrecognized tax benefits, if any, would be classified as additional provision for income taxes in the consolidated statement of income.

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

Comprehensive Income (Loss)
GAAP requires that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities and the net actuarial loss of the defined benefit pension plan, are reported as a separate component of the stockholders’ equity section of the consolidated statement of financial condition, such items, along with net income, are components of comprehensive income (loss).
Fair Value
The Company uses fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in certain instances, there are no quoted market prices for certain assets or liabilities. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the asset or liability.
Fair value measurements focus on exit prices in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment.
The Company’s fair value measurements are classified into a fair value hierarchy based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. The three categories within the hierarchy are as follows:
Level 1
Quoted prices in active markets for identical assets and liabilities.

Level 2
Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets, quoted prices in markets that are not active; and model-based valuation techniques for which all significant inputs are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3
Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

Reclassifications
Certain amounts in the prior year consolidated financial statements have been reclassified to conform to the current year’s presentation.
Impact of Recent Accounting Pronouncements
Effective January 1, 2018, the Company adopted Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”. ASU No. 2014-09 which establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. The Company used the modified retrospective method for transition with the cumulative effect recognized as of the date of initial application with no restatement of prior periods. The adoption did not have a significant effective on the Company’s financial statements as the recognition of interest income has been scoped out of the guidance and noninterest income recognition is similar to current revenue recognition practices. See Note 16 for additional information related to the adoption of ASU No. 2014-09.

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

In February 2016, the FASB issued ASU No. 2016-02 “Leases (Topic 842)”. This ASU requires lessees to recognize the assets and liabilities that arise from leases with a lease term of more than 12 months on the balance sheet. A lessee should recognize in the statement of financial position a right-of-use asset representing its right to use the underlying asset for the lease term and a liability to make lease payments. This ASU is effective for the Company in 2019. Early adoption is permitted. The Company is currently assessing the effect that ASU No. 2016-02 will have on its results of operations, financial position and cash flows.
In June 2016, the FASB issued ASU No. 2016-13 on “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. This ASU requires credit losses on most financial assets be measured at amortized cost and certain other instruments to be measured using an expected credit loss model (referred to as the current expected credit loss (“CECL”) model). Under this model, entities will estimate credit losses over the entire contractual term of the instrument (considering estimated prepayments, but not expected extensions or modifications unless reasonable expectation of a troubled debt restructuring exists) from the date of initial recognition of that instrument. The measurement of expected credit losses is based upon relevant information about past events, including historical experience, current conditions and reasonable and supportable forecasts that affect the collectability of the reported amount. This ASU is effective for the Company in 2021. Early adoption is permitted in 2019. The Company does not believe that the adoption of these updates will have a material effect on its results of operations, financial position and cash flows.
Effective January 1, 2018 the Company adopted ASU 2016-01 “Financial Instruments (Subtopic 825-10): Recognition and Measurement of Financial Assets and Liabilities”. This makes significant changes in U.S. GAAP related to certain aspects of recognition, measurement, presentation and disclosure of financial instruments. The changes provided for in this Update that are applicable to the Company are as follows: (1) require equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income; however, an entity may choose to measure equity investments that do not have readily determinable fair values at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer; (2) for equity investments without readily determinable fair values, require a qualitative assessment to identify impairment and if a qualitative assessment indicates that impairment exists, requiring an entity to measure the investment at fair value; (3) eliminate the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; (4) require public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; (5) require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments; (6) require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements; and (7) clarify that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. For the Company the adoption of ASU 2016-01 resulted in the use of an exit price to determine the fair value of financial instruments not measured at fair value in the consolidated statement of financial condition. Accordingly, we refined the calculation used to determine the disclosed fair value of the Company’s loans held for investment as part of adopting this standard. The refined calculation did not have a significant impact on the Company’s fair value disclosures.
In January 2017, the FASB issued ASU 2017-04, “Intangibles — Goodwill and Other” to simplify the accounting for goodwill impairment. This guidance, among other things, removes step 2 of the goodwill impairment test thus eliminating the need to determine the fair value of individual assets and liabilities of the reporting unit. Upon adoption of this ASU, goodwill impairment will be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. This may result in more or less impairment being recognized than under current guidance. This will become effective for the Company’s annual goodwill impairment test in 2020. The Company does not believe that the adoption of this Update will have a material effect on its results of operations, financial position and cash flows.

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

In February 2018, the FASB issued ASU 2018-02, “Income Statement-Reporting Comprehensive Income (Topic 220).” ASU 2018-02 permits a reclassification from accumulated other comprehensive loss to retained earnings for stranded tax effects resulting from the reduction in the corporate income tax rate to 21% with the newly enacted Tax Cuts and Jobs Act. As required by GAAP, the Company had re-measured all deferred tax amounts at 21% at December 31, 2017 with the change included in provision for income taxes in 2017, the period of enactment. This left deferred tax items in accumulated other comprehensive loss at the old rate of 34% used by the Company. The reclassification allows the Company to transfer an amount equal to the change in the rate related to those deferred tax items included in accumulated other comprehensive loss to retained earnings. ASU 2018-02 is effective for the Company in 2019 but early adoption is permitted. The Company elected to adopt this guidance at December 31, 2017 and accordingly, reclassified $1,144 ($382 related to available for sale securities and $762 related to the defined benefit pension plan) representing the effect of the change in rates from accumulated other comprehensive loss to retained earnings in the 2017 consolidated statement of changes in stockholders’ equity. The reclassification had no effect on net income.
In May 2018, the FASB issued ASU No. 2018-06, “Codification Improvements to Topic 942, Financial Services — Depository and Lending”. This update superseded outdated guidance related to the Office of the Comptroller of the Currency’s Banking Circular 202, Accounting for Net Deferred Tax Charges. The Company does not expect the new guidance to have a material impact on the consolidated financial statements.
In June 2018, the FASB issued ASU No. 2018-07, “Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting”. This update expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. As a result, nonemployee share based payment awards will be measured at the grant-date fair value of the equity instruments that an entity is obligated to issue when the service has been rendered, subject to the probability of satisfying performance conditions when applicable. This update is effective for the Company in 2019. The Company does not expect the new guidance to have a material impact on the consolidated financial statements.
In July 2018, the FASB issued ASU No. 2018-09, “Codification Improvements” to address stakeholder suggestions for minor corrections and clarifications within the codification. The transition and effective date guidance is based on the facts and circumstances of each amendment. Some of the amendments in this update do not require transition guidance and will be effective upon issuance of this update. However, many of the amendments in this update do have transition guidance with effective dates for annual periods beginning after December 15, 2018, for public business entities. The Company does not expect the new guidance to have a material impact on the consolidated financial statements.
In July 2018, the FASB issued ASU No. 2018-10, “Codification Improvements to Topic 842, Leases” to address certain narrow aspects of the guidance issued in ASU No. 2016-02. This guidance did not change the Company’s assessment of the impact of ASU No. 2016-02 on the consolidated financial statements as described above.
In July 2018, the FASB issued ASU No. 2018-11, “Leases (Topic 842): Targeted Improvements”, which amends Topic 842, Leases, to (1) add an optional transition method that would permit entities to apply the new requirements by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the year of adoption, and (2) provide a practical expedient for lessors regarding the separation of the lease and non-lease components of a contract. This guidance did not change the Company’s assessment of the impact of ASU No. 2016-02 on the consolidated financial statements as described above.
In August 2018, the FASB issued ASU No. 2018-14, “Compensation-Retirement Benefits-Defined Benefit Plans-General (Subtopic 715-20)”. The amendments in this ASU remove disclosures that no longer are considered cost beneficial, clarity the specific requirements of disclosures, and add disclosure requirements identified as relevant. Although narrow in scope, the amendments are considered an important part of FASB’s efforts to improve the effectiveness of disclosures in the notes to financial statements. ASU 2018-14 is effective for the Company in 2021. Early adoption is permitted. The Company has not evaluated the new guidance for its effect on the consolidated financial statements.

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

2.
Available for Sale Securities

The amortized cost, gross unrealized gains and losses and fair values of available for sale securities are as follows:
	June 30, 2018
	(unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury securities	$3,042	$—	$(96)	$2,946
U.S. government agency mortgage-backed securities-residential	86,181	—	(3,964)	82,217
U.S. government agency securities	16,927	—	(652)	16,275
Municipal securities(1)	1,829	1	(12)	1,818
Total	$107,979	$1	$(4,724)	$103,256

	December 31, 2017
U.S. Treasury securities	$3,048	$—	$(47)	$3,001
U.S. government agency mortgage-backed securities-residential	93,858	1	(2,470)	91,389
U.S. government agency securities	16,935	—	(409)	16,526
Municipal securities(1)	2,401	1	(16)	2,386
Total	$116,242	$2	$(2,942)	$113,302

	December 31, 2016
U.S. Treasury securities	$12,132	$25	$(101)	$12,056
U.S. government agency mortgage-backed securities-residential	106,705	45	(1,927)	104,823
U.S. government agency securities	20,205	9	(499)	19,715
Municipal securities(1)	3,673	29	(29)	3,673
Total	$142,715	$108	$(2,556)	$140,267

(1)
The issuers of municipal securities are all within New York State.

The following table presents the fair value and unrealized losses of the Company’s available for sale securities with gross unrealized losses aggregated by the length of time the individual securities have been in a continuous unrealized loss position:
	Less Than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	June 30, 2018
	(unaudited)
U.S. Treasury securities	$2,946	$(96)	$—	$—	$2,946	$(96)
U.S. government agency mortgage-backed securities-residential	31,926	(1,178)	50,291	(2,786)	82,217	(3,964)
U.S. government agency securities	3,837	(136)	12,438	(516)	16,275	(652)
Municipal Securities	216	(2)	956	(10)	1,172	(12)
Total	$38,925	$(1,412)	$63,685	$(3,312)	$102,610	$(4,724)

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

	December 31, 2017
U.S. Treasury securities	$3,001	$(47)	$—	$—	$3,001	$(47)
U.S. government agency mortgage-backed securities-residential	34,601	(542)	56,170	(1,928)	90,771	(2,470)
U.S. government agency securities	3,923	(50)	12,603	(359)	16,526	(409)
Municipal Securities	593	(3)	977	(13)	1,570	(16)
Total	$42,118	$(642)	$69,750	$(2,300)	$111,868	$(2,942)

	December 31, 2016

U.S. Treasury securities	$10,024	$(101)	$—	$—	$10,024	$(101)
U.S. government agency mortgage-backed securities-residential	93,354	(1,820)	5,072	(107)	98,426	(1,927)
U.S. government agency securities	16,484	(499)	—	—	16,484	(499)
Municipal Securities	1,591	(29)	—	—	1,591	(29)
Total	$121,453	$(2,449)	$5,072	$(107)	$126,525	$(2,556)

At June 30, 2018, December 31, 2017 and 2016, the Company had 100, 100 and 104 individual available-for-sale securities with unrealized losses totaling $4,724, $2,942 and $2,556, respectively, with an aggregate depreciation of 4.60%, 2.63% and 2.02%, respectively, from the Company’s amortized cost.
Management believes that none of the unrealized losses on available for sale securities are other-than-temporary because substantially all of the unrealized losses in the Company’s investment portfolio relate to market interest rate changes on debt and mortgage-backed securities issued either directly by the government or from government sponsored enterprises. Because the Company does not intend to sell the securities and it is not likely that the Company will be required to sell the securities before recovery of their amortized cost basis, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at June 30, 2018 and December 31, 2017 and 2016.
The amortized cost and fair value of available for sale debt securities at June 30, 2018 and December 31, 2017 by contractual maturities, are presented below. Actual maturities of mortgage backed securities may differ from contractual maturities because the mortgages underlying the securities may be called or repaid without any penalties. Because mortgage-backed securities are not due at a single maturity date, they are not included in the maturity categories in the following maturity summary as follows:
	June 30, 2018		December 31, 2017
	(unaudited)
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Maturity:
Within 1 year	$387	$386	$335	$335
After 1 but within 5 years	19,436	18,751	20,074	19,623
After 5 but within 10 years	1,975	1,902	1,975	1,954
After 10 years	—	—	—	—
Mortgage-backed securities	86,181	82,217	93,858	91,390
Total	$107,979	$103,256	$116,242	$113,302

At June 30, 2018, December 31, 2017 and 2016, available for sale securities with a carrying value of  $29,118, $1,285 and $3,027, respectively, were pledged to secure Federal Home Loan Bank of New York (“FHLBNY”) borrowings. In addition $1,798, $2,350 and $3,300, respectively, were pledged to secure borrowings at the Federal Reserve Bank of New York (“FRBNY”).

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

For the first six months of 2018, there were no sales of available for sale securities as compared to sale proceeds of  $30,786 and $15,910 for the years ended December 31, 2017 and 2016, respectively. For the years ended December 31, 2017 and 2016, there were gross gains of  $45 and $20 and gross losses of  $72 and $19 realized on the sales of available for sale securities, respectively.
3.
Held to Maturity Securities

The amortized cost, gross unrealized gains and losses and fair values of held to maturity securities are as follows:
	June 30, 2018
	(unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Other	$323	$—	$—	$323
Municipal securities(1)	1,329	3	(2)	1,330
Total	$1,652	$3	$(2)	$1,653

	December 31, 2017
Other	$332	$—	$—	$332
Municipal securities(1)	1,582	15	(1)	1,596
Total	$1,914	$15	$(1)	$1,928

	December 31, 2016
Other	$243	$—	$—	$243
Municipal securities(1)	1,392	8	(5)	1,395
Total	$1,635	$8	$(5)	$1,638

(1)
The issuers of municipal securities are all within New York State.

The amortized cost and fair value of held to maturity debt securities at June 30, 2018 and December 31, 2017 by contractual maturities, are presented below. Actual maturities of mortgage backed securities may differ from contractual maturities because the mortgages underlying the securities may be called or repaid without any penalties:
	June 30, 2018		December 31, 2017
	(unaudited)
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Maturity:
Within 1 year	$251	$252	$252	$252
After 1 but within 5 years	324	322	576	575
After 5 but within 10 years	—	—	—	—
After 10 years	754	756	754	769
Other	323	323	332	332
Total	$1,652	$1,653	$1,914	$1,928

At June 30, 2018 and December 31, 2017 and 2016, held to maturity securities with an amortized cost of  $1,019, $1,362 and $1,369, respectively, were pledged at the FRBNY for borrowings.
There were no sales of held to maturity securities during the six months ended June 30, 2018 and years ended December 31, 2017 and 2016.

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

4.
Loans and Allowance for Loan Losses

A summary of the Company’s loan portfolio is as follows:
	June 30, 2018	December 31, 2017	December 31, 2016
	(unaudited)
Commercial real estate:
Construction	$8,722	5,621	$13,420
Non-residential	199,516	192,469	171,563
Multifamily	12,459	13,103	6,788
Residential real estate	43,736	43,300	40,382
Commercial and industrial	75,612	67,650	56,871
Consumer:
Indirect automobile	250,217	214,823	195,343
Home equity	20,132	19,452	20,798
Other consumer	10,197	9,929	8,615
Total gross loans	620,591	566,347	513,780
Net deferred loan costs	6,575	5,288	4,690
Allowance for loan losses	(5,939)	(5,457)	(5,876)
Total net loans	$621,227	$566,178	$512,594

At June 30, 2018 and December 31, 2017 and 2016, the unpaid principal balances of loans held for sale, included in the residential real estate category above, were $1,108, $2,059 and $482, respectively.
The following tables present the classes of the loan portfolio summarized by the pass category and the criticized categories of special mention, substandard and doubtful within the internal risk system:
	June 30, 2018
	(unaudited)
	Pass	Special Mention	Substandard	Doubtful	Total
Commercial real estate:
Construction	$7,595	$—	$1,127	$—	$8,722
Non-residential	189,366	1,252	8,898	—	199,516
Multifamily	12,459	—	—	—	12,459
Residential	41,253	—	—	2,483	43,736
Commercial and industrial	73,647	—	1,957	8	75,612
Consumer:
Indirect automobile	249,892	—	—	325	250,217
Home equity	19,860	—	—	272	20,132
Other consumer	10,196	—	—	1	10,197
Total	$604,268	$1,252	$11,982	$3,089	$620,591

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

	December 31, 2017
	Pass	Special Mention	Substandard	Doubtful	Total
Commercial real estate:
Construction	$4,495	$—	$1,126	$—	$5,621
Non-residential	181,720	3,485	7,264	—	192,469
Multifamily	13,103	—	—	—	13,103
Residential	41,115	—	—	2,185	43,300
Commercial and industrial	65,351	125	2,156	18	67,650
Consumer:
Indirect automobile	214,381	—	—	442	214,823
Home equity	19,334	—	—	118	19,452
Other consumer	9,925	—	—	4	9,929
Total	$549,424	$3,610	$10,546	$2,767	$566,347

	December 31, 2016
	Pass	Special Mention	Substandard	Doubtful	Total
Commercial real estate:
Construction	$11,455	$838	$1,127	$—	$13,420
Non-residential	161,447	3,877	6,239	—	171,563
Multifamily	6,788	—	—	—	6,788
Residential	38,337	—	—	2,045	40,382
Commercial and industrial	53,805	1,373	1,270	423	56,871
Consumer:
Indirect automobile	194,845	—	—	498	195,343
Home equity	20,552	—	—	246	20,798
Other consumer	8,580	—	—	35	8,615
Total	$495,809	$6,088	$8,636	$3,247	$513,780

Management further monitors the performance and credit quality of the loan portfolio by analyzing the age of the portfolio as determined by the length of time a recorded payment is past due. The past due status of all classes of loans is determined based on contractual due dates for loan payments.

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

The following table presents the classes of the loan portfolio summarized by the aging categories of performing loans and nonaccrual loans:
	June 30, 2018
	(unaudited)
	Current	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater Than 90 Days Past Due	Total Loans Receivable	Nonaccrual
Commercial real estate:
Construction	$7,595	$—	$—	$1,127	$8,722	$1,127
Non-residential	194,244	—	988	4,284	199,516	4,284
Multifamily	11,996	—	—	463	12,459	463
Residential	41,884	1,183	—	669	43,736	2,402
Commercial and industrial	74,416	28	—	1,168	75,612	1,211
Consumer:
Indirect automobile	246,438	3,073	407	299	250,217	325
Home equity	19,660	297	8	167	20,132	167
Other consumer	10,096	83	17	1	10,197	1
Total	$606,329	$4,664	$1,420	$8,178	$620,591	$9,980

	December 31, 2017
	Current	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater Than 90 Days Past Due	Total Loans Receivable	Nonaccrual
Commercial real estate:
Construction	$4,494	$—	$—	$1,127	$5,621	$1,127
Non-residential	184,877	2,229	921	4,442	192,469	4,442
Multifamily	12,637	—	466	—	13,103	—
Residential	41,989	450	422	439	43,300	2,100
Commercial and industrial	66,542	69	19	1,020	67,650	1,237
Consumer:
Indirect automobile	209,574	4,022	808	419	214,823	442
Home equity	18,637	676	127	12	19,452	12
Other consumer	9,742	176	7	4	9,929	4
Total	$548,492	$7,622	$2,770	$7,463	$566,347	$9,364

	December 31, 2016
Commercial real estate:
Construction	$12,293	$—	$—	$1,127	$13,420	$1,127
Non-residential	168,262	323	760	2,218	171,563	2,218
Multifamily	6,270	518	—	—	6,788	—
Residential	38,085	292	52	1,953	40,382	1,953
Commercial and industrial	55,525	50	—	1,296	56,871	1,854
Consumer:
Indirect automobile	189,894	4,052	905	492	195,343	499
Home equity	20,417	233	—	148	20,798	148
Other consumer	8,447	131	29	8	8,615	35
Total	$499,193	$5,599	$1,746	$7,242	$513,780	$7,834

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

The following tables summarize information in regards to impaired loans by loan portfolio class:
	June 30, 2018
	(unaudited)
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
With no related allowance recorded:
Commercial real estate:
Construction	$1,127	$1,136	$—	$563
Non-residential	4,284	4,648	—	3,911
Multifamily	463	463	—	232
Residential	2,483	3,083	—	2,334
Commercial and industrial	1,211	1,607	—	1,778
Consumer:
Indirect automobile	138	165	—	174
Home equity	272	283	—	195
Other consumer	1	1	—	1
Total	$9,979	$11,386	$—	$9,188
With an allowance recorded:
Commercial real estate:
Construction	$—	$—	$—	$—
Non-residential	—	—	—	451
Multifamily	—	—	—	—
Residential	—	—	—	—
Commercial and industrial	—	—	—	9
Consumer:
Indirect automobile	187	217	61	210
Home equity	—	—	—	—
Other consumer	—	—	—	2
Total	$187	$217	$61	$672
Total:
Commercial real estate:
Construction	$1,127	$1,136	$—	$563
Non-residential	4,284	4,648	—	4,362
Multifamily	463	463	—	232
Residential	2,483	3,083	—	2,334
Commercial and industrial	1,211	1,607	—	1,787
Consumer:
Indirect automobile	325	382	61	384
Home equity	272	283	—	195
Other consumer	1	1	—	3
Total	$10,166	$11,603	$61	$9,860

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

	December 31, 2017
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
With no related allowance recorded:
Commercial real estate:
Construction	$1,127	$1,137	$—	$1,127
Non-residential	3,539	3,584	—	2,878
Multifamily	—	—	—	—
Residential	2,184	2,741	—	2,114
Commercial and industrial	1,219	1,700	—	1,325
Consumer:
Indirect automobile	210	237	—	179
Home equity	118	119	—	182
Other consumer	—	1	—	2
Total	$8,397	$9,519	$—	$7,807
With an allowance recorded:
Commercial real estate:
Construction	$—	$—	$—	$—
Non-residential	903	903	300	451
Multifamily	—	—	—	—
Residential	—	—	—	—
Commercial and industrial	19	447	19	221
Consumer:
Indirect automobile	232	247	75	292
Home equity	—	—	—	—
Other consumer	3	3	3	18
Total	$1,157	$1,600	$397	$982
Total:
Commercial real estate:
Construction	$1,127	$1,137	$—	$1,127
Non-residential	4,442	4,487	300	3,330
Multifamily	—	—	—	—
Residential	2,184	2,741	—	2,114
Commercial and industrial	1,238	2,147	19	1,546
Consumer:
Indirect automobile	442	484	75	471
Home equity	118	119	—	182
Other consumer	3	4	3	19
Total	$9,554	$11,119	$397	$8,789

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

	December 31, 2016
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
With no related allowance recorded:
Commercial real estate:
Construction	$1,127	$1,137	$—	$563
Non-residential	2,218	2,462	—	1,363
Multifamily	—	—	—	—
Residential	2,044	2,414	—	2,095
Commercial and industrial	1,431	1,933	—	1,052
Consumer:
Indirect automobile	147	184	—	138
Home equity	245	404	—	397
Other consumer	4	3	—	3
Total	$7,216	$8,537	$—	$5,611
With an allowance recorded:
Commercial real estate:
Construction	$—	$—	$—	$—
Non-residential	—	—	—	834
Multifamily	—	—	—	—
Residential	—	—	—	—
Commercial and industrial	423	424	212	222
Consumer:
Indirect automobile	352	394	115	399
Home equity	—	—	—	—
Other consumer	32	32	7	41
Total	$807	$850	$334	$1,496
Total:
Commercial real estate:
Construction	$1,127	$1,137	$—	$563
Non-residential	2,218	2,462	—	2,196
Multifamily	—	—	—	—
Residential	2,044	2,414	—	2,095
Commercial and industrial	1,854	2,357	212	1,274
Consumer:
Indirect automobile	499	578	115	537
Home equity	245	404	—	397
Other consumer	36	35	7	44
Total	$8,023	$9,387	$334	$7,106

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

A loan is considered impaired when based on current information and events it is probable that the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming loans and loans modified in TDRs. Loan modifications, which resulted in these loans being considered TDRs, are primarily in the form of rate concessions and extensions of maturity dates. The Company does not generally recognize interest income on a loan in an impaired status. At June 30, 2018 and December 31, 2017 and 2016, three loans totaling $1,832 and four loans totaling $1,815 and two loans totaling $161, respectively, which were included in impaired loans, were identified as TDRs. In 2018, the Company restructured two loans, a residential mortgage and home equity loan, into a single residential mortgage, with a carrying value of  $117, which included both rate and term modifications, In 2017, the Company modified a residential loan and a commercial loan with carrying amounts of  $1,661 and $19, respectively, through rate and term modifications. In 2016, the Company modified a commercial loan with the carrying value of  $63 with rate and term modifications. Interest income on impaired loans was immaterial during each of the periods presented. At June 30, 2018 and December 31, 2017 and 2016 all loans were performing in accordance with their restructured terms. During the six months ended June 30, 2018, one loan for $19 had defaulted in its modified terms and was charged off. At June 30, 2018 and December 31, 2017 and 2016 the Company had no commitments to advance additional funds to borrowers under TDR loans.
The Company services certain loans that it has sold without recourse to third parties. The aggregate balances of loans serviced for others were $249,669, $244,765 and $232,296 as of June 30, 2018 and December 31, 2017 and 2016, respectively.
The balance of capitalized servicing rights, included in other assets at June 30, 2018 and December 31, 2017 and 2016, were $2,258, $2,260 and $2,225, respectively. Fair value exceeds carrying value. No impairment charges related to servicing rights were recognized during the six months ended June 30, 2018 and 2017 or the years ended December 31, 2017 and 2016.
The following tables summarize the segments of the loan portfolio and the allowance for loan losses, segregated into the amount required for loans individually evaluated for impairment and the amount required for loans collectively evaluated for impairment and the activity in the allowance for loan losses for the periods then ended:
	Commercial Real Estate	Residential	Commercial and Industrial	Consumer	Totals
	June 30, 2018
	(unaudited)
Allowance for loan losses:
Beginning balance	$1,305	$455	$879	$2,818	$5,457
Provision for loan losses	(55)	55	118	932	1,050
Loans charged-off	(303)	—	(28)	(753)	(1,084)
Recoveries	—	3	113	400	516
Ending balance	$947	$513	$1,082	$3,397	$5,939
Ending balance:
Individually evaluated for impairment	$—	$—	$—	$61	$61
Collectively evaluated for impairment	$947	$513	$1,082	$3,336	$5,878
Loan receivables:
Ending balance	$220,697	$43,736	$75,612	$280,546	$620,591
Ending balance:
Individually evaluated for impairment	$5,874	$2,483	$1,211	$598	$10,166
Collectively evaluated for impairment	$214,823	$41,253	$74,401	$279,948	$610,425

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

	June 30, 2017
	(unaudited)
Allowance for loan losses:
Beginning balance	$1,091	$701	$775	$3,309	$5,876
Provision for loan losses	(248)	(39)	210	527	450
Loans charged-off	—	(79)	(413)	(937)	(1,429)
Recoveries	93	2	2	484	581
Ending balance	$936	$585	$574	$3,383	$5,478
Ending balance:
Individually evaluated for impairment	$—	$—	$181	$88	$269
Collectively evaluated for impairment	$936	$585	$393	$3,295	$5,209
Loan receivables:
Ending balance	$203,096	$41,770	$56,099	$236,549	$537,514
Ending balance:
Individually evaluated for impairment	$4,285	$2,025	$1,239	$539	$8,088
Collectively evaluated for impairment	$198,811	$39,745	$54,860	$236,010	$529,426

	Commercial Real Estate	Residential	Commercial and Industrial	Consumer	Totals
	December 31, 2017
Allowance for loan losses:
Beginning balance	$1,092	$1,231	$775	$2,778	$5,876
Provision for loan losses	137	(707)	698	772	900
Loans charged-off	(16)	(78)	(596)	(1,724)	(2,414)
Recoveries	92	9	2	992	1,095
Ending balance	$1,305	$455	$879	$2,818	$5,457
Ending balance:
Individually evaluated for impairment	$300	$—	$19	$78	$397
Collectively evaluated for impairment	$1,005	$455	$860	$2,740	$5,060
Loan receivables:
Ending balance	$211,193	$43,300	$67,650	$244,204	$566,347
Ending balance:
Individually evaluated for impairment	$5,569	$2,184	$1,238	$563	$9,554
Collectively evaluated for impairment	$205,624	$41,116	$66,412	$243,641	$556,793

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

	December 31, 2016
Allowance for loan losses:
Beginning balance	$1,267	$885	$351	$2,907	$5,410
Provision for loan losses	(176)	(120)	275	1,221	1,200
Loans charged-off	—	(69)	(97)	(1,782)	(1,948)
Recoveries	—	5	246	963	1,214
Ending balance	$1,091	$701	$775	$3,309	$5,876
Ending balance:
Individually evaluated for impairment	$—	$—	$212	$122	$334
Collectively evaluated for impairment	$1,091	$701	$564	$3,186	$5,542
Loan receivables:
Ending balance	$191,771	$40,381	$56,871	$224,757	$513,780
Ending balance:
Individually evaluated for impairment	$3,345	$2,044	$1,854	$780	$8,023
Collectively evaluated for impairment	$188,426	$38,337	$55,017	$223,977	$505,757

In the normal course of business, the Company grants loans to officers, trustees and other related parties. Such loans were not significant in presented periods.
5.
Premises and Equipment

Premises and equipment are summarized as follows:
	June 30, 2018	December 31, 2017	December 31, 2016
	(unaudited)
Land	$3,536	$3,536	$3,638
Buildings and improvements	23,460	23,409	23,971
Furniture, fixtures and equipment	10,941	10,725	10,378
Construction in progress	96	43	79
Total	38,033	37,713	38,066
Less accumulated depreciation	(21,237)	(20,688)	(19,848)
Net	$16,796	$17,025	$18,218

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

6.
Goodwill

The changes in the carrying value of goodwill are as follows:
	Six Months Ending June 30, 2018
	(unaudited)
	B&N	RAM	Total
Beginning balance	$—	$1,505	$1,505
Impairment	—	(95)	(95)
Ending balance	$—	$1,410	$1,410
Accumulated impairment	$—	$1,116	$1,116

	December 31, 2017
	B&N	RAM	Total
Beginning balance	$1,276	$1,505	$2,781
Relief due to asset sale	(1,276)	—	(1,276)
Ending balance	$—	$1,505	$1,505
Accumulated impairment	$—	$1,021	$1,021

	December 31, 2016
	B&N	RAM	Total
Beginning balance	$1,475	$1,505	$2,980
Relief due to asset sale	(199)	—	(199)
Ending balance	$1,276	$1,505	$2,781
Accumulated impairment	$351	$1,021	$1,373

For the six months ended June 30, 2017, the Company had no amortization or impairment expenses related to goodwill.
In 2016 the Bank sold its health business, originally acquired with the purchase of B&N, which relieved associated goodwill whose book value at the time of closing was $199. As discussed in Note 1, in 2017 the Bank sold its entire interest in B&N resulting in the removal of the remaining goodwill. At June 30, 2018 the Company tested the goodwill recorded for RAM and determined that a write-down of  $95 was required to reflect impairment due to the loss of expected revenue. At years end 2017 and 2016 the Company tested the goodwill recorded for RAM and determined that no impairment charge was required.
7.
Intangible Assets

The changes in the carrying value of customer list intangible are as follows:
	Six Months Ending June 30, 2018
	(unaudited)
	B&N	RAM	Total
Beginning balance	$—	$326	$326
Amortization	—	(21)	(21)
Ending balance	$—	$305	$305
Accumulated amortization and impairment	$—	$642	$642

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

	December 31, 2017
	B&N	RAM	Total
Beginning balance	$359	$368	$727
Amortization	(25)	(42)	(67)
Relief due to asset sale	(333)	—	(333)
Ending balance	$—	$326	$326
Accumulated amortization and impairment	$—	$621	$621

	December 31, 2016
	B&N	RAM	Total
Beginning balance	$501	$410	$912
Amortization	(80)	(42)	(122)
Relief due to asset sale	(63)	—	(63)
Ending balance	$358	$368	$727
Accumulated amortization and impairment	$433	$579	$1,011

The value assigned to customer list intangibles is based upon a multiple of the amount of commission revenue generated from the identified premiums. The customer lists are expected to have useful lives of 13 years and 4 months. The Company recognized $42 of amortization expense related to its intangible assets for the six months ended June 30, 2017.
In 2016, the Bank sold its health business, originally acquired with the purchase of B&N, which relieved intangibles whose book value at the time of closing was $63. As discussed in Note 1, in 2017 the Bank sold its entire interest in B&N resulting in the removal of the remaining related intangibles. For 2017 and 2016, based upon the amount of future commission revenue available from the then existing RAM customer premiums on hand, the Company determined that the fair value of the amortizable intangible assets exceeded their carrying values recorded at year end.
As of December 31, 2017 the future amortization expense for amortizable intangible assets for the respective years is as follows:
2018	$42
2019	42
2020	42
2021	42
2022	42
Thereafter	116

8.
Deposits

Deposits were as follows:
	June 30, 2018	December 31, 2017	December 31, 2016
	(unaudited)
Noninterest bearing demand deposits	$158,182	$157,828	$150,593
Interest bearing accounts:
NOW	107,289	101,167	91,566
Savings	127,561	125,244	122,257
Money market	120,863	123,643	123,811
Time certificates of deposit	152,203	142,223	151,448
Total interest bearing accounts	507,916	492,277	489,082
Total deposits	$666,098	$650,105	$639,675

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

Included in time certificates of deposit at December 30, 2018 and December 31, 2017 and 2016 were brokered deposits totaling $24,875, $20,673 and $25,358, respectively, with original maturities of one to three years. Time certificates of deposit in denominations of  $250 or greater were $14,605, $13,920 and $13,495 as of June 30, 2018 and December 31, 2017 and 2016, respectively.
Contractual maturities of time certificates of deposit as of June 30, 2018 and December 31, 2017 are summarized below:
	2018	2017
	(unaudited)
within 1 year	$105,926	$69,634
1 – 2 years	22,192	47,603
2 – 3 years	6,282	10,988
3 – 4 years	14,491	7,521
4 – 5 years	3,312	6,477
over 5 years	—	—
Total	$152,203	$142,223

9.
Long-Term Debt and FHLBNY Stock

FHLBNY Borrowings and Stock
The Company is a member of the FHLBNY. At June 30, 2018 and December 31, 2017 and 2016, the Company had access to a preapproved secured line of credit with the FHLBNY of  $394,849 and $370,974 and $337,873, respectively. Borrowings under this line require collateralization through the pledge of specific loans and securities. At June 30, 2018 and December 31, 2017 and 2016, the Company had pledged assets of  $54,000, $26,000, and $24,000, respectively. At June 30, 2018 and December 31, 2017 and 2016, the Company had outstanding overnight line of credit balances with FHLBNY of  $13,000, $14,500 and $9,500, respectively. These borrowings mature the following business day. The interest rate was 2.08% at June 30, 2018 and 1.53% and 0.78% at December 31, 2017 and 2016, respectively. At June 30, 2018, the Company also had structured borrowings in the amount of  $30,000. The Company had $10,000 each of one, two, and three year amortizing advances with an average rate of 2.52%, 2.77% and 2.92%, respectively. Out of the $30,000 of advances, $18,000 will mature over the next 12 months. At December 31, 2017 and 2016, the Company did not have any structured advances with the FHLBNY.
The Company is required to maintain an investment in capital stock of the FHLBNY, as collateral, in an amount equal to a certain percentage of its outstanding debt. FHLBNY stock is considered restricted stock and is carried at cost. The Company evaluates for impairment based on the ultimate recovery ability of the cost. No impairment was recognized at June 30, 2018 and December 31, 2017 and 2016.
Subordinated Debt
During 2005, the Company formed RSB Capital Trust I (“Trust”) and owns all of the Trust’s common securities. The Trust has no independent assets or operations and was created for the sole purpose of issuing trust securities and investing the proceeds thereof in an equivalent amount of junior subordinated debentures issued by the Company. Trust preferred securities are currently considered Tier 1 capital for purposes of determining the Company’s capital ratios. The trust securities also bear interest at 3-month LIBOR plus 2.00%. The duration of the Trust is 30 years.
The subordinated debt securities of  $5,155 are unsecured obligations of the Company and are subordinate and junior in right of payment to all present and future senior indebtedness of the Company. The Company has entered into a guarantee, which together with its obligations under the subordinated debt securities and the declaration of trust governing the Trust, including its obligations to pay costs, expenses, debts and liabilities, other than trust securities, provides a full and unconditional guarantee of amounts on the capital securities. The subordinated debentures, which bear interest at 3-month LIBOR plus 2.00% (4.33% at June 30, 2018 and 3.454% at December 31, 2017) mature on May 23, 2035.

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

Available Borrowings
The Company has an unsecured, uncommitted $10,000 line of credit with Zions Bank. There were no advances outstanding under this line of credit at June 30, 2018 and December 31, 2017 and 2016.
10.
Income Taxes

The components of the provision for income taxes are as follows:
	Six Months Ended June 30,		Years ended December 31,
	2018	2017	2017	2016
	(unaudited)	(unaudited)
Current expense (benefit):
Federal	$462	$578	$1,740	$1,233
State	12	17	(61)	106
Total	474	595	1,679	1,339
Deferred (benefit) expense:
Federal (including $1,870	(195)	122	1,919	(18)
due to the 2017 federal rate change)	—	—	—	—
State	—	—	—	—
Total	(195)	122	1,919	(18)
Total provision for income taxes	$279	$717	$3,598	$1,321

The following is a reconciliation between the expected statutory income tax rate of 21% (2018) and 34% (2017 and 2016) and the Company’s actual income tax expense and rate:
	Six months ended June 30,				Years ended December 31,
	2018		2017		2017		2016
	(unaudited)		(unaudited)
Provision at statutory rate	$310	21%	$792	34%	$2,244	34%	$1,363	34%
Tax exempt income	(48)	-3%	(88)	-4%	(170)	-3%	(188)	-5%
State income taxes, net of federal income tax benefit	(10)	1%	12	1%	23	1%	111	3%
Write-off of deferred tax assets due to tax reform	—	0%	—	0%	1,870	28%	—	0%
Tax basis difference on sale of B&N	—	0%	—	0%	(369)	-5%	—	0%
Other, net	27	0%	1	0%	—	0%	35	1%
Effective income tax and rate	$279	19%	$717	31%	$3,598	55%	$1,321	33%

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

The tax effects of temporary differences that give rise to significant components of the deferred tax assets and deferred tax liabilities at June 30, 2018 and December 31, 2017 and 2016 are presented below:
	June 30, 2018	December 31, 2017	December 31, 2016
	(unaudited)
Deferred tax assets:
Allowance for loan losses	$1,604	$1,473	$2,350
Deferred expenses	758	717	958
Depreciation and amortization	22	105	260
Unrecognized pension liability	1,019	1,232	1,882
Postretirement liability	914	901	1,336
Deferred loss on OREO	187	83	—
Unrealized loss on securities	992	617	832
State tax NOLs	647	647	515
Other	404	232	370
Gross deferred tax assets	6,547	6,007	8,503
Deferred tax liabilities:
Prepaid expenses	(258)	(181)	(260)
Prepaid pension	(1,150)	(1,148)	(1,732)
Deferred loan fees	(114)	(65)	(101)
Mortgage servicing rights	(610)	(610)	(890)
Gross deferred tax liabilities	(2,132)	(2,004)	(2,983)
Net deferred tax asset	4,415	4,003	5,520
Deferred tax valuation allowance	(1,037)	(982)	(859)
Deferred tax assets, net of allowance	$3,378	$3,021	$4,661

The 2015-16 New York Tax State (“NYS”) Budget enacted on March 31, 2015, contained a significant reform of NYS’s corporate tax system (Part A of Chapter 59 of the Laws of 2015). The budget enacted on April 13, 2016 presented technical and clarifying amendments to the previously enacted tax reform statutes (Part T of Chapter 59 of the Laws of 2016) which were effective for tax years effective on or after January 1, 2016.
Among the many changes related to the Company, the separate tax article 32 that used to apply to financial institutions became no longer applicable and the Company was required to file as a general business corporation (Article 9-A) starting in 2015. The new tax law provided for a permanent deduction of income from “qualified” loans from taxable income for community banks. As such management determined that the Company would most likely not pay any income tax but rather generate New York net operating losses (“NOLs”) for the foreseeable future. The Company would likely pay the NYS capital based tax until the phase out of that tax which is scheduled for the year ended December 31, 2020. While the change was positive for the Company (it would likely pay less cash taxes in future years due to the permanent deduction afforded), one immediate negative impact was the reduced value of the Company’s NYS deferred tax assets (“DTAs”).
In management’s opinion it is expected that in future years there will be no opportunity to reverse the NYS DTAs to provide for a reduction in NYS income taxes. Therefore, at year end 2015 management established a full valuation allowance to recognize the fully diminished value of these DTAs.

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

On December 22, 2017, the Tax Cuts and Jobs Act (H.R.1) became federal law. At its heart, the act lowered and simplified the federal tax rates for corporations for future years. The direct impact to the Company will be to lower its highest marginal rate from 34% down to 21% beginning in 2018. While this rate reduction will most likely have a favorable impact on the Company’s future earnings, it required the Company to reduce the stated value of its DTAs by 13%. At year end 2017, the Company recognized a total charge of  $1,870 as a result of this change to recognize the diminishment of the future value of these tax based assets.
Retained earnings at June 30, 2018 and December 31, 2017 and 2016 include a contingency reserve for loan losses of approximately $1,534 which represents the tax reserve balance existing at December 31, 1987 and is maintained in accordance with provisions of the Internal Revenue Code applicable to mutual savings banks. Amounts transferred to the reserve have been claimed as deductions from taxable income and, if the reserve is used for purposes other than to absorb losses on loans, a federal income tax liability could be incurred. It is not anticipated that the Company will incur a federal income tax liability relating to this reserve balance and accordingly, deferred income taxes of approximately $614 at June 30, 2018 and December 31, 2017 and 2016 have not been recognized.
11.
Employee Benefits

Pension Plan
The Bank maintains a noncontributory defined benefit pension plan covering substantially all of its employees 21 years of age or older who have completed at least one year of service. On April 24, 2012, the Board of Directors of Rhinebeck Bank voted to freeze the Bank’s defined benefit plan as of June 30, 2012.
The following table sets forth the plan’s funded status and amounts recognized in the Company’s consolidated statement of financial condition:
	Six months ended June 30, 2018	Years ended December 31,
		2017	2016
	(unaudited)
Projected and accumulated benefit obligation	$(18,063)	$(19,777)	$(17,907)
Plan assets at fair value	17,467	18,166	16,702
Funded status included in other liabilities	$(596)	$(1,611)	$(1,205)

Amounts recognized in accumulated other comprehensive loss consisted of the following:
	Six months ended June 30, 2018	Years ended December 31,
		2017	2016
	(unaudited)
Net actuarial loss	$4,855	$5,865	$5,535

The net periodic pension (benefit) cost and amounts recognized in other comprehensive income (loss) are as follows:
	Six months ended June 30,		Years ended December 31,
	2018	2017	2017	2016
	(unaudited)	(unaudited)
Net periodic pension (income) cost	$(5)	$38	$76	$100
Net actuarial pension (gain) loss	(1,010)	165	330	87
Total	$(1,015)	$203	$406	$187

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

In 2018, 2017 and 2016, net actuarial (gain) loss resulted primarily from changes in the discount rate.
Estimated net actuarial loss of  $374 will be amortized from accumulated other comprehensive loss into net periodic pension cost in 2018. Weighted-average assumptions used by the Company to determine the pension benefit obligation consisted of the following:
	June 30, 2018	December 31, 2017	December 31, 2016
	(unaudited)
Discount rate	4.09%	3.53%	4.06%
Weighted-average assumptions used by the Company to determine the net periodic pension cost consisted of the following:
	June 30, 2018	June 30, 2017	December 31, 2017	December 31, 2016
	(unaudited)	(unaudited)
Discount rate	3.53%	4.06%	4.06%	4.27%
Rate of increase in compensation	—	—	—	—
Expected long-term rate of retun on assets	6.00%	6.00%	6.00%	6.00%
The expected long-term rate of return on plan assets has been determined by applying historical average investment returns from published indexes relating to the current allocation of assets in the plan. Plan assets are invested in pooled separate accounts consisting of underlying investments in nine diversified investment funds.
As of June 30, 2018 the investment funds include six equity funds, two bond funds and a real estate fund, each with its own investment objectives, investment strategies and risks, as detailed in the Company’s investment policy statement. At December 31, 2017 and 2016 the investment funds included five equity funds, three bond funds and a taxable money market fund, each with its own investment objectives, investment strategies and risks, as detailed in the Company’s investment policy statement. The Company determines the appropriate strategic asset allocation versus plan liabilities, as governed by the investment policy statement.
The assets of the plan are invested under the supervision of the Company’s investment committee in accordance with the investment policy statement. The investment options of the plan are chosen in a manner consistent with generally accepted standards of fiduciary responsibility. The investment performance of the Company’s individual investment managers, with the assistance of the Company’s investment consultant, is monitored on a quarterly basis and is reviewed at least annually relative to the objectives and guidelines as stated in the Company’s investment policy statement.
The fair value of the Company’s pension plan assets, by fair value hierarchy, are as follows:
	Balance	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Observable Inputs (Level 3)
	June 30, 2018
	(unaudited)
Pooled separate accounts	$17,467	$—	$17,467	$—

December 31, 2017
Pooled separate accounts	$18,166	$—	$18,166	$—

December 31, 2016
Pooled separate accounts	$16,702	$—	$16,702	$—

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

The pooled separate accounts are valued at the net asset per unit based on either the observable net asset value of the underlying investment or the net asset value of the underlying pool of securities. Net asset value is based on the value of the underlying assets owned by the fund, minus its liabilities and then divided by the number of shares outstanding. Pooled separate accounts are classified within level 2 of the valuation hierarchy described in Note 1.
Employer contributions and benefit payments are as follows:
	Six months ended June 30,		Years ended December 31,
	2018	2017	2017	2016
	(unaudited)	(unaudited)
Employer contribution	$—	$—	$—	$—
Benefits paid	$(252)	$(200)	$(400)	$(356)

As of June 30, 2018 and December 31, 2017, the following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:
Years ended December 31,	2018	2017
2018	$540	$538
2019	567	564
2020	636	633
2021	667	666
2022	711	708
2023 – 2027	4,206	4,284
On August 14, 2018 the Company made a contribution to the plan in the amount of  $570. The contribution was made to reduce the underfunded status of the plan and realize a higher tax deduction due to the decrease of the federal tax rate in 2018.
Defined Contribution Plan
The Company sponsors a 401(k) defined contribution plan. Participants are permitted, in accordance with the provisions of Section 401(k) of the Internal Revenue Code, to contribute up to 25% of their earnings (as defined) into the plan with the Company matching up to 6%, subject to Internal Revenue Service limitations. The Company’s contributions charged to operations amounted to $378, $351, $686 and $564 for the six months ended June 30, 2018 and 2017 and years ended December 31, 2017 and 2016, respectively.
Bank Owned Life Insurance
The Company has an investment in and is the beneficiary of, life insurance policies on the lives of certain officers and trustees. The purpose of these life insurance policies is to provide income through the appreciation in cash surrender value of the policies, which is expected to offset the cost of the deferred compensation plans. These policies have aggregate cash surrender values of  $17,776, $17,577 and $17,076 at June 30, 2018 and December 31, 2017 and 2016, respectively. Net earnings on these policies aggregated $199 and $229 for the six months ended June 30, 2018 and 2017 and $460 and $490 for the years ended December 31, 2017 and 2016, respectively, which are included in noninterest income in the consolidated statement of income.
Deferred Compensation Arrangements
Trustees’ Plan
The Company’s 1991 Plan (the “Trustees’ Plan”) covers Trustees who elect to defer fees earned. Under the terms of the Trustees’ Plan, each participant may elect to defer all or part of their annual director’s fees. Upon resignation, retirement, or

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

death, the participants’ total deferred compensation, including earnings thereon, will be paid out. At June 30, 2018 and December 31, 2017 and 2016, $1,730, $1,648 and $1,365, respectively, is included in accrued expenses and other liabilities, which represents cumulative amounts deferred and earnings thereon. Total expense related to the Trustees’ Plan for the six months ended June 30, 2018 and 2017 were $37 and $30 and years ended December 31, 2017 and 2016 were $62 and $53, respectively, which are included in noninterest expense in the consolidated statement of income.
Executive Long-Term Incentive and Retention Plan
The Company maintains an Executive Long-Term Incentive and Retention Plan (the “Executive Plan”). Participation in the Executive Plan is limited to officers of the Company designated as participants by the Board of Trustees and who filed a properly completed and executed participation agreement in accordance with the terms of the Executive Plan. Under the Executive Plan, the Board of Trustees may grant annual incentive awards equal to a percentage of a participant’s base salary at the rate in effect on the last day of the Plan year, as determined by the Board of Trustees based on the attainment of criteria established annually by the Board of Trustees. Incentive awards under the Executive Plan are credited to the participant’s incentive benefit account as of the last day of the Executive Plan year to which the award relates and earn interest at a rate determined annually by the Board of Trustees. Participants vest in their benefit accounts in accordance with the vesting schedule approved by the Board of Trustees, which ranges from one to five years of service. At June 30, 2018 and December 31, 2017 and 2016, $831, $813 and $752, respectively, is included in accrued expenses and other liabilities, which represents the cumulative amounts deferred and earnings thereon. The Company recognized expenses of  $18 and $15 for the six months ended June 30, 2018 and 2017, and $76 and $54 for the years ended December 31, 2017 and 2016, respectively, related to this plan and which are included in salaries and employee benefits expense in the consolidated statement of income.
Group Term Replacement Plan
Under the terms of the “Group Term Replacement Plan”, the Company provides postretirement life insurance benefits to certain officers. The liability related to these postretirement benefits is being accrued over the individual participants’ service period and aggregated $1,287, $1,260 and $1,188, respectively, at June 30, 2018 and December 31, 2017 and 2016. The Company recognized expenses of  $27 and $27 for the six months ended June 30, 2018 and 2017 and $71 and $43 for the years ended December 31, 2017 and 2016, respectively, related to this plan which are included in salaries and employee benefits expense in the consolidated statement of income.
Other Director and Officer Postretirement Benefits
The Company has individual fee continuation agreements with certain directors and a supplemental retirement agreement with an executive officer which provide for fixed postretirement benefits to be paid to the directors and the officer, or their beneficiaries, for periods ranging from 15 to 20 years. In addition, the Company has agreements with certain directors which provide for certain postretirement life insurance benefits. The liability related to these postretirement benefits is being accrued over the individual participants’ service period and aggregated $2,098, $2,078 and $2,151, respectively, at June 30, 2018 and December 31, 2017 and 2016. The Company recognized expenses of  $51 and $119 for the six months ended June 30, 2018 and 2017 and $292 and $269 for the years ended December 31, 2017 and 2016, respectively, related to these benefits which are included in other noninterest expenses in the consolidated statement of income.
12.
Commitments and Contingencies

Leases and Subleases
The Company leases certain branch offices and equipment under operating lease agreements which expire at various dates through 2025. The Company has the option to renew the leases for its branch offices at fair rental values. In addition to rental payments, the branch leases require payments for property taxes in excess of base year taxes.

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

As of December 31, 2017 future minimum rental commitments under the terms of these leases, by year and in the aggregate, are as follows (There were no material changes to these amounts as of June 30, 2018.):
Years ended December 31,
2018	$643
2019	646
2020	614
2021	537
2022	481
2023 and thereafter	958
Total	$3,879

Total rental expense charged to operations for cancelable and non-cancelable operating leases were $309 and $315 for the six months ended June 30, 2018 and 2017 and $626 and $635 for the years ended December 31, 2017 and 2016, respectively. Rental income under subleases was $163 and $158 for the six months ended June 30, 2018 and 2017, and $319 and $313 for the years ended December 31, 2017 and 2016, respectively.
Legal Matters
The Company is involved in various legal proceedings which have arisen in the normal course of business. Management believes that resolution of these matters will not have a material effect on the Company’s financial condition or results of operations.
Employment Agreements
The Company has entered into employment agreements with certain officers. The agreements provide for base salaries and incentive compensation based on performance criteria outlined in the agreements. The agreements also provide for insurance and various other benefits.
13.
Financial Instruments with Off-Balance-Sheet Risk

In the normal course of business, the Company is a party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments include standby letters of credit and commitments to extend credit, which include new loan commitments and undisbursed portions of construction loans and other lines of credit. These financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statements of financial condition. The contractual amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
The contractual amounts of commitments to extend credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer defaults and the value of any existing collateral become worthless. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

Financial instruments whose contract amounts represent off-balance sheet credit risk are as follows:
	June 30, 2018	December 31, 2017	December 31, 2016
	(unaudited)
Commitments to extend credit summarized as follows
Future loan commitments	$4,108	$3,805	$5,578
Undisbursed construction loans	11,150	7,175	6,119
Undisbursed home equity lines of credit	11,186	11,185	10,288
Undisbursed commercial and other line of credit	62,949	60,897	48,408
Standby letters of credit	2,795	3,429	3,763
Total	$92,188	$86,491	$74,156

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Since these commitments could expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.
The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include residential and commercial property, deposits and securities.
14.
Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities and certain off-balance-sheet items, as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
The final rules implementing the BASEL Committee on Banking Supervisor’s Capital Guidance for U.S. Banks (BASEL III) became effective for the Company and Bank on January 1, 2016. Compliance with the requirements is being phased in over a four year period with full compliance as of January 1, 2019. All presented capital ratios are calculated using BASEL III rules.
Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the tables below) of total, common equity Tier 1 and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 2018 and December 31, 2017 and 2016, that the Company and the Bank met all capital adequacy requirements to which they are subject.
The most recent notification from the FDIC categorized the Bank as “well capitalized” under the regulatory framework. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, common equity Tier 1, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since then, which management believes have changed the Bank’s category.

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

The Company’s and Bank’s actual capital amounts and ratios were:
	Actual		For Capital Adequacy Purposes		To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	June 30, 2018
	(unaudited)
Rhinebeck Bancorp, MHC
Total capital (to risk-weighted assets)	$67,351	10.04%	$53,679	8.00%	$67,099	10.00%
Tier 1 capital (to risk-weighted assets)	61,412	9.15%	40,259	6.00%	53,679	8.00%
Common equity tier one capital (to risk weighted assets)	61,412	9.15%	30,194	4.50%	43,614	6.50%
Tier 1 capital (to average assets)	61,412	7.93%	30,992	4.00%	38,740	5.00%
Rhinebeck Bank
Total capital (to risk-weighted assets)	$70,457	10.50%	$53,666	8.00%	$67,083	10.00%
Tier 1 capital (to risk-weighted assets)	64,518	9.62%	40,250	6.00%	53,666	8.00%
Common equity tier one capital (to risk weighted assets)	64,518	9.62%	30,187	4.50%	43,604	6.50%
Tier 1 capital (to average assets)	64,518	8.33%	30,986	4.00%	38,732	5.00%
	December 31, 2017
Rhinebeck Bancorp, MHC
Total capital (to risk-weighted assets)	$65,623	10.94%	$47,977	8.00%	$59,971	10.00%
Tier 1 capital (to risk-weighted assets)	60,166	10.03%	35,983	6.00%	47,977	8.00%
Common equity tier one capital (to risk weighted assets)	60,166	10.03%	26,987	4.50%	38,891	6.50%
Tier 1 capital (to average assets)	60,166	8.16%	29,488	4.00%	36,860	5.00%
Rhinebeck Bank
Total capital (to risk-weighted assets)	$68,631	11.45%	$47,964	8.00%	$59,955	10.00%
Tier 1 capital (to risk-weighted assets)	63,174	10.54%	35,973	6.00%	47,964	8.00%
Common equity tier one capital (to risk weighted assets)	63,174	10.54%	26,980	4.50%	38,971	6.50%
Tier 1 capital (to average assets)	63,174	8.57%	29,488	4.00%	36,860	5.00%
	December 31, 2016
Rhinebeck Bancorp, MHC
Total capital (to risk-weighted assets)	$60,445	10.91%	$44,314	8.00%	$55,393	10.00%
Tier 1 capital (to risk-weighted assets)	54,569	9.85%	33,236	6.00%	44,314	8.00%
Common equity tier one capital (to risk weighted assets)	54,569	9.85%	24,927	4.50%	36,005	6.50%
Tier 1 capital (to average assets)	54,569	7.63%	28,613	4.00%	35,766	5.00%
Rhinebeck Bank
Total capital (to risk-weighted assets)	$63,292	11.43%	$44,302	8.00%	$55,377	10.00%
Tier 1 capital (to risk-weighted assets)	57,416	10.37%	33,226	6.00%	44,302	8.00%
Common equity tier one capital (to risk weighted assets)	57,416	10.37%	24,920	4.50%	35,995	6.50%
Tier 1 capital (to average assets)	57,416	8.08%	28,412	4.00%	35,515	5.00%

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

15.
Fair Value

As described in Note 1, the Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. A description of the valuation methodologies used for assets and liabilities recorded at fair value and for estimating fair value for financial and non-financial instruments not recorded at fair value, is set forth below.
Cash and Due from Banks, Accrued Interest Receivable and Mortgagors’ Escrow Accounts
The carrying amount is a reasonable estimate of fair value.
Available for Sale and Held to Maturity Securities
Where quoted prices are available in an active market for identical securities, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include marketable equity securities and U.S. Treasury obligations. If quoted prices are not available, then fair values are estimated by using pricing models (i.e., matrix pricing) or quoted prices of securities with similar characteristics and are classified within Level 2 of the valuation hierarchy. Examples of such instruments include government agency bonds, mortgage-backed securities and municipal bonds. The Company does not have any Level 3 securities for which significant unobservable inputs are utilized. Available for sale securities are recorded at fair value on a recurring basis and held to maturity securities are only disclosed at fair value.
FHLBNY Stock
The carrying value of FHLBNY stock approximates fair value based on the redemption provisions of the FHLBNY.
Loans
Loans receivable are carried at cost. For variable rate loans which reprice frequently and have no significant change in credit risk, carrying values are a reasonable estimate of fair values, adjusted for credit losses inherent in the portfolios. The fair value of fixed rate loans is estimated by discounting the future cash flows using the year end rates, estimated using local market data, at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, adjusted for credit losses inherent in the portfolios. The Company does not record loans at fair value on a recurring basis. However, from time to time, nonrecurring fair value adjustments to collateral-dependent impaired loans are recorded to reflect partial write-downs based on the observable market price or current appraised value of collateral. The fair value of loans held for sale is estimated using quoted market prices.
Other Real Estate Owned
Other real estate owned represents real estate acquired through foreclosure and is carried at the lower of cost or fair value less estimated selling costs. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. These assets are included as Level 3 fair values, based upon the lowest level of input that is utilized in the fair value measurements.
Mortgage Servicing Rights
The fair value of mortgage servicing rights is based on a valuation model that calculates the present value of estimated future net servicing income.
Deposits
Deposit liabilities are carried at cost. The fair value of NOW, savings and money market deposits is the amount payable on demand at the reporting date. The fair value of time certificates of deposit is estimated using a discounted cash flow calculation that applies interest rates currently being offered for deposits of similar remaining maturities estimated using local market data to a schedule of aggregated expected maturities on such deposits.

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

Advances from the FHLBNY
The fair value of the advances is estimated using a discounted cash flow calculation that applies current FHLBNY interest rates for advances of similar maturity to a schedule of maturities of such advances.
Subordinated Debt
Based on the floating rate characteristic of these instruments, the carrying value is considered to approximate fair value.
Off-Balance-Sheet Instruments
Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standings. Such amounts are not significant.
The following tables detail the assets that are carried at fair value on a recurring basis as of and indicate the fair value hierarchy of the valuation techniques utilized by the Company to determine the fair value:
	Balance	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	June 30, 2018
	(unaudited)
U.S. Treasury securities	$2,946	$2,946	$—	$—
U.S. government agency mortgage-backed securities-residential	82,217	—	82,217	—
U.S. government agency securities	16,275	—	16,275	—
Municipal securities	1,818	—	1,818	—
Total	$103,256	$2,946	$100,310	$—

	December 31, 2017
U.S. Treasury securities	$3,001	$3,001	$—	$—
U.S. government agency mortgage-backed securities-residential	91,390	—	91,390	—
U.S. government agency securities	16,526	—	16,526	—
Municipal securities	2,385	—	2,386	—
Total	$113,302	$3,001	$110,302	$—

	December 31, 2016
U.S. Treasury securities	$12,056	$12,056	$—	$—
U.S. government agency mortgage-backed securities-residential	104,823	—	104,823	—
U.S. government agency securities	19,715	—	19,715	—
Municipal securities	3,673	—	3,673	—
Total	$140,267	$12,056	$128,211	$—

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

The following tables detail the assets carried at fair value and measured at fair value on a nonrecurring basis as of June 30, 2018 and December 31, 2017 and 2016 and indicate the fair value hierarchy of the valuation techniques utilized by the Company to determine the fair value:
	Balance	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Observable Inputs (Level 3)
	2018
	(unaudited)
Assets held at fair value
Impaired loans	$126	$—	$—	$126
Other real estate owned	$1,074	$—	$—	$1,074

	December 31, 2017
Assets held at fair value
Impaired loans	$760	$—	$—	$760
Other real estate owned	$773	$—	$—	$773

December 31, 2016
Assets held at fair value
Impaired loans	$473	$—	$—	$473

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Company has utilized Level 3 inputs to determine fair value:
	Fair Value Estimate	Valuation Technique	Unobservable Input	Range
	June 30, 2018
	(unaudited)
Assets held at fair value
Impaired loans	$126	Appraisal of collateral(1)	Appraisal adjustments(2)	0% – 20%
			Liquidation expenses(3)	0% – 6%
Other real estate owned	1,074	Appraisal of collateral(1)	Appraisal adjustments(2)	0% – 20%
	December 31, 2017
Impaired loans	$760	Appraisal of collateral(1)	Appraisal adjustments(2)	0% – 20%
			Liquidation expenses(3)	0% – 6%
Other real estate owned	773	Appraisal of collateral(1)	Appraisal adjustments(2)	0% – 20%
	December 31, 2016
Impaired loans	$473	Appraisal of collateral(1)	Appraisal adjustments(2)	0% – 20%
			Liquidation expenses(3)	0% – 6%

(1)
Fair value is generally determined through independent appraisals of the underlying collateral that generally include various level 3 inputs which are not identifiable.

(2)
Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses. The range of liquidation expenses and other appraisal adjustments are presented as a percent of the appraised value.

(3)
Estimated costs to sell.

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

The Company discloses fair value information about financial instruments, whether or not recognized in the statements of financial condition, for which it is practicable to estimate that value. Certain financial instruments are excluded from disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.
The estimated fair value amounts for 2018, 2017 and 2016 have been measured as of their respective reporting dates and have not been reevaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than amounts reported at each year-end.
The information presented should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only required for a limited portion of the Company’s assets and liabilities. Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful.
As of the following dates, the carrying value and fair values of the Company’s financial instruments were:
	June 30, 2018		December 31, 2017		December 31, 2016
	(unaudited)
	Carrying Value	Fair Value	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets:
Cash and due from banks (Level 2)	$12,408	$12,408	$10,460	$10,460	$12,976	$12,976
Available for sale securities (Level 2)	103,256	103,256	113,302	113,302	140,267	140,267
Held to maturity securities (Level 2)	1,652	1,653	1,914	1,928	1,635	1,638
FHLBNY stock (Level 2)	2,396	2,396	1,108	1,108	897	897
Loans, net (Level 3)	621,227	620,833	566,178	565,765	512,594	511,525
Accrued interest receivable (Level 2)	1,796	1,796	2,149	2,149	1,978	1,978
Mortgage servicing rights (Level 3)	2,258	4,543	2,260	4,122	2,225	4,142
Financial Liabilities:
Deposits (Level 2)	666,098	665,014	650,105	649,517	639,675	639,844
Mortgagors escrow accounts (Level 2)	10,114	10,114	7,284	7,284	7,056	7,056
FHLBNY advances (Level 2)	43,000	43,000	14,900	14,900	9,500	9,500
Subordinated debt (Level 2)	5,155	5,155	5,155	5,155	5,155	5,155

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

16. Revenue Recognition (unaudited)
The Company generally fully satisfies its performance obligations on its contracts with customers as services are rendered and the transaction prices are typically fixed; charged either on a periodic basis or based on activity. Because performance obligations are satisfied as services are rendered and the transaction prices are fixed, there is little judgment involved in applying Topic 606 that significantly affects the determination of the amount and timing of revenue from contracts with customers. The main types of revenue contracts included in non-interest income within the consolidated statements of operations are as follows:
•
Fees for services to customers include service charges on deposits which are included as liabilities in the consolidated statement of financial condition and consist of transaction-based fees: stop payment fees, Automated Clearing House (ACH) fees, account maintenance fees, wire fees, official check fees and overdraft services fees for various retail and business checking customers. These fees are charged as earned on the day of the transaction or within the month of the service. Service charges on deposits are withdrawn directly from the customer’s account balance. ATM and debit card fees are recognized at the time the transaction is executed as that is the point in time the Company fulfills the customer’s request. Sales of checks to depositors earn fees as a contractual discount to the retail price of the sale from a third-party provider. These fees earned are remitted by the third-party to the Company quarterly.

•
The Company earns interchange fee income from credit/debit cardholder transactions conducted through MasterCard payment networks. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized monthly, concurrently with the transaction processing services provided to the cardholder within the month.

•
The Company records a gain or loss from the sale of OREO when control of the property transfers to the buyer, which generally occurs at the time of an executed deed; at this time the OREO asset is derecognized and the gain or loss on the sale is recorded. Rental income received from leased OREO property is recognized during the month it is earned.

•
Retail brokerage and advisory fee income is accrued monthly to properly record the revenues in the month they are earned. Advisory fees are collected in advance on a quarterly basis. These advisory fees and recorded in the first month of the quarter for which the service is being performed. Investments into mutual funds and annuities generate fees that are recorded as revenue at the time of the initial sales. In subsequent years the mutual funds and variable annuities generate recurring fees (referred to as 12B-1 fees) that are paid in advance on the anniversary of the original transaction. Fees that are transaction based are recognized at the point in time that the transaction is executed (i.e.trade date). Life insurance products are sold on a commission basis that generates a fee that is recorded as revenue within the month of the approved transaction.

•
Other income includes rental income, mortgage origination and service fees and late fees on serviced mortgages. All items are recorded as revenue within the month that the service is provided.

17. Plan of Reorganization
On June 12, 2018, the Board of Trustees of the Company and the Board of Directors of the Bank adopted a Plan of Reorganization and Minority Stock Issuance (the “Plan”). The Plan is subject to the approval of the Board of Governors of the Federal Reserve System and the New York State Department of Financial Services and must be approved by the affirmative vote of 75% of the votes of depositors of the Bank at a special meeting. Pursuant to the Plan, the Bank proposes to reorganize into the “two-tier” mutual holding company form of ownership. In connection with the reorganization, a new stock holding company named Rhinebeck Bancorp, Inc. has been organized and will become the bank holding company for the Bank. As part of the reorganization, Rhinebeck Bancorp, Inc. will sell stock to the public, with the total offering value and number of shares of common stock based upon an independent appraiser’s valuation. The stock will be priced at $10.00 per share. In addition, the Bank’s Board of Directors will adopt an employee stock ownership plan (“ESOP”), which is permitted to subscribe for up to 3.92% of the common stock to be outstanding following the completion of the reorganization and the offering. Rhinebeck Bancorp, Inc. is organized as a Maryland corporation and will offer 43% of its common stock to be

Rhinebeck Bancorp, MHC and Subsidiary
Notes to Consolidated Financial Statements
June 30, 2018 and 2017 (unaudited) and December 31, 2017 and 2016
(dollars in thousands)

outstanding to the Bank’s eligible members, the ESOP and certain other persons. The Bank also intends to form a charitable foundation, Rhinebeck Bank Charitable Foundation, and fund it with 2% of the shares to be outstanding following completion of the reorganization and the offering and up to $200,000 in cash. The Company will own 55% of the common stock of Rhinebeck Bancorp, Inc. outstanding upon completion of the reorganization and stock offering.
The costs of the reorganization and the issuing of the common stock will be deferred and deducted from the sales proceeds of the offering. If the reorganization and offering is unsuccessful, all deferred costs will be charged to operations. As of June 30, 2018, $98 of reorganization costs had been incurred.
18. Subsequent Events
The Company has evaluated events and transactions occurring subsequent to the statement of financial condition date of December 31, 2017 through the date on which the consolidated financial statements were issued for items that should potentially be recognized or disclosed in these consolidated financial statements. The following items were considered necessary to disclose:
On August 29, 2018 the Company closed on two non-accrual commercial loans with the combined book value of  $1,620 which were sold at foreclosure on July 20, 2018 for $2,102, resulting in the satisfaction of the unpaid principal and the recognition of interest income and late charges, and the recapture of foreclosure expenses in the amount of  $482.
On August 9, 2018 the Company pledged $93,110 in additional commercial real estate and home equity loans and home equity lines of credit to the FHLB to provide for the same increase in immediately available borrowing potential under its secured line of credit.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Rhinebeck Bancorp, Inc. or Rhinebeck Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances imply that there has been no change in the affairs of Rhinebeck Bancorp, Inc. or Rhinebeck Bank since any of the dates as of which information is furnished herein or since the date hereof.
(Proposed Holding Company for Rhinebeck Bank)
Up to 4,162,883 Shares
(Subject to increase to up to 4,787,315 Shares)
COMMON STOCK
PROSPECTUS
November 9, 2018
These securities are not deposits or accounts and are not insured or guaranteed.
Until December 16, 2018, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.